Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.
 Exhibit 99.1
Subject to Completion — Dated February 10, 2025
INFORMATION STATEMENT
Resolute Holdings Management, Inc.
Common Stock
(par value $0.0001 per share)

We are sending you this Information Statement in connection with the spin-off (“Spin-Off”) by CompoSecure, Inc. (“CompoSecure”) of its wholly owned subsidiary, Resolute Holdings Management, Inc. (“Resolute Holdings,” the “Company,” “we,” “us” or “our”), which will provide operating management services to CompoSecure Holdings, L.L.C., a direct, wholly owned subsidiary of CompoSecure, and any other companies we may manage in the future.
To effect the Spin-Off, CompoSecure will distribute all of our common stock on a pro rata basis to the holders of shares of CompoSecure’s Class A common stock (the “CompoSecure stockholders”). The Spin-Off will be taxable. See “Material U.S. Federal Income Tax Consequences of the Spin-Off.”
If you are a record holder of CompoSecure common stock as of the close of business on February 20, 2025, which is the record date for the Spin-Off, you will be entitled to receive one share of our common stock for every twelve shares of CompoSecure common stock that you hold on that date. CompoSecure will distribute its shares of our common stock in book-entry form, which means that we will not issue physical stock certificates. Continental Stock Transfer & Trust Company (the “distribution agent”) will not distribute any fractional shares of our common stock.
The Spin-Off will be effective as of 12:01 a.m., New York City time, on February 28, 2025 (the “Distribution Date”). Immediately after the Spin-Off becomes effective, we will be an independent, publicly traded company.
CompoSecure’s stockholders are not required to vote on or take any other action to approve the Spin-Off. We are not asking you for a proxy and request that you do not send us a proxy. CompoSecure stockholders will not be required to pay any consideration for the shares of our common stock they receive in the Spin-Off, and they will not be required to surrender or exchange their shares of CompoSecure common stock or take any other action in connection with the Spin-Off.
No trading market for our common stock currently exists. We expect, however, that a limited trading market for our common stock, commonly known as a “when-issued” trading market, will develop as early as the record date for the Spin-Off, and we expect “regular-way” trading of our common stock will begin on the first trading day after the distribution date. We have applied to list our common stock on The Nasdaq Stock Market LLC under the ticker symbol “RHLD.”
In reviewing this Information Statement, you should carefully consider the matters described in the section entitled “Risk Factors” beginning on page 11 of this Information Statement.
We are an “emerging growth company” as well as a “smaller reporting company,” each as defined under the federal securities laws. See “Risk Factors — Risks Related to Ownership of Our Common Stock.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.
This Information Statement is not an offer to sell, or a solicitation of an offer to buy, any securities.
The date of this Information Statement is                 , 2025.

i

BASIS OF PRESENTATION
Unless otherwise indicated or the context otherwise requires, references in this Information Statement to:
(i)
the “Company,” “Resolute Holdings,” “we,” “us” and “our” refer to Resolute Holdings Management, Inc. (a newly formed holding company) and its direct and indirect subsidiaries after giving effect to the Spin-Off;

(ii)
the “Board” or “our Board” refers to the board of directors of the Company;

(iii)
the “bylaws” refers to our amended and restated bylaws that will become effective as part of the Spin-Off, the form of which has been filed as an exhibit to our Registration Statement on Form 10 of which this Information Statement is a part;

(iv)
the “certificate of incorporation” refers to our amended and restated certificate of incorporation that will become effective as part of the Spin-Off, the form of which has been filed as an exhibit to our Registration Statement on Form 10 of which this Information Statement is a part;

(v)
“CompoSecure” refers to CompoSecure, Inc. and its direct and indirect subsidiaries, as the context requires;

(vi)
“CompoSecure Holdings” refers to CompoSecure Holdings L.L.C., a direct subsidiary of CompoSecure Inc., together with its direct subsidiary CompoSecure LLC, as the context requires;

(vii)
“CompoSecure LLC” refers to CompoSecure L.L.C., a direct subsidiary of CompoSecure Holdings, and the entity through which CompoSecure operates its business;

(viii)
“CompoSecure common stock” refers to shares of Class A common stock, par value $0.0001 per share, of CompoSecure;

(ix)
the “CompoSecure Board” refers to the board of directors of CompoSecure;

(x)
the “CompoSecure Management Agreement” refers to that certain management agreement entered into between us and CompoSecure Holdings, dated as of the Distribution Date;

(xi)
the “Exchange” refers to The Nasdaq Stock Market LLC;

(xii)
“managed companies” refer to companies, including CompoSecure Holdings, that we manage from time to time pursuant to one or more management agreements, including the CompoSecure Management Agreement;

(xiii)
“Resolute Compo Holdings” refers to Resolute Compo Holdings LLC, a Delaware limited liability company;

(xiv)
the “Spin-Off” refers to the transaction in which CompoSecure will distribute to its stockholders all of the shares of our common stock; and

(xv)
“stockholders” refers to stockholders of CompoSecure or stockholders of Resolute Holdings, depending on the context.

Certain percentages and other figures provided and used in this Information Statement may not add up to 100.0% due to the rounding of individual components.
We are a newly formed entity without any historical financial statements. For financial reporting purposes, we are required under U.S. generally accepted accounting principles to consolidate the financial statements of CompoSecure Holdings. The financial statements of Resolute Holdings will be prepared on a different basis from those of CompoSecure and CompoSecure Holdings, and accordingly, our financial statements, results of operations and financial condition are expected to differ materially from those of CompoSecure and CompoSecure Holdings. You should read all financial information regarding Resolute Holdings in this Information Statement in conjunction with the unaudited pro forma condensed consolidated financial statements of Resolute Holdings and the audited and unaudited financial statements of CompoSecure Holdings, each of which are included elsewhere in this Information Statement.

ii

TRADEMARKS AND COPYRIGHTS
“CompoSecure,” “Arculus” and the CompoSecure logo are trademarks of CompoSecure, Inc., and “Resolute Holdings” and the Resolute Holdings logo are trademarks of Resolute Holdings Management, Inc. Logos, trademarks, service marks, trade names and copyrights referred to in this Information Statement belong to us or are licensed for our use. Solely for convenience, we refer to our intellectual property assets in this Information Statement without the ™, ® and © symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our intellectual property assets. Other logos, trademarks, service marks, trade names and copyrights referred to in this Information Statement are the property of their respective owners.
INDUSTRY, RANKING AND MARKET DATA
This Information Statement contains various historical and projected information concerning our and CompoSecure’s industry, the markets in which we and CompoSecure participate and our and CompoSecure’s positions in these markets. Some of this information is from industry publications and other third-party sources, and other information is from our own or CompoSecure’s analyses of data received from these third-party sources, our own internal data or internal data of CompoSecure and market research that our management team and CompoSecure have commissioned for our or their own evaluations and planning. All of this information involves a variety of assumptions, limitations and methodologies and is inherently subject to uncertainties, and therefore you are cautioned not to give undue weight to these estimates. Although we believe that those industry publications and other third-party sources are reliable, we have not independently verified the accuracy or completeness of any of the data from those publications or sources.

iii

INFORMATION STATEMENT SUMMARY
The following summary contains selected information about us and about the Spin-Off. It does not contain all of the information that is important to you. You should review this Information Statement in its entirety, including matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto included elsewhere in this Information Statement. Some of the statements in the following summary constitute forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements.”
Introduction
Our Business
Resolute Holdings is a newly formed Delaware corporation organized to provide operating management services to CompoSecure Holdings and any other companies we may manage in the future, both in the United States and internationally. We will earn management fees from CompoSecure Holdings, including any additional businesses that CompoSecure Holdings acquires from time to time, pursuant to a long-term management contract with CompoSecure Holdings, and we may enter into additional agreements to manage additional companies in the future.
Our management team, led by David Cote and Tom Knott, has a proven track record of sourcing, executing, and integrating acquired businesses and then growing and developing those businesses profitably. David Cote brings more than 40 years of operating experience across a wide range of industries. Following a variety of senior executive positions at General Electric Company (“GE”) and TRW Inc. (“TRW”), Mr. Cote served as Executive Chairman of the Board and Chief Executive Officer of Honeywell International Inc. (“Honeywell”) from 2002 to 2017. He has served since February 2020 as Executive Chairman of the Board of Vertiv Holdings Co. (“Vertiv”), the stock price of which increased 1,386% during his tenure (as of January 22, 2025). Mr. Knott brings more than 14 years of investment experience across a variety of asset classes and investment structures. Most recently, he led the Permanent Capital Strategies group at Goldman Sachs, where his efforts were focused on developing a platform to combine long-term capital and a disciplined acquisition strategy with best-in-class operating capabilities.
We believe the CompoSecure Management Agreement, as well as the additional management agreements we may enter in the future with additional managed companies, will provide us with recurring, long-duration management fees, and that our substantial growth prospects and scalable operating platform will position us as an industry leading operating manager. Our aspiration to become an industry leading operations manager is based on our differentiated approach of value creation through the systematic deployment of the Resolute Operating System (“ROS”), which we plan to adapt to each of the companies that we manage from time to time (e.g., as the CompoSecure Operating System at CompoSecure Holdings), together with management’s history of successfully building businesses into leading positions in their respective industries. We believe that the ROS will drive performance at businesses we manage and will create value at both the underlying managed businesses, including the business of CompoSecure, and at Resolute Holdings. We believe this operationally driven approach combined with our M&A and capital markets expertise is a competitive advantage that will enable us to maximize stockholder value in both companies over time.
We are a newly formed entity with no historical operations or performance data to date. Further, we expect to initially operate with limited profitability due to the initial resource investment required to build the capabilities to perform our duties required by the CompoSecure Management Agreement, which we currently anticipate will be approximately $12 million to $15 million. For more discussion on the risks associated with the Spin-Off, please refer to “Risk Factors.”
Our Management Strategy
Our primary business objective is to provide operational management services to CompoSecure Holdings and any other companies we may manage in the future. Our growth will be directly aligned with our ability to grow CompoSecure Holdings profitably through operational improvements, accretive investments and diversifying acquisitions.

We refer to our management strategy as the Resolute Operating System (“ROS”), developed over 40 years by David Cote through his management experience at GE, Honeywell and Vertiv. The key tenets of the ROS are Accelerate Organic Revenue Growth, Operational Excellence, Continuous Improvement, and M&A and Capital Allocation Excellence. See “Our Business.”
The Spin-Off
To effect the Spin-Off, CompoSecure will distribute all of our common stock to CompoSecure’s stockholders and, following the Spin-Off, Resolute Holdings will become an independent, publicly traded company that will manage the day-to-day business and operations and oversee the strategy of CompoSecure Holdings and its controlled affiliates, for a fee pursuant to the CompoSecure Management Agreement. The business of CompoSecure is operated by a subsidiary of CompoSecure Holdings, which is CompoSecure’s only significant asset. Prior to completion of the Spin-Off, we intend to enter into the CompoSecure Management Agreement with CompoSecure Holdings, and several other agreements with CompoSecure, including a separation and distribution agreement (the “Separation and Distribution Agreement”). These agreements will govern our relationship with CompoSecure and CompoSecure Holdings up to and after completion of the Spin-Off and allocate between us, on the one hand, and CompoSecure and CompoSecure Holdings, on the other, various assets, liabilities, rights and obligations, including employee benefits and tax-related liabilities. See “Certain Relationships and Related Party Transactions.”
Completion of the Spin-Off is subject to the satisfaction or waiver of a number of conditions. In addition, CompoSecure has the right not to complete the Spin-Off if, at any time, the CompoSecure Board determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of CompoSecure or its stockholders or is otherwise not advisable. See “The Spin-Off — Conditions to the Spin-Off.”
Following the Spin-Off, we expect our common stock will trade on The Nasdaq Stock Market LLC under the ticker symbol “RHLD.”
Implications of Being an Emerging Growth Company
We qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements otherwise applicable to public companies. These provisions include, but are not limited to:
•
not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•
reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•
exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may rely on the relief provided by these provisions until the last day of our fiscal year following the fifth anniversary of the completion of the Spin-Off. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.
We have elected to take advantage of certain of the reduced disclosure obligations in the Registration Statement of which this Information Statement is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
Implications of Being a Smaller Reporting Company
Additionally, we are a “smaller reporting company,” meaning that the market value of our shares of common stock held by non-affiliates is less than $250 million. As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not smaller reporting companies, including, but not limited to, reduced disclosure obligations regarding executive compensation. We may continue to be a smaller reporting company as long as either (i) the market value of our shares of common stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our shares of common stock held by non-affiliates is less than $700 million.
Our Corporate Information
We are a wholly owned subsidiary of CompoSecure Holdings. We were formed on September 27, 2024 to provide operating management services to CompoSecure Holdings and any other companies we may manage in the future. We have engaged in no business operations to date and have no assets or liabilities of any kind, other than those incidental to our formation. Our corporate headquarters will be located at 445 Park Avenue, Suite 5B, New York, NY 10022, and our telephone number is (212) 256-8405. Our website address is http://www.resoluteholdings.com. Information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this Information Statement.

Questions and Answers About CompoSecure’s Reasons for the Spin-Off
The following provides only a summary of certain information regarding CompoSecure’s reasons for the Spin-Off. You should read this Information Statement in its entirety for a more detailed description of the matters described below.
Q:
Why I am receiving this document?

A:
CompoSecure is making this document available to you because you are a CompoSecure stockholder. If you are a holder of CompoSecure common stock as of the close of business on the Record Date (as defined below), you will be entitled to receive a distribution of one share of our common stock for every twelve shares of CompoSecure common stock that you hold on that date. This document will help you understand how the Spin-Off will result in your ownership of shares in the Company and the operations of the Company as a stand-alone entity.

Q:
What are the reasons for the Spin-Off?

A:
The CompoSecure Board believes that the separation of the Company from CompoSecure is in the best interests of CompoSecure and its stockholders and for the success of CompoSecure for a number of reasons. See “The Spin-Off — Reasons for the Spin-Off.”

Questions and Answers about the Spin-Off
The following provides only a summary of certain information regarding the Spin-Off. You should read this Information Statement in its entirety for a more detailed description of the matters described below.
Q:
What is the Spin-Off?

A:
The Spin-Off is the method by which we will separate from CompoSecure. In the Spin-Off, CompoSecure will distribute to its stockholders all of the outstanding shares of our common stock. Following the Spin-Off, we will be an independent, publicly traded company.

Q:
Is the completion of the Spin-Off subject to the satisfaction or waiver of any conditions?

A:
Yes, the completion of the Spin-Off is subject to the satisfaction, or the CompoSecure Board’s waiver, of certain conditions. Any of these conditions may be waived by the CompoSecure Board to the extent such waiver is permitted by law. In addition, CompoSecure may at any time until the Spin-Off decide to abandon the Spin-Off or modify or change the terms of the Spin-Off. See “The Spin-Off — Conditions to the Spin-Off.”

Q:
Can CompoSecure cancel the Spin-Off even if all conditions have been met?

A:
Yes. Until the Spin-Off has occurred, CompoSecure has the right to not effect the Spin-Off, even if all of the conditions are satisfied. See “The Spin-Off — Conditions to the Spin-Off.”

Q:
Will the number of CompoSecure shares I own change as a result of the Spin-Off?

A:
No, the number of shares of CompoSecure common stock you own will not change as a result of the Spin-Off.

Q:
Will the Spin-Off affect the trading price of my CompoSecure common stock?

A:
CompoSecure believes that our separation from CompoSecure offers its stockholders the greatest long-term value. There can be no assurance that, following the Spin-Off, the combined trading prices of the CompoSecure common stock and our common stock will equal or exceed what the trading price of CompoSecure common stock would have been in the absence of the Spin-Off. It is possible that after the Spin-Off, our and CompoSecure’s combined equity value will be less than CompoSecure’s equity value before the Spin-Off and the trading price of CompoSecure’s shares of common stock will be lower than immediately prior to the Spin-Off.
Q:
What will I receive in the Spin-Off in respect of my CompoSecure common stock?

A:
As a holder of CompoSecure common stock, you will receive a distribution of one share of our common stock for every twelve shares of CompoSecure common stock you hold on the Record Date. The distribution agent will distribute only whole shares of our common stock in the Spin-Off. See “The Spin-Off — Treatment of Fractional Shares” for more information on the treatment of the fractional share you might otherwise be entitled to receive in the Spin-Off. Your proportionate interest in CompoSecure will not change as a result of the Spin-Off. For a more detailed description, see “The Spin-Off.”

Q:
What is being distributed in the Spin-Off?

A:
CompoSecure will distribute approximately 8,486,415 shares of our common stock in the Spin-Off, based on the approximately 101,836,981 shares of CompoSecure common stock outstanding as of February 5, 2025. The actual number of shares of our common stock that CompoSecure will distribute will depend on the total number of shares of CompoSecure common stock outstanding on the Record Date. The shares of our common stock that CompoSecure distributes will constitute all of the issued and outstanding shares of our common stock immediately prior to the Spin-Off. For more information on the shares being distributed in the Spin-Off, see “Description of Our Capital Stock — Common Stock.”

Q:
What do I have to do to participate in the Spin-Off?

A:
All holders of CompoSecure common stock as of the Record Date will participate in the Spin-Off. You are not required to take any action in order to participate, but we urge you to read this Information Statement carefully. Holders of CompoSecure common stock on the Record Date will not need to pay any cash or deliver any other consideration, including any shares of CompoSecure common stock, in order to receive shares of our common stock in the Spin-Off. In addition, no stockholder approval of the Spin-Off is required. We are not asking you for a vote and request that you do not send us a proxy card.

Q:
What is the record date for the Spin-Off?

A:
CompoSecure will determine record ownership as of the close of business on February 20, 2025, which we refer to as the “Record Date.”

Q:
When will the Spin-Off occur?

A:
The Spin-Off will be effective as of 12:01 a.m., New York City time, on February 28, 2025, which time and date we refer to as the “Distribution Date.”

Q:
How will CompoSecure distribute shares of our common stock?

A:
On the Distribution Date, CompoSecure will release the shares of our common stock to the distribution agent to distribute to CompoSecure stockholders. The whole shares of our common stock will be credited in book-entry accounts for CompoSecure stockholders entitled to receive the shares in the Spin-Off. If you own CompoSecure common stock as of the close of business on the Record Date, and you retain your entitlement to receive the shares of our common stock through the Distribution Date, the shares of our common stock that you are entitled to receive in the Spin-Off will be issued to your account as follows:

Registered stockholders: If you own your shares of CompoSecure common stock directly in book-entry form through an account at CompoSecure’s transfer agent (Continental Stock Transfer & Trust Company), you are a registered stockholder. In this case, the distribution agent will credit the whole shares of our common stock you receive in the Spin-Off by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to stockholders, as will be the case in the Spin-Off. You will be able to access information regarding your book-entry account for shares of our common stock at Continental Stock Transfer & Trust Company by calling 1-800-509-5586.
“Street name” or beneficial stockholders:   If you own your shares of CompoSecure common stock beneficially through a bank, broker or other nominee, the bank, broker or other nominee holds the shares in “street name” and records your ownership on its books. In this case, your bank, broker or other nominee will credit your account with the whole shares of our common stock that you receive in the Spin-Off on or shortly after the Distribution Date. We encourage you to contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”
See “The Spin-Off — When and How You Will Receive Our Shares” for a more detailed explanation.
Q:
If I sell my shares of CompoSecure common stock on or before the Distribution Date, will I still be entitled to receive shares of Resolute Holdings common stock in the Spin-Off?

A:
If you sell your shares of CompoSecure common stock before the Record Date, you will not be entitled to receive shares of our common stock in the Spin-Off. If you hold shares of CompoSecure common stock on the Record Date and decide to sell them on or before the Distribution Date, you may have the ability to choose to sell your CompoSecure common stock with or without your entitlement to receive our common stock in the Spin-Off. You should discuss the available options in this regard with your bank, broker or other nominee. See “The Spin-Off — Trading Prior to the Distribution Date.”

Q:
How will fractional shares be treated in the Spin-Off?

A:
The distribution agent will not distribute any fractional shares of our common stock in connection with the Spin-Off. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of CompoSecure stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees, transfer taxes and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). See “The Spin-Off — Treatment of Fractional Shares” for a more detailed explanation of the treatment of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient CompoSecure stockholders for U.S. federal income tax purposes as described in the section entitled “Material U.S. Federal Income Tax Consequences of the Spin-Off.” The distribution agent will, in its sole discretion, without any influence by CompoSecure or us, determine when, how, through which broker-dealer and at what price to sell the whole shares of our common stock. The distribution agent is not, and any broker-dealer used by the distribution agent will not be, an affiliate of either CompoSecure or us.

Q:
What are the U.S. federal income tax consequences to me of the Spin-Off?

A:
Under U.S. federal income tax laws, a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Spin-Off” of this Information Statement) must include in its gross income the gross amount of any dividend paid by CompoSecure to the extent of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Based on current projections of its current or accumulated earnings and profits,

CompoSecure expects that the full amount of the Spin-Off distribution will be treated as a dividend for U.S. federal income tax purposes. Accordingly, U.S. holders should expect to treat the distribution as a taxable dividend for U.S. federal income tax purposes. CompoSecure or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the distribution payable to Non-U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences of the Spin-Off” of this Information Statement), and any such withholding would be satisfied by CompoSecure or such agent by withholding and selling a portion of the shares of Resolute Holdings common stock that otherwise would be distributable to Non-U.S. holders or by withholding from other property held in the Non-U.S. holder’s account with the withholding agent. See “Material U.S. Federal Income Tax Consequences of the Spin-Off” for further information.
Q:
What will the Company’s relationship be with CompoSecure following the Spin-Off?

A:
In connection with the Spin-Off, we and CompoSecure Holdings will enter into the CompoSecure Management Agreement, which will govern our management of CompoSecure Holdings in exchange for the payment by CompoSecure Holdings to us of management fees. In addition, we will enter into several agreements with CompoSecure, including the Separation and Distribution Agreement (as defined below). Together with the CompoSecure Management Agreement, these agreements will provide a framework for our relationship with CompoSecure and CompoSecure Holdings after the Spin-Off and provide for the allocation between us and CompoSecure of CompoSecure Holdings’ assets, liabilities, rights and obligations (including employee benefits and tax-related liabilities) attributable to periods prior to, at and after our Spin-Off from CompoSecure. For additional information regarding the Separation and Distribution Agreement and other transaction agreements, see “Risk Factors — Risks Related to the Spin-Off.”

Q:
Who will manage the Company after the Spin-Off?

A:
Led by David Cote, who will be our Executive Chairman after the Spin-Off, Tom Knott, who will be our Chief Executive Officer after the Spin-Off, and Kurt Schoen, who will be our Chief Financial Officer after the Spin-Off, our executive management team possesses deep knowledge of, and extensive experience in, managing global companies. Our executive management team has been involved in strategic decisions with respect to the Company and in establishing a vision for the future of the Company. See “Management.”

Q:
What will govern my rights as a Resolute Holdings stockholder?

A:
Your rights as a Resolute Holdings stockholder will be governed by Delaware law, as well as our amended and restated certificate of incorporation and our amended and restated bylaws. See “Description of Our Capital Stock.”

Q:
Do I have appraisal rights in connection with the Spin-Off?

A:
No. Holders of CompoSecure common stock are not entitled to appraisal rights in connection with the Spin-Off.

Q:
Where can I get more information?

A:
If you have any questions relating to the mechanics of the Spin-Off, you should contact the distribution agent at:

Continental Stock Transfer & Trust Company
1 State Street — 30th Floor
New York, NY 10004
Tel: 800-509-5586
Email: cstmail@continentalstock.com
If you have any questions relating to the Spin-Off or Resolute Holdings, you should contact us at:
Resolute Holdings Management, Inc.
445 Park Avenue, Suite 5B
New York, NY 10022
Email: info@resoluteholdings.com
Questions and Answers About Resolute Holdings
The following provides only a summary of certain information regarding Resolute Holdings. You should read this Information Statement in its entirety for a more detailed description of the matters described below.
Q:
Do we intend to pay cash dividends?

A:
Once the Spin-Off is effective, we will determine the optimal allocation of capital to achieve our strategy and deliver competitive returns to our stockholders, including whether to pay cash dividends to our stockholders. The timing, declaration, amount and payment of future dividends to stockholders, if any, will fall within the discretion of our Board. Among the items we will consider when establishing a dividend policy will be the capital needs of our business and opportunities to retain future earnings for use in the operation of our business and to fund future growth including future acquisitions. See “Dividend Policy.”

Q:
How will our common stock trade?

A:
We have applied to list our common stock on The Nasdaq Stock Market LLC under the ticker symbol “RHLD.” Currently, there is no public market for our common stock. We anticipate that trading in our common stock will begin on a “when-issued” basis as early as the Record Date for the Spin-Off and will continue up to and including the Distribution Date. “When-issued” trading in the context of a spin-off refers to a sale or purchase made conditionally on or before the Distribution Date because the securities of the spun-off entity have not yet been distributed. “When-issued” trades generally settle within one trading day after the Distribution Date. On the first trading day following the Distribution Date, any “when-issued” trading of our common stock will end and “regular-way” trading will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the first full trading day following the date of the trade. See “The Spin-Off — Trading Prior to the Distribution Date.” We cannot predict the trading prices for our common stock before, on or after the Distribution Date.

Q:
Who is the transfer agent and registrar for our common stock?

A:
Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Q:
Are there risks associated with owning shares of our common stock?

A:
Yes, there are substantial risks associated with owning shares of our common stock. Accordingly, you should read carefully the information set forth under the section entitled “Risk Factors” in this Information Statement.

Summary of Risk Factors
An investment in our company is subject to a number of risks. These risks relate to our business, the business of CompoSecure, which is operated through CompoSecure Holdings, the Spin-Off, our common stock and the securities market. Any of these risks and other risks could materially and adversely affect our business, results of operations, cash flows and financial condition and the actual outcome of matters as to which forward-looking statements are made in this Information Statement. Please read the information in the section captioned “Risk Factors” of this Information Statement for a description of the principal risks that we face. Some of the more significant challenges and risks we face include the following:
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Risks related to our business, including:

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Following the Spin-Off, we will manage the business of a single company, CompoSecure Holdings, which subjects us to a greater risk of significant loss.

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Our growth prospects may depend upon the successful negotiation of management agreements with additional managed companies, our ability to conduct due diligence into such companies, and the payment by those companies to us of performance-based management fees.

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Management fees payable to us by our managed companies may impact our management priorities.

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We may change our strategies from time to time.

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The termination of the CompoSecure Management Agreement or other management agreements, or the reduction of management fees payable to us thereunder, would materially and adversely affect us.

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Our managed companies, including CompoSecure Holdings, may not be able to successfully fund future activities of new businesses on acceptable terms.

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We may enter into management agreements with a limited number of companies, or with companies that are concentrated in certain industries or geographic regions, which could negatively affect our performance to the extent those concentrated holdings perform poorly.

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Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results or financial condition.

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We and our managed companies are dependent upon our key personnel for our future success, particularly David Cote and Tom Knott.

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Conflicts of interest with our directors, executive officers or other employees could damage our reputation and negatively impact our business.

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Risks related to the business of CompoSecure, which is operated through CompoSecure Holdings, each of which could materially adversely affect CompoSecure Holdings’ financial condition and results of operations and impact the management fee payable to us, including:

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Risks of rapidly evolving domestic and global economic conditions, which are beyond CompoSecure’s control.

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CompoSecure may not be able to sustain its revenue growth rate in the future.

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CompoSecure may fail to retain existing customers or identify and attract new customers.

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Data and security breaches could compromise CompoSecure’s systems and confidential information, cause reputational and financial damage and increase risks of litigation.

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System outages, data loss or other interruptions could affect CompoSecure’s operations.

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Disruptions could occur at CompoSecure’s primary production facilities (including a disruption resulting from a global, national or local public health crisis).

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CompoSecure may not be able to recruit, retain and develop qualified personnel, including for areas of newer specialized technology.

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CompoSecure’s future growth may depend upon its ability to develop, introduce, manufacture and commercialize new products, which can be a lengthy and complex process, and CompoSecure may be unable to introduce new products and services in a timely manner.

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Disruptions in CompoSecure’s operations or supply chain or the performance of its suppliers and/or development partners could occur.

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CompoSecure has limited experience in the digital assets industry and may not succeed in fully commercializing the products and solutions derived from the Arculus platform.

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Digital asset wallet storage systems, such as the Arculus Cold Storage Wallet, are subject to risks related to a loss of funds due to theft of digital assets, security and cybersecurity risks, system failures and other operational issues.

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Regulatory changes or actions may restrict the use of the Arculus Cold Storage Wallet or digital assets.

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Risks related to the rapid evolution of the security markets, including that CompoSecure’s Arculus Authenticate solutions may not achieve widespread market acceptance or may not provide sufficient protection.

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CompoSecure’s dependence on certain distribution partners and the risk of their loss.

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Risks to market share and profitability due to competition.

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Risks related to the Spin-Off, including:

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No market for our common stock currently exists, and an active trading market may not develop or be sustained after the Spin-Off. Following the Spin-Off, our stock price may fluctuate significantly, and the combined trading prices of our common stock and the CompoSecure common stock may not exceed the trading price of CompoSecure common stock absent the Spin-Off.

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The Spin-Off will be taxable and holders of CompoSecure common stock will recognize taxable income, and the resulting tax liability to holders of CompoSecure common stock may exceed the amount of cash received in the Spin-Off in lieu of fractional shares.

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Substantial sales of our common stock may occur in connection with the Spin-Off, or in the future, which could cause our stock price to decline or be volatile.

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We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

RISK FACTORS
You should carefully consider the following risks and other information in this Information Statement in evaluating Resolute Holdings and Resolute Holdings’ common stock. Any of the following risks could materially and adversely affect Resolute Holdings’ business, financial condition, or results of operations.
Risks Related to Our Business
Following the Spin-Off, we will manage a single company, CompoSecure Holdings, which subjects us to a greater risk of significant loss.
Effective at the completion of the Spin-Off, we will enter into the CompoSecure Management Agreement. Although our business strategy is to enter into management agreements with other companies, no assurance can be given that we will be successful. As a result, for so long as our only management agreement is the CompoSecure Management Agreement, our revenues will be dependent on the management fees and other payments we receive from CompoSecure Holdings. The quarterly management fee we are entitled to receive from CompoSecure Holdings will be based on the performance of CompoSecure Holdings and, in particular, CompoSecure Holdings’ last 12 months’ Adjusted EBITDA, measured for the period ending on the fiscal quarter then ended as calculated in accordance with the CompoSecure Management Agreement. See “Certain Relationships and Related Party Transactions — CompoSecure Management Agreement — Management Fee.” Our business will therefore be subject to the business risks of CompoSecure, and may be significantly adversely affected if CompoSecure Holdings performs poorly or does not perform as expected. The business of CompoSecure, which is operated through a subsidiary of CompoSecure Holdings, is subject to risks that include, among other things, rapidly evolving domestic and global economic and political conditions, such as the war in Ukraine or global pandemics such as a resurgence of COVID-19, CompoSecure’s ability to maintain its relationships with its customers and attract new customers, increased competition, cybersecurity and information technology (“IT”) infrastructure needs, disruptions to CompoSecure’s ability to manufacture new and existing products, supply chain and distribution issues, changes in the regulatory regimes to which CompoSecure is subject, CompoSecure’s ability to protect its intellectual property rights and the satisfactory resolution of disputes related thereto and product liability and warranty claims. Many of these factors may be beyond our control. If CompoSecure experiences these or other events, its business could be materially and adversely affected and the management fee to which we are entitled could be lower than we expect. See “Risks Related to the Business of CompoSecure” elsewhere in this Risk Factors section. Furthermore, we expect that the initial resource investments required to build the capabilities required for us to perform our duties required by the CompoSecure Management Agreement will result in us initially operating with limited profitability.
Additionally, for so long as our managed companies consist solely or primarily of CompoSecure Holdings, our growth prospects will be substantially dependent on our ability to effectively manage and expand CompoSecure’s business, including by successfully identifying, negotiating, completing and integrating strategic acquisitions. Our ability to expand CompoSecure’s business is subject to a number of risks, including the inability to identify satisfactory strategic acquisition targets, difficulties in successfully integrating acquired operations and businesses, loss of key personnel, diversion of management resources, financial risks including unanticipated liabilities and incremental compliance costs due to the acquisition of businesses subject to heavy regulation and risks associated with achieving cost synergies. If we are unable to expand CompoSecure’s business, or such attempts are more costly or less successful than anticipated, our financial condition and results of operations could be adversely impacted.
Our growth prospects may depend upon the successful negotiation of management agreements with additional managed companies and the payment by those companies to us of performance-based management fees.
The successful expansion of our business may depend on our ability to identify additional companies with which to enter into agreements to manage their respective businesses in return for the payment to us of management fees and to effectively manage such additional businesses. We expect to face significant competition in identifying potential additional managed companies from a variety of other entities, including institutional investors and private equity, hedge and investment funds. For example, many of these entities may seek to acquire the potential managed company, which may make the value offered by one or more of these competitors more attractive to the managed company or its existing investors. Additionally, these competitors may have, among other things, greater resources, longer operating histories, more established relationships, greater expertise, better reputations, better access to funding, different regulatory barriers and different risk tolerances than we do. As a result, this competition could mean that we lose opportunities to enter into management agreements with prospective managed companies, or that the terms on which we enter into management agreements could be less beneficial to us than would otherwise have been the case. Even if we are successful in negotiating additional management agreements with one or more prospective managed companies, we may be unable to successfully manage the day-to-day business and operations and oversee the strategy of these companies, which could result in us receiving lower management fees than we expect, and which could have a materially adverse impact on our business.
Additionally, we could incur significant fees and expenses identifying, investigating and attempting to enter into management agreements with potential managed companies, some of which we ultimately may not contract with, including fees and expenses relating to due diligence, transportation and travel, including in extended negotiation processes. Our ability to incur such fees and expenses will depend on our receipt of management fees from our managed companies and may depend on our ability to access other sources of financing, each of which is subject to the other risks described in this section. Furthermore, the demands on the time of our management team will increase if and as we seek to increase the number of companies that we manage, which could reduce the time that our management team has to allocate to the management of our existing managed company or companies, each of which could have a material adverse effect on our business.
We expect to structure the management fee payable to us pursuant to any future management agreement to be based on the managed company’s respective financial performance. We intend to select managed companies for management on the basis of anticipated future performance, considering such companies’ past results of operations and financial condition, macroeconomic conditions and other factors that our Board deems advisable from time to time. However, our estimates of such fees will be based on the past results of operations of such managed companies and will require certain assumptions about their future performance, which may not be accurate. No assurance can be given that our estimates of future management fees to which we will be entitled will be correct during any particular period. The overall performance and financial results of other managed companies in the future, if any, may depend on factors beyond our control and may be subject to risks that differ from those that impact the business of CompoSecure.
The management fees payable to us by our managed companies may impact our management priorities or cause us to select riskier managed company businesses to increase our compensation.
The CompoSecure Management Agreement provides, and we expect that any management agreements we enter into with additional managed companies in the future will provide, for a management fee based on the achievement of targeted levels of certain performance metrics defined in each such management agreement. Certain of these measures may not be calculated in accordance with generally accepted accounting principles and may exclude the impact of certain costs, expenses and charges such as non-cash equity compensation expenses, depreciation and amortization, unrealized gains, losses or other non-cash items recorded in net income (loss) and non-recurring events, among others. For example, pursuant to the CompoSecure Management Agreement, we will earn a quarterly management fee based on CompoSecure Holdings’ last 12 months’ Adjusted EBITDA, measured for the period ending on the fiscal quarter then ended as calculated in accordance with the CompoSecure Management Agreement. See “Certain Relationships and Related Party Transactions — CompoSecure Management Agreement — Management Fee.” In evaluating our management strategies, the opportunity to earn incentive fees based on such measures may lead us to place undue emphasis on the maximization of such measures at the expense of other criteria, such as preservation of a managed company’s capital, in order to achieve higher management fee revenues.
We face risks associated with conducting due diligence into potential additional managed companies.
Before entering into a management agreement with a new managed company, we expect to conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances applicable to each managed company. Due diligence might entail evaluation of important and complex business, financial, tax, accounting, environment, social and governance matters (“ESG”) and legal issues and assessment of cybersecurity and information technology systems. Outside consultants, legal advisors, accountants, investment banks and other third parties might be involved in the due diligence process to varying degrees depending on the type of managed company. Such involvement of third-party advisors or consultants can present a number of risks primarily relating to our reduced control of the functions that are outsourced. In addition, if we are unable to timely engage third-party providers, our ability to evaluate and negotiate with more complex managed companies could be adversely affected.
When conducting due diligence and making an assessment regarding a potential managed company, we expect to rely on the resources available to us, including publicly available information about a potential managed company, and in some cases, information provided by the company and/or third-party investigations. The due diligence investigation that we, or third parties acting on our behalf, carry out with respect to a potential managed company might not reveal or highlight all relevant facts that are necessary or helpful in evaluating such potential managed company. Certain considerations covered by our diligence are continuously evolving, including from an assessment, regulatory and compliance standpoint, and we may not accurately or fully anticipate such evolution. In addition, instances of fraud and other deceptive practices committed by the management teams of potential managed companies could undermine our due diligence efforts with respect to such companies. Moreover, such an investigation will not necessarily result in the managed company being successful. Conduct occurring at managed companies, even activities that occurred prior to the Company’s management, could have an adverse impact on our results of operations and financial condition.
We may change our strategies from time to time.
While we generally intend to seek attractive returns primarily through the long-term management of the businesses of CompoSecure and of additional managed companies that we may identify from time to time, we may pursue additional business strategies and may modify or depart from our initial business strategy, process and techniques, in light of changing market conditions or other factors as we determine appropriate. For example, as our management agreements and the related obligations to provide management services will not create a mutually exclusive relationship between us, on the one hand, and any of our managed companies, including CompoSecure Holdings, on the other, we may decide to focus our efforts on the management of the business of one or more of our managed companies including CompoSecure Holdings, a small number of managed companies, or we may pursue additional management agreements with additional managed companies in varied business sectors and/or geographic regions that provide for short- or long-term management of all or less than all of a managed company’s business. Additionally, any projections/estimates regarding the number, size or type of companies that we may manage, the manner in which we may manage such companies, or the fee arrangements that we may enter into with such companies (or similar estimates) are estimates based only on our intent as of the date of such statements and are subject to change due to market conditions and/or other factors.
There is no information as to the nature and terms of any managed companies that a prospective stockholder can evaluate when determining whether to purchase our shares. Stockholders will not have an opportunity to evaluate for themselves or to approve any managed companies or any management arrangements, if any, that we enter into with such additional managed companies. Stockholders will therefore be relying on our discretion whether to manage additional companies and our ability to select any such additional companies to be managed by us and to agree to the terms on which we will manage such companies, including the terms of any management fees. Because management of the business of CompoSecure and any such additional managed companies is expected to occur over a substantial period of time, we face a number of risks, including the risk of adverse changes in the financial markets.
The termination of the CompoSecure Management Agreement or the management agreements that we may enter into with other companies from time to time, or the reduction of the management fees payable to us thereunder, would materially and adversely affect us.
The CompoSecure Management Agreement will initially have a term of 10 years, following which it will be subject to automatic renewal for successive 10-year periods. We and CompoSecure Holdings will each have the right to terminate the CompoSecure Management Agreement upon the occurrence of certain events, including certain events in connection with which CompoSecure Holdings will have the right to terminate the CompoSecure Management Agreement without paying to us any termination fees. See “Certain

Relationships and Related Party Transactions — CompoSecure Management Agreement — Termination and Termination Fee.” Additionally, following the initial term of the CompoSecure Management Agreement, the management fees payable to us thereunder could be reduced, including upon an election by us not to receive our management fee for a given quarterly period. See “Certain Relationships and Related Party Transactions — CompoSecure Management Agreement — Management Fee.” Furthermore, the management agreements that we may enter into with other companies from time to time may contain termination and renewal provisions, and those provisions may or not be similar to the termination and renewal provisions contained in the CompoSecure Management Agreement. The termination of any management agreement, including the CompoSecure Management Agreement, or the reduction of fees payable to us thereunder, would each have a material adverse impact on our financial condition and results of operations.
Our managed companies, including CompoSecure Holdings, may not be able to successfully fund future activities of new businesses on acceptable terms.
In order for our managed companies to undertake certain future business activities, including future strategic acquisitions, we expect that our managed companies, including CompoSecure Holdings, will need to raise capital primarily through the sale of additional shares of equity securities or through the incurrence of debt. The timing and size of such funding cannot be readily predicted, and our managed companies may need to obtain funding on short notice in order for them and for us to fully benefit from attractive opportunities. Such funding may not be available on terms favorable or acceptable to us or at all, which could limit our managed companies’ ability to undertake these business activities, and which in turn could materially adversely impact our ability to successfully pursue our strategy of growth.
We may enter into management agreements with a limited number of companies, or with companies that are concentrated in certain industries or geographic regions, which could negatively affect our performance to the extent those concentrated holdings perform poorly.
We are not subject to any requirements as to the degree of diversification of the companies we manage, either by size, geographic region, asset type or sector. Although we expect to seek to manage diversified companies, to the extent the companies we manage are concentrated in a particular market, we may become more susceptible to fluctuations in value and returns resulting from adverse economic or business conditions affecting that particular market. During periods of difficult market conditions or economic slowdown in certain regions and in countries, the adverse effect on us could be exacerbated by a geographic or sectoral concentration of our managed companies. For us to achieve attractive returns, it might be the case that one or a few of our managed companies need to perform very well. There are no assurances that this will be the case.
Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results or financial condition.
Generally accepted accounting principles and related accounting pronouncements, implementation guidelines and interpretations regarding a wide range of matters relevant to our business, such as revenue recognition, asset impairment and fair value determinations, inventories, business combinations and intangible asset valuations, leases, litigation, among others, are highly complex and involve many subjective assumptions, estimates and judgments. Changes in these rules or their interpretation or changes in our assumptions, estimates or judgments could significantly change our reported or expected financial performance or financial condition.
We are a new company and have a limited operating history.
We have a limited operating history upon which prospective stockholders can evaluate our performance. Further, stockholders should draw no conclusions from the prior experience of the members of our management team and should not expect to achieve similar returns. The past performance of our management team is not predictive of our performance, in particular because the structure, terms and objectives of the entities in or through which they achieved such performance may differ from ours. Any information regarding performance by, or businesses associated with, David Cote and other members of our management team is presented for informational purposes only. Any past experience and performance, including related to the acquisition of interests in, and management of, companies by David Cote or other members of our management team is not a guarantee of any results with respect to our future performance. You should not rely on the historical record and performance of David Cote or other members of our management team, or the companies and other entities with which they are or have been associated, as indicative of the future performance of an investment in us or the returns we will, or are likely to, generate going forward. Our managed companies may differ in a number of respects from previous companies that our management team have managed or in which they have invested. Additionally, our management team has not previously sponsored or managed a company whose business is based on the generation of fees from the long-term management of public companies across multiple industries, sectors and geographies. Moreover, we are subject to all of the business risks and uncertainties associated with any new managed company, including the risk that we will not achieve our business objectives and that the value of our common stock could decline substantially.
We and our managed companies are dependent upon our key personnel for our future success, particularly David Cote and Tom Knott.
We are dependent on our key management members to carry out our business strategies, including the management of CompoSecure Holdings, the identification and management of additional managed companies from time to time, and the execution of our business strategy described in the section titled “Our Business.” Our future success depends to a significant extent on the continued service and coordination of our personnel, including our senior management team, particularly David Cote, our Executive Chairman, and Tom Knott, our Chief Executive Officer. The extent and nature of the experience of Mr. Cote, Mr. Knott and our other personnel and the nature of the relationships they have with external contacts, although not guarantees of positive results, are critical to the success of our business. Our personnel have significant management experience, and we cannot assure stockholders of their continued employment with us. The unplanned departure of any of our personnel could have a material adverse effect on our ability to implement our business strategy and could have a material adverse effect on our business, financial condition or results of operations. Furthermore, competition for experienced management personnel could require us to pay higher compensation and provide additional benefits to retain or attract qualified personnel, which could result in higher compensation expenses for us. Additionally, our management members’ other commitments may result in a conflict of interest in allocating their time between our operations and our management and operations of other businesses. See “Risks Related to Our Business — Conflicts of interest with our directors, executive officers or other employees could damage our reputation and negatively impact our business.”
Conflicts of interest with our directors, executive officers or other employees could damage our reputation and negatively impact our business.
Our arrangements with our directors, executive officers and other employees could give rise to additional conflicts of interest. The following discussion describes certain of these actual, potential or apparent conflicts of interest and how we intend to manage them. If we are unable to successfully manage conflicts of interest relating to arrangements with our directors, executive officers and other employees, we could be subject to lawsuits or regulatory enforcement actions or we could face other adverse consequences and reputational harm, all of which could cause our performance to suffer and thus adversely affect our results of operations, financial condition and cash flow. The following summary is not intended to be an exhaustive list of all conflicts or their potential consequences. Identifying potential conflicts of interest is complex and fact-intensive, and it is not possible to foresee every conflict of interest that will arise.
Potential conflicts of interest with our directors, executive officers or other employees.   Our directors, executive officers and other employees, including Mr. Cote and Mr. Knott, may engage in other business activities. This may result in a conflict of interest in allocating their time between our operations and our management and operations of other businesses. Additionally, some of our directors, executive officers or other employees are or will be directors, executive officers, employees or direct or indirect holders of interests in CompoSecure and/or our other managed companies. In addition, our directors, executive officers and other employees are not expressly prohibited from investing in or managing other entities, including those that are in the same or similar line of business as our managed companies. Our management agreements and the related obligations to provide management services will not create a mutually exclusive relationship between us, on the one hand, and our managed companies, including CompoSecure Holdings, on the other. As a result, our directors, executive officers and other employees may have duties to these other entities, which duties could conflict with the duties they owe to us and could result in action or inaction detrimental to our business. One or more committees of our Board, excluding any directors who may have an interest or involvement, will review and address, as appropriate, certain actual or perceived conflicts of interest involving, among others, our executive officers or directors, and our related person transactions policy requires the review by one or more committees of our Board, excluding any directors who may have an interest or involvement, of certain transactions involving us and our directors, executive officers, 5% or greater stockholders and other related persons as defined under the policy. Nevertheless, potential or perceived conflicts could lead to investor dissatisfaction, harm our reputation or result in litigation or regulatory enforcement actions.
Interest of our directors, executive officers or other employees in our managed companies.   Certain of our directors, executive officers and other employees, or their respective affiliates, directly or indirectly, currently hold and may in the future hold interests in CompoSecure, and may in the future hold interests in our other managed companies, in each case that differ from your interests in such companies. While we believe that these interests help align the interests of our directors, executive officers and other employees with those of our managed companies’ investors and provide a strong incentive to enhance the performance of our managed companies, these arrangements could also give rise to conflicts of interest. For example, pursuant to the CompoSecure Management Agreement, we will have the ability to waive or defer any fees payable to us by CompoSecure Holdings, and we expect to negotiate additional management agreements such that we will have the ability to waive or defer fees payable from time to time from additional managed companies under their respective management agreements, and the interests of our directors, executive officers and other employees (or their respective affiliates) in such managed companies could influence our decisions whether to waive or defer any such fees. Additionally, our directors, executive officers and other employees may from time to time receive a portion of their compensation from our managed companies, which may influence the manner in which we manage such companies. Additionally, some of our directors, executive officers or other employees (or their respective affiliates) may also have or make personal investments in entities that are not affiliated with us that may compete for the same management opportunities, which likewise could give rise to potential conflicts of interest.
Risks Related to the Business of CompoSecure
Rapidly evolving domestic and global economic conditions are beyond CompoSecure’s control and could materially adversely affect CompoSecure’s business, operations and results of operations.
U.S. and international markets and, in particular, the rapidly evolving digital assets industry, are experiencing uncertain and volatile economic conditions, including from the impacts of Russian aggression in Ukraine, the ongoing conflict in Israel, Gaza and the surrounding areas, inflation, threats or concerns of recession, a global, national or local public health crisis (such as the COVID-19 pandemic) and/or supply chain disruptions. These conditions make it extremely difficult for CompoSecure and its suppliers to accurately forecast and plan future business activities. Additionally, a significant downturn in the domestic or global economy may cause CompoSecure’s existing customers to pause or delay orders and prospective customers to defer new projects. Together, these circumstances create an environment in which it is challenging for CompoSecure to predict future operating results, particularly for its new Arculus business. If these uncertain business, macroeconomic or political conditions continue or further decline, CompoSecure’s business, financial condition and results of operations could be materially adversely affected, each of which could impact the management fee payable to us.
CompoSecure may not be able to sustain its revenue growth rate in the future.
CompoSecure may not continue to achieve sales growth in the future, and you should not consider its recent sales growth as indicative of future performance. It is also possible that CompoSecure’s growth rate may slow in future periods due to a number of factors, which may include slowing demand for its products, increased competition, decreasing growth of its overall market or inability to engage and retain customers.

If CompoSecure is unable to maintain consistent sales or continue its sales growth, it may be difficult for CompoSecure to maintain profitability, which could have an adverse impact on the management fee payable to us.
Failure to retain existing customers or identify and attract new customers could adversely affect CompoSecure’s business, financial condition and results of operations.
CompoSecure’s two largest customers are American Express and JPMorgan Chase. Together, these customers represented approximately 71% and 67% of CompoSecure Holdings’ net sales for the years ended December 31, 2023 and 2022, respectively. CompoSecure’s ability to meet its customers’ high-quality standards in a timely manner is critical to its business success. If CompoSecure is unable to provide its products and services at high quality and in a timely manner, its customer relationships may be adversely affected, which could result in the loss of customers.
CompoSecure’s ability to maintain relationships with its customers or attract new customers may be impacted by several factors beyond its control, including more attractive product offerings from its competitors, widespread industry disruptions (such as market disruptions in the digital assets industry, as well as potential adoption or enactment of new regulatory rules or legislation, new regulatory enforcement outcomes and new case law developments), pricing pressures or the financial health of these customers, many of whom operate in competitive businesses and depend on favorable macroeconomic conditions. In addition, CompoSecure may also be limited in the products it can offer and the pricing it can receive for such products due to restrictions present in certain of its customer contracts, which may negatively impact its ability to retain existing customers or attract new customers. If CompoSecure experiences difficulty retaining customers and attracting new customers, its business, financial condition and results of operations may be materially and adversely affected, which may materially and adversely affect the management fee payable to us.
Data and security breaches could compromise CompoSecure’s systems and confidential information, cause reputational and financial damage and increase risks of litigation, which could adversely affect its business, financial condition and results of operations.
CompoSecure’s IT infrastructure’s ability to reliably and securely protect the sensitive confidential information of its customers, which include large financial institutions, is critical to its business. Security breaches have become more common across many industries. Cyber incidents have been increasing in sophistication and can include third parties gaining access to employee or customer data using stolen or inferred credentials, computer malware, viruses, spamming, phishing attacks, ransomware, card skimming code and other deliberate attacks and attempts to gain unauthorized access. The occurrence of these types of incidents in CompoSecure’s computer networks, databases or facilities could lead to the inappropriate use or disclosure of personal information, including sensitive personal information of customers and employees, which could harm CompoSecure’s business and reputation, adversely affect consumers’ confidence in CompoSecure’s business and products, result in inquiries and fines or penalties from regulatory or governmental authorities, cause a loss of customers, pose increased risks of lawsuits and subject CompoSecure to potential financial losses.
Additionally, it is possible that unauthorized access to sensitive customer and business data may be obtained through inadequate use of security controls by CompoSecure’s customers, suppliers or other vendors.
CompoSecure has administrative, technical and physical security measures in place and has implemented policies and procedures to both evaluate the security protocols and practices of its vendors and to contractually require service providers to whom CompoSecure discloses data to implement and maintain reasonable privacy and security measures. However, although cybersecurity remains a high priority, CompoSecure’s activities and investment may not sufficiently protect its system or network against cyber threats, nor sufficiently prevent or limit the damage from any future security breaches. As these threats continue to evolve, CompoSecure may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants, which could materially and adversely affect CompoSecure’s business, financial condition and results of operations. Although CompoSecure maintains cyber liability insurance, CompoSecure cannot be certain that its coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to CompoSecure on economically reasonable terms or at all. Furthermore, any material breach of CompoSecure’s security systems could harm its competitive position, result in a loss of customer trust and confidence and cause CompoSecure to incur significant costs to mitigate or remedy any damage resulting from system or network disruptions, whether caused by cyber-attacks, security breaches or otherwise, which could ultimately adversely affect its business, financial condition and results of operations and adversely affect the management fee payable to us.
System outages, data loss or other interruptions affecting CompoSecure’s operations could adversely affect its business and reputation.
The ability to efficiently execute and operate business functions and systems without interruption is critical to CompoSecure’s business. A significant portion of the communication between CompoSecure’s employees, customers and suppliers relies upon CompoSecure’s integrated and complex IT systems. CompoSecure depends on the reliability of its IT infrastructure and software and its ability to expand and innovate its technologies and technological processes in response to changing needs. A system outage or data loss or interruption could cause damage to CompoSecure’s brand and reputation. Such operational interruptions could also cause CompoSecure to become liable to third parties, including its customers. CompoSecure must be able to protect its processing and other systems from interruption to successfully operate its business. In an effort to do so, CompoSecure has taken preventative actions and adopted protective procedures to ensure the continuation of core business operations in the event that normal operations could not be performed because of events outside of CompoSecure’s control. These actions and procedures taken and adopted by CompoSecure may, however, not be sufficient to prevent or limit the damage from future disruptions, if any, and any such disruptions could adversely affect CompoSecure’s business, financial condition and results of operations and could adversely affect the management fee payable to us.
Disruptions at CompoSecure’s primary production facility may adversely affect its business, results of operations and/or financial condition.
A substantial portion of CompoSecure’s manufacturing capacity is located at its primary production facilities in New Jersey. Any serious disruption at such facilities (including a disruption resulting from a global, national or local public health crisis) could impair CompoSecure’s ability to manufacture enough products to meet customer demand and could increase its costs and expenses and adversely affect its revenues. Long-term production disruptions may cause its customers to modify their payment card programs to use plastic cards or to seek alternative supply of metal cards. Any such production disruptions could adversely impact CompoSecure’s business, financial condition and results of operations, which could adversely impact the management fee payable to us.
CompoSecure’s products and technological processes are highly complex, require specialized equipment to manufacture and are subject to strict tolerances and requirements. CompoSecure has experienced in the past, and may experience in the future, production disruptions due to machinery or technology failures, or as a result of external factors such as delays or quality control issues regarding materials provided by CompoSecure’s suppliers. Utilities interruption or other factors beyond CompoSecure’s control like natural disasters may also cause production disruptions. Such disruptions can reduce product yields and product quality, or interrupt or halt production altogether. As a result, CompoSecure may be required to deliver products at a lower quality level in a less timely or cost-effective manner, rework or replace products, or may not be able to deliver products at all. Any such event could adversely affect CompoSecure’s business, financial condition and results of operations, which could adversely affect the management fees payable to us.
CompoSecure’s future growth may depend upon its ability to develop, introduce, manufacture and commercialize new products, which can be a lengthy and complex process. If CompoSecure is unable to introduce new products and services in a timely manner, its business could be materially adversely affected.
The markets for CompoSecure’s products and services are subject to technological changes, frequent introductions of new products and services and evolving industry standards. The process for developing innovative or technologically enhanced products can deplete time, money and resources and requires the ability to accurately forecast technological, market and industry trends. For example, CompoSecure has historically focused on the payment card industry, but it is a new entrant into the digital assets industry. In order to achieve successful technical execution of new products, CompoSecure may need to undertake time-consuming and expensive research and development activities, which could negatively impact the servicing of its existing customers. CompoSecure may also experience difficult market conditions, such as the widespread disruptions in the digital asset industry, that could delay or prevent the successful research and development, marketing launches and consumer deployment of such newly designed products, whereby CompoSecure could incur significant additional cost and expense. If the products and solutions derived from the Arculus platform fail to gain market acceptance, CompoSecure’s ability to achieve future growth could be significantly impaired. In addition, competitors may develop and commercialize competing products faster and more efficiently than CompoSecure is able to do so, which could further negatively impact its business.
CompoSecure’s product and service offerings could be rendered obsolete if CompoSecure is unable to develop and introduce innovative products in a cost-effective and timely manner. In particular, the rise in the adoption of wireless or mobile payment systems may make physical metal cards less attractive as a method of payment, which could result in less demand for these products. Although to date CompoSecure has not witnessed a material reduction in card-based payments in the United States resulting from the emergence of wireless or mobile payment systems, such payment systems offer consumers an alternative method to make purchases without the need to carry a physical card by relying on cellular telephones or other technological products to make payments. If these wireless or mobile payment systems are widely adopted, it could result in a reduction of the number of physical payment cards issued to consumers. Moreover, other developing or unforeseen technology solutions and products could render CompoSecure’s existing products unpopular, irrelevant or obsolete altogether.
CompoSecure’s ability to develop and deliver new products and services successfully will depend on various factors, including its ability to: effectively identify and capitalize upon opportunities in new and emerging product markets; invest resources in innovation and research and development; develop and implement new processes for the manufacture or offer of new products or services; complete and introduce new products and integrated services solutions in a timely manner; license any required third-party technology or intellectual property rights; qualify for and obtain required industry certification for its products; and retain and hire talent experienced in developing new products and services. CompoSecure’s business and growth also depend in part on the success of its strategic relationships with third parties, including technology partners or other technology companies whose products are integrated with CompoSecure’s products. Failure of any of these technology companies to maintain, support or secure their technology platforms in general, and CompoSecure’s integrations in particular, or errors or defects in such third parties’ technologies or products, could adversely affect CompoSecure’s relationships with customers, damage its brand and reputation and could adversely affect CompoSecure’s business, financial condition and results of operations, which could adversely affect the management fees payable to us.
CompoSecure’s ability to enhance its existing products and to develop and introduce innovative new products that continue to meet the needs of its customers may affect its future success. CompoSecure may experience difficulties that could delay or prevent the successful development, marketing or deployment of these products, or its newly enhanced services may not meet market demands or achieve market traction. CompoSecure’s potential failure to commercialize or gain market acceptance of new products, services and technologies could adversely affect its ability to retain existing customers or attract new ones.
A disruption in CompoSecure’s operations or supply chain or the performance of its suppliers, liquidity partners and/or development partners could adversely affect its business and financial results.
As a company engaged in manufacturing and distribution, CompoSecure is subject to the risks inherent in such activities, including disruptions or delays in supply chain or information technology, product quality control, as well as other external factors over which CompoSecure has no control. Some of the key components used in the manufacture of CompoSecure’s products are metals, NFC-enabled and EMV chips, which CompoSecure sources from several key suppliers. CompoSecure obtains its components from multiple suppliers located in the United States and abroad, on a purchase order basis. Changes in the financial or business condition of CompoSecure’s suppliers and/or development partners could subject CompoSecure to losses or adversely affect its ability to bring products to market. Additionally, the failure of CompoSecure’s suppliers and/or development partners to comply with applicable standards, perform as expected and deliver goods and services in a timely manner in sufficient quantities could adversely affect CompoSecure’s customer service levels and overall business. Any increases in the costs of goods and services for CompoSecure’s business may also adversely affect its profit margins, particularly if CompoSecure is unable to achieve higher price increases or otherwise increase cost or operational efficiencies to offset the higher costs.
Additionally, CompoSecure partners with third-party partners to offer certain Arculus products and services to its customers. If any of these third parties experiences operational interference or disruptions, fails to perform its obligations and meet CompoSecure’s expectations, experiences a cybersecurity incident, fails to comply with applicable regulatory and/or licensing requirements which may evolve over time or is subject to regulatory enforcement proceedings concerning their operations, the operations of the Arculus solutions could be disrupted or otherwise adversely affected.
Security markets, including the market for authentication solutions, are rapidly evolving to address increasing and challenging cyber threats, including identity theft, and CompoSecure’s Arculus Authenticate solutions may not achieve widespread market acceptance. In addition, there is a risk that the Arculus Authenticate solutions may not provide protection against all or a sufficient amount of the ever-changing security vulnerabilities, exploits or cyber-attacks.
Cybersecurity markets are experiencing significant and fast-paced technological change, evolving industry standards and customer needs. CompoSecure’s Arculus Authenticate solutions represent a new and innovative approach to identity protection and may not achieve widespread market acceptance. Other methods, technologies, products or services may offer similar or better authentication solutions than CompoSecure’s hardware authentication solutions. If CompoSecure is unable to adapt to such changes, its ability to compete effectively may be adversely impacted, which could have a negative effect on CompoSecure’s business, financial condition or results of operations, which could adversely impact the management fees payable to us. In addition, there is a risk that the Arculus Authenticate solutions may not provide protection against all or a sufficient amount of the ever-changing security vulnerabilities, exploits or cyber-attacks. Internal and external factors, including possible defects in CompoSecure’s products, or system failures in services provided by third parties for use with Arculus Authenticate solutions, could cause CompoSecure’s products and/or services to become vulnerable to security attacks which could result in the loss of identity protection for businesses and consumers. As the Arculus Authenticate solutions include hardware tokens which are expected to be replaced from time to time as needed (similar to payment cards), CompoSecure does not intend to provide remote updates or upgrades to its hardware products. There is, therefore, a risk that CompoSecure’s hardware authentication products could become ineffective against evolving cybersecurity threats. Any such developments, real or perceived, may have a negative impact on CompoSecure’s reputation, which could have a negative effect upon its business, financial condition or results of operations, and which could negatively impact the management fees payable to us.
Digital asset storage systems, such as the Arculus Cold Storage Wallet, are subject to potential illegal misuse, risks related to a loss of funds due to theft of digital assets, security and cybersecurity risks, system failures and other operational issues, which could cause damage to CompoSecure’s reputation and brand.
Digital assets have the potential to be used for financial crimes or other illegal activities. Even if CompoSecure complies with all laws and regulations, CompoSecure has no ability to ensure that its customers, partners or others to whom it licenses or sells its products and services comply with all laws and regulations applicable to them and their transactions. Any negative publicity CompoSecure receives regarding any allegations of unlawful uses of the Arculus Cold Storage Wallet could damage its reputation, and such damage could be material and adverse, including to aspects of CompoSecure’s business that are unrelated to the Arculus platform. More generally, any negative publicity regarding unlawful uses of digital assets in the marketplace could materially reduce the demand for CompoSecure’s products and solutions derived from the Arculus platform.
The Arculus Cold Storage Wallet uses an architecture where the private keys needed to access digital assets are stored outside of the internet. Through the use of the Arculus Cold Storage Wallet, CompoSecure’s three-factor authentication technology may be able to increase the safety of users’ assets during storage, as compared to storing such digital assets in a hot storage wallet, which is constantly connected to the internet. Further, digital assets are controllable only by the possessor of both the unique public and private keys relating to the local or online digital wallet in which they are held, which wallet’s public key or address is reflected in the public network. There is no guarantee that these security measures or any that CompoSecure may develop in the future will be effective. Notwithstanding the increased security of the Arculus Cold Storage Wallet as compared to a hot storage wallet system, any loss of private keys, or hack or other compromise or failure, of the Arculus Cold Storage Wallet and its security features could materially and adversely affect CompoSecure’s customers’ ability to access or sell their digital assets and could cause significant reputational harm to CompoSecure’s Arculus Cold Storage Wallet business, which could have a material adverse effect on CompoSecure’s business, financial condition and results of operations and materially adversely affect the management fees payable to us.
Regulatory changes or actions may restrict the use of the Arculus Cold Storage Wallet or digital assets in a manner that adversely affects CompoSecure’s business, prospects or operations.
Regulatory inconsistency across the digital asset environment and the regulatory classification of such digital assets and digital asset transactions
As digital assets have grown in both popularity and market size, governments around the world have reacted differently to digital assets, with certain governments deeming them illegal and others allowing their use and trade under certain circumstances. Currently, there is no uniformly applicable legal or regulatory regime governing digital assets in most jurisdictions, including the U.S. Certain adverse market events in the digital asset space over the past few years, such as the bankruptcy of FTX and its affiliates, and subsequent litigation and regulatory enforcement actions, have led to increased attention and scrutiny by regulators, legislators and market participants. Governments or regulatory authorities may impose new or additional licensing, registration or other compliance requirements on participants in the digital asset industry.
Ongoing and future regulatory actions may impact CompoSecure’s ability to develop and offer products involving the use of digital assets, including the Arculus Cold Storage Wallet, or may impose additional costs, which may be material, on CompoSecure in connection with such products, and such impact may be material and adverse. For example, the Commodities Futures Trading Commission (“CFTC”), in a 2019 letter, made clear its view that digital assets generally are commodities, and as such, even spot trades in digital assets generally are subject to the CFTC’s antifraud authority. Nevertheless, digital assets that are commodities also may be considered to be securities by the SEC, or may have been offered or sold in transactions that the SEC deems to be investment contracts and, therefore, securities. In the U.S., regulators, courts and lawmakers alike are grappling with these questions.
While certain SEC staff (the “Staff”) have stated that bitcoin, the digital asset with the largest market capitalization, the native digital asset of the bitcoin blockchain, is not a security, there has been no definitive determination by the SEC or a court concerning whether the digital asset with the second largest market capitalization, ether, the native digital asset of the Ethereum blockchain, constitutes a security or was offered or sold pursuant to investment contracts. Additionally, the Staff has asserted that certain other digital assets are securities subject to the SEC’s substantive and antifraud authority. Furthermore, derivatives on these digital assets, digital assets that represent certain derivatives, and certain leveraged, financed and margined transactions in digital assets, may be subject to substantive regulation by the CFTC and/or SEC, in addition to certain state and non-U.S. regulators.
The SEC generally has taken the view that existing U.S. federal securities laws provide sufficient clarity concerning, and notice to, market participants of when a digital asset may be offered and sold as a “security.” In addition to U.S. federal statutes, including, among others, the Securities Act and the Exchange Act, and well-established legal tests, such as the Howey and Reves tests, developed through U.S. Supreme Court case law, the SEC points to SEC and Staff reports, orders, and statements as providing guidance on when a crypto asset may be offered and sold as a “security” under the U.S. federal securities laws.
While the Staff has brought multiple enforcement actions against digital asset projects, including trading platforms that the SEC alleges were operating, among other things, as unregistered exchanges, thus far, such cases have not resulted in a consistent judicial approach concerning the U.S. federal securities law treatment of digital assets, including in the secondary trading market.

Several of such recent enforcement actions are court cases that remain ongoing and, to the extent that courts have rendered opinions, for example, in the SEC v. Ripple and SEC v. Terraform Labs/Do Kwon cases, both of which were filed and heard in the Southern District of New York, the applicable opinions, and the reasoning in support of them, have not necessarily been consistent with one another and are subject to appeal.
The SEC’s 2023 settlements with issuers of non-fungible tokens (“NFTs”) could signal the SEC’s interest in regulating the broader NFT market, including NFT trading platforms, to the extent that the SEC determines that certain NFTs are securities.
In addition to a continued focus on digital asset issuers and centralized digital asset trading platforms, regulators and private plaintiffs alike have initiated actions against decentralized finance (“DeFi”) projects, including decentralized autonomous organizations (“DAOs”), under various theories of liability. Among other things, DAOs have been characterized by certain plaintiffs as unincorporated associations or general partnerships, with some plaintiffs asserting that liability should be assigned to participants in DAO governance, while others have sought to establish joint and several liability for DAO members generally, including on negligence theories of liability. The CFTC has announced a commitment to pursue DeFi protocols operating unregistered platforms that allow U.S. persons to trade digital asset derivatives and, in 2023, settled charges against three different DeFi platforms for offering, or making available for trading, contracts based on various digital assets, including swaps and other derivatives, without registering with the CFTC.
The SEC similarly appears focused on DeFi and has brought enforcement actions against DeFi projects in 2024. In addition, in April 2024, Uniswap Labs announced that it was served with a Wells Notice, suggesting that the SEC may bring an enforcement action against it. This is notable because the Uniswap Protocol reportedly is the largest decentralized trading and automated market making protocol on the Ethereum blockchain. In addition to the SEC’s proposed rule change that would expand the definition of “exchange” to potentially include certain DeFi-related activities (see discussion under the heading “Regulatory Risks of Operating as an Unregistered Exchange or as Part of an Unregistered Exchange Mechanism” below), in 2023, SEC staff served as lead drafter of the International Organization of Securities Commissions’ proposed recommendations concerning DeFi. The terms “DeFi” and “DAO” may be interpreted broadly to encompass a wide variety of projects, services and participants, and if a regulator or private plaintiff were to claim that Arculus is deemed to have participated in or facilitated DeFi- or DAO-related activities that were in violation of applicable law, there may be significant associated risks, including the potential for joint and several liability.
Recently, the Staff has brought enforcement actions against alleged digital assets dealers and brokers. For instance, in March 2024, the SEC announced a cease-and-desist order against ShapeShift AG for allegedly acting as an unregistered dealer. Additionally, in June 2024, the SEC charged Consensys Software Inc. in the Eastern District of New York for, among other things, allegedly operating as an unregistered broker through its MetaMask Staking and MetaMask Swaps services, and the case remains ongoing. While, as discussed elsewhere in these Risk Factors, CompoSecure does not believe that its activities are of a nature that would constitute acting as an unregistered broker or dealer under U.S. law, the Staff appears to be focused on alleged brokers and dealers in the digital assets space.
In addition to the U.S. regulatory questions before the courts, multiple congressional digital asset-related bills have been published, including some with a focus on digital asset market structure. While multiple bills describe joint oversight by the SEC and CFTC over the digital assets markets and focus on market structure, at this time, it is unclear whether any of these bills ultimately will become law.
Moreover, given recent geopolitical conflict and instability, certain U.S. legislators and regulators have signaled heightened concerns about national security and the importance of “know your customer”, anti-money laundering, counter financing of terrorism and sanctions checks and compliance, including concerns about potential use by certain terrorist groups of digital assets to fund their operations or evade U.S. sanctions. In addition to the introduction of potential digital asset-focused legislation in Congress aimed at addressing such concerns, regulators have focused on enforcement. In 2022 and 2023, OFAC sanctioned digital assets market participants alleged to have supported sanctioned countries and/or terrorist operations and, in 2023, the U.S. Treasury’s FinCEN, pursuant seldom-used powers granted to it under Section 311 of the USA PATRIOT Act, designated an entire class of transactions, namely transactions associated with digital asset mixers, as being of primary money laundering concern. In addition, the U.S. Treasury, the Internal Revenue Service (“IRS”) and other agencies also continue to propose new rules and guidance applicable to digital assets, such as regulations on tax information reporting and withholding obligations. In June 2024, the U.S. Treasury finalized a rule requiring digital asset brokers to report additional information concerning users’ digital assets sales and trades. While such rule primarily addressed reporting requirements for custodial brokers, the accompanying release stated that the U.S. Treasury and the IRS anticipate issuing additional rules later in the year establishing reporting requirements for non-custodial brokers.
In July 2024, the U.S. Supreme Court overturned established administrative law precedent through three key decisions (collectively, the “Administrative Decisions”). In so ruling, the Court abandoned the requirement that courts defer to regulatory agencies’ interpretations of ambiguous statutory language; overturned regulatory agencies’ ability to impose civil penalties in administrative proceedings and extended the statute of limitations within which entities may challenge agency actions. The lasting effects of such decisions may vary based on judicial districts and circuits; the SEC and other regulators, including FinCEN, may face increasing legal challenges, delays, and changes to its proposed and existing rules, regulations, policies, decisions and other guidance, including guidance that we may have relied upon. The Administrative Decisions also may lead to an increase in litigation against regulatory agencies, which may create additional legal and regulatory uncertainty and have a negative impact on our business operations.
In sum, certain U.S. federal legislators, regulators and courts, and various U.S. state and non-U.S. regulators, are interpreting, developing or enforcing, as applicable, their frameworks for regulating digital assets. If CompoSecure is found to have supported purchase and swap transactions in the Arculus Cold Storage Wallet for digital assets which are subsequently determined to be securities, it is possible that CompoSecure could be viewed as inadvertently acting as an unlicensed broker-dealer, which could subject CompoSecure to, among other things, regulatory enforcement actions, censure, monetary fines, restrictions on the conduct of the Arculus business operations and/or rescission/damages claims by customers who use the Arculus Cold Storage Wallet. CompoSecure’s failure to comply with applicable laws or regulations, or the costs associated with defending any action alleging CompoSecure’s noncompliance with applicable laws or regulations, could materially and adversely affect CompoSecure, its business and its results of operations, which could materially and adversely affect the management fees payable to us.
Further, a particular digital asset’s status as a “security” or other regulatory investment or the treatment of digital currency for tax purposes, in any relevant jurisdiction is subject to a high degree of uncertainty and potential inconsistency across regulatory regimes, and if CompoSecure is unable to properly characterize a digital asset (or a digital asset-related transaction) or assess its tax treatment, CompoSecure may be subject to regulatory scrutiny, investigations, fines and other penalties, which may adversely affect its business, operating results and financial condition, each of which may adversely affect the management fees payable to us.
In order to determine whether a particular digital asset is a security (or whether transactions in such digital assets would constitute an offer or sale of a security) prior to supporting purchase and swap transactions on the Arculus Cold Storage Wallet in such digital asset, CompoSecure relies upon legal and regulatory analysis of legal counsel with expertise in the digital asset industry. While the methodology CompoSecure has used, and expects to continue to use, to determine if purchase and swap transactions in a digital asset will be supported in the Arculus Cold Storage Wallet, is ultimately a risk-based assessment, it does not preclude legal or regulatory action based on the presence of a security.
Because the Arculus Cold Storage Wallet may facilitate purchase and swap transactions in digital assets which could be classified as “securities,” CompoSecure’s business may be subject to additional risk because such digital assets are subject to heightened scrutiny, including under customer protection, anti-money laundering, counter terrorism financing and sanctions regulations. To the extent the Arculus Cold Storage Wallet supports purchase and swap transactions in any digital assets that are deemed to be securities under any of the laws of the U.S. or another jurisdiction, or in a proceeding in a court of law or otherwise, it may have adverse consequences. To counter such risks, CompoSecure may have to remove Arculus Cold Storage Wallet support for purchase and swap transactions in certain digital assets if and when such digital assets are designated as securities, which could hurt CompoSecure’s business. Alternatively, CompoSecure may be required to partner with third-party registered securities broker/dealers to facilitate securities trading by Arculus customers, and CompoSecure may be unsuccessful in efforts to establish such a partnership.
In addition, CompoSecure does not presently intend to effect or otherwise facilitate trading in securities by its Arculus customers through the use of its Arculus Cold Storage Wallet if such activities would require the use of a registered broker-dealer or investment adviser. Although CompoSecure is establishing policies and procedures to ensure that its Arculus business activities do not result in CompoSecure inadvertently acting as an unregistered broker-dealer or investment adviser, there can be no assurance that such policies and procedures will be effective. If CompoSecure is found by relevant regulatory agencies to have inadvertently acted as an unregistered broker-dealer with respect to purchase and swap transactions in particular digital assets, CompoSecure would expect to immediately cease supporting purchase and swap transactions in those digital assets unless and until either the digital asset at issue is determined by the SEC or a judicial ruling to not be a security or CompoSecure partners with a third-party registered broker-dealer or investment adviser, acquire a registered broker-dealer or investment adviser or register CompoSecure as a securities broker-dealer or investment adviser, any of which CompoSecure may elect not to do or may not be successful in doing. For any period of time during which CompoSecure is found to have inadvertently acted as an unregistered broker-dealer or investment adviser, CompoSecure could be subject to, among other things, regulatory enforcement actions, monetary fines, censure, restrictions on the conduct of its Arculus business operations and/or rescission/damages claims by customers who use the Arculus Cold Storage Wallet. CompoSecure’s failure to comply with applicable laws or regulations, or the costs associated with defending any action alleging its noncompliance with applicable laws or regulations, could materially and adversely affect CompoSecure, its business and its results of operations, any of which could materially and adversely affect the management fees payable to us.
CompoSecure does not believe the storage and peer-to-peer/send & receive functionality provided by the Arculus Cold Storage Wallet involves purchases, sales or other transactions effected by CompoSecure (or any party other than the sender and the recipient). Further, CompoSecure is not compensated for such user-directed activities. However, it is possible that regulators may determine that user-directed peer-to-peer transfers using the Arculus Cold Storage Wallet would require registration and compliance with broker-dealer and/or securities exchange regulations.
Regulatory Risks of Operating as an Unregistered Exchange or as Part of an Unregistered Exchange Mechanism
Any venue that brings together purchasers and sellers of digital assets which are characterized as securities in the United States is generally subject to registration as a national securities exchange, or must qualify for an exemption, such as by being operated by a registered broker-dealer as an alternative trading system (or ATS). To the extent that any venue accessed via the Arculus Cold Storage Wallet is not so registered (or appropriately exempt), CompoSecure may be unable to permit continued support for purchase and swap transactions for digital assets which become subject to characterization as securities and due to operation of an unregistered exchange or as part of an unregistered exchange mechanism, CompoSecure could be subject to significant monetary penalties, censure or other actions that may have a material and adverse effect on CompoSecure.
While CompoSecure does not believe that the Arculus Cold Storage Wallet, which facilitates purchase and swap transactions in certain digital assets, is itself a securities exchange or ATS or is part of an unregistered exchange mechanism, regulators may determine that this is the case, and CompoSecure would then be required to register as a securities exchange or qualify and register as an ATS, either of which could cause CompoSecure to discontinue its purchase and swap support for such digital assets or otherwise limit or modify Arculus Cold Storage Wallet functionality or access.
In September 2022, the SEC proposed a rule change concerning the definition of “exchange.” While it is not yet clear whether or in what form such proposed rule change may be adopted, it is possible that a change to the definition of “exchange” could result in regulators determining that the Arculus Cold Storage Wallet is functioning as a securities exchange or ATS or is part of an unregistered exchange mechanism, in which case, the potential registration requirements, or cessation, limitation or other modifications contemplated above could become necessary or advisable. Any such discontinuation, limitation or other modification could negatively impact CompoSecure’s business, operating results and financial condition, which could negatively impact the management fees payable to us.
CompoSecure’s inability to safeguard against misappropriation or infringement of its intellectual property may adversely affect its business.
CompoSecure’s patents, trade secrets and other intellectual property rights are critical to its business. CompoSecure’s ability to safeguard its proprietary product designs and production processes against misappropriation by third parties is necessary to maintain CompoSecure’s competitive position within its industry. Therefore, CompoSecure routinely enters into confidentiality agreements with its employees, consultants and strategic partners to limit access to, and distribution of, CompoSecure’s proprietary information in an effort to safeguard its proprietary rights and trade secrets. However, such efforts may not adequately protect CompoSecure’s intellectual property against infringement and misappropriation by unauthorized third parties. Such third parties could interfere with CompoSecure’s relationships with customers if they are successful in attempts to misappropriate CompoSecure’s proprietary information or copy its products designs, or portions thereof. Additionally, because some of CompoSecure’s customers purchase products on a purchase order basis and not pursuant to a detailed written contract, where CompoSecure does not have the benefit of written protections with respect to certain intellectual property terms beyond standard terms and conditions, CompoSecure may be exposed to potential infringement of its intellectual property rights. Enforcing its intellectual property rights against unauthorized use may be expensive and cause CompoSecure to incur significant costs, all of which could adversely affect CompoSecure’s business, financial condition and results of operations. There is no assurance that CompoSecure’s existing or future patents will not be challenged, invalidated or otherwise circumvented. The patents and intellectual property rights CompoSecure obtains, including its intellectual property rights which are formally registered in the United States and abroad, may be insufficient to provide meaningful protection or commercial advantage. Moreover, CompoSecure may have difficulty obtaining additional patents and other intellectual property protections in the future. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which CompoSecure provides its products or services. Any of the foregoing factors may have a material adverse effect on CompoSecure’s business, which may materially adversely affect the management fees payable to us.
CompoSecure may incur substantial costs because of litigation or other proceedings relating to patents and other intellectual property rights.
Companies in CompoSecure’s industry have commenced litigation to properly protect their intellectual property rights. Any proceedings or litigation that CompoSecure initiates to enforce its intellectual property rights, or any intellectual property litigation asserted against CompoSecure, could be costly and divert the attention of managerial and other personnel and further, could result in an adverse judgment or other determination that could preclude CompoSecure from enforcing its intellectual property rights or offering some of its products to its customers. Royalty or other payments arising in settlements could negatively impact CompoSecure’s profit margins and financial results. If CompoSecure is unable to successfully defend against claims that it has infringed the intellectual property rights of others, CompoSecure may need to indemnify some customers and strategic partners related to allegations that its products infringe the intellectual property rights of others. Additionally, some of CompoSecure’s customers, suppliers and licensors may not be obligated to indemnify CompoSecure for the full costs and expenses of defending against infringement claims. CompoSecure may also be required to defend against alleged infringement of the intellectual property rights of third parties because its products contain technologies properly sourced from suppliers or customers. CompoSecure may be unable to determine in a timely manner or at all whether such intellectual property use infringes the rights of third parties. Any such litigation or other proceedings could adversely affect CompoSecure’s business, financial condition and results of operations and could adversely affect the management fees payable to us.
CompoSecure is dependent on certain distribution partners for distribution of its products and services. A loss of distribution partners could adversely affect CompoSecure’s business.
A small number of distribution partners currently deliver a significant percentage of CompoSecure’s products and services to customers. CompoSecure intends to continue devoting resources in support of its distribution partners, but there are no guarantees that these relationships will remain in place over the short or long term. In addition, CompoSecure cannot be assured that any of these distribution partners will continue to generate current levels of customer demand. A loss of any of these distribution partners could have a material adverse effect on CompoSecure’s business, financial condition and results of operations, which could materially adversely affect the management fees payable to us.
CompoSecure faces competition that may result in a loss of its market share and/or a decline in profitability.
CompoSecure’s industry is highly competitive and CompoSecure expects it to remain highly competitive as competitors cut production costs, new product markets develop and other competitors attempt to enter the markets in which CompoSecure operates or new markets in which it may enter. Some of CompoSecure’s existing competitors have more sales, greater marketing, more specialized manufacturing and highly efficient distribution processes. CompoSecure may also face competition from new competitors that may enter its industry or specific product market. Such current or new competitors may develop technologies, processes or products that are better suited to succeed in the marketplace as a result of enhanced features and functionality at lower costs, particularly as technological sophistication of such competitors and the size of the market increase. These factors could lower CompoSecure’s average selling prices, resulting in reduced gross margins. If CompoSecure cannot sufficiently reduce its production costs or develop innovative technologies or products, CompoSecure may not be able to compete effectively in its product markets and maintain market share, which could adversely affect its business, financial condition and results of operations and adversely affect the management fees payable to us.
CompoSecure Holdings’ long-lived assets represent a significant portion of its total assets, and their full value may never be realized.
CompoSecure Holdings’ long-lived assets recorded as of September 30, 2024 were $29.0 million, representing approximately 7% of its total assets.
CompoSecure Holdings reviews other long-lived assets for impairment on an as-needed basis and when circumstances, alterations or other events indicate that an asset group or carrying amount of an asset may not be recoverable. Examples of these other long-lived assets include intangible but identifiable assets and plant, equipment and leasehold improvements. Such write-downs of long-lived assets may result from a drop in future expected cash flows and worsening performance, among other factors. If CompoSecure Holdings must write-down long-lived assets, it records the appropriate charge, which may adversely affect its results of operations and may adversely affect the management fees payable to us.
CompoSecure’s failure to operate its business in compliance with the security standards of the payment card industry or other industry standards applicable to its customers, such as payment networks certification standards, could adversely affect its business.
Many of CompoSecure’s customers issue their cards on the payment networks that are subject to the security standards of the payment card industry or other standards and criteria relating to product specifications and supplier facility physical and logical security that CompoSecure must satisfy in order to be eligible to supply products and services to such customers. CompoSecure’s contractual arrangements with its customers may be terminated if CompoSecure fails to comply with these standards and criteria.
CompoSecure makes significant investments to its facilities and technology in order to meet these industry standards, including investments required to satisfy changes adopted from time to time in industry standards. CompoSecure may become ineligible to provide products and services to its customers if CompoSecure is unable to continue to meet these standards. Many of the products CompoSecure produces and services CompoSecure provides are subject to certification with one or more of the payment networks. CompoSecure may lose the ability to produce cards for or provide services to banks issuing credit or debit cards on the payment networks if CompoSecure were to lose its certification from one or more of the payment networks or payment card industry certification for one or more of CompoSecure’s facilities. If CompoSecure is not able to produce cards for or provide services to any or all of the issuers issuing debit or credit cards on such payment networks, CompoSecure could lose a substantial number of its customers, which could have a material adverse effect on its business, financial condition and results of operations, and which could have a material adverse effect on the management fees payable to us.

As consumers and businesses spend less, CompoSecure’s business, operation outcomes and financial state may be adversely affected.
Companies that rely heavily on consumer and business spending are exposed to changing economic conditions and are impacted by changes in consumer confidence, consumer spending, discretionary income levels or consumer purchasing habits. A continuous decline in general economic conditions, particularly in the United States, or further increases in interest rates, may reduce demand for CompoSecure’s products, which could negatively impact its sales. An economic downturn could cause credit card issuers to switch card programs to plastic cards, seek lower-priced metal hybrid card suppliers, reduce credit limits, close accounts and become more selective with respect to whom they issue credit cards. Such conditions and potential outcomes could adversely affect CompoSecure’s financial performance, business and results of operations, each of which could adversely affect the management fees payable to us.
Product liability and warranty claims and their associated costs may adversely affect CompoSecure’s business.
The nature of CompoSecure’s products is highly complex. As a result, CompoSecure cannot guarantee that defects will not occur from time to time. CompoSecure may incur extensive costs as a result of these defects and any resulting claims. For example, product recalls, writing down defective inventory, replacing defective items, lost sales or profits, and third-party claims can all give rise to costs incurred by CompoSecure. CompoSecure may also face liability for judgments and/or damages in connection with product liability and warranty claims. Damage to CompoSecure’s reputation could occur if defective products are sold into the marketplace, which could result in further lost sales and profits. To the extent that CompoSecure relies on purchase orders to govern its commercial relationships with its customers, CompoSecure may not have specifically negotiated the allocation of risk for product liability obligations. Instead, CompoSecure typically relies on warranties and limitations of liability included in its standard forms of order acceptance, invoice and other contract documents with its customers. Similarly, CompoSecure obtains products and services from suppliers, some of which also use purchase order documents which may include limitations on product liability obligations with respect to their products and services. As a result, CompoSecure may bear all or a significant portion of any product liability obligations rather than transferring this risk to its customers. CompoSecure’s reputation would be harmed and there could be a material adverse effect on its business, financial condition and results of operations if such risks materialize, each of which could have a material adverse effect on the management fees payable to us.
If tariffs and other restrictions on imported goods are imposed or increased by the U.S. government, CompoSecure’s revenue and operations may be materially and adversely affected.
A portion of the raw materials used by CompoSecure to manufacture its products are obtained, directly or indirectly, from companies located outside of the United States. Recently, tariffs have been imposed on imports from certain countries outside of the United States. These tariffs have increased the cost of a portion of CompoSecure’s imported raw material purchases, but the cost increases have not to date been material to CompoSecure’s results of operations. Further trade restrictions and/or tariffs may be forthcoming, and may be dependent on evolving domestic and international political developments. Certain international trade agreements may also be at risk. Tariffs and similar trade restrictions may stagnate the general economy, impact relationships with and access to suppliers and/or materially and adversely affect CompoSecure’s business, financial condition and results of operations. These and future tariffs, as well as any other global trade or supply chain developments, bring with them uncertainty. CompoSecure cannot predict future changes to imports covered by tariffs or which countries will be included or excluded from such tariffs. The reactions of other countries and resulting actions on the United States and similarly situated companies could negatively impact CompoSecure’s business, financial condition and results of operations. The realization of each of these risks could negatively impact the management fees payable to us.
CompoSecure’s international sales subject CompoSecure to additional risks that can adversely affect its business, operating results and financial condition.
During each of 2023 and 2022, CompoSecure derived 18% and 22%, respectively, of its net sales from customers located outside the U.S. CompoSecure’s ability to convince customers to expand their use of CompoSecure’s products or renew their agreements with CompoSecure are directly correlated to

CompoSecure’s direct engagement with such customers. To the extent that CompoSecure is unable to engage with non-U.S. customers effectively, it may be unable to grow sales to international customers to the same degree it has experienced in the past.
CompoSecure’s international operations subject it to a variety of risks and challenges, including:
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fluctuations in currency exchange rates and related effect on its operating results;

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general economic and geopolitical conditions, including wars, in each country or region;

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the effects of systemic supply chain disruptions, including those resulting from a public health crisis;

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economic uncertainty around the world; and

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compliance with U.S. laws and regulations imposed by other countries on foreign operations, including the Foreign Corrupt Practices Act, the U.K. Bribery Act, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on its ability to sell its products in certain foreign markets, and the risks and costs of non-compliance.

For example, in response to the conflict between Russia and Ukraine, the United States has imposed and may further impose, and other countries may additionally impose, broad sanctions or other restrictive actions against governmental and other entities in Russia. Additionally, further escalation of geopolitical tensions, such as the ongoing conflict in Israel, Gaza and the surrounding areas, could have a broader impact that extends into other markets where CompoSecure does business. Any of these risks could adversely affect CompoSecure’s international sales, reduce its international revenues or increase its operating costs, adversely affecting its business, financial condition and operating results, and each of which could adversely affect the management fees payable to us.
CompoSecure relies on licensing arrangements in production and other fields, and actions taken by any of its licensing partners could have a material adverse effect on its business.
Some of CompoSecure’s products integrate third-party technologies that CompoSecure licenses or otherwise obtains the right to use. CompoSecure has entered into licensing agreements that provide access to technology owned by third parties. The terms of CompoSecure’s licensing arrangements vary. These different terms could have a negative impact on CompoSecure’s performance to the extent new or existing licensees demand a greater proportion of royalty revenues under CompoSecure’s licensing arrangements. Additionally, such third parties may not continue to renew their licenses with CompoSecure on similar terms or at all, which could negatively impact CompoSecure’s net sales. If CompoSecure is unable to continue to successfully renew these agreements, it may lose its access to certain technologies relied upon to develop certain of its products. The loss of access to those technologies, if not replaced with internally developed or other licensed technology, could have a material adverse effect on CompoSecure’s business and results of operations and could have a material adverse effect on the management fees payable to us.
The adoption of new tax legislation could affect CompoSecure’s financial performance.
CompoSecure is subject to income and other taxes in the United States. CompoSecure’s effective tax rate in the future could be adversely affected by changes in tax laws. More generally, it is possible that U.S. federal income or other tax laws or the interpretation of tax laws will change. For example, the Biden Administration has proposed an increase in the U.S. corporate income tax rate and a minimum corporate tax based on book income. It is difficult to predict whether and when there will be tax law changes having a material adverse effect on CompoSecure’s business, financial condition, results of operations and cash flows, which could have a material adverse effect on the management fees payable to us.
Risks Related to Other Managed Companies
Our managed companies may be subject to a number of inherent risks.
We expect that our results will be highly dependent on our ability to negotiate satisfactory management agreements with, and generate management fees from, additional companies that are diversified by sector, industry and geography. These managed companies and their respective businesses will involve a number of significant risks, including that the companies we seek to enter into management agreements with may be:
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involved in heavily regulated industries, which could require compliance with more complex regulatory and legal regimes, and involve heightened risk of unintentional non-compliance with such regimes, each of which could impose additional costs on the managed company and us and divert our management’s time and effort;

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subject to commodity price risk and energy industry market dislocation, meaning that changes in prevailing market prices of commodities such as oil, gas, goal, electricity and concrete;

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exposed to interest rate risk, meaning that inflation, deflation, slow or stagnant economic growth or recession, unemployment levels, money supply, governmental monetary policies, and instability in domestic and international financial market could result in changes in prevailing market interest rates;

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emerging or less established with short or no operating histories, fewer products or services than more established companies, fewer customers or clients, higher levels of competition and significant reliance on new technologies, which heightens the consequences of the failure of such products or services or loss of such customers or clients;

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highly leveraged and subject to restrictive financial and operating covenants which may impair these companies’ ability to respond to changing business and economic conditions and finance future operations and capital needs, resulting in increased expenses and lower income;

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heavily dependent on patents, trademarks and other intellectual property, which could require compliance with intellectual property legal regimes and result in intellectual property infringement and legal disputes that are costly to resolve; and

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involved in the technology industry, which is subject to risks of technological disruption, increased competition, changing consumer preferences, short product life cycles and rapidly changing market conditions, which could result in increased costs and downward pressure on pricing.

Any of the foregoing could have material adverse impacts on our management fees and negatively impact our financial condition and results of operations.
Economic recessions or downturns could impair our managed companies and harm our operating results.
The current macroeconomic environment is characterized by labor shortages, high interest rates, persistent inflation, foreign currency exchange volatility, volatility in global capital markets and growing recession risk. We expect that the risks associated with our and our future managed companies’ businesses will be more severe during periods of economic slowdown or recession. Such managed companies may be susceptible to economic slowdowns or recessions. Economic slowdowns or recessions could lead to worse than expected performance at our managed companies, which could result in decreases in the performance-based fees we expect to be paid pursuant to our management agreements. These events could harm our operating results.
Changes in the laws or regulations governing the businesses of our managed companies and any failure by us or our managed companies to comply with these laws or regulations, could negatively affect the profitability of our operations or of our managed companies.
Any future managed companies will be subject to changing rules and regulations of federal and state governments, as well as the stock exchanges on which their equity securities are listed. These entities, including the Public Company Accounting Oversight Board, the SEC, the New York Stock Exchange and the Nasdaq Stock Market LLC have issued a significant number of new and increasingly complex requirements and regulations over the course of the last several years and continue to develop additional regulations. In particular, changes in the laws or regulations or the interpretations of the laws and regulations that apply to future managed companies could significantly affect their operations and their cost of doing business. Our managed companies will also be subject to federal, state and local laws and regulations and will be subject to judicial and administrative decisions that affect their operations. If these laws, regulations or decisions change, our managed companies may have to incur significant expenses in order to comply, or they might have to restrict their respective operations, in each case which may impact their financial condition and results of operations, which could adversely impact the management fees that we expect to receive in the future. In addition, if our managed companies do not comply with applicable laws, regulations and decisions, they or we could become subject to civil fines and criminal penalties, any of which could have a material adverse effect upon our business, financial condition and results of operations.
Our managed companies may experience cyber security incidents and are subject to cyber security risks.
We expect that the respective businesses of any future additional managed companies will rely on secure information technology systems for data processing, storage and reporting. The information technology systems of these companies may in the past have been, and may in the future be subject to, cyber-attacks, even if such companies design, implement and maintain effective security and controls. Cyber-attacks include, but are not limited to, gaining unauthorized access to digital systems (e.g., through “hacking,” malicious software coding, social engineering or “phishing” attempts) for purposes of misappropriating assets or sensitive information, corrupting data or causing operational disruption. Cyber-attacks may also be carried out in a manner that does not require gaining unauthorized access, such as causing denial-of-service attacks on websites (i.e., efforts to make network services unavailable to intended users). Employees of these companies may have been and may continue to be the target of fraudulent calls, emails and other forms of activities. Network, system, application and data breaches could result in operational disruptions or information misappropriation, which could have a material adverse effect on our managed companies’ respective businesses, results of operations and financial conditions.
Cyber security failures or breaches by other service providers (including, but not limited to, accountants, custodians, transfer agents and administrators) also have the ability to cause disruptions and impact business operations, potentially resulting in financial losses, impediments to trading, the inability of stockholders to transact business, violations of applicable privacy and other laws, regulatory fines, penalties, reputational damage, reimbursement or other compensation costs or additional compliance costs. In addition, substantial costs may be incurred in order to prevent any cyber incidents in the future. We cannot control the cyber security plans and systems put in place by our service providers and may not fully control the implementation and oversight of the security plans and systems of our managed companies. Even where such plans and systems exist, there are inherent limitations in such plans and systems including the possibility that certain risks have not been identified. Our managed companies could be negatively impacted as a result. The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. In addition, cyber-security has become a top priority for regulators around the world, and some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. If our managed companies fail to comply with the relevant laws and regulations, they could suffer financial losses, a disruption of operations in their respective businesses, liability to investors, regulatory intervention or reputational damage, each of which could adversely impact our management fees.
We may become involved in litigation, arbitration and governmental proceedings, including those stemming from third-party conduct beyond our control.
Our managed companies are and in the future may be, and we may in the future be, involved in or threatened with legal, arbitration and governmental proceedings or investigations from time to time in the ordinary course of business, including disputes with employees, competitors, customers, suppliers, competition authorities, regulators and other authorities, purported whistle-blowers or regulatory agencies concerning allegations of, among other things, breaches of contract, intellectual property infringement, logistics or manufacturing related topics, quality regulations, EH&S or employment issues, termination of business relationships or alleged or suspected violations of applicable laws in various jurisdictions. The outcome of potential future legal, arbitration and governmental proceedings is difficult to predict, and excessive verdicts do occur. If such proceedings are determined adversely to us or to our managed companies, we may be required to change our business practices or we may incur fines, penalties or monetary losses, some of which may be significant or could disrupt the operation of our business, and the financial performance of our managed companies may be adversely impacted, which may reduce our management fees. Exposure to litigation or other government action, whether directed at us, our customers, suppliers or managed companies, or our or their respective business partners, could also result in the distraction of management resources and adversely affect our reputation, which could have a material adverse effect on our business results, cash flows, financial condition or prospects. Additionally, we and our managed companies may be subject to investigations and extensive regulation by government agencies around the world. As a result, we expect that we may have interactions with government agencies on an ongoing basis. Criminal charges and substantial fines or civil penalties, as well as limitations on our ability to conduct business in applicable jurisdictions, could result from government investigations.
Risks Related to Ownership of Our Common Stock
Investing in our securities involves a high degree of risk and is highly speculative.
An investment in our securities may not be suitable for someone with a low risk tolerance. The market price and liquidity of the market for our securities may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include:
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volatility in the market price and trading volume of securities of companies in our sector or companies in the sectors in which our managed companies operate, which are not necessarily related to the operating performance of these companies;

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the inclusion or exclusion of our common stock from certain indices;

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changes in law, regulatory policies or tax guidelines or interpretations thereof;

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changes in earnings or variations in operating results;

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changes in the value of and the performance of our managed companies;

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departure of our key personnel;

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operating performance of companies comparable to us;

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short-selling pressure with respect to shares of our common stock;

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uncertainty surrounding the strength of the U.S. economic recovery;

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uncertainty between the U.S. and other countries with respect to trade policies, treaties and tariffs; and

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general economic trends and other external factors.

Certain provisions in our certificate of incorporation, bylaws and Delaware law may discourage takeovers and limit the power of our stockholders.
Our certificate of incorporation and bylaws, each of which will be in effect upon the completion of the Spin-Off, contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our Company or changes in our management that our stockholders may deem advantageous. In particular, our certificate of incorporation and bylaws:
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establish a classified board of directors so that not all members are elected at one time, which could delay the ability of stockholders to change the membership of a majority of our Board;

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permit our Board to establish the number of directors and fill any vacancies (including vacancies resulting from an expansion in the size of our board of directors);

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establish limitations on the removal of directors;

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authorize the issuance of “blank check” preferred stock that our Board could use to implement a stockholder rights plan;

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provide that our Board is expressly authorized to make, alter or repeal our bylaws;

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restrict the forum for certain litigation against us to Delaware;

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provide that stockholders may not act by written consent following the time when Resolute Compo Holdings and Resolute ManCo Holdings LLC (together with their respective affiliates and successors and assigns (other than the Company and its subsidiaries), collectively, “Investor”) cease to beneficially own at least 40% of the shares of our outstanding common stock, which time we refer to as the “Trigger Date,” which would require stockholder action to be taken at an annual or special meeting of our stockholders;

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prohibit stockholders from calling special meetings following the Trigger Date, which would delay the ability of our stockholders to force consideration of a proposal or to take action, including with respect to the removal of directors; and

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establish advance notice requirements for nominations for election to our Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Section 203 of the Delaware General Corporation Law, or the DGCL, prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person, individually or together with any other interested stockholder, who owns or within the last three years has owned 15% of our voting stock, unless the business combination is approved in a prescribed manner. We have elected to opt out of Section 203 of the DGCL. However, our certificate of incorporation will contain a provision that is of similar effect, except that it will exempt from its scope Investor, any direct or indirect transferee of Investor, any of their respective affiliates, any person managed by any member of Investor pursuant a management agreement or similar agreement, any successor of any of the foregoing persons or any “group”, or any member of any such “group”, to which such persons are a party under Rule 13d-5 of the Exchange Act, as described under “Description of Our Capital Stock — Anti-Takeover Provisions.”
Any provision of our certificate of incorporation, our bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of common stock and could also affect the price that some investors are willing to pay for our common stock. See “Description of Our Capital Stock — Anti-Takeover Provisions.”
Our certificate of incorporation will provide that certain courts in the State of Delaware or the federal district courts of the United States will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder to us or our stockholders, any action asserting a claim arising pursuant to the DGCL, our certificate of incorporation or our bylaws, or any action asserting a claim governed by the internal affairs doctrine. However, if the Court of Chancery within the State of Delaware lacks jurisdiction over such action, the action may be brought in another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then in the United States District Court for the District of Delaware. Additionally, our certificate of incorporation will state that the foregoing provision will not apply to claims arising under the Securities Act. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provisions will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. There is, however, uncertainty as to whether a court would enforce the exclusive forum provisions, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of our certificate of incorporation described above. The choice of forum provision may result in increased costs for investors to bring a claim. Further, the choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, other employees or stockholders, which may discourage such lawsuits against us and our directors, officers, other employees or stockholders. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings. If a court were to find the exclusive choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.
Our certificate of incorporation contains a provision renouncing our interest and expectancy in certain corporate opportunities that may prevent us from receiving the benefit of certain corporate opportunities.
Under our certificate of incorporation, neither Investor nor any of its affiliates, officers, directors, employees, agents, stockholders, members or partners will have any duty to refrain from engaging, directly or indirectly, in the same business activities, similar business activities or lines of business in which we or our managed companies operate. In addition, our certificate of incorporation provides that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, employee, agent, stockholder, member, partner or affiliate of Investor or their respective affiliates will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Investor or their respective affiliates, instead of to us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, agent, stockholder, member, partner or affiliate has directed to Investor or their respective affiliates. For example, certain directors of our Company who also serve as an officer, director, employee, agent, stockholder, member, partner or affiliate of Investor or its affiliates may pursue certain acquisitions or other opportunities that may be complementary to our business or the businesses of CompoSecure Holdings or our other managed companies from time to time and, as a result, such acquisition or other opportunities may not be available to us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by Investor to itself or its affiliates instead of to us. A description of our obligations related to corporate opportunities under our certificate of incorporation are more fully described in “Description of Our Capital Stock — Corporate Opportunity.”
We will be an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make shares of our common stock less attractive to investors.
We will be an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We plan to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us as long as we qualify as an emerging growth company. Additionally, the JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We could remain an “emerging growth company” for up to five years from the date of the consummation of the Spin-Off, or until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion; (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company.
We are a smaller reporting company, and the reduced reporting requirements applicable to smaller reporting companies may make our common stock less attractive to investors.
We are a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. For as long as we continue to be a smaller reporting company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including reduced financial statement and other financial information disclosure and reduced disclosure obligations regarding executive compensation in our annual and periodic reports and proxy statements. We will remain a smaller reporting company as long as either (i) the market value of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700 million. Our public float is measured as of the last business day of our most recently completed second fiscal quarter, and annual revenues are as of the most recently completed fiscal year for which audited financial statements are available. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile than that of an otherwise comparable company that does not avail itself of the same or similar exemptions.
Following the Spin-Off, we could incur substantial additional costs and experience temporary business interruptions, such costs may increase when we cease to be an emerging growth company or if we cease to be a smaller reporting company, and we may not be adequately prepared to meet the requirements of an independent, publicly traded company on a timely or cost-effective basis.
In connection with the Spin-Off, we have been implementing information technology and other infrastructure to support certain of our business functions necessary to perform our management functions and those of CompoSecure Holdings and other potential managed companies, including accounting and financial reporting, human resources and personnel, legal and compliance and communications. We currently anticipate incurring $12 million to $15 million of costs to build out this infrastructure and hire personnel. We may incur substantially higher costs than currently anticipated. If we are unable to transition effectively, we may incur temporary interruptions in business operations. Any delay in implementing, or operational interruptions suffered while implementing, our new information technology infrastructure could disrupt our business and have a material adverse effect on our results of operations.
In addition, in connection with the Spin-Off, we will be directly subject to reporting and other obligations under the Exchange Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. Under the Sarbanes-Oxley Act, we will be required to maintain effective disclosure controls and procedures and to conduct annual management assessments of the effectiveness of our internal control over financial reporting, and once we cease to be an emerging growth company and a smaller reporting company, a report by our independent registered public accounting firm on the effectiveness of internal control over financial reporting. To comply with these requirements, we may need to upgrade our systems and those of CompoSecure Holdings and our other managed companies, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. These reporting and other obligations may place significant demands on management, administrative and operational resources, including accounting systems and resources. If we are unable to upgrade such financial and management controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired, and we may be unable to conclude that our internal control over financial reporting is effective. If we are not able to comply with the requirements of the Sarbanes-Oxley Act in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of shares of our common stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.
Moreover, we cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we were to conclude, and our auditors were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, because of its inherent limitations, internal control over financial reporting might not prevent or detect fraud or misstatements. This, in turn, could have an adverse impact on trading prices for shares of our common stock and could adversely affect our ability to access the capital markets.
Risks Related to the Spin-Off
No market for our common stock currently exists and an active trading market may not develop or be sustained after the Spin-Off. Following the Spin-Off, our stock price may fluctuate significantly, and there can be no assurance that the combined trading prices of our and CompoSecure common stock would exceed the trading price of CompoSecure common stock absent the Spin-Off.
There is currently no public market for our common stock. In connection with the Spin-Off, we have applied to list our common stock on The Nasdaq Stock Market LLC. We anticipate that before the Distribution Date, trading of shares of our common stock will begin on a “when-issued” basis and this trading will continue through the Distribution Date. However, an active trading market for our common stock may not develop as a result of the Spin-Off or may not be sustained in the future. The lack of an active market may make it more difficult for stockholders to sell our shares and could lead to our share price being depressed or volatile.
We cannot predict the prices at which our common stock may trade after the Spin-Off or whether the combined trading prices of a share of our common stock and a share of CompoSecure common stock will be less than, equal to or greater than the trading price of a share of CompoSecure common stock prior to the Spin-Off. The market price of our common stock may fluctuate widely depending on many factors, some of which may be beyond our control. Additionally, our stockholders may seek to sell shares of our common stock to cover anticipated tax liabilities in connection with the Spin-Off, which could lead further to our share price being depressed or volatile. See “The Spin-Off will be taxable and holders of CompoSecure common stock will recognize taxable income, and the resulting tax liability to holders of CompoSecure common stock may exceed the amount of cash received in the Spin-Off in lieu of fractional shares.”
Furthermore, our business profile and market capitalization may not fit the investment objectives of some CompoSecure stockholders and, as a result, these CompoSecure stockholders may sell their shares of our common stock after the Spin-Off. Low trading volume for our stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on our stock price volatility. Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against us. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.
The Spin-Off will be taxable and holders of CompoSecure common stock will recognize taxable income, and the resulting tax liability to holders of CompoSecure common stock may exceed the amount of cash received in the Spin-Off in lieu of fractional shares.
The Spin-Off will be treated as a taxable distribution with respect to CompoSecure common stock for U.S. federal income tax purposes. Accordingly, each U.S. holder who receives our common stock in the Spin-Off will generally be treated as receiving a distribution in an amount equal to the fair market value of our common stock received, which will generally result in: (i) a taxable dividend to the U.S. holder to the extent of that U.S. holder’s pro rata share of CompoSecure’s current or accumulated earnings and profits; (ii) a reduction in the U.S. holder’s basis (but not below zero) in CompoSecure common stock to the extent the amount received exceeds the stockholder’s share of CompoSecure’s earnings and profits; and (iii) taxable gain from the exchange of CompoSecure common stock to the extent the amount received exceeds the sum of the U.S. holder’s share of CompoSecure’s earnings and profits and the U.S. holder’s basis in its CompoSecure common stock. A Non-U.S. holder generally will be subject to U.S. federal income tax withholding at a rate of 30% (or a lower rate under an applicable income tax treaty) with respect to the portion of the Spin-Off that is treated as a taxable dividend unless certain exceptions apply. Since the determination of the portion of the Spin-Off that is treated as a taxable dividend will not be completed until after the closing of the current taxable year, it is possible that a broker, dealer, bank or other custodian that holds CompoSecure common stock beneficially owned by a Non-U.S. holder may withhold at a rate of 30% (or a lower rate under an applicable income tax treaty) on the entire amount of the distribution, even if it is later determined that only a portion of the distribution was a taxable dividend. For more information, see the discussion below under “Material U.S. Federal Income Tax Consequences.”
Substantial sales of our common stock may occur in connection with the Spin-Off, or in the future, which could cause our stock price to decline or be volatile.
CompoSecure stockholders other than our affiliates, including Resolute Compo Holdings, that receive shares of our common stock in the Spin-Off may sell those shares immediately in the public market. It is likely that some CompoSecure stockholders will sell their shares of our common stock received in the Spin-Off if, for reasons such as our business profile or market capitalization as an independent company, we do not fit their investment objectives, to cover anticipated taxes in connection with the Spin-Off or, in the case of index funds, if we are not a participant in the index in which they are investing. The sales of significant amounts of our common stock or the perception in the market that such sales might occur may decrease the market price of our common stock.
The rights associated with our common stock will differ from the rights associated with CompoSecure common stock.
Upon completion of the Spin-Off, the rights of CompoSecure stockholders who become our stockholders will be governed by our certificate of incorporation, our bylaws and Delaware law. The rights associated with the CompoSecure common stock are different from the rights associated with our common stock. Material differences between the rights of stockholders of CompoSecure and the rights of our stockholders include differences with respect to, among other things, anti-takeover measures. See “Description of Our Capital Stock.”
We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.
We may be unable to achieve the full strategic and financial benefits expected to result from the Spin-Off, or such benefits may be delayed or not occur at all, for a variety of reasons, including that the completion of the Spin-Off and compliance with the requirements of being an independent, publicly traded company will require significant amounts of our management’s time and effort, which may divert management’s attention from managing the affairs of our managed companies and operating and growing our business. We believe that operating as an independent, publicly trading company, will enable, among other things, the necessary hiring of a team of analysts and operators required to accelerate organic growth, enhance margins and execute acquisitions in the most value-accretive way for stockholders, provide the management expertise required to diversify CompoSecure’s customer and end-market concentration through acquisitions, unlock the standalone value of Resolute Holdings’ management platform and its contractually provided fee stream, align the interests of all stockholders through pro rata ownership in both CompoSecure and Resolute Holdings, and allow investors to better evaluate the growth and profitability potential of Resolute Holdings as a management company separate from CompoSecure as a diversified operating business. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, financial condition, cash flows and results of operations could be adversely affected.

We or CompoSecure may fail to perform under various transaction agreements that will be executed as part of the separation.
In connection with the separation, and prior to the Spin-Off, we and CompoSecure, including CompoSecure Holdings, will enter into various transaction agreements related to the Spin-Off. We will rely on CompoSecure or CompoSecure Holdings, as applicable, to satisfy its respective performance obligations under these agreements. If we, CompoSecure or CompoSecure Holdings are unable to satisfy our or its respective obligations under these agreements, including indemnification obligations, our business, results of operations, cash flows and financial condition could be adversely affected. See “Certain Relationships and Related Party Transactions.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements contained in this Information Statement may constitute “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are based on our current assumptions regarding future business and financial performance. These statements by their nature address matters that are uncertain to different degrees. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “estimates,” “intends,” “plans,” “projects,” and similar expressions, may identify such forward-looking statements. Any forward-looking statement in this Information Statement speaks only as of the date on which it is made. Although we believe that the forward-looking statements contained in this Information Statement are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results, cash flows or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:
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the competitive environment in which we currently or intend to operate;

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our strategy, outcomes and growth prospects;

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general economic trends and trends in the industry and markets in which we and our managed companies operate;

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our and our managed companies’ business dealings involving third-party partners in various markets;

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the risks from our entry into the CompoSecure Management Agreement and management agreements with other managed companies, including risks relating to due diligence, negotiation, performance, fee payment and termination;

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the risk that our managed companies will fail to perform as we expect and the resulting impacts on the management fees we expect to receive;

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our ability to identify and successfully negotiate and integrate into CompoSecure Holdings or our other managed companies future business acquisitions and investment opportunities;

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our ability to develop and deploy the Resolute Operating System at CompoSecure Holdings and our other managed companies;

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our ability to attract and retain personnel, including key members of our management;

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the ability of CompoSecure Holdings to grow and manage growth profitably, maintain relationships with its customers, compete within its industry and retain its key employees;

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the possibility that CompoSecure Holdings may be adversely impacted by other economic, business and/or competitive factors;

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future exchange and interest rates;

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damage to our reputation;

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our ability to comply with extensive, complex and increasing legal and regulatory requirements;

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cybersecurity and privacy considerations;

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legal proceedings and investigatory risks, including the outcome of any legal proceedings that may be instituted against CompoSecure Holdings or others;

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tax matters;

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CompoSecure’s failure to complete the Spin-Off as planned or at all;

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our failure to manage the transition to a stand-alone public company; and

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certain factors discussed elsewhere in this Information Statement.

These and other factors are more fully discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in this Information Statement. Those cautionary statements are not exclusive and are in addition to other factors discussed elsewhere in this Information Statement. Except as required by law, we assume no obligation to update or revise any forward-looking statements.

THE SPIN-OFF
Background
On August 7, 2024, CompoSecure and Resolute Holdings I, LP, an investment firm led by David Cote and Thomas R. Knott, announced that certain holders of CompoSecure’s previously outstanding Class B common stock had entered into stock purchase agreements with affiliates of Resolute Compo Holdings, including Tungsten 2024 LLC (collectively, “Resolute”). Pursuant to the terms of the stock purchase agreements, each Class B stockholder party thereto (each, a “Selling Holder”) agreed with Resolute to (i) exchange all of such Selling Holder’s Class B Common Units of CompoSecure Holdings for shares of CompoSecure common stock (with all of such Selling Holder’s shares of Class B common stock being automatically cancelled for no consideration upon such exchange by operation of CompoSecure’s certificate of incorporation) and (ii) subsequently sell to Tungsten 2024 LLC an agreed number of shares of CompoSecure common stock to be owned by the Selling Holder immediately following such exchange (the “Resolute Transaction”). The Resolute Transaction was completed on September 17, 2024.
On December 30, 2024, CompoSecure announced that the CompoSecure Board unanimously approved a plan to establish and subsequently spin off an operating management business, which we refer to as Resolute Holdings, as an independent publicly traded company in the form of a taxable distribution. In connection with the Spin-Off, Resolute Holdings will enter into the CompoSecure Management Agreement with CompoSecure Holdings, which will have an initial term of 10 years, subject to autorenewal, to manage the business of CompoSecure, which is operated through a subsidiary of CompoSecure Holdings. Resolute Holdings will manage the day-to-day business and operations and oversee the strategy of CompoSecure Holdings and its controlled affiliates, and provide its expertise to enhance organic growth, identify opportunities for continuous improvement and implement David Cote’s playbook of operational excellence. Resolute Holdings will also support the identification, negotiation and integration of future business acquisitions and investment opportunities.
On February 28, 2025, the Distribution Date, each CompoSecure stockholder will receive one share of our common stock for every twelve shares of CompoSecure common stock held at close of business on the record date of February 20, 2025. Following the Spin-Off, we will operate independently from CompoSecure. No approval of CompoSecure’s stockholders is required in connection with the Spin-Off, and CompoSecure’s stockholders will not have any appraisal rights in connection with the Spin-Off.
Completion of the Spin-Off is subject to the satisfaction, or the CompoSecure Board’s waiver, to the extent permitted by law, of a number of conditions. In addition, CompoSecure may at any time until the Spin-Off decide to abandon the Spin-Off or modify or change the terms of the Spin-Off. For a more detailed discussion, see “— Conditions to the Spin-Off.”
Reasons for the Spin-Off
The CompoSecure Board believes that investors will value Resolute Holdings’ operating management capabilities more favorably if conducted through a stand-alone company than residing within the legacy strategy at CompoSecure. The potential benefits considered by the CompoSecure Board in making the determination to consummate the Spin-Off of its management functions included the following:
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Enabling the necessary hiring of a team of analysts and operators required to accelerate organic growth, enhance margins and execute acquisitions in the most value-accretive way for stockholders;

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Providing the management expertise required to diversify CompoSecure’s customer and end-market concentration through acquisitions, addressing an existing overhang noted by public investors;

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Unlocking the stand-alone value of Resolute Holdings’ management platform and its contractually provided fee stream, which the CompoSecure Board expects will be stable and recurring over a lengthy duration and will grow commensurate with the success of CompoSecure’s business, creating incremental equity value for stockholders;

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Aligning the interests of all stockholders through pro rata ownership in both CompoSecure and Resolute Holdings, allowing them to participate in the growth and value creation at both companies over time; and

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Allowing investors to better evaluate the growth and profitability potential of Resolute Holdings as a management company separate from CompoSecure as a diversified operating business.

The CompoSecure Board believes that the aggregate value of CompoSecure and Resolute Holdings will increase over time relative to the stand-alone value of CompoSecure prior to the announcement of the planned Spin-Off, as the Spin-Off will permit investors to invest separately in Resolute Holdings and in the operating businesses of CompoSecure. This structure may also make CompoSecure and the Resolute Holdings common stock more attractive to investors as compared to CompoSecure’s common stock before the Spin-Off because the stock would become available to a broader base of investors who seek an investment that offers the growth, risk, and sector prospects of either Resolute Holdings or CompoSecure, but not that of the combined company.
The CompoSecure Board also considered factors that might have a negative effect on CompoSecure attributable to the Spin-Off. For example, there can be no assurance as to the future market prices of the common stock of either CompoSecure or Resolute Holdings. Additionally, certain factors such as a lack of Resolute Holdings’ historical financial and performance data as an independent public company may limit investors’ ability to appropriately value the Company’s common stock. Further, Resolute Holdings is expected to initially operate with limited profitability due to the initial resource investment required to build the capabilities to perform its duties required by the CompoSecure Management Agreement. For more discussion on the risks associated with the Spin-Off, please refer to “Risk Factors.”
In determining whether to effect the Spin-Off, the CompoSecure Board considered the costs and risks associated with the transaction, including the costs associated with preparing Resolute Holdings to become an independent, publicly traded company, the risk of volatility in our stock price immediately following the Spin-Off due to sales by CompoSecure stockholders whose investment objectives may no longer be met by shares of our common stock, the time it may take for us to attract our optimal stockholder base, the possibility of disruptions in our business as a result of the Spin-Off and the risk that the combined trading prices of shares of our common stock and the shares of CompoSecure common stock after the Spin-Off may drop below the trading price of shares of CompoSecure common stock before the Spin-Off. Notwithstanding these costs and risks, taking into account the factors discussed above, CompoSecure determined that the Spin-Off provided the best opportunity to achieve the above benefits and enhance long-term stockholder value. Please refer to the “Risk Factors — Risks Related to the Spin-Off” elsewhere in this Information Statement for additional considerations.
When and How You Will Receive Our Shares
CompoSecure will distribute to its stockholders, as a pro rata distribution, one share of our common stock for every twelve shares of CompoSecure common stock outstanding as of February 20, 2025, the Record Date of the Spin-Off.
Prior to the Spin-Off, CompoSecure will deliver all of the issued and outstanding shares of our common stock to the distribution agent. Continental Stock Transfer & Trust Company will serve as distribution agent in connection with the Spin-Off and as transfer agent and registrar for our common stock.
If you own CompoSecure common stock as of the close of business on the Record Date, and you retain your entitlement to receive the shares of our common stock through the Distribution Date, the shares of our common stock that you are entitled to receive in the Spin-Off will be issued to your account as follows:
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Registered stockholders.   If you own your shares of CompoSecure common stock directly through CompoSecure’s transfer agent, you are a registered stockholder. In this case, the distribution agent will credit the whole shares of our common stock you receive in the Spin-Off by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to stockholders, as is the case in the Spin-Off. You will be able to access information regarding your book-entry account for our shares at Continental Stock Transfer & Trust Company by calling 1-800-509-5586.

Commencing on or shortly after the Distribution Date, the distribution agent will mail you an account statement that indicates the number of whole shares of our common stock that have been registered in book-entry form in your name. We expect it will take the distribution agent up to two weeks after the Distribution Date to complete the distribution of the shares of our common stock and mail statements of holding to all registered stockholders.
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“Street name” or beneficial stockholders.   If you own your shares of CompoSecure common stock beneficially through a bank, broker or other nominee, the bank, broker or other nominee holds the shares in “street name” and records your ownership on its books. In this case, your bank, broker or other nominee will credit your account with the whole shares of our common stock that you receive in the Spin-Off on or shortly after the Distribution Date. We encourage you to contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”

If you sell any of your shares of CompoSecure common stock after the Record Date but on or before the Distribution Date, the buyer of those shares, rather than you, may in some circumstances be entitled to receive the shares of our common stock to be distributed in respect of the shares of CompoSecure common stock you sold. See “— Trading Prior to the Distribution Date.”
We are not asking CompoSecure stockholders to take any action in connection with the Spin-Off. We are not asking you for a proxy and request that you not send us a proxy. We are also not asking you to make any payment or surrender or exchange any of your shares of CompoSecure common stock for shares of our common stock. The number of outstanding shares of CompoSecure common stock will not change as a result of the Spin-Off.
Number of Shares You Will Receive
On the Distribution Date, you will be entitled to receive one share of our common stock for every twelve shares of CompoSecure common stock that you hold on the record date.
Treatment of Fractional Shares
The distribution agent will not distribute any fractional shares of our common stock in connection with the Spin-Off. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of CompoSecure stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees, transfer taxes and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). The distribution agent will, in its sole discretion, without any influence by CompoSecure or us, determine when, how, through which broker-dealer and at what price to sell the whole shares. The distribution agent is not, and any broker-dealer used by the distribution agent will not be, an affiliate of either CompoSecure or us.
The distribution agent will send to each registered holder of CompoSecure common stock entitled to a fractional share a check in the cash amount deliverable in lieu of that holder’s fractional share as soon as practicable following the Distribution Date. We expect the distribution agent to take about two weeks after the Distribution Date to complete the distribution of cash in lieu of fractional shares to CompoSecure stockholders. If you hold your shares through a bank, broker or other nominee, your bank, broker or nominee will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales. No interest will be paid on any cash you receive in lieu of a fractional share. The cash you receive in lieu of a fractional share will generally be taxable to you for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Spin-Off.”
Results of the Spin-Off
After the Spin-Off, we will be an independent, publicly traded company. Immediately following the Spin-Off, we expect to have approximately 8,486,415 shares of our common stock outstanding, based on the number of CompoSecure shares of common stock outstanding on February 5, 2025. The actual number of shares of our common stock CompoSecure will distribute in the Spin-Off will depend on the actual number of shares of CompoSecure common stock outstanding on the Record Date, which will reflect any issuance of new shares, vesting of equity awards, or exercises of outstanding options pursuant to CompoSecure’s equity plans, and any repurchase of CompoSecure shares by CompoSecure under its common stock repurchase program, on or prior to the Record Date. Shares of CompoSecure common stock held by CompoSecure as treasury shares will not be considered outstanding for purposes of, and will not be entitled to participate in, the Spin-Off. The Spin-Off will not affect the number of outstanding shares of CompoSecure common stock or any rights of CompoSecure stockholders. However, following the Spin-Off, the equity value of CompoSecure will no longer reflect the value of the management functions that will be performed by Resolute Holdings pursuant to the CompoSecure Management Agreement or the management fees payable thereunder. Although CompoSecure believes that our separation from CompoSecure offers its stockholders the greatest long-term value, there can be no assurance that the combined trading prices of the CompoSecure common stock and our common stock will equal or exceed what the trading price of CompoSecure common stock would have been in absence of the Spin-Off.
Before our separation from CompoSecure, we intend to enter into the CompoSecure Management Agreement and several agreements with CompoSecure, including the Separation and Distribution Agreement. Together, these agreements will govern the relationship between us and CompoSecure up to and after completion of the Spin-Off and allocate between us and CompoSecure various assets, liabilities, rights and obligations, including employee benefits and tax-related liabilities. We describe these arrangements in greater detail under “Certain Relationships and Related Party Transactions.”
Listing and Trading of Our Common Stock
As of the date of this Information Statement, we are a wholly owned subsidiary of CompoSecure. Accordingly, no public market for our common stock currently exists, although a “when-issued” market in our common stock may develop prior to the Spin-Off. See “— Trading Prior to the Distribution Date” below for an explanation of a “when-issued” market. We have applied to list our shares of common stock on The Nasdaq Stock Market LLC under the ticker symbol “RHLD.” Following the Spin-Off, CompoSecure common stock will continue to trade on the Nasdaq Global Market under the ticker symbol “CMPO.”
Although CompoSecure believes that our separation from CompoSecure offers its stockholders the greatest long-term value, neither we nor CompoSecure can assure you as to the trading price of CompoSecure common stock or our common stock after the Spin-Off, or as to whether the combined trading prices of our common stock and the CompoSecure common stock after the Spin-Off will equal or exceed the trading prices of CompoSecure common stock prior to the Spin-Off. The trading price of our common stock may fluctuate significantly following the Spin-Off.
The shares of our common stock distributed to CompoSecure stockholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by, or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(a)(1) of the Securities Act or Rule 144 thereunder.
Trading Prior to the Distribution Date
We expect a “when-issued” market in our common stock to develop as early as the Record Date for the Spin-Off and continue up to and including the Distribution Date. “When-issued” trading refers to a sale or purchase made conditionally on or before the Distribution Date because the securities of the spun-off entity have not yet been distributed. If you own shares of CompoSecure common stock at the close of business on the Record Date, you will be entitled to receive shares of our common stock in the Spin-Off. You may trade this entitlement to receive shares of our common stock, without the shares of CompoSecure common stock you own, on the “when-issued” market. We expect “when-issued” trades of our common stock to settle within one trading day after the Distribution Date. On the first trading day following the Distribution Date, we expect that “when-issued” trading of our common stock will end and “regular-way” trading will begin.

We also anticipate that, as early as the Record Date and continuing up to and including the Distribution Date, there will be two markets in CompoSecure common stock: a “regular-way” market and an “ex-distribution” market. Shares of CompoSecure common stock that trade on the regular-way market will trade with an entitlement to receive shares of our common stock in the Spin-Off. Shares that trade on the ex-distribution market will trade without an entitlement to receive shares of our common stock in the Spin-Off. Therefore, if you sell shares of CompoSecure common stock in the regular-way market up to and including the Distribution Date, you will be selling your right to receive shares of our common stock in the Spin-Off. However, if you own shares of CompoSecure common stock at the close of business on the Record Date and sell those shares on the ex-distribution market up to and including the Distribution Date, you will still receive the shares of our common stock that you would otherwise be entitled to receive in the Spin-Off.
If “when-issued” trading occurs, the listing for our common stock is expected to be under a trading symbol different from our regular-way trading symbol. We will announce our “when-issued” trading symbol when and if it becomes available. If the Spin-Off does not occur, all “when-issued” trading will be null and void.
Conditions to the Spin-Off
We expect that the Spin-Off will be effective on the Distribution Date, provided that the following conditions shall have been satisfied or waived by CompoSecure:
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the CompoSecure Board shall have approved the Spin-Off and not withdrawn such approval and shall have declared the dividend of our common stock to CompoSecure stockholders;

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the Separation and Distribution Agreement, as well as the ancillary agreements contemplated by the Separation and Distribution Agreement, shall have been executed by each party to those agreements;

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the SEC shall have declared effective our Registration Statement on Form 10, of which this Information Statement is a part, under the Exchange Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

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our common stock shall have been accepted for listing on a national securities exchange approved by CompoSecure, subject to official notice of issuance;

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no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Spin-Off shall be in effect, and no other event outside the control of CompoSecure shall have occurred or failed to occur that prevents the consummation of the Spin-Off;

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no other events or developments shall have occurred prior to the Spin-Off that, in the judgment of the CompoSecure Board, would result in the Spin-Off having a material adverse effect on CompoSecure or its stockholders;

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prior to the Distribution Date, a Notice of Internet Availability of this Information Statement or this Information Statement shall have been mailed to the holders of CompoSecure common stock as of the Record Date; and

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certain other conditions set forth in the Separation and Distribution Agreement.

Any of the above conditions may be waived by the CompoSecure Board to the extent such waiver is permitted by law. If the CompoSecure Board waives any condition prior to the effectiveness of the Registration Statement on Form 10, of which this Information Statement forms a part, or change the terms of the Spin-Off, and the result of such waiver or change is material to CompoSecure stockholders, we will file an amendment to the Registration Statement on Form 10, of which this Information Statement forms a part, to revise the disclosure in the Information Statement accordingly. In the event that CompoSecure waives a condition or changes the terms of the Spin-Off after this Registration Statement on Form 10 becomes effective and such waiver or change is material to CompoSecure stockholders, we would communicate such waiver or change to CompoSecure’s stockholders by filing a Form 8-K describing the waiver or change.

The fulfillment of the above conditions will not create any obligation on CompoSecure’s part to complete the Spin-Off. We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the approval for listing of our common stock and the SEC’s declaration of the effectiveness of the Registration Statement, in connection with the Spin-Off. CompoSecure may at any time until the Spin-Off decide to abandon the Spin-Off or modify or change the terms of the Spin-Off.
Reasons for Furnishing This Information Statement
We are furnishing this Information Statement solely to provide information to CompoSecure’s stockholders who will receive shares of our common stock in the Spin-Off. You should not construe this Information Statement as an inducement or encouragement to buy, hold or sell any of our securities or any securities of CompoSecure. We believe that the information contained in this Information Statement is accurate as of the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and neither we nor CompoSecure undertakes any obligation to update the information except in the normal course of our and CompoSecure’s public disclosure obligations and practices.

DIVIDEND POLICY
As an independent, publicly traded company, we will be determining the optimal allocation of capital to achieve our strategy and deliver competitive returns to our stockholders, including whether to pay cash dividends to our stockholders. The timing, declaration, amount and payment of future dividends to stockholders, if any, will fall within the discretion of our Board. Among the items we will consider when establishing a dividend policy will be our capital needs and opportunities to retain future earnings for use in the operation of our business and to fund future growth. There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence the payment of dividends.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The unaudited pro forma condensed consolidated financial statements presented in this Information Statement were prepared in accordance with Article 11 of the Securities and Exchange Commission’s Regulation S-X. Defined terms included in the pro forma condensed consolidated financial information have the same meaning as terms defined elsewhere in this Information Statement.
The unaudited pro forma condensed consolidated balance sheet as of September 30, 2024 reflects the Pro Forma Transactions (as defined below) as if they occurred on such date. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2024 and for the year ended December 31, 2023 reflect the Pro Forma Transactions as if they occurred on January 1, 2023, the beginning of the earliest period presented in the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited financial statements of Resolute Holdings as of September 30, 2024, the audited financial statements of CompoSecure Holdings for the year ended December 31, 2023, and the unaudited interim financial statements of CompoSecure Holdings as of and for the nine months ended September 30, 2024, each included elsewhere in this Information Statement.
The unaudited pro forma condensed consolidated financial statements include adjustments (collectively, the “Pro Forma Transactions”) to reflect the following:
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the anticipated post-Spin-Off capital structure, consisting of the issuance of approximately shares of our common stock to holders of CompoSecure common stock in connection with the Spin-Off;

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the impact of the CompoSecure Management Agreement and the Separation and Distribution Agreement to be entered into in connection with the Spin-Off (see “Certain Relationships and Related Party Transactions”);

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transaction and incremental costs expected to be incurred as an autonomous entity and specifically related to the Spin-Off; and

•
other adjustments described in the notes to the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements below are for illustrative and informational purposes only and do not purport to represent what our financial position and results of operations would have been had the Pro Forma Transactions occurred on the dates indicated, nor are they necessarily indicative of our future financial position and future results of operations. The Pro Forma Transactions are based on available information and assumptions that management believes are reasonable; however, such adjustments are subject to change. The unaudited pro forma condensed consolidated financial statements do not necessarily represent the financial position or results of operations of Resolute Holdings had it operated as a standalone company during the period or at the date presented. As a result, known autonomous entity adjustments have been reflected in the unaudited pro forma condensed consolidated financial statements.
The unaudited pro forma condensed consolidated financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See the sections “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements,” included elsewhere in this Information Statement.
Within the financial statements and tables presented, certain columns and rows may have rounding differences due to the use of rounded numbers for disclosure purposes.

Resolute Holdings Management, Inc
Unaudited Condensed Consolidated Pro Forma Balance Sheet
As of September 30, 2024
(in thousands)
	Resolute Holdings	CompoSecure Holdings, L.L.C.	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$—	$44,815	$10,000	a	$—		$44,815
			(10,000)	a
Accounts receivable, net	—	43,799	—		—		43,799
Inventories	—	55,090	—		—		55,090
Prepaid expenses and other current assets	—	3,606	—		—		3,606
Total current assets	—	147,310	—		—		147,310
Property and equipment, net	—	23,062	—		—		23,062
Right of use assets, net	—	5,929	—		1,378	g	7,307
Derivative asset – interest rate swap	—	2,775					2,775
Due from parent	—	49,374	—		—		49,374
Deposits and other assets	—	1,762	—		—		1,762
Total assets	$—	$230,212	$—		$1,378		$231,590
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$—	$8,018	$—		$—		$8,018
Accrued expenses	—	17,216	8,842	b	—		26,058
Commission payable	—	2,967	—		—		2,967
Bonus payable	—	7,732	—		—		7,732
Current portion of long-term debt	—	10,000	—		—		10,000
Other current liabilities	—	2,070	—		—		2,070
Total current liabilities	—	48,003	8,842		—		56,845
Long-term debt, net of deferred finance costs	—	188,149	—		—		188,149
Convertible notes, net of debt discount	—	128,220	—		—		128,220
Lease liabilities, operating	—	4,490	—		1,378	g	5,868
Total liabilities	—	368,862	8,842		1,378		379,082

Member’s capital	—	88,328	(88,328)	c	—		—
			—		—		—
Common stock			1	d	—		1
Additional paid-in capital	—	—	10,000	a	—		88,327
			(10,000)	a
			(1)	d
			88,328	c
Accumulated other comprehensive income	—	2,775	—		—		2,775
Accumulated deficit	—	(229,753)	(8,842)	b	—		(238,595)
Total stockholders’ deficit	—	(138,650)	(8,842)		—		(147,492)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$—	$230,212	$—		$1,378		$231,590
See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Resolute Holdings Management, Inc
Unaudited Condensed Consolidated Pro Forma Statement of Operations
Nine Months Ended September 30, 2024
(in thousands, except share and per share amounts)
	Resolute Holdings	CompoSecure Holdings, L.L.C.	Transaction Accounting Adjustments	Autonomous Entity Adjustments		Pro Forma
Net sales	$—	$319,712	$—	$9,905	h	$319,712
			—	$(9,905)	h
Cost of sales	—	153,019	—	—		153,019
Gross profit	—	166,693	—	—		166,693
Operating expenses
Selling, general and administrative	—	68,012	—	9,905	h	77,617
			—	(9,905)	h
			—	7,069	i
			—	215	j
			—	2,321	k
Income from operations	—	98,681	—	(9,605)		89,076
Other (expense) income
Change in fair value of derivative liability – convertible notes redemption make-whole provision	—	425	—	—		425
Interest expense, net	—	(15,924)	—	—		(15,924)
Loss on extinguishment of debt		(148)				(148)
Amortization of deferred financing costs	—	(908)	—	—		(908)
Total other (expense), net	—	(16,555)	—	—		(16,555)
Income before taxes	—	82,126	—	(9,605)		72,521
Income tax benefit (expense)	—	—	—	2,737	l	2,737
Net income	$—	$82,126	$—	$(6,868)		$75,258
Income attributable to non-controlling interest						$72,221
Income attributable to Resolute Holdings, Management, Inc.						$3,037
Net income per share attributable to Common stockholders (Note m)
Basic						$0.45
Diluted.						$0.38
Weighted average shares used to compute net income per share attributable to Common stockholders (Note m)
Basic						6,804,039
Diluted						7,936,338
See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Resolute Holdings Management, Inc
Unaudited Condensed Consolidated Pro Forma Statement of Operations
Twelve Months Ended December 31, 2023
(in thousands, except share and per share amounts)
	Resolute Holdings	CompoSecure Holdings, L.L.C.	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
Net sales	$—	$390,629	$—		$12,318	h	$390,629
					(12,318)	h
Cost of sales	—	181,547	—		—		181,547
Gross profit	—	209,082	—		—		209,082
Operating expenses
Selling, General and administrative	—	83,547	8,842	e	12,318	h	105,227
					(12,318)	h
			—		9,426	i
			—		292	j
			—		3,120	k
Income from operations	—	125,535	(8,842)		(12,838)		103,855
Other (expense)
Change in fair value of derivative liability – convertible notes and redemption make-whole provision	—	(139)	—		—		(139)
			—		—		—
Interest expense, net	—	(22,586)	—		—		(22,586)
Amortization of deferred financing costs	—	(1,608)	—		—		(1,608)
Total other (expense), net	—	(24,333)	—		—		(24,333)
Income before taxes	—	101,202	(8,842)		(12,838)		79,522
Income tax (expense) benefit	—	—	2,520	f	3,659	l	6,179
Net income	$—	$101,202	$(6,322)		$(9,179)		$85,701
Income attributable to non-controlling interest							$88,884
Income attributable to Resolute Holdings Management, Inc.							$(3,183)
Net income per share attributable to Common stockholders (Note m)
Basic							$(0.49)
Diluted.							$(0.49)
Weighted average shares used to compute net income per share attributable to Common stockholders (Note m)
Basic							6,551,608
Diluted							6,551,608
See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Resolute Holdings Management, Inc.
Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements
1.   Basis of Presentation
The unaudited pro forma condensed consolidated financial statements were prepared in accordance with Article 11 of the Securities and Exchange Commission’s Regulation S-X. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited financial statements of Resolute Holdings as of September 30, 2024, included elsewhere in this Information Statement. Resolute Holdings was formed on September 27, 2024 and has had no activity since formation.
In accordance with ASC 810, for financial reporting purposes, Resolute Holdings is required to consolidate the financial statements of CompoSecure Holdings under U.S. GAAP. The historical financial information of CompoSecure Holdings presented herein has been derived from the audited financial statements of CompoSecure Holdings for the year ended December 31, 2023 and from the unaudited interim financial statements of CompoSecure Holdings as of and for the nine months ended September 30, 2024 included elsewhere in this Information Statement.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this Information Statement. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
2.   Transaction Accounting Adjustments:
Balance sheet
(a)
Represents $10 million in funding by CompoSecure Holdings for working capital. The transfer of funds between Resolute Holdings and CompoSecure Holdings is eliminated in consolidation as reflected in the pro forma presentation.

(b)
Represents the accrual of transaction costs associated with the Spin-Off. As Resolute Holdings was formed on September 27, 2024, no transaction costs were incurred in the historical period presented. Transaction costs are anticipated to be incurred by CompoSecure Holdings and Resolute Holdings during the fourth quarter of 2024 and through the Spin-Off. Transaction costs are comprised of legal, advisory, banking and other professional fees.

(c)
To reclassify members capital to additional paid-in-capital.

(d)
To adjust shares of CompoSecure common stock outstanding for the shares distributed to Resolute Holdings pursuant to the Separation and Distribution Agreement. We have assumed the number of shares of common stock based on 101,836,981 shares of CompoSecure common stock outstanding on February 5, 2025 and assuming a distribution of shares by applying a distribution ratio of one share of our common stock for every twelve shares of CompoSecure common stock. The actual number of shares will not be known until the record date of the distribution.

Statement of operations
(e)
Represents transaction costs associated with the Spin-Off. As Resolute Holdings was formed on September 27, 2024, no transaction costs were incurred in the historical period presented. Transaction costs are anticipated to be incurred by CompoSecure Holdings and Resolute Holdings during the fourth quarter of 2024 and through the Spin-Off. Transaction costs are comprised of legal, advisory, banking and other professional fees.

(f)
Represents the tax impact of the respective transaction accounting adjustments after applying the applicable statutory federal income tax rate of 22% and state income tax rate of 6.5% to each of the pre-tax pro forma adjustments. The final income tax impact may be impacted higher or lower as more detailed information becomes available after the Spin-Off.

Autonomous Entity Adjustments:
Balance sheet
(g)
Represents the impact of a lease arrangement entered into by Resolute Holdings for corporate office space where operations will occur. This adjustment records the right-of-use asset and related operating lease liability based on the estimated present value of the lease payments over the lease term.

Statement of operations
(h)
Represents the Management Fee, pursuant to the CompoSecure Management Agreement. See “Certain Relationships and Related Party Transactions — CompoSecure Management Agreement — Management Fee.” The table below presents CompoSecure Holdings’ Adjusted EBITDA computed in accordance with the CompoSecure Management Agreement. The management fee is calculated as 2.5% of the trailing twelve month Adjusted EBITDA each quarter.

(in millions)
	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Net income	27.8	27.9	26.4	26.7	24.4	26.6	23.6	(15.7)	57.1	33.7
Add:
Depreciation and amortization	2.3	2.4	2.2	2.1	2.1	2.1	2.0	2.0	2.0	2.2
Interest expense, net(1)	5.4	5.7	5.8	5.8	6.0	5.8	6.5	3.8	5.9	5.5
Income tax (benefit)/expense	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
EBITDA	35.6	35.9	34.4	34.7	32.5	34.5	32.1	(10.0)	65.0	41.5
Special management bonus expense	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Mark to market adjustments, net(2)	(0.5)	(0.2)	0.3	(0.2)	(0.1)	(0.2)	0.7	(0.1)	(0.2)	(0.2)
Other	0.1	0.0	0.0	0.0	0.0	0.0	0.0	37.1	(37.1)	0.0
CompoSecure Holdings Adjusted EBITDA	35.2	35.8	34.7	34.5	32.3	34.3	32.8	27.0	27.6	41.3
CompoSecure net expenses(3)	(0.8)	(1.0)	(1.3)	(1.8)	(1.4)	(1.9)	(1.4)	(0.2)	1.3	(4.7)
Management fees(4)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Management Agreement Adjusted EBITDA	34.4	34.8	33.4	32.7	30.9	32.5	31.5	26.8	28.9	36.6
Stock-based compensation expense(5)	5.6	5.2	4.4	4.5	4.6	4.4	4.0	3.7	3.7	3.0
CompoSecure Adjusted EBITDA	40.0	40.0	37.8	37.2	35.5	36.9	35.5	30.6	32.7	39.7

(1)
Includes amortization of deferred financing cost.

(2)
Includes the changes in fair value of make-whole provision liability.

(3)
Represents corporate expenses of CompoSecure not incurred by or reflected in the financial statements of CompoSecure Holdings.

(4)
No Management Fees were incurred during the historical periods presented, but will be reflected in the calculation of Management Agreement Adjusted EBITDA for future periods.

(5)
Adjusted EBITDA for CompoSecure has historically reflected an adjustment for stock-based compensation expense of CompoSecure Holdings and CompoSecure. Starting in 2025, CompoSecure intends not to include an adjustment for normal course stock-based compensation expense in reported Adjusted EBITDA for CompoSecure.

The Management Fee is revenue to Resolute Holdings and an expense to CompoSecure Holdings which is eliminated in consolidation. The revenue, expense and related elimination are reflected in the consolidated pro forma presentation.
(i)
Represents compensation and benefit expenses for the employees of Resolute Holdings. These incremental expenses primary relate to recurring amounts for salaries, bonuses, healthcare, employer taxes, and employer 401(k) contributions. Actual costs associated with executive compensation may differ based on management turnover, satisfaction of certain performance milestones and renegotiation of contract terms.

(j)
Represents operating lease costs incurred from a lease arrangement entered into by Resolute Holdings for corporate office space where operations will occur. Actual costs associated with leases may differ due to changing facility needs based on Resolute Holdings’ geographic footprint and number of employees.

(k)
Represents recurring and ongoing costs required to provide the services pursuant to the CompoSecure Management Agreement as a stand-alone public company, including board of directors and officer expenses, insurance, stock administration, anticipated travel, registration fees and other administrative costs. The actual costs may differ.

(l)
Represents the tax impact of the respective autonomous entity adjustments after applying the applicable statutory federal income tax rate of 22% and state income tax rate of 6.5% to each of the pre-tax pro forma adjustments. The final income tax impact may be impacted higher or lower as more detailed information becomes available after the Spin-Off.

Earnings per share
(m)
The weighted-average number of shares of our common stock used to compute basic earnings per share for the nine months ended September 30, 2024 and year ended December 31,2023 is based on the weighted average number of shares of CompoSecure common stock, together with shares of CompoSecure’s Class B common stock, outstanding during the nine and twelve months ended September 30, 2024 and December 31, 2023, assuming a distribution ratio of one share of our common stock for every twelve shares of CompoSecure common stock. For the nine months ended September 30, 2024, the weighted average number of shares used to compute diluted earnings per share is based on the weighted average number of CompoSecure common stock adjusted for shares which could have been issued upon the conversion of CompoSecure’s previously outstanding convertible notes. No adjustment was made for share-based compensatory awards by Resolute Holdings as the number of such future awards is currently unknown. For the year ended December 31, 2023, diluted earnings per share is based on the weighted average number of shares of our common stock since Resolute Holdings had a net loss. Any incremental shares would have been anti-dilutive.

OUR BUSINESS
The following section describes the intended business and strategy of Resolute Holdings. For a discussion of the business of CompoSecure, see “The Business of CompoSecure” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this Information Statement.
Overview
We are a newly formed Delaware corporation organized to provide operating management services to CompoSecure Holdings and any other companies we may manage in the future, both in the United States and internationally. We will earn management fees from CompoSecure Holdings, including any additional businesses that CompoSecure Holdings acquires from time to time, pursuant to a long-term management contract with CompoSecure Holdings, and we may enter into additional agreements to manage additional companies in the future.
Our management team, led by David Cote and Tom Knott, has a proven track record of sourcing, executing and integrating businesses and then growing and developing those businesses profitably. David Cote brings more than 40 years of operating experience across a wide range of industries. Following a variety of senior executive positions at GE and TRW, Mr. Cote served as Executive Chairman of the Board and Chief Executive Officer of Honeywell from 2002 to 2017. While at Honeywell, Mr. Cote led a profound shift in strategy characterized by a focus on profitable growth, consistent margin improvement and the development of a results-oriented culture. Mr. Cote also implemented a disciplined acquisition framework, using M&A to build Honeywell’s divisions to leading positions in their respective industries and to optimize Honeywell’s portfolio of businesses. Mr. Cote’s efforts yielded significant improvements in operating and financial performance that led to meaningful and consistent value creation for stockholders. Under his leadership, from 2003 to 2017, Honeywell reported revenues increased by 83% and significant segment profit margin expansion and adjusted earnings per share growth. From January 1, 2003 to April 18, 2018, Honeywell’s total stockholder return (calculated as the capital gain plus dividends) was 797% compared to 321% for the S&P 500 (Mr. Cote served as Chairman and Chief Executive Officer of Honeywell until March 2017, and as non-executive Chairman of the Board at Honeywell until April 2018). Honeywell’s market capitalization also grew from $20 billion on January 1, 2003, to approximately $112 billion on April 18, 2018, after distributing in excess of $17 billion of dividends, thereby creating in excess of $109 billion of value for Honeywell’s stockholders. Most recently, Mr. Cote has served since February 2020 as the Executive Chairman of the Board of Vertiv, the stock price of which increased 1,386% during his tenure (as of January 22, 2025). Tom Knott brings more than 14 years of investment experience across a variety of assets classes and investment structures. Most recently, he led the Permanent Capital Strategies group at Goldman Sachs, where his efforts were focused on developing a platform to combine long-term capital and a disciplined acquisition strategy with best-in-class operating capabilities. While at Goldman Sachs, Mr. Knott successfully led the initial public offering of special purposes acquisition companies GS Acquisition Holdings Corp (“GSAH I”) and GS Acquisition Holdings Corp II (“GSAH II”) through to their respective mergers with Vertiv and Mirion Technologies.
We believe the CompoSecure Management Agreement, as well as the additional management agreements we may enter into in the future with additional managed companies, will provide us with recurring, long-duration management fees, and that our substantial growth prospects and scalable operating platform will position us as an industry leading operating manager. Our aspiration to become an industry-leading operations manager is based on our differentiated approach of value creation through the systematic deployment of the Resolute Operating System (“ROS”) along with management’s history of successfully building businesses into leading positions in their respective industries. We believe that the ROS will drive performance at businesses we manage and will create value at both the underlying managed businesses, including the business of CompoSecure, and at Resolute Holdings. We believe this operationally driven approach combined with our M&A and capital markets expertise is a competitive advantage that will enable us to maximize stockholder value in both companies over time.
Founded in 2000, CompoSecure is an integral technology partner to market-leading payment card issuers, emerging Fin Techs and global consumers enabling trust at the point of transaction. The company is a leading designer and manufacturer of premium metal, composite, and proprietary financial payments cards. CompoSecure creates innovative, highly differentiated and customized quality financial payment products for banks and other payment card issuers to support and increase their customer acquisition, customer retention and organic customer spend. The company’s customers consist primarily of leading international and domestic banks and other payment card issuers within the United States, with additional direct and indirect customers in Europe, Asia, Latin America, Canada and the Middle East. With over 20 years of innovation and experience, CompoSecure has the leading market share in premium metal payment card manufacturing and has relationships with 125 customers globally, including nine of the 10 largest U.S. card issuers.
CompoSecure is also an emergent player in secure authentication and digital asset storage through its Arculus platform. Formed in 2021, the Arculus 3-factor authentication solution is a stand-alone business within CompoSecure. Arculus leverages three-factor authentication to confirm a user’s identity with biometrics, entry of numeric PIN and a proprietary metal key card that requires a physical tap to a phone to authenticate a transaction. Arculus Authenticate is a hardware-bound PassKey authenticator that supports new device authentication, customer support authentication, step-up authentication for highly secure transactions and secure login on mobile devices. Arculus Cold Storage is a digital asset hardware cold storage wallet that generates, stores and secures key for self-custody of cryptocurrencies.
Our Management Agreement
The CompoSecure Management Agreement will provide that Resolute Holdings will use its reasonable best efforts to present CompoSecure Holdings with continuing and suitable management and M&A advisory services in exchange for the payment of a quarterly management fee, payable in arrears, in a cash amount equal to 2.5% of CompoSecure Holdings’ last 12 months’ Adjusted EBITDA, measured for the period ending on the fiscal quarter then ended as calculated in accordance with the CompoSecure Management Agreement. For a description of the terms of the CompoSecure Management Agreement, see “Certain Relationships and Related Party Transactions — CompoSecure Management Agreement.”
Our Management Strategy
Our primary business objective is to provide operational management services to CompoSecure Holdings and any other companies we may manage in the future. Our growth will be directly aligned with our ability to grow CompoSecure’s business profitably through operational improvements, accretive investments and diversifying acquisitions.
We refer to our management strategy as the Resolute Operating System (“ROS”), developed over 40 years by David Cote through his management experience at GE, Honeywell and Vertiv. The key tenets of the ROS are Accelerate Organic Revenue Growth, Operational Excellence, Continuous Improvement, and M&A and Capital Allocation Excellence:

Resolute Operating System
Strategic Approach to Deliver Long-Term Stockholder Value

Organic Growth at Managed Companies | **Inorganic Growth**

Accelerate Organic Revenue Growth

Accelerate growth through new products (embedding efficiency throughout development process), new markets, improved go-to-market, and value-based pricing

Operational Excellence

Implement David Cote's proven playbook and access to best-in-class operating advisors to drive execution

Continuous Improvement

Commit to disciplined and ongoing review of processes, products, and services to identify opportunities for incremental efficiency gains

M&A and Capital Allocation Excellence

Build a robust M&A sourcing engine and deploy Resolute M&A playbook to position acquisitions for durable success post-integration

Our operating executives, playbooks and subject matter experts with experience across key functional areas develop a unique value creation strategy to support each company, build market leaders and drive enterprise value

Overview of Key Tenets
•
Accelerate Organic Revenue Growth.   We intend to pursue an acceleration in organic growth through a combination of revenue scaling, targeted research and development, salesforce efficiency and value-based pricing. Revenue scaling will involve making commercial introductions and identifying new markets for expansion based on identified product-market fit. Our research and development framework will prioritize efficiency and a focus on the highest return on invested capital while consistently innovating to achieve recurring product launches. Salesforce efficiency and effectiveness is a function of accountability and the appropriate go-to-market strategy which we intend to proactively monitor. We believe that products should be priced according to the value they provide to the marketplace. The ability to consistently provide new and improved products should enhance our ability to price our operating companies’ products according to the value they provide to their respective customers.

•
Operational Excellence.   Our management team, led by David Cote, intends to implement lean and design for six-sigma methodologies that include value stream mapping to achieve operational excellence and reduced waste throughout CompoSecure’s business and other companies managed by Resolute Holdings from time to time. Through the systematic application of best practices and process standardization, CompoSecure’s business will aim to achieve consistent output quality, reduce factory overheads, mitigate operational risks and strengthen its competitive position in the marketplace. We believe our planned operational excellence initiatives will also further establish a framework for continuous monitoring and refinement of processes, enabling us to respond to evolving market demands and regulatory requirements, while sustaining long-term profitability and stockholder value.

Resolute Operating System
Operational Excellence — Standard Implementation Framework Structures Deployment

Sustained Commitment to Operational Excellence After Initial Implementation
Phase 1
Launch
Phase 2
Phase 3
Phase 4
Phase 5
Ongoing
Organizational Readiness (Pre-Launch)
Baseline & Planning
Learning Through Observation
Work Process Improvement
Pursuing Excellence
BRONZE
SILVER
GOLD

- **1** Preparing for the journey. Leadership is poised to embark upon and sustain operational improvements.
- **2** Conduct a baseline analysis and prioritize opportunities. Develop the deployment strategy.
- **3** Start implementing changes to establish the future state organization.
- **4** Continue to execute the future state to attain targeted results.
- **5** Operating system in place to foster a culture of continuous improvement.
- **B** Integrate leadership across all functions with all employees.
- **S** Utilize and enhance the operating system across the organization.
- **G** Consolidate all best practices and processes into a unified approach to grow faster than the competition.

•
Continuous Improvement.   Our management team’s dedication to continuous improvement is fundamental to driving our strategy of fostering innovation, optimizing operational performance and enhancing overall business resilience. Our approach entails a disciplined and ongoing review of processes, products and services, aimed at identifying opportunities for incremental enhancements and efficiency gains. Through adoption of lean and design for six-sigma methodologies, we believe we will pursue sustained excellence include by utilizing value stream mapping, Kaizen, 5S (cleanliness and order), visual management, standardized workflows, process design for flow and quality, knowledge sharing, leader driven outcomes and daily management system. The operating system’s goal is to continuously reduce manufacturing variability, minimize production defects, improve production yields and improve customer satisfaction. We believe our continuous improvement efforts will support the ability of CompoSecure’s business to adapt to changing market conditions and regulatory landscapes, contributing to sustainable growth and long-term stockholder returns.

Resolute Operating System
Continuous Improvement — Standardized Kaizen Event Process

- Identify the opportunity
- Form a dedicated team
- Determine the Kaizen Event objectives
- Schedule the event and complete requisite pre-work
- Understand the current state and determine the root cause
- Develop actionable improvement ideas
- Implement, refine and standardize the process
- Present learnings and results to relevant stakeholders and leadership

Resolute Operating System
M&A and Capital Allocation Excellence — Disciplined, End-to-End M&A Process Ownership
•
M&A and Capital Allocation Excellence.   Integrations have been the driving force behind the ability of our management personnel to drive sustained growth in their prior management roles. We believe a successful acquisition and integration strategy is central to long-term stockholder value creation. Our team has extensive, cross-functional expertise in identifying opportunities in secularly attractive markets with robust growth drivers that can both add capabilities to CompoSecure’s core business and further diversify CompoSecure’s business mix. We intend to analyze opportunities for enhanced market position, growth potential, differentiated technologies and ability to drive margin expansion. Our management team intends to continuously strive to evaluate and adjust our acquisition strategy to maintain a strong, diversified and countercyclical investment portfolio. Once businesses are managed by Resolute Holdings, our management team will focus on expeditiously prioritizing consistent integration by providing the tools, resources and best practices required to accelerate the transition. Complementary to our M&A approach, we intend to be disciplined and opportunistic with capital allocation to optimize the strength of our managed companies’ balance sheets for value creation.

Our Acquisition Strategy
Our acquisition strategy involves acquisition by CompoSecure Holdings and our other managed companies of businesses that we expect will produce stable growth in earnings and cash flows, as well as achieve attractive returns on capital. In this respect, we expect that CompoSecure Holdings and our other managed companies will make acquisitions in industries that are complementary, adjacent or outside of where their respective initial businesses currently operate, if we believe an acquisition presents an attractive opportunity. We believe that attractive opportunities will increasingly present themselves as private sector owners seek to monetize their interests in longstanding and privately held businesses and large corporate parents seek to dispose of their “non-core” operations. Through our extensive and diverse contacts in the financial, industrial, healthcare, aerospace & defense, technology and general business world, we expect that we will, through our managed companies, become the acquiror of choice for businesses that can benefit from the implementation of the ROS and having long-term strategic stockholders.
Resolute Holdings intends to manage its businesses in perpetuity and utilize the ROS to enhance growth, profitability and realize significant returns for all our stockholders. We believe the strategy of managing businesses in perpetuity is a differentiated characteristic versus traditional asset managers and should lead to higher returns on our invested capital given the reduction of buy-sell friction costs. We expect to further differentiate through the ability to invest prudently during the trough of market cycles to create long-term value. A key component of our strategy is for our managed companies to acquire businesses that can benefit from the operational deployment of the ROS. Key acquisition criteria include:
•
Great position in a good industry;

•
Healthy organic and inorganic sales growth;

•
Clear margin expansion opportunities;

•
Stable free cash flow generation;

•
Opportunities for high returns on incremental invested capital;

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Point differentiation, ideally through technology; and

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Long-term growth prospects supported by structurally growing end markets;

We expect CompoSecure Holdings and other companies that we manage from time to time will benefit from our ability to identify diverse acquisition opportunities in a variety of industries. The success of our acquisition strategy is predicated on our ability to maintain a robust and proprietary pipeline of potential targets incremental to marketed processes, as well as regular reviews on integration and performance accountability. In addition, we intend to rely upon our management team’s extensive expertise in researching and valuing prospective target businesses, as well as negotiating the ultimate acquisition terms of such target businesses. Because there may be a lack of information available about these target businesses, which may make it more difficult to understand or appropriately value such target businesses, we plan to:
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Engage in a substantial level of standardized internal and third-party due diligence regarding an assessment of financials, growth prospects, legal, human resources and environmental issues;

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Critically evaluate the management team to deliver on the go-forward business plan and targeted performance goals;

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Identify and assess any financial and operational strengths and weaknesses of any target business, including potential cost and revenue synergies;

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Analyze comparable businesses to benchmark financial and operational performance relative to industry competitors;

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Actively research and evaluate information on the relevant industry; and

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Thoroughly negotiate appropriate terms and conditions of any acquisitions.

Our Financing Strategy
Our financing objective is to manage the capital structure of CompoSecure Holdings effectively to provide sufficient capital to execute our business strategies and provide financing for investment or acquisition opportunities. We intend to raise capital for additional acquisitions primarily through debt financings, equity financings, the sale of all or a part of existing CompoSecure’s businesses or by undertaking a combination of any of the above.

Our Competitive Strengths
We believe that we have several core strengths that underpin and differentiate our operationally focused management strategy relative to traditional asset managers:
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Stable Revenue Base.   We intend to generate revenues exclusively from recurring fees payable to us under one or more long-term agreements, including our CompoSecure Management Agreement. The CompoSecure Management Agreement extends for 10 years and auto-renews at the end of its initial 10-year term for successive 10-year terms;

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Scalable Asset Light Operating Model.   Our key assets are our people and their relevant domain expertise and knowledge. We do not expect to have material ongoing capital investment needs and expect to generate high returns on invested capital. As our revenue grows, we expect to be able to achieve efficiencies from our scalable operating model, which we expect to lead to attractive operating margins over time;

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Strong Balance Sheet.   We expect to have no debt outstanding immediately following the Spin-Off. In the near term immediately following the Spin-Off, Resolute Holdings expects to be marginally profitable as it sets up operations to support the business of CompoSecure. As the business achieves scale, we expect to generate recurring revenues and expect to generate strong and highly predictable cash flows;

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Quality and Depth of Management.   Our highly qualified and experienced management team will provide a broad range of functional expertise to the business of CompoSecure. Our senior management has successfully navigated several business cycles in which they have been able to manage businesses to sustain near-term profitability while positioning the businesses to generate long-term stockholder value;

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Alignment of Interests.   We believe the structure of the CompoSecure Management Agreement will foster strong alignment of interests between CompoSecure Holdings, Resolute Holdings and the stockholders of both companies; and

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Growth through Strategic Acquisitions.   We believe that our experience acquiring and integrating companies will allow us to diversify the customer and business mix of CompoSecure’s business in an accretive manner. Our management has experience in successfully executing M&A to reposition companies for long-term success.

Competition
The management industry is highly competitive. We compete on a regional, industry and niche basis based on several factors, including ability to raise capital, opportunities and performance, transaction execution skills, access to and retention of qualified personnel, reputation, range of products, innovation and fees for our services. We expect that Resolute Holdings will compete with many third parties engaged in management activities including publicly traded companies, private companies, insurance companies, commercial and investment banking firms, private equity funds and other investors.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date of this Information Statement.
Employees
At the completion of the Spin-Off, Resolute Holdings will have approximately six employees, domestically and internationally. As described above, we believe that one of our major strengths is the quality and dedication of our people.

Properties
Our principal executive offices consist of leased office space in New York, New York, and we are currently in the process of identifying a larger office space. We do not own any real property.
Emerging Growth Company Status
We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These exemptions generally include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We plan to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us as long as we qualify as an emerging growth company, except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act.
We will, in general, remain as an emerging growth company for up to five full fiscal years following the Spin-Off. We would cease to be an emerging growth company and, therefore, become ineligible to rely on the above exemptions if we:
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have more than $1.235 billion in annual revenue in a fiscal year;

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issue more than $1 billion of non-convertible debt during the preceding three-year period; or

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become a “large accelerated filer” as defined in Exchange Act Rule 12b-2, which would occur after: (i) we have filed at least one annual report pursuant to the Exchange Act; (ii) we have been an SEC-reporting company for at least 12 months; and (iii) the market value of our shares of common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

Smaller Reporting Company Status
Additionally, we are a “smaller reporting company,” as defined by applicable rules of the SEC. As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not smaller reporting companies, including, but not limited to, reduced disclosure obligations regarding executive compensation.
We will remain a smaller reporting company as long as either:
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the market value of our shares of common stock held by non-affiliates is less than $250 million; or

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our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our shares of common stock held by non-affiliates is less than $700 million.

THE BUSINESS OF COMPOSECURE
For financial reporting purposes, we are required under U.S. generally accepted accounting principles to consolidate the financial statements of CompoSecure Holdings. Additionally, following the completion of the Spin-Off, our sole source of revenue will be management fees payable to us pursuant to the CompoSecure Management Agreement. Accordingly, the following discussion of the historical business of CompoSecure includes information that may be necessary to an understanding of our business, financial condition and results of operations. CompoSecure operates its business through a subsidiary of CompoSecure Holdings and, accordingly, references in this section to the business and operations of CompoSecure refer to the business and operations of CompoSecure Holdings.
Overview
Founded in 2000, CompoSecure is a technology partner to market leaders, fintechs and consumers enabling trust for millions of people around the globe. CompoSecure’s innovative metal payment card technology and Arculus security and authentication capabilities deliver unique, premium branded experiences, enable people to access and use their assets, protect their digital identities and ensure trust at the point of a transaction. CompoSecure’s historical business and strategies, which have focused on innovative payments, security, and authentication solutions, are described below. We expect that, following the completion of the Spin-Off, our business and strategy may change, including to focus our strategy on expanding our business profitably through operational improvements, accretive investments and diversifying acquisitions. See the section titled “Our Business” elsewhere in this Information Statement.
Mission and Values
CompoSecure’s mission has historically been to combine elegance, simplicity and security to deliver exceptional experiences and peace of mind in the physical and digital world. CompoSecure’s values are embodied in the following key concepts:
Key Product Overview
CompoSecure led the creation and growth of the metal card form factor through its expertise in material science and has been at the forefront of emerging embedded payment card technology (e.g., the evolution of “tap to transact”). For more than two decades, through its combination of large-scale, advanced manufacturing capabilities and deep technological expertise, CompoSecure has driven key payment card industry innovations in materials science, metal form factor design, dual interface functionality, and security. The distinct value proposition of CompoSecure’s products has resulted in widespread adoption by major banks, financial institutions and fintech innovators to support their acquisition and retention of consumer and business card customers. From 2010 through 2023, CompoSecure produced and sold approximately 175 million metal payment cards worldwide (i.e., credit and debit cards issued primarily on one of the Visa, MasterCard, American Express, Discover payment networks). In 2023 alone, CompoSecure provided metal payment card solutions for more than 150 branded and co-branded card programs, totaling approximately 31 million payment cards sold. CompoSecure’s metal payment card solutions have generated, and are expected to continue to generate, a significant base of growing, highly profitable revenue. CompoSecure is now accelerating innovation in secure authentication technology solutions with the launch of Arculus (named for the ancient Roman god of safes and strongboxes). Arculus is a digital security platform with broad industry applicability. Through the convenience of a premium metal card, this technology is designed to solve chronic industry and consumer needs for reliable, trusted and secure authentication solutions — moving beyond passwords, as well as providing enhanced security for storage of digital assets. CompoSecure’s Arculus technology is designed to transform a metal payment card into a multifunctional device to support both traditional payments and to act as a ‘tap-to-authenticate’ hardware token allowing for passwordless, and hardware-based, multi-factor authentication.
Market Opportunity
Edgar, Dunn and Company, a global financial services and payments consulting firm (“Edgar Dunn”), estimated there were 9.6 billion addressable payment cards in circulation (from a total of over 16 billion) globally in 2023, with 4.8 billion addressable payment cards issued in 2023, and estimates total cards issued will grow to 5.8 billion by 2026. Similarly, McKinsey & Company, a leading management consulting firm, estimates that global payment card revenue is expected to grow 6 to 8 percent annually over the next five years, on pace to exceed $3 trillion by 2027. Ongoing payment card innovations, particularly dual-interface (“contactless” or “tap-to-pay”) functionality, are expected to support continued physical card use as compared with other payment approaches.
Payment cards are primarily offered by bank issuers through proprietary issuer brands or as co-branded cards that leverage the brand equity and customer base of co-brand partners. Issuers dedicate significant resources to acquire new customers, retain existing customers and grow customer spend as intense competition drives the need to differentiate their payment card programs. Issuers use advertising and program benefits to attract cardholders and also use brand recognition that relies upon the physical attributes of the payment card itself, including the look, feel and composition of the physical cards.
CompoSecure’s metal payment cards offer issuers the opportunity to provide a premium experience to their cardholders as part of a payment card program’s overall combination of benefits. Traditional plastic card programs are highly commoditized and have historically relied upon offering benefits such as introductory interest rates, discounts and rewards to win customers. These benefit costs are variable and can be unpredictable. Use of metal payment cards has become an increasingly key differentiator among payment card programs. Relative to traditional program incentives, the cost of a metal payment card is relatively low and predictable, giving card issuers a strong return on investment for premium metal payment cards provided by CompoSecure.
Metal payment cards were initially designed and marketed to payment card issuers targeting relatively small segments of high-net-worth cardholders. Market acceptance within the high-net-worth segment has led issuers to expand their metal payment card offerings to target mass affluent and other customer segments. Issuance of metal payment cards has grown quickly but remains in early phases of adoption globally. With an estimated 2023 global addressable market of 4.8 billion payment cards issued, CompoSecure’s total penetration is estimated to be less than 0.7%.
CompoSecure believes the payment card market is undergoing a long-term transformation from plastic to metal card form factors. The following key market dynamics support issuer decisions to add metal payment cards to their programs:
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Based on market survey data collected by Edgar Dunn, consumers globally favor metal form factors as superior to existing plastic cards and have even said they would switch banks to obtain a metal payment card. Technological and manufacturing innovations enable CompoSecure to offer issuers an array of different metal form factors, and added features, with a variety of price points to provide issuers competitive differentiation in their card programs. This range of card offerings is expected to continue to drive adoption of metal payment cards across segments in issuer card portfolios (consumer, small business, corporate, etc.) and card types (credit, debit, loyalty, etc.).

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CompoSecure believes that dual-interface metal payment cards are easier to use than most mobile payment platforms, and that entrenched consumer preference for physical form factors are expected to maintain the role of payment cards in the marketplace notwithstanding the introduction of mobile payment platforms such as Apple Pay® and Google Pay®. It is expected that mobile payment platforms will continue to grow, but not replace physical cards as the dominant transaction model. For example, it has been reported that dual-interface cards are being used five times more often than ApplePay® (up from 3.7 times in 2021) and 2.5 times more than all mobile wallets combined (up from 1.6 times in 2021). Dual-interface cards are more popular among consumers for in-person transactions and online transactions, with one study recently reporting that 80% of consumers preferred using a debit or credit card when buying online.

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Card issuers are considering the adoption of new payment card features, including biometrics, dynamic card verification value (“CVV”) and LED display features, among others. The incremental costs of adding these technologies to payment cards favors the use of metal form factors instead of plastic cards. CompoSecure believes metal cards provide a more durable physical housing versus plastic, thus better preserving the integrity and functionality of any added technologies, driving efficiency in issuer acquisition costs.

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Payment cards remain the primary payment instrument at the point of sale. The introduction of dual-interface cards is expected to continue to drive use of physical cards in stores. It has been reported that contactless cards were used in 14% of in-store payments in 2022, twice as much as in 2021. Even with the ongoing global expansion of e-commerce, the need for physical card products is not expected to significantly diminish. After more than two decades of e-commerce activity, it is estimated that less than 16% of total U.S. retail sales in 2023 were completed through e-commerce channels.

CompoSecure’s products and services are designed to serve the convergence of large and growing addressable markets supported by increasing business and consumer demand for solutions supporting contactless payments, enhanced security and fraud protection. CompoSecure believes there is a compelling market opportunity to provide payment card issuers, and other existing and prospective metal card clients, secure authentication solutions to meet the growing demand to enhance consumer security, through the use of a premium metal card as a hardware authentication token — Powered by Arculus. Today’s digital world leaves consumer assets exposed to fraud, hacking and other dangers. Financial institutions, credit card issuers and other businesses are trying to mitigate these dangers, but consumers are faced with antiquated and expensive security solutions that have complicated user experiences, including usernames and passwords which remain at risk for being stolen or otherwise compromised. Based on industry reports:
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Identity fraud losses totaled $43 billion in 2022, including fraud scams to obtain personal information from consumers, affecting 40 million U.S. adults, as reported by Javelin Strategy & Research.

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According to the Identity Theft Resource Center’s 2023 Annual Data Breach Report, in 2023, there were 3,205 publicly reported data compromises which impacted an estimated 353 million individuals, representing a 78% increase over the prior year.

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Payment card fraud losses worldwide exceeded $34 billion in 2022, which is a 5% increase over the prior year, per WalletHub.com’s industry blog.

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Passwords are often identified as the weak link in cybersecurity, with password security issues accounting for 80% of all data breaches globally in 2022, according to Locker.io’s industry blog.

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PMNTS.com, an industry journal, has reported that 68% of consumers want to keep passwords off their mobile app login experience.

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Average call center load related to passwords is 30-50% of total volume, as estimated by SOTI.net’s industry blog.

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According to the National Consumer Law Center, the U.S. Federal Bureau of Investigation has reported that an estimated $72 million was stolen through SIM-swap attacks in 2022, marking an increase from $68 million in 2021.

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Worldwide damages from SIM swapping attacks were estimated to be $6.5 billion in 2023 (a type of identity theft in which an attacker gains control of a victim’s mobile phone number by transferring it to a new SIM card), more than double the damages reported in 2021 and more than six times the damages reported in 2019, as estimated by an industry blog.

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Statista, a global data and business intelligence firm, has estimated the market for passwordless authentication products and services to be approximately $21.6 billion for 2024, and is estimated to grow to approximately $53.6 billion by 2030.

Security attacks are increasing and represent a growing concern to consumers and industry participants. Use of secure authentication through a hardware token provides a high level of security for passwordless authentication. CompoSecure’s Arculus secure authentication solutions are expected to address the growing need for more secure, but frictionless solutions — for payment card issuers, financial institutions and other businesses seeking to improve their consumer experience.

Growth Opportunities
CompoSecure is a high-growth, profitable technology company that has historically focused on innovative payments, security and authentication solutions. CompoSecure has a demonstrated track record of achieving growth in operational scale and financial performance, including:
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Card programs served grew from approximately 60 in 2018 to over 150 in 2023; and

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Metal payment card unit sales grew from 12.6 million in 2018 to about 31 million in 2023.

Even with its long-term track record of growth and leadership in metal payment card solutions, CompoSecure’s sales volume of payment cards in 2023 represented less than 0.7% of estimated addressable market for payment cards, indicating substantial opportunity for further penetration of the global payment card market. During 2024, CompoSecure’s metal payment card growth activities have been targeted in these primary areas:
Domestic Expansion.   In 2023, CompoSecure produced metal payment cards for eight of the top 10 U.S. card issuers. CompoSecure believes there are substantial opportunities to expand adoption of metal form factors for existing client proprietary and co-branded mass affluent card programs in the U.S. which do not currently offer metal payment cards. The number of issuers adopting metal programs continues to increase, and there has been an increase in card issuers expanding their metal card programs to additional proprietary and co-branded portfolios. CompoSecure’s marketing and sales activities target opportunities to expand metal card programs for existing customers in the U.S. and to introduce metal form factors to new card issuer clients in the U.S. CompoSecure has expanded its team of direct sales representatives to target growth opportunities in the U.S.
International Expansion.   CompoSecure’s net sales from non-U.S. metal payment card programs in 2023 totaled $70 million, nearly four times its 2018 net sales of $19 million from non-U.S. programs. CompoSecure believes that issuers in international markets are still in the early stages of adoption of metal form factors and largely untapped opportunities exist across major markets in Europe, Asia, India, the Middle East, and Latin America. In these regions, issuers are developing awareness of the relatively low cost and attractive economics of metal payment card programs. CompoSecure has continued to grow its team of international direct sales representatives and third-party distribution partners to further support growth in markets outside of the U.S.
Fintech Issuers.   Innovative new issuers, including digital challenger banks and other emerging fintechs, are increasingly seeking premium physical touch points to enhance their typically digital-only customer relationships. Fintech is a word formed from the combination of “financial” and “technology” and is used to describe new technologies to deliver financial services to help businesses and consumers manage their financial activities.
Technology and Innovation.   Since its founding, CompoSecure’s growth has been driven by the transformative security and payments technologies it has developed and commercialized for large, mainstream markets. CompoSecure expects to maintain its technological advantages over competitors with consistent research and development activities to drive new and innovative metal form factors and card features, including the Arculus portfolio of secure authentication and digital asset storage solutions, which provide opportunities for expanded revenue and profitability. In addition to new products and revenue opportunities, CompoSecure’s research and development team is continually focused on improvements in manufacturing processes to drive efficiency, increase capacity, improve sustainability and reduce waste to support enhanced operating leverage and profitability. CompoSecure’s use of 65% post-consumer recycled stainless steel in its metal card products is a major sustainability advantage over plastic cards.
Key Products
CompoSecure is a category leader in the design and manufacture of premium metal payment cards. Its metal payment cards are currently issued typically on the Visa®, Mastercard®, American Express® and China Union Pay® payment networks.
CompoSecure has a track record of more than two decades of pioneering continuous payment card innovation in metal form factors. In 2003, for the American Express® Centurion® program, CompoSecure created the world’s first metal payment card and, in 2009, CompoSecure developed the first commercialized metal payment cards with embedded EMV® chips (EMV is an acronym derived from the names Europay, Mastercard and Visa, and is a high-security payment protocol for payment cards which utilizes an embedded microprocessor that, when paired with an EMV® enabled payment terminal, authenticates cardholder transactions; EMV® cards are often called “chip cards”). In 2010, for the JP Morgan Chase Sapphire Preferred® program, CompoSecure created the first metal payment card targeting the mass affluent segment, significantly expanding the potential number of cardholders that issuers could address with metal payment cards. In 2017, CompoSecure introduced the first large-scale NFC-integrated dual-interface metal payment cards for the American Express® Platinum® program. NFC refers to the near-field communications protocol which enables RFID (i.e., radio-frequency identification) communications between payment cards and payment terminals. Dual-interface payment cards today comprise the majority of CompoSecure’s sales volume because of the speed and convenience they offer to cardholders. In 2022, CompoSecure began offering payment cards with Arculus Authenticate and Arculus Cold Storage functionality. CompoSecure has key U.S. and international patents and trade secrets in many facets of metal card form factors and manufacturing processes, including the integration of NFC technology into metal payment cards.
CompoSecure provides its clients customized and highly differentiated financial payment products in order to support and grow the acquisition, retention and spending of cardholders. CompoSecure leverages the latest innovations in security and functionality to provide its clients with payment cards that deliver elevated, premium experiences to cardholders. CompoSecure offers a variety of metal payment cards, at different price points and using an array of metal and metal-polymer hybrid constructions, that allow clients to customize their payment card programs to target specific cardholder segments. CompoSecure’s payment cards are tailored to specific client and payment card program requirements. CompoSecure’s primary metal form factors include:
Embedded Metal	Metal Veneer Lite	Metal Veneer	Full Metal
Metal core with polymer front and back faces	Metal front with polymer back	Metal front with polymer back	Greatest metal density and weight
Features dual-interface technology	Features dual-interface technology	Features dual-interface technology	Features dual-interface technology
Flexible design options	Weighs approximately 13 grams	Can be engraved	Supports 2D/3D engraved graphics
Weighs approximately 12 grams		Weighs approximately 16 grams	Weighs approximately 21 – 28 grams
Lux Glass™	Echo Mirror™	Ceramic Metal Hybrid
Uses of Corning® Gorilla® Glass with metal bezel	Buffed stainless-steel	Metal front with polymer back
Durable for heavy use	Mirror-like finish and scratch-resistant coating	Black or white ceramic coating
Elegant look and feel with metal sound	Supports laser/mechanical engraving	Supports laser/mechanical engraving
Weighs approximately 8 grams	Weighs approximately 20 grams	Weighs approximately 20 grams
In addition, as payment card issuers face growing demand for enhanced security and other distinctive features for their card programs, CompoSecure in 2022 began offering its customers the opportunity to include the following new and innovative features in their payment cards:
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Biometric cards — This feature adds on-card biometric sensors for added security. CompoSecure offers a fingerprint sensor on the card body so that the card can only be used at point-of-sale by the cardholder who has enrolled their unique fingerprint to the card, which is stored in the chip module in the card.

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Dynamic CVV — Adding dynamic CVV technology to metal cards as an additional security feature converts the 3-digit CVV code from a static number printed on the back of the card to one on a tiny e-ink screen that refreshes periodically. As the cardholder must physically possess the card to have all the necessary information to make a purchase, this technology aims to fight the $32 billion payment card fraud crisis facing the credit card industry.
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LED — This feature can be added to CompoSecure’s Metal Veneer cards, enabling the issuing bank logo (or other elements) on the face of the card to light up with LEDs when a contactless transaction is initiated at the point of sale.

Arculus Business Solutions:   CompoSecure’s Arculus technology is designed to transform a payment card into a multifunctional device to support both traditional payments and to act as a ‘tap-to-authenticate’ hardware token allowing for passwordless and hardware-based multi-factor authentication. Leveraging a familiar form factor (payment card) as an authentication key allows for a frictionless user experience, delivers improved security, and continues to enhance the brand for card issuers and co-brand partners. The Arculus Business Solutions offer customizable security features that can be seamlessly integrated into CompoSecure’s premium metal cards to drive consumer acquisition for CompoSecure’s clients and a high-quality experience for their consumers. CompoSecure believes its Arculus technology elevates the digital security experience for consumers by seamlessly integrating secure authentication and/or cold storage capabilities into their everyday wallets.
CompoSecure’s primary Arculus Business Solutions are:
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Payments + Arculus Authenticate — The Arculus Authenticate solutions can be seamlessly integrated and paired with CompoSecure’s payment cards, allowing consumers to make secure transactions and gain secure access to personal accounts, all from the same metal card. This custom security solution enables card issuers and other businesses to build multi-factor authentication solutions for their customers, through the convenience of CompoSecure’s premium metal cards — Powered by Arculus. Arculus Authenticate is a customizable feature designed to fit into each client’s information technology infrastructure with ease, enabling them to meet the specific needs of their customers. With over 24 billion passwords exposed by hackers in 2022 alone, Arculus Authenticate provides a more secure option for businesses and their customers, offering a best-in-class, passwordless and hardware-based, secure authentication experience. The Arculus Authenticate solutions are FIDO2 certified, and CompoSecure has obtained approval by Mastercard and Visa to produce metal payment cards with authentication capabilities. FIDO2 refers to Fast Identity Online, a technology which enables users to leverage common devices to easily authenticate to online services in both mobile and desktop environments. The Arculus Authenticate solutions allow clients to generate and store their FIDO2 security key on a custom-branded metal card, rather than a clunky and generic USB dongle or other hardware token, resulting in a smooth customer experience and increased brand loyalty with each tap-to-authenticate interaction.

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White-Labeled Cold Storage — CompoSecure provides white-labeled cold storage wallets in the form of a premium metal cards, to give consumers the ability to make transactions and store the private keys to their digital assets in the same metal cards. The Arculus Cold Storage solutions work across exchanges, marketplaces and platforms to bring convenience into the world of self-custody — allowing consumers to simply and securely access their digital assets.

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Payments + Arculus Cold Storage — CompoSecure provides the combination of Arculus Cold Storage combined in premium metal payment cards to give consumers the ability to make transactions and store the private keys to their digital assets in the same metal cards. The Arculus Cold Storage solutions work across exchanges, marketplaces and platforms to bring convenience into the world of self-custody — allowing consumers to simply and securely access their digital assets. As digital assets try to establish their value in the world, card issuers offering metal payment cards featuring Arculus Cold Storage signal a future-forward mindset to their customers. The Arculus Cold Storage solutions can integrate directly into existing card issuer infrastructures. Arculus technology is built to fit with and promote client branding. From white-labeled mobile applications to custom metal cards, Arculus provides secure solutions that amplify client brands into their consumer’s everyday wallets.

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Payments + Arculus Authenticate + Arculus Cold Storage — CompoSecure also offers combined its Arculus Authenticate solutions and Arculus Cold Storage solutions to enable card issuers and other businesses to build multi-factor authentication solutions for their customers and offer consumers the ability to make transactions and store the private keys to their digital assets — all on the same metal cards.
Consumer Products:   For consumers, CompoSecure launched Arculus in October 2021 with the introduction of the Arculus Cold Storage Wallet for simple and secure storage of digital assets for consumers. The Arculus Cold Storage Wallet, is a revolutionary cold storage wallet for securing digital assets. The risk of loss of valuable assets by consumers and other industry participants is driving the need for more advanced security solutions to protect these digital assets against fraud and theft. It is estimated that about $1.7 billion of cryptocurrencies was stolen in 2023 with the number of individual hacking incidents growing from 219 in 2022 to 231 in 2023. CompoSecure believes the use of the Arculus Cold Storage Wallet could substantially reduce the risk of catastrophic loss of valuable assets. Wallets enable users to access and monitor their digital assets and initiate transactions. Hot storage wallets generate and store private and public keys and digitally sign transactions within internet-connected devices where storage of the keys is hosted by a third-party custodian. For example, digital asset exchanges today typically provide their customers hot storage wallets with the exchange having custody of the user’s private keys (which refers to codes needed for a user to access their digital assets). By contrast, cold storage wallets store private keys in the custody of the user, eliminating custodial-based security vulnerabilities. Though typically more convenient for day-to-day transaction activity than cold storage, hot storage wallets are more prone to risk of fraud and cyber-theft, as well as the risk of bankruptcy, withdrawal freezes and other liquidity risks of hot storage wallet operators. Even in light of the recent turmoil in the digital asset markets, CompoSecure believes digital assets will continue to have a significant impact on new global financial and security frameworks and will present significant monetization opportunities. Crypto.com reported that global cryptocurrency users increased 34% in 2023 from 423 million in January 2023 to 580 million in December 2023. Statista reported 6 million cryptocurrency wallets (inclusive of hot and cold storage) at year-end 2016. This figure grew to an estimated 92 million by year-end 2023. The cold storage market is nascent but projected to grow rapidly, as consumers increasingly seek out enhanced security for storage of their digital assets and look to maintain custody of their private keys.
Arculus protects digital assets with a secure and convenient metal card and mobile application, giving the user control of their private keys. The Arculus Cold Storage Wallet utilizes a three-factor authentication solution, comprising (i) a biometric feature found on the vast majority of mobile devices, requiring the physical presence of the registered user — something you are, (ii) a personal identification number, or PIN, which is stored in the secure element of the card — something you know, and (iii) possession of the metal card itself and presentation of that card to the mobile device using the Arculus mobile application — something you have. The card is a premium metal card with a chip module and antenna used to enable the card to communicate with a smart phone or similar NFC-enabled device operating the Arculus mobile application for “tap-to-transact” functionality. By simply tapping the card to the back of the phone, the user can digitally sign transactions with their private keys, which are generated using advanced cryptography and stored on the card. The companion mobile application is available as a free download on the Apple Store® and Google Play® store. The Arculus metal card was designed, and is manufactured, by CompoSecure at its existing manufacturing facilities.
The Arculus Cold Storage Wallet allows users to easily and securely buy and swap digital assets, providing the convenience of hot storage with the security of cold storage. Commercial sales of the Arculus Cold Storage wallet commenced in the fourth quarter of 2021. Compared with existing cold storage wallet products available in the market, the Arculus Cold Storage Wallet offers a secure, user-friendly and feature-rich solution that utilizes CompoSecure’s expertise in NFC-integrated metal card design and production. In 2022, the Arculus Cold Storage Wallet was recognized by ABI Research, an independent industry research firm, as the most innovative cold storage hardware wallet in the industry. The Arculus Cold Storage wallet supports specific digital assets, including Bitcoin, Ethereum, non-fungible tokens (NFTs) and others, and CompoSecure plans to increase the number and type of digital assets supported.
To CompoSecure’s knowledge, the following features of the Arculus Cold Storage Wallet are unique in the industry as such features are not currently available in the wallet offerings of CompoSecure’s primary competitors:

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Cold Storage:   Private keys remain in an offline environment kept in a metal card using a CC EAL 6 secure element (which refers to Common Criteria Evaluation Assurance Level 6, an international standard, which is used to evaluate the security implementation in information technology software and hardware).

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Three-Factor Authentication:   Advanced security across: (1) biometric (i.e., fingerprint and/or facial recognition); (2) personal identification number (PIN); and (3) NFC connection with the Arculus card.

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Innovative Form Factor:   Digital asset key storage solution contained in a slim, metal card form factor, which does not require a battery or charging, offering a premium user experience and heightened hardware protection through an easy-to-use, NFC connection (“tap-to-transact”).

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Fully Featured Mobile Application:   Easily send, receive, purchase and swap digital assets.

CompoSecure has arrangements in place with third-party liquidity partners to provide Arculus customers with digital asset purchase and/or swap transactions. In addition, Arculus customers can effect peer-to-peer/send & receive transfers using the Arculus Cold Storage Wallet and three-factor authentication technology, providing the end user significantly more protection against theft, fraud and hacking as compared to the use of custodial hot storage.
Competitive Strengths
As a pioneer in payments and security technology, CompoSecure possesses key competitive differentiators it has historically leveraged to expand its leadership position in metal payment card solutions and in commercializing Arculus secure authentication and digital asset storage solutions. These differentiators include:
Innovation.   CompoSecure has been a leader and innovator for decades in the payment cards industry, including the first metal payment card (2003), the first mass affluent metal payment card (2010), the first metal “tap-to-pay” credit card (2016), the first metal NFC-enabled cold storage hardware device (2021), the first metal NFC-enabled hardware authentication token (2022), and a pipeline of new product features including LED display features, biometric security features, glass and mirror-finish payment card constructions, dynamic CVV, and product and solution expansion planned for the Arculus platform. In addition to new products and revenue opportunities, CompoSecure’s research and development efforts have been focused on improvements in manufacturing processes to improve efficiency, increase capacity, improve sustainability and reduce waste to support enhanced operating leverage and profitability.
Embedded Client Relationships.   CompoSecure has been serving its two largest clients, American Express and JP Morgan Chase, for nearly 16 years, building strong relationships with key personnel. For these major and numerous other clients, CompoSecure has produced metal payment cards for over 150 card programs, including issuer proprietary and co-branded programs. CompoSecure has also steadily grown the number of customers it serves, increasing from approximately 30 in 2016 to more than 125 in 2023.
Scale.   In 2023, CompoSecure produced approximately 31 million metal payment cards. Leveraging its manufacturing and support facilities in Somerset, New Jersey, CompoSecure has developed the ability to provide volume and quality at a scale CompoSecure believes is much larger than current metal payment card competitors’ existing metal card output. CompoSecure believes that its ability to produce metal payment card volume and quality at scale is critical to the success of very large payment card programs, while also driving manufacturing efficiencies and related cost advantages. In addition, CompoSecure has separate manufacturing operations designed to optimize smaller quantity production runs for pilot or specialized card programs.
Patents and Trade Secrets.   Leveraging its decades of experience, CompoSecure has developed extensive trade secrets in creating graphic effects on metal cards, heavily customized equipment and machinery and proprietary coatings, as well as the knowledge and ability to blend various metals and polymers to create unique composites. CompoSecure has a strong focus on protecting its proprietary intellectual property. As of November 1, 2024, CompoSecure had 64 U.S. and foreign (utility and design) patents issued, 28 U.S. and foreign (utility and design) patent applications pending and new technologies under development. CompoSecure expects to continue to develop innovations for payment card form factor design, components and manufacturing methods, many of which are reflected in patent applications, which may also include further technological innovations for the Arculus platform.
Clients
CompoSecure maintains trusted, highly embedded and long-term customer relationships with an expanding set of global issuers. CompoSecure has developed long-term relationships with its largest customers, including nearly 20 years with American Express and nearly 16 years with JP Morgan Chase, across multiple RFP cycles with both companies.
CompoSecure believes that the value proposition of CompoSecure’s premium metal payment cards supports card issuers’ acquisition and retention of consumer and business card customers. For each of its largest issuer relationships, CompoSecure serves numerous distinct issuer-branded and co-branded card programs, diversifying CompoSecure’s revenues even within individual clients.
For example, CompoSecure supports the following proprietary and co-branded programs:
Issuer/Reseller	JPMorgan Chase	American Express
Proprietary Programs	Sapphire Preferred®	Centurion®
	Sapphire Reserve®	Platinum®
	JPM Reserve®	Gold®
Ink®
Co-Branded Programs	Amazon Prime®	Amazon Prime Business®
	Whole Foods®	Marriott®
	United®	Delta®
	Marriott®	Air Canada
Hyatt Business®
Disney®
These card portfolios have created recurring revenue streams driven by issuer demand for CompoSecure’s metal payment cards to support new customer acquisition and replacement card activity for lost and stolen cards, account fraud and natural card reissuance cycles that occur each year.
As payment card issuers seek ways to drive differentiation in their market, CompoSecure’s premium metal payment cards have become a key component of its clients’ customer-facing marketing messages. Moreover, issuers who do not offer a premium card product are increasingly realizing that they risk losing market share.
CompoSecure and its major clients have entered into multi-year master agreements which provide general terms and conditions. These clients then typically provide single-order, blanket-order and/or multi-year statements of work which set forth prices and quantities of payment cards. For most other clients, the relationship is governed by individual purchase orders instead of master agreements.
CompoSecure’s largest clients are American Express and JP Morgan Chase. Together these clients represented 70.5% (or individually, approximately 28.8% and 41.7%, respectively) of CompoSecure’s net sales for the year ended December 31, 2023, and 67.3% (or individually, approximately 34.7% and 32.6%, respectively) of its net sales for the year ended December 31, 2022.
The current statement of work issued pursuant to CompoSecure’s master services agreement with American Express (the “Amex Agreement”) was extended during 2023, and will be up for renewal on July 31, 2026. Typically, CompoSecure renews such client agreements upon their expiration in the ordinary course of business. Under the Amex Agreement, American Express reserves annual capacity of products and is required to order a certain percentage of that capacity from CompoSecure, and CompoSecure may charge American Express for a portion of that capacity even if American Express orders below capacity for any given year. Subject to compliance by American Express with any existing purchase commitments and in line with industry common practice, American Express may terminate the Amex Agreement (i) for convenience pursuant to written notice or (ii) for cause if CompoSecure commits a material breach and does not remedy it within a prescribed time period. CompoSecure may terminate the Amex Agreement if American Express does not make required payments, and does not remedy the non-payment within a prescribed time period. In addition, subject to compliance by American Express with any existing purchase commitments, American Express may terminate individual orders entered into under the Amex Agreement with prior written notice.
CompoSecure’s master service agreement and related statement of work with JP Morgan Chase (the “Chase Agreement”) was extended during 2023, and will be up for renewal on December 31, 2028. Typically, CompoSecure renews such client agreements upon their expiration in the ordinary course of business. Under the Chase Agreement, JP Morgan Chase agreed to purchase its metal payment cards only from CompoSecure during the term of the Chase Agreement. Under the Chase Agreement, JP Morgan Chase reserves annual capacity of products. Subject to compliance by JP Morgan Chase with any purchase commitments to CompoSecure and in line with industry common practice, JP Morgan Chase may terminate the Chase Agreement (i) for convenience pursuant to written notice or (ii) if CompoSecure commits a material breach and does not remedy it within a prescribed time period. CompoSecure may terminate the Chase Agreement if JP Morgan Chase does not make required payments, and does not remedy the non-payment within a prescribed time period.
Sales and Marketing
CompoSecure markets and sells its metal payment card products to U.S. and international card issuers, as well as distributors and resellers, primarily for international card markets. Sales activities are designed to develop and foster deep relationships with key payment cards issuers throughout the world. Through these activities, CompoSecure works to strengthen relationships and expand metal payment card programs with existing clients and to identify and complete sales to new clients. CompoSecure has two primary sales channels, as follows:
Direct Sales.   CompoSecure has direct sales representatives in the U.S., Europe, Asia and South America, supported by client relationship managers and solutions architects. CompoSecure establishes direct engagement between its sales team and issuers in various regions across the world, with success driven by an iterative and collaborative process. CompoSecure’s sales team focuses on issuer portfolios on a program-by-program basis.
Indirect Sales.   CompoSecure has been expanding its relationships with a variety of card ecosystem partners, such as plastic card manufacturers and personalization partners throughout the world. Personalization is the process of encoding, programming and printing, embossing or laser engraving a payment card with the cardholder’s name, account number and other information. These relationships enable CompoSecure to reach more card issuers, some of whom prefer to run all card purchasing through their existing relationships. Distribution partners are able to offer their customers a broader range of card form factors and special features, bringing CompoSecure into a sales process as the metal payment card expert, as well as the secure authentication and digital asset storage solutions expert. CompoSecure’s distribution partners operate global sales teams. In these relationships, CompoSecure typically sells its metal payment cards to its distribution partners at a wholesale price and the distributor then resells the cards to its customers, typically on an integrated basis with the distributor’s personalization, fulfillment and other card-related services (with prices to their customers under the sole control of the distribution partner). CompoSecure also uses a variety of marketing communications, including conferences and trade show attendance, print and digital advertisements and social media marketing, targeted at card issuers and consumers, and designed to demonstrate and expand the demand for metal payment cards.
Business-to-Business Sales.   CompoSecure targets marketing and sales of its Arculus Business Solutions to existing payment card issuer clients and their co-brand partners, as well as other traditional financial institutions, fintech companies, digital asset exchanges and other businesses. For example, CompoSecure offers a partner-branded (or “white-labeled”) version of the Arculus Authenticate and the Arculus Cold Storage solutions, as well as other Arculus products and/or services. CompoSecure believes this model solves the client’s need to provide their consumers enhanced security. CompoSecure believes these targeted sales and marketing activities will drive the Arculus portfolio of solutions to consumers through a variety of channels, while also diversifying the Arculus revenue streams into a combination of hardware sales and recurring revenues from transaction processing fees, subscription fees and licensing fees.
Business-to-Consumer Sales.   CompoSecure’s direct-to-consumer strategy expects to generate sales via the Internet, physical retail and other channels. CompoSecure’s online direct-to-consumer strategy includes selling products through its own Arculus-branded e-commerce website, as well as other internet distribution channels, including Amazon.com®, Walmart.com®, NewEgg.com® and other online distributors.
Competition
The market for payment cards is highly competitive. CompoSecure competes with providers of other incentives and initiatives, including rewards programs and traditional plastic card manufacturers. CompoSecure also competes with several other manufacturers of cards containing some metal. However, most of CompoSecure’s competitors in card manufacturing are large, diversified businesses with areas of strategic focus outside of the payment cards market, and their card operations focus primarily on lower margin plastic card manufacturing. CompoSecure believes that most competitive metal card manufacturers have substantially less production capacity, less technical expertise in the metal form factor, a limited selection of metal card designs and constructions and less extensive supplier relationships for the raw materials needed for metal cards. CompoSecure’s metal card products compete with other card manufacturers, including Idemia France S.A.S., Thales DIS France SA, CPI Card Group, Giesecke & Devrient GmbH, Federal Card Systems, Kona I, BioSmart Co., Ltd. and ICK International.
Competitive factors in selling metal payment cards include primarily product quality, the ability to manufacture high volumes of cards, the ability to deliver finished cards on fixed schedules enabling card issuers (and their personalization partners) to meet consumer demand for metal payment cards, the range of products offered, innovation in metal form factor design and construction and technological innovation to enhance the cardholder experience, product features and price. CompoSecure competes favorably across all of these factors, in the following ways:
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CompoSecure is the pioneer and market leader in production of metal payment cards, with over two decades of experience in designing and manufacturing metal payment cards to meet the needs of large card issuers and brands, and maintains its leadership of bringing innovation to the payment card marketplace.

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CompoSecure has the facilities, personnel, manufacturing equipment, and processes to manufacture metal payment cards at scale while maintaining high-quality standards.

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CompoSecure has developed valuable relationships with clients, raw material suppliers, personalization partners, distributors and equipment manufacturers.

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CompoSecure maintains long-term contracts with its largest clients, which are also some of the largest card issuers in the world, across a diversified portfolio of proprietary and co-brand payment card programs.

The market for digital security, authentication and digital asset storage products and services is highly fragmented today. CompoSecure’s Arculus Business Solutions compete for business sales with other providers of security, authentication and digital asset storage products and services. CompoSecure offerings of Arculus Authenticate and Arculus Cold Storage, and its ability to combine payment cards with secure authentication and digital asset storage solutions, positions CompoSecure to address a specific, growing need of payment card issuers, fintechs and other businesses seeking to enhance their customers’ security. CompoSecure’s primary competitor in the secure authentication solutions market is Yubikey®, which is a stand-alone hardware device typically connected to a computer for authentication functionality.
The market for cold storage is highly competitive. Presently, most cold storage wallets are sold directly to consumers, and CompoSecure faces competition from existing products and potential new product launches from existing storage businesses and new entrants. However, most of CompoSecure’s competitors in the cold storage wallet market do not presently offer products and services with the range of security features and enhanced user interface/user experience of the Arculus Cold Storage Wallet. CompoSecure’s primary competitors in the cold storage wallet market include Ledger SAS, Trezor®, CoolWallets®, KeepKey®, ColdcardTM, BitBox®, BalletTM, and Ellipal®, among others.
Cold storage wallets also compete as a category of products against hot storage wallets to serve digital asset holders. Hot storage wallets generate and store private keys and public keys and digitally sign transactions within internet-connected devices where a digital asset holder’s private keys are under the custody of a third party, typically in a cloud-based, hosted environment that may be vulnerable to cyber-theft. Consumers are increasingly shifting to self-custody of their private keys via cold storage wallets for the enhanced security benefits. Further, CompoSecure also believes that its Arculus Cold Storage Wallet delivers a cold storage solution that eliminates much of the user experience friction historically associated with competing legacy cold storage wallet products. CompoSecure provides a physical, branded touchpoint through the sleek metal card that CompoSecure believes will be preferred by financial institutions and other branded stakeholders in the market for digital assets over less tangible, digital-only hot storage Wallets. Hot storage wallets and related solutions include wallets typically provided by digital asset exchanges to their customers and the related backend software solutions enabling hot storage wallets.
Manufacturing
CompoSecure designs and manufactures its metal payment cards using highly specialized equipment, significantly modified to meet CompoSecure’s particular production methods and card constructions. CompoSecure’s engineers have designed and implemented proprietary equipment modifications, process automation and efficiency initiatives to drive significant improvements in manufacturing scale and productivity. The rollout of these initiatives is an ongoing process and continues with an increased focus on automation throughout the manufacturing process, which is expected to result in further improvements in manufacturing yields and labor efficiency, enabling CompoSecure to meet client demand and withstand competitive pricing pressures. CompoSecure’s research and development personnel bring substantial expertise in material science enabling CompoSecure to design and produce difficult-to-replicate metal form factors, and to be a leader in technological innovations for payment cards.
Payment cards require high security throughout the manufacturing process, and CompoSecure maintains extensive policies, procedures and staff to assure compliance with the payment card industry security standards, payment network and client requirements.
CompoSecure’s manufacturing operations are designed to meet the needs of its diverse range of client payment card programs. The following diagram demonstrates CompoSecure’s role in the payment card marketplace:

CompoSecure leases an aggregate of approximately 241,000 square feet in five (5) facilities, all located in Somerset, New Jersey (U.S.A.), enabling CompoSecure to manufacture its products on an integrated basis across its facilities. CompoSecure uses high-security ground freight (such as armored vehicles) for delivery of finished payment cards to CompoSecure’s clients or, more frequently, directly to personalization partners selected by CompoSecure’s clients. Personalization partners provide cardholder personalization and fulfillment services.
Supply Chain
CompoSecure has developed and maintains a valuable and extensive network of suppliers, which provide CompoSecure with EMV chips, various types of metal, adhesives, signature panels, magnetic stripes, payment network logos (including holographic) and other materials for payment card production. CompoSecure believes that the raw materials needed to produce its payment card products are available from multiple sources at reasonable prices In light of recent chip shortages, CompoSecure has established a multi-year purchase commitment with one of its EMV chip suppliers. As a result, CompoSecure presently does not anticipate any raw materials shortages. CompoSecure obtains its raw materials from suppliers located in the U.S., Japan, China, Italy and France. Primary suppliers for EMV chips are leading semiconductor manufacturers. CompoSecure maintains constant vigilance concerning supply chain risks and evaluates alternate suppliers to assure availability, quality, performance, service, price and other features.
Research and Development & Intellectual Property
CompoSecure’s research and development team comprises material scientists, engineers and technicians devoted to the invention and development of new metal form factors, card features, secure authentication and digital asset storage technology and applications. The work of the research and development team is then made available by CompoSecure’s sales team to its existing and new customers, and rapidly deployed into CompoSecure’s manufacturing operations for production of customer orders.
CompoSecure has extensive and global intellectual property rights, such as design and utility patents and patent applications, trade secrets, confidential information, trademarks, service marks, trade names and copyrights. CompoSecure also maintains licensed rights to certain manufacturing technology relating to dual-interface antennae, and may, from time to time, enter into similar commercial agreements if needed or desirable for its manufacturing operations.
CompoSecure relies on a combination of registered (such as patents, trademarks, service marks, etc.) and unregistered (such as trade secrets, confidential information, etc.) programs for its intellectual property protection throughout the world. As of November 1, 2024, CompoSecure had 64 U.S. and foreign patents issued, 28 pending U.S. and foreign patent applications, 26 families of U.S. and foreign trademarks/service marks registered and/or applied for across 30 jurisdictions. CompoSecure’s 39 distinct utility patent families have an average remaining lifetime of over 10 years (of their 20-year terms from filing date, assuming eventual grant and all annuities paid); its eight design patent families have an average 74% of their remaining lifetime remaining (of 10- to 25-year terms, depending upon jurisdiction), and its registered trademarks/service marks have 10-year terms renewable indefinitely with ongoing use. CompoSecure expects to continue to develop innovations for payment card form factor design, features, components and manufacturing methods, as well as secure authentication and digital asset storage solutions, many of which are reflected in patent applications.
Government Regulations
The payments industry is generally subject to extensive government regulation — both in the United States and internationally (where its products are sold, including in the UK, the EU and Asia) — and any new laws and regulations, or industry standards or revisions made to existing laws, regulations or industry standards (or changes in interpretations or enforcement) affecting the payments industry may materially or adversely affect CompoSecure’s business.
As a metal card supplier, CompoSecure has obtained and maintains certifications from the payment networks enabling CompoSecure to manufacture payment cards that operate on their networks. payment network certification requires compliance with the payment card industry security standards for physical card characteristics and for card manufacturing operations and facilities. The payment networks and their member financial institutions routinely update, generally expand and modify applicable requirements. Any changes in payment network rules or standards that increase the cost of doing business or limit CompoSecure’s ability to manufacture payment cards that operate on their networks may adversely affect the results of operations of CompoSecure’s business. CompoSecure is required to submit to periodic audits, self-assessments or other assessments of its compliance with the payment card industry security standards. CompoSecure has maintained payment network certifications for many years and believes that it can continue to renew such certifications. CompoSecure also recognizes that the expensive and complex certification process, and the operational compliance required to obtain and maintain certification, acts as a significant barrier to new businesses seeking to enter the payment cards market.
CompoSecure ships certain of its products to customers (or their personalization partners) located in the UK, the EU, India, Asia, the Middle East and Australia. In connection with such shipments, CompoSecure is sometimes required to comply with import regulations and related procedures. In addition, the products which CompoSecure ships to non-U.S. locations are designed and manufactured to comply with the requirements of the payment networks located in those locations, including American Express, Visa, MasterCard and JCB, among others.
In addition, CompoSecure is prohibited from doing business with individuals, entities, countries, and territories that are targets of economic or trade sanctions that the U.S. Department of the Treasury’s Office of Foreign Assets Controls (“OFAC”), the U.S. Department of Commerce’s Bureau of Industry and Security, and various foreign authorities administer or enforce. If CompoSecure’s compliance programs are found to be deficient, it could lose key relationships with clients or their personalization partners. Fines or penalties for violations of these rules may be severe and efforts to remediate any violations issues may be costly, may result in diversion of management and staff time and effort, and may still not guarantee compliance.
CompoSecure’s metal payment card fabrication business does not receive any cardholder personally identifiable information, as that information is handled directly by CompoSecure’s clients or their personalization partners. As a result, CompoSecure’s payment card operations are not directly subject to compliance with federal, state and foreign privacy statutes and regulations relating to protection of such information.
Digital assets are recent technological innovations, and the regulatory schemes to which these digital assets may be subject have not been fully explored or developed. Regulation of digital assets varies from country to country as well as within countries. In some cases, existing laws have been interpreted to apply to digital assets, while in other cases, jurisdictions have adopted laws, regulations or directives that specifically affect digital assets, and some jurisdictions have not taken any regulatory stance on digital assets and or have expressly declined to apply regulation. Accordingly, there is no clear regulatory framework applicable to CompoSecure’s Arculus Cold Storage Wallet, or to digital assets, and laws that do apply at times may overlap.
Other than customary consumer marketing rules, CompoSecure believes that, currently, there is no single uniformly applicable U.S. or international legal or regulatory regime governing its Arculus Cold Storage Wallet products. However, it is possible that governments in the U.S. and other jurisdictions may apply existing laws and regulations, or enact new regulations applicable to, Arculus Cold Storage Wallet products and activities.
Recent adverse market events in the digital asset space have led to increased attention and scrutiny by regulators, legislators and market participants alike. These market events include, among other things, the high-profile bankruptcies and insolvencies of several well-known digital asset-focused entities, most notably FTX and its affiliates, as well as litigation and regulatory enforcement actions. In addition, bankruptcy and other courts are and will be faced with novel questions, including concerning the ownership of digital assets held by custodians, the enforceability of customer terms and conditions and the priority of creditors. For those reasons, if new laws governing digital assets are adopted, it is possible that they will require greater transparency and disclosure and that they will become more restrictive, rather than more liberal or flexible, to market activities. In addition to new civil and criminal enforcement actions by U.S. regulators, developments in ongoing enforcement-related litigation could have a material effect on the U.S. regulatory treatment of digital assets.

It is possible that such regulatory initiatives could have an impact on cold storage wallets which facilitate transactions in digital assets, such as the Arculus Cold Storage Wallet. CompoSecure expects that support for storage and peer-to-peer transfers, as well as support for purchase and swap transactions may, in the future, include additional or exclude previously supported digital assets. CompoSecure’s decisions on whether to support purchase and swap transactions in particular digital assets will be based on a combination of consumer demand, technical integration capabilities, regulatory compliance, third-party partner capabilities and management discretion. There is substantial regulatory uncertainty concerning whether certain digital assets may be deemed “securities.” Digital assets determined to be securities under applicable laws would subject such assets to the regulatory framework of such laws, including (among others) registration requirements for the securities and licensing or registration requirements for businesses that trade in such securities. In order to determine whether a particular digital asset is a security prior to supporting purchase and swap transactions on the Arculus Cold Storage Wallet in such digital asset, CompoSecure relies upon legal and regulatory analysis of legal counsel with expertise in the digital asset industry. CompoSecure does not believe the storage and peer-to-peer/send & receive functionality provided by the Arculus Cold Storage Wallet involves purchases, sales or other transactions effected by CompoSecure (or any party other than the sender and the recipient). Further, CompoSecure is not compensated for such user-directed activities. However, it is possible that regulators may determine that user-directed peer-to-peer transfers using the Arculus Cold Storage Wallet would require registration and compliance with broker-dealer and/or securities exchange regulations. If CompoSecure is found to be in violation of the federal securities laws, CompoSecure could be subject to significant monetary penalties, censure or other actions that may have a material and adverse effect on CompoSecure.
CompoSecure does not presently buy, swap or exchange digital assets for its Arculus Cold Storage Wallet customers. Instead, all purchase and swap transactions by consumers using the Arculus Cold Storage Wallet are presently executed between the consumer and one or more third-party partners. To the extent digital assets are designated by regulators as securities or commodities, CompoSecure may need to partner with third-party registered securities or commodities brokers or dealers, or exchanges, to facilitate purchase and swap transactions by Arculus Cold Storage Wallet customers. If CompoSecure is not able to obtain such partnering arrangements or if a regulator determines that such partnering arrangements, standing alone, do not relieve CompoSecure of an independent licensing obligation, and if CompoSecure does not itself register as a broker, dealer or exchange, the inability to support purchase and swap transactions in such digital assets could have a material adverse effect on CompoSecure’s business, financial condition and results of operations.
It is possible that any jurisdiction may, in the near or distant future, adopt laws, regulations, interpretations, policies, rules or guidance directly or indirectly affecting a digital asset network, generally, or restricting the right to acquire, own, hold, sell, convert, trade or use digital assets, or to exchange digital assets for either fiat currency or other virtual currency.
As digital assets have grown in both popularity and market size, the U.S. Congress and a number of U.S. federal and state agencies, including FinCEN, have been examining the operations of digital asset networks, with particular focus on the extent to which digital assets can be used to launder the proceeds of illegal activities or fund criminal or terrorist enterprises and the safety and soundness of exchanges or other service providers that take custody of digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed to investors in digital assets. In addition, federal and state agencies, and other regulatory bodies in other countries have issued rules or guidance about the treatment of digital asset transactions or requirements for businesses engaged in digital asset activity. Additionally, U.S. state and federal, and foreign regulators and legislatures have taken action against digital asset businesses or enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm or criminal activity stemming from digital asset activity with respect to digital assets. Accordingly, government authorities may engage in future actions that interpret existing laws and regulations, or propose new ones, to regulate certain wallet providers as intermediaries in digital asset transactions. In addition, governments or regulatory authorities may impose new or additional licensing, registration or other compliance requirements on participants in the digital asset industry, which may include CompoSecure’s present or future Arculus Cold Storage Wallet activities. For an additional discussion of regulatory risks related to future government actions, please see “Risk Factors — Risks Related to the Business of CompoSecure — Regulatory changes or actions may restrict the use of the Arculus Cold Storage Wallet or digital assets in a manner that adversely affects CompoSecure’s business, prospects or operations.” These ongoing and future regulatory actions may alter, perhaps to a materially adverse extent, the nature of an investment in digital asset derivatives and/or the ability of the Arculus Cold Storage Wallet to continue to operate.
Various foreign jurisdictions may adopt policies, laws, regulations or directives that affect digital assets or a digital asset network, generally. The effect of any existing regulation or future regulatory change on the Arculus Cold Storage Wallet or digital assets is impossible to predict, but such change could be substantial and adverse to the Arculus Cold Storage Wallet. Various foreign jurisdictions have, and may continue to in the near future, adopt laws, regulations or directives that affect digital assets, particularly with respect to digital asset exchanges and service providers that fall within such jurisdictions’ regulatory scope. Such laws, regulations or directives may conflict with those of the United States and may negatively impact the acceptance of digital assets by users, merchants and service providers outside the United States and may therefore impede the growth or sustainability of the digital asset economy in these jurisdictions as well as in the United States and elsewhere, or otherwise negatively affect the value of digital assets.
Positively Impacting CompoSecure’s Environment and Community
To solidify CompoSecure’s long-standing commitment to making sustainable choices, in 2022 and 2023, CompoSecure began a strategic project to formalize its approach to ESG. CompoSecure’s ESG efforts are driven by a management ESG Committee, led by the Chief Operations Officer, joined by the Chief Transformation Officer, General Counsel and Head of Corporate Communications. The ESG Committee, working across all key business functions, is responsible for the development and implementation of CompoSecure’s ESG program, which includes assessing the company’s existing ESG efforts, understanding stakeholder perspectives, identifying areas for improvement that align with CompoSecure’s business and working collaboratively to support programs designed to implement and assess CompoSecure’s ESG initiatives. CompoSecure’s Board of Directors provides support for and oversight of CompoSecure’s ESG program.
The pillars of CompoSecure’s ESG program are:
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Positively Impacting CompoSecure’s Environment and Community; and

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Doing Business in a Responsible Way.

CompoSecure’s approach to ESG has included identifying programs and activities already in place, as well as initiating new programs and practices, and developing qualitative and quantitative ways to measure CompoSecure’s achievements and impact across various aspects of ESG. The following sub-sections summarize CompoSecure’s ESG initiatives and activities.
Sustainability & Environmental Protection
CompoSecure has been proactively pursuing environmentally friendly products for over 20 years and achieved carbon neutral operations in 2022 and 2023 through a combination of production efficiencies and purchasing carbon offsets. The use of recycled stainless steel plays an important role in CompoSecure’s sustainable design, as most of CompoSecure’s metal card products contain 65% post-consumer recycled stainless steel.
In 2022, CompoSecure achieved:
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ICMA (International Card Manufacturers Association) EcoLabel Standard certification and verified assurance on CompoSecure’s ceramic metal hybrid dual-interface card and metal veneer dual-interface card products in the recycled content category;

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Environmental Claim Validation from UL, the global safety science leader and one of the world’s leading sources for credible and sustainable product information, for CompoSecure’s ceramic metal hybrid dual-interface card, metal hybrid dual-interface card and metal veneer dual-interface card products; and

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ISO 14001 certification due to its improved sustainability operations by reducing waste, improving efficiency and enhancing operations using a systematic approach.

In 2023, CompoSecure:
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Was awarded the EcoVadis Silver Medal. EcoVadis is an independent provider of business sustainability ratings, and the EcoVadis Medals recognize eligible companies that have completed the EcoVadis assessment process and demonstrated a relatively strong management system that addresses sustainability criteria. The Silver Medal is awarded to companies in the top 15% (85+ percentile) compared to all 150,000+ EcoVadis-rated companies over the previous 12 months.

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Renewed its ISO 14001 certification continuing to improve its sustainability operations by reducing waste, improving efficiency and enhancing operations using a systematic approach;

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Reduced water usage by approximately 31.5% compared to 2022, resulting in water savings of about 1.5 million gallons through the introduction of new production processes;

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Improved its energy efficiency by converting approximately 70% of lighting fixtures in CompoSecure’s facilities to LED;

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Implemented a card return/recycling program to support closed-loop material use;

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Developed new shipment packaging designs utilizing 100% recycled cardboard components; and

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Initiated an enhanced supplier engagement program to align CompoSecure’s ESG initiatives to customer and supplier activities.

CompoSecure’s manufacturing operations are subject to compliance with federal, state and local environmental protection regulations, including those governing the emissions of pollutants into the air, wastewater discharges, the use and handling of hazardous substances, waste disposal, the investigation and remediation of soil and groundwater contamination. CompoSecure believes that its operations are in material compliance with environmental requirements and that environmental matters will not have a material adverse effect on its business, operations, financial condition or results of operations.
The metal raw material used in the manufacture of CompoSecure’s metal payment cards typically comprises mostly post-consumer recycled materials. In addition, CompoSecure believes that its metal form factors permit a greater opportunity for recycling and/or repurposing expired payment cards as compared to plastic cards. Some card issuers provide postage paid return shipping materials to their cardholders so that the expired cards are returned for destruction/recycling (as metal payment cards cannot typically be shredded with consumer shredding machines).
Human Capital/Employees
As of November 1, 2024, CompoSecure had approximately 997 full-time employees, and 9 part-time employees, including approximately 44% female and 56% male employees, and representing over 84% racial/ethnic minorities.
CompoSecure is committed to upholding and promoting human rights in all aspects of its operations. CompoSecure believes in the inherent dignity and equal rights of every individual, and recognizes a responsibility to respect and protect these rights. As an Equal Opportunity Employer, CompoSecure does not discriminate against any employee or job applicant based on race, ethnicity, religion, national origin, sex, physical or mental disability, or age.
CompoSecure focuses human capital efforts on attracting and retaining employees with skills and experience which benefit the business and support CompoSecure’s mission and values. Compensation programs are competitive, including base wage and salary rates, annual cash incentives, long-term equity incentives, medical, dental and vision insurance an employee stock purchase plan, paid time off, and employee assistance program, and other benefits. CompoSecure also fosters ongoing management development through training and promotions, and conducts annual employee surveys to measure employee engagement and satisfaction.
CompoSecure promotes honest, ethical and respectful conduct. CompoSecure’s Code of Conduct sets the standards for appropriate behavior, and employees are required to follow these standards and participate in regular training programs. CompoSecure encourages employees to bring forward issues and concern, and maintain a whistleblower hotline system. CompoSecure conducts ongoing employee training programs for ethics, diversity and inclusiveness, anti-harassment and other important programs and policies. CompoSecure and its employees participate in community initiatives to enhance the lives of people in the communities in which CompoSecure and its employees work and live through volunteerism, charitable giving and other support.
CompoSecure considers relations with its employees to be good, and the company measures this with annual employee engagement surveys. CompoSecure has never experienced any work stoppages or strikes as a result of labor disputes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
For financial reporting purposes, we are required under U.S. generally accepted accounting principles to consolidate the financial statements of CompoSecure Holdings. As we are a newly formed entity without any historical financial statements, the Management’s Discussion and Analysis of Financial Condition and Results of Operations presented herein and in our future filings with respect to periods prior to the Spin-Off will be represented by the historical Management’s Discussion and Analysis of Financial Condition and Results of Operations of CompoSecure Holdings. Accordingly, except as otherwise indicated, the discussion and analysis in this section relates to CompoSecure Holdings’ historical financial condition and results of operations prior to the completion of the Spin-Off, and does not reflect the impact that the Spin-Off will have on us. Additionally, the financial statements of Resolute Holdings will be prepared on a different basis from those of CompoSecure Holdings, and accordingly, our financial statements, financial condition and results of operations are expected to differ materially from those of CompoSecure Holdings and from the following discussion and analysis and any forward-looking statements contained therein. Accordingly, the following discussion and analysis should be read in conjunction with CompoSecure Holdings’ financial statements and corresponding notes, Resolute Holdings’ financial statements and corresponding notes, and the unaudited pro forma condensed consolidated financial statements and corresponding notes, each included elsewhere in this Information Statement.
CompoSecure operates its business through a subsidiary of CompoSecure Holdings and, accordingly, references in this section to the business and operations of CompoSecure refer to the business and operations of CompoSecure Holdings.
This discussion contains forward-looking statements that are based upon current expectations and are subject to uncertainty and changes in circumstances. Our and CompoSecure Holdings’ actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this Information Statement, particularly in “Risk Factors.” Actual results may differ materially from these expectations. See “Cautionary Statement Concerning Forward-Looking Statements.” Certain columns and rows within tables may not add due to the use of rounded numbers.
Overview
Resolute Holdings
We are a wholly owned subsidiary of CompoSecure Holdings. We were formed on September 27, 2024 to provide operating management services to CompoSecure Holdings and any other companies we may manage in the future. We have engaged in no business operations to date and have no assets or liabilities of any kind, other than those incidental to our formation. Following the completion of the Spin-Off, the sole source of our revenues will be management fees we may receive pursuant to the CompoSecure Management Agreement. See “Certain Related Party Transactions — CompoSecure Management Agreement,” and “Risk Factors — Risks Related to our Business.” As a result, for the foreseeable future, our performance, financial condition and results of operations will depend entirely on the performance of CompoSecure Holdings.
CompoSecure
CompoSecure creates innovative, highly differentiated and customized financial payment card products for banks and other payment card issuers to support and increase their customer acquisition, customer retention and organic customer spend. CompoSecure’s customers consist primarily of leading international and domestic banks and other payment card issuers primarily within the United States (“U.S.”), with additional direct and indirect customers in Europe, Asia, Latin America, Canada and the Middle East. CompoSecure is a platform for next generation payment technology, security, and authentication solutions. CompoSecure maintains trusted, highly embedded and long-term customer relationships with an expanding set of global issuers. CompoSecure has established a niche position in the financial payment card market through over 20 years of innovation and experience and is focused primarily on this attractive subsector of the financial technology market. CompoSecure serves a diverse set of direct customers and indirect customers, including some of the largest issuers of credit cards in the United States. CompoSecure operates its business through a subsidiary of CompoSecure Holdings.

On September 17, 2024, the Resolute Transaction closed and Resolute became the majority owner of CompoSecure by acquiring 49,290,409 shares of CompoSecure common stock for an aggregate purchase price of approximately $372.1 million, or $7.55 per share, representing an approximately 60% voting interest. CompoSecure was not party to stock purchase transactions. Prior to these transactions, the selling stockholders held Class B units in CompoSecure Holdings. Subsequent to the Resolute Transaction, CompoSecure owned 100% of CompoSecure Holdings. As a result of the Resolute Transaction, CompoSecure no longer has shares of Class B common stock outstanding or a non-controlling interest as of September 30, 2024.
Known Trends or Future Events
Resolute Holdings
Resolute Holdings has neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities and those necessary to prepare for the Spin-Off. We will not generate any revenues until after the execution and effectiveness of the CompoSecure Management Agreement in connection with the completion of the Spin-Off. After the Spin-Off, we expect to incur increased expenses as a result of being a public company and, accordingly, we expect our expenses to increase substantially after the completion of the Spin-Off.
CompoSecure
U.S. and international markets and, in particular, the rapidly evolving digital assets industry, are experiencing uncertain and volatile economic conditions, including Russian aggression in Ukraine, the ongoing conflict in Israel, Gaza and the surrounding areas, sustained inflation, threats or concerns of recession, and supply chain disruptions. These conditions make it extremely difficult for CompoSecure and its suppliers to accurately forecast and plan future business activities. Additionally, a significant downturn in the domestic or global economy may cause CompoSecure’s existing customers to pause or delay orders and prospective customers to defer new projects. Together, these circumstances create an environment in which it is challenging for CompoSecure to predict future operating results. If these uncertain business, macroeconomic or political conditions continue or further decline, CompoSecure’s business, financial condition and results of operations could be materially adversely affected.
CompoSecure’s Arculus platform offers a broad range of secure authentication and digital asset storage solutions and enables its consumer Arculus Cold Storage Wallet for digital assets. CompoSecure believes consumers can achieve enhanced protection by controlling their private keys with a cold storage wallet, such as the Arculus Cold Storage Wallet. At the same time, this market cycle has created uncertainty in timing for CompoSecure’s anticipated Arculus ramp-up, as some of its partners and targets have been impacted. Therefore, CompoSecure is taking a measured approach to better target the timing of its investments to support near-term and long-term opportunities.
Key Components of Results of Operations of CompoSecure Holdings
Net Sales
Net sales reflect CompoSecure Holdings’ revenue generated primarily from the sale of its products. Product sales primarily include the design and manufacturing of metal cards, including contact and dual interface cards. CompoSecure Holdings also generates revenue from the sale of Prelams (which refers to pre-laminated, sub-assemblies consisting of a composite of material layers which are partially laminated to be used as a component in the multiple layers of a final payment card or other card construction). Net sales include the effect of discounts and allowances which consist primarily of volume-based rebates.
Cost of Sales
CompoSecure Holdings’ cost of sales includes the direct and indirect costs related to manufacturing products and providing related services. Product costs include the cost of raw materials and supplies, including various metals, EMV® chips, holograms, adhesives, magnetic stripes and NFC assemblies; the cost of labor; equipment and facilities; operational overhead; depreciation and amortization; leases and rental charges; shipping and handling; and freight and insurance costs. Cost of sales can be impacted by many factors, including volume, operational efficiencies, procurement costs and promotional activity.
Gross Profit and Gross Margin
CompoSecure Holdings’ gross profit represents its net sales less cost of sales, and its gross margin represents gross profit as a percentage of its net sales.
Operating Expenses
CompoSecure Holdings’ operating expenses primarily comprised selling, general and administrative expenses, which generally consist of personnel-related expenses for its corporate, executive, finance, information technology, and other administrative functions, and expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, amortization, travel, sales and marketing.
Income from Operations and Operating Margin
Income from operations consists of CompoSecure Holdings’ gross profit less its operating expenses. Operating margin is income from CompoSecure Holdings’ operations as a percentage of its net sales.
Other Expense, net
Other expense primarily consists of changes in interest expense net of any interest income.
Net Income
Net income consists of CompoSecure Holdings’ income from operations, less other expenses.
Factors Affecting CompoSecure Holdings’ Operating Results
CompoSecure believes that its performance and future success depend on a number of factors that present significant opportunities for it but also pose risks and challenges. Please see the factors discussed elsewhere in this Information Statement, including those discussed in the sections entitled “Risk Factors — Risks Related to the Business of CompoSecure” and “Cautionary Statement Concerning Forward-Looking Statements” for additional information.

Results of Operations of CompoSecure Holdings
Three months ended September 30, 2024 vs three months ended September 30, 2023
The following table presents CompoSecure Holdings’ results of operations for the periods indicated:
	Three months ended September 30,
	2024	2023	$ Change	% Change
	(in thousands)
Net sales	$107,135	$96,886	$10,249	11%
Cost of sales	51,727	47,990	3,737	8%
Gross profit	55,408	48,896	6,512	13%
Operating expenses
Selling, general and administrative expenses	22,561	18,657	3,904	21%
Income from operations	32,847	30,239	2,608	9%
Other (expense) income, net	(5,009)	(5,885)	(876)	(15)%
Income before income taxes	27,838	24,354	3,484	14%
Income tax	—	—	—	—
Net income	27,838	24,354	3,484	14%
	Three months ended September 30,
	2024	2023
Gross Margin	52%	50%
Operating margin	31%	31%
Net Sales
	Three months ended September 30,
	2024	2023	$ Change	% Change
	(in thousands)
Net sales by region
Domestic	$80,033	$84,277	$(4,244)	(5)%
International	27,102	12,609	14,493	115%
Total	$107,135	$96,886	$10,249	11%
CompoSecure Holdings’ net sales for the quarter ended September 30, 2024 increased $10.2 million, or 11%, to $107.1 million compared to $96.9 million for the quarter ended September 30, 2023. The increase was primarily driven by strong sales in the international market, which were up 115%, offset by lower domestic sales which decreased by 5%.
Domestic:   CompoSecure Holdings’ domestic net sales for the quarter ended September 30, 2024 decreased $4.3 million, or 5%, to $80.0 million compared to $84.3 million for the quarter ended September 30, 2023. The decrease was primarily due to the timing of orders. As noted below, domestic sales have increased 9% year to date.
International:   CompoSecure Holdings’ international net sales for the quarter ended September 30, 2024 increased $14.5 million, or 115%, to $27.1 million compared to $12.6 million for the quarter ended September 30, 2023. International sales as a percentage of total sales were higher at 25% and 13% of CompoSecure Holdings’ total net sales for the quarter ended September 30, 2024 and 2023, respectively. The international market is more variable due to customer mix and a smaller sales base.

Gross Profit and Gross Margin
CompoSecure Holdings’ gross profit for the quarter ended September 30, 2024 increased $6.5 million, or 13%, to $55.4 million compared to $48.9 million for the quarter ended September 30, 2023. The gross profit margin percentage increased by 2%, to 52%, compared to 50% for the quarter ended September 30, 2023. The increase was primarily due to favorable product mix and improved product efficiencies.
Operating Expenses
CompoSecure Holdings’ operating expenses increased $3.9 million, or 21%, to $22.6 million for the quarter ended September 30, 2024 compared to $18.7 million for the quarter ended September 30, 2023. The increase was primarily due to an increase in salaries of $2.3 million, and an increase in stock-based compensation expense of $1.0 million resulting from added head count.
Income from Operations and Operating Margin
Income from operations for the quarter ended September 30, 2024 increased $2.6 million, or 9%, to $32.8 million compared to $30.2 million for the quarter ended September 30, 2023. The increase was primarily attributable to an increase in net sales. Operating margin remained flat at 31% for the quarters ended September 30, 2024 and 2023.
Other (Expense) Income, net
Other expense for the quarter ended September 30, 2024 decreased $0.9 million, to $5.0 million of expense, compared to $5.9 million of expense for the quarter ended September 30, 2023. The decrease in other expense was primarily due to changes in interest expense, net.
Nine months ended September 30, 2024 vs nine months ended September 30, 2023
The following table presents CompoSecure Holdings’ results of operations for the periods indicated:
	Nine months ended September 30,
	2024	2023	$ Change	% Change
	(in thousands)
Net sales	$319,712	$290,729	$28,983	10%
Cost of sales	153,019	134,542	18,477	14%
Gross profit	166,693	156,187	10,506	7%
Operating expenses
Selling, general and administrative expenses	68,012	62,976	$5,036	8%
Income from operations	98,681	93,211	5,470	6%
Other expense, net	(16,555)	(18,743)	2,188	12%
Income before income taxes	82,126	74,468	7,658	10%
Income tax (expense)	—	—	—	—
Net income	$82,126	$74,468	$7,658	10%
	Nine months ended September 30,
	2024	2023
Gross Margin	52%	54%
Operating margin	31%	32%

Net Sales
	Nine months ended September 30,
	2024	2023	$ Change	% Change
	(in thousands)
Net sales by region
Domestic	$258,007	$235,933	$22,074	9%
International	61,705	54,796	6,909	13%
Total	$319,712	$290,729	$28,983	10%
CompoSecure Holdings’ net sales for the nine months ended September 30, 2024 increased $29.0 million, or 10%, to $319.7 million compared to $290.7 million for the nine months ended September 30, 2023. The increase was primarily driven by domestic growth in CompoSecure’s premium payment card business, which was up 9%, and international sales, which were up by 13%.
Domestic:   CompoSecure Holdings’ domestic net sales for the nine months ended September 30, 2024 increased $22.1 million, or 9%, to $258.0 million compared to $235.9 million for the nine months ended September 30, 2023. The increase was primarily due to higher customer acquisition by CompoSecure’s clients as they continue to experience higher demand for their products.
International:   CompoSecure Holdings’ international net sales for the nine months ended September 30, 2024 increased $6.9 million, or 13%, to $61.7 million compared to $54.8 million for the nine months ended September 30, 2023. International net sales remained flat at 19% of CompoSecure Holdings’ total net sales for the nine months ended September 30, 2024 and 2023. As described above, the international market is more variable due to customer mix and a smaller sales base.
Gross Profit and Gross Margin
CompoSecure Holdings’ gross profit for the nine months ended September 30, 2024 increased $10.5 million, or 7%, to $166.7 million compared to $156.2 million for the nine months ended September 30, 2023. The gross profit margin percentage decreased by 2%, to 52%, compared to 54% for the nine months ended September 30, 2023. The decrease was primarily due to product mix, specifically lower production efficiencies from new and innovative card constructions, as well as the impact of inflationary pressure on wages and materials during the nine months ended September 30, 2024.
Operating Expenses
CompoSecure Holdings’ operating expenses for the nine months ended September 30, 2024 increased $5.0 million, or 8%, to $63.0 million compared to $68.0 million for the nine months ended September 30, 2023. The increase was primarily due to an increase in salaries of $4.1 million and an increase in stock-based compensation expense of $2.2 million resulting from increases in head count, offset by a decrease in professional fees of $1.9 million.
Income from Operations and Operating Margin
During the nine months ended September 30, 2024, CompoSecure Holdings had income from operations of $98.7 million compared to income from operations of $93.2 million for the nine months ended September 30, 2023. The operating margin for the nine months ended September 30, 2024 decreased to 31% compared to 32% for the nine months ended September 30, 2023. The decrease in operating margin percentage was primarily due to the noted decrease in gross margin and increases in operating expenses offset by revenue growth.
Other Expense, net
Other expenses for the nine months ended September 30, 2024 decreased $2.2 million, or 12%, to $16.6 million compared to $18.7 million for the nine months ended September 30, 2023. The decrease was primarily attributable to a reduction in interest expense of $1.2 million resulting from principal payments on

CompoSecure Holdings’ long-term debt and favorable changes in the fair value of a derivative liability related to a make-whole provision of $0.8 million.
Year Ended December 31, 2023 vs. Year Ended December 31, 2022
The following table presents CompoSecure Holdings’ results of operations for the periods indicated:
	Year Ended December 31,
	2023	2022	$ Change	% Change
	(in thousands)
Net sales	$390,629	$378,476	$12,153	3%
Cost of sales	$181,547	$158,832	$22,715	14%
Gross profit	209,082	219,644	(10,562)	(5)%
Operating expenses:
Selling, general and administrative expenses	83,547	95,963	(12,416)	(13)%
Income from operations	125,535	123,681	1,854	1%
Other income, net	(24,333)	(20,987)	(3,346)	(16)%
Income before income taxes	101,202	102,694	(1,492)	(1)%
Income tax benefit	—	—	—	—
Net income	$101,202	$102,694	$(1,492)	(1)%
	Year Ended December 31,
	2023	2022
Gross Margin	54%	58%
Operating margin	32%	33%
Net Sales
	Year Ended December 31,
	2023	2022	$ Change	% Change
	(in thousands)
Net sales by region
Domestic	$321,470	$295,423	$26,047	9%
International	69,159	83,053	(13,894)	(17)%
Total	$390,629	$378,476	$12,153	3%
CompoSecure Holdings’ net sales for the year ended December 31, 2023 increased by $12.2 million, or 3%, to $390.6 million compared to $378.5 million for the year ended December 31, 2022. The increase was primarily driven by continued domestic growth in CompoSecure Holdings’ premium payment card business, which was up 9%. This was offset by lower international sales, which is a more variable market due to current global economic uncertainty, customer mix and a smaller sales base.
Domestic:   CompoSecure Holdings’ domestic net sales for the year ended December 31, 2023 increased $26.1 million, or 9%, to $321.5 million compared to $295.4 million for the year ended December 31, 2022. The increase was primarily due to higher customer acquisition by CompoSecure’s clients as they continued to experience higher demand.
International:   CompoSecure Holdings’ international net sales for the year ended December 31, 2023 decreased $13.9 million, or 17%, to $69.2 million compared to $83.1 million for the year ended December 31, 2022. This decrease was primarily due to current global economic uncertainty and international markets being a more variable market due to customer mix and a smaller sales base.

Gross Profit and Gross Margin
CompoSecure Holdings’ gross profit for the year ended December 31, 2023 decreased $10.6 million, or 5%, to $209.1 million compared to $219.7 million for the year ended December 31, 2022, while its gross profit margin decreased from 58% to 54%. The decrease in gross margin percentage was due to lower production efficiencies from new and innovative card constructions, as well as the impact of inflationary pressure on wages and materials for the year ended December 31, 2023.
Operating Expenses
CompoSecure Holdings’ operating expenses decreased $12.4 million, or 13%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. Total operating expenses for the year ended December 31, 2023 were $83.5 million compared to $96.0 million for the year ended December 31, 2022. The decrease was driven primarily by a decrease in bonus expenses of $2.7 million, commission expenses of $8.1 million, reductions in marketing expenses of $7.2 million and lower insurance expenses of $4.2 million. The decreases were partially offset by increases in stock-based compensation of $6.1 million and increases in salaries and employee benefits of $3.5 million.
Income from Operations and Operating Margin
During the year ended December 31, 2023, CompoSecure Holdings had income from operations of $125.5 million compared to income from operations of $123.7 million for the year ended December 31, 2022. CompoSecure Holdings’ operating margin for the year ended December 31, 2023 decreased to 32% compared to 33% for the year ended December 31, 2022.
Other Income (Expenses) (net)
Interest expense for the year ended December 31, 2023 increased $2.5 million, or 12%, to $22.6 million compared to $20.1 million for the year ended December 31, 2022. An interest rate swap which CompoSecure entered in January 2022 provided a benefit of $4.9 million for the year ended December 31, 2023. See “Liquidity and Capital Resources” below for more detail on CompoSecure’s 2021 Credit Facility (as defined below). There was an overall increase in other expenses due to the reduction in favorable changes to the fair value of mark-to-market instruments compared to December 31, 2022. The decrease in favorable changes in the fair value of mark-to-market instruments was primarily due to the increase in the price of the CompoSecure common stock compared to December 31, 2022.
Net Income
CompoSecure Holdings’ net income for the year ended December 31, 2023 was $101.2 million, compared to net income of $102.7 million for the year ended December 31, 2022. The decrease was driven by the decrease in gross profit, and derivative liability, offset by the decrease in operating expenses.
Critical Accounting Policies and Estimates
General
The discussion and analysis of CompoSecure Holdings’ financial condition and results of operations is based upon CompoSecure Holdings’ financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements involves the management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosures with respect to contingent liabilities and assets at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Certain accounting policies required the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on CompoSecure Holdings’ historical experience, the terms of its existing contracts, an evaluation of trends in the industry, information provided by its customers, and information available from outside sources, as appropriate. CompoSecure Holdings’ actual results may differ from those estimates under different assumptions or conditions. CompoSecure Holdings evaluates the adequacy of its expected reserves and the estimates used in calculations on an ongoing basis. Significant areas requiring management to make estimates include the valuation of equity instruments, measurement of changes in the fair value of earnout consideration liability, estimates of derivative liability associated with the Exchangeable Notes which were marked to market each quarter based on a Lattice model approach, changes in the fair value of warrant liabilities, derivative assets for the interest rate swap, and valuation allowances on deferred tax assets which are based on an assessment of recoverability of the deferred tax assets against future taxable income and estimates of the inputs used to calculate the Tax Receivable Agreement (as defined below) liability. See Notes 7, 10 and 12 to the CompoSecure Holdings Audited Financial Statements for further discussion of the nature of these assumptions and conditions. See Note 2 to the CompoSecure Holdings Audited Financial Statements for a complete description of the significant accounting policies that have been followed in preparing CompoSecure Holdings’ audited consolidated financial statements.
The accounting policies described below are those that CompoSecure Holdings considers to be the most critical for an understanding of its historical financial condition and results of operations included in this Information Statement and that required the most complex and subjective management judgment and are applicable only for the historical periods shown in this Management’s Discussion and Analysis.
Revenue Recognition
CompoSecure Holdings recognizes revenue in accordance with the accounting standard ASC 606 when the performance obligations under the terms of CompoSecure Holdings’ contracts with its customers have been satisfied. This occurs at the point in time when control of the specific goods or services as specified by each purchase order are transferred to customers. Specific goods refer to the products offered by CompoSecure, including metal cards, high-security documents and pre-laminated materials. Transfer of control passes to customers upon shipment or upon receipt, depending on the agreement with the specific customers. ASC 606 requires entities to record a contract asset when a performance obligation has been satisfied or partially satisfied, but the amount of consideration has not yet been received because the receipt of the consideration is conditioned on something other than the passage of time. ASC 606 also requires an entity to present a revenue contract as a contract liability in instances when a customer pays consideration, or an entity has a right to an amount of consideration that is unconditional (e.g., receivable), before the entity transfers a good or service to the customer.
The primary judgments relating to CompoSecure Holdings’ revenue recognition include determining whether (i) the contract with a customer exists; (ii) performance obligations are identified; (iii) the transaction price is determined; (iv) the transaction price is allocated to performance obligations; and (v) the distinct performance obligations are satisfied by transferring control of the product or service to the client. Transfer of control is typically evaluated from the customer’s perspective.
CompoSecure invoices its customers at the time at which control is transferred, with payment terms ranging between 15 and 60 days depending on each individual contract. As the payment is due within 90 days of the invoice, a significant financing component is not included within the contracts.
The majority of CompoSecure’s contracts with its customers have the same performance obligation of manufacturing and transferring the specified number of cards to the customer. Each individual card included within an order constitutes a separate performance obligation, which is satisfied upon the transfer of goods to the customer. The contract term as defined by ASC 606 is the length of time it takes to deliver the goods or services promised under the purchase order or statement of work. As such, CompoSecure’s contracts are generally short term in nature.
Revenue is measured in an amount that reflects the consideration CompoSecure Holdings expects to receive in exchange for those products or services. Revenue is recognized net of variable consideration such as discounts, rebates and returns.
CompoSecure’s products do not include an unmitigated right of return unless the product is non-conforming or defective. If the goods are non-conforming or defective, the defective goods are replaced or reworked or, in certain instances, a credit is issued for the portion of the order that was non-conforming or defective. A provision for sales returns and allowances is recorded based on experience with goods being returned. Most returned goods are re-worked and subsequently re-shipped to the customer and recognized as revenue. Historically, returns have not been material to CompoSecure Holdings.
Additionally, CompoSecure has a rebate program with certain customers allowing for rebates based on achieving a certain level of shipped sales during the calendar year. These rebates are estimated and updated throughout the year and recorded against revenues and the related accounts receivable.
Equity-Based Compensation
CompoSecure adopted its existing equity incentive plans in 2021 and 2015. See Note 10 to the CompoSecure Holdings Audited Financial Statements for a detailed discussion of both plans. The equity incentive plans established by CompoSecure provide compensation to employees of CompoSecure Holdings; therefore, the expense and related accounting related to employees of CompoSecure Holdings is reflected in CompoSecure Holdings’ financial statements. CompoSecure Holdings estimates the fair value of option awards using a Black-Scholes option valuation model. The option valuation model requires CompoSecure Holdings to estimate a number of key valuation inputs including expected volatility, expected dividend yield, expected term, and risk-free interest rate. The expected term assumption reflects the period for which CompoSecure Holdings believes the option will remain outstanding. This assumption is based upon the historical and expected behavior of the option holders and may vary based upon the behavior of different groups of option holders. The most subjective estimate is the expected volatility of the underlying unit when determining the fair market value of an option granted. As there was no trading history for CompoSecure’s equity in 2020, CompoSecure Holdings had utilized an appropriate index to estimate the volatility assumption when calculating the fair value of options granted during 2020. A nonpublic entity that is unable to estimate the expected volatility of the price of its underlying share may measure awards based on a “calculated value,” which substitutes the volatility of an appropriate index for the volatility of the entity’s own share price. CompoSecure Holdings had used the historical closing values of comparable publicly held entities to estimate volatility. The risk-free rate reflects the U.S. Treasury yield curve for a similar expected life instrument in effect at the time of the grant. There were no option grants made during 2022 under 2015 incentive plans. CompoSecure made certain grants under 2021 incentive plan during 2023 and 2022. See Note 10 to the CompoSecure Holdings Audited Financial Statements.
On December 27, 2021, Roman DBDR Tech Acquisition Corp (“Roman DBDR”) consummated the merger pursuant to that certain Merger Agreement, dated April 19, 2021 (the “Merger Agreement”), by and among Roman DBDR, Roman Parent Merger Sub, LLC, a wholly owned subsidiary of Roman DBDR incorporated in the State of Delaware (“Merger Sub”), and CompoSecure Holdings. Pursuant to the terms of the Merger Agreement, a business combination between CompoSecure and CompoSecure Holdings was effected through the merger of Merger Sub with and into CompoSecure Holdings, with CompoSecure Holdings as the surviving company and as a wholly owned subsidiary of Roman DBDR (the “Business Combination”). In connection with the consummation of the Business Combination, among other things, the then-existing equity holders had the right to receive an aggregate of up to 7,500,000 additional (i) shares of CompoSecure common stock or (ii) the Class B units of CompoSecure Holdings (and a corresponding number of shares of CompoSecure’s Class B common stock), as applicable, in earnout consideration based on the achievement of certain stock price thresholds (collectively, the “Earnouts”).
There was a total of 657,160 shares subject to ASC 718, or 328,580 shares for each portion of the Earnouts. Upon the transaction date, a valuation was performed which took into consideration all the key terms and conditions of the award, including the fact that under Topic 718, there is no requisite service period due to the fact that there is no service condition prospectively and that, as of the grant date, there was no service inception date preceding the grant date on which to base historical valuation or expense amortization. As such, the award was considered to be immediately vested from a service perspective and is solely contingent on meeting the hurdles required for the award to be settled. Since there is no future substantive risk of forfeiture, all expense associated with the awards were accelerated and recognized on December 27, 2021.
The valuation of the Earnouts was determined using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award. The following assumptions were used to determine the grant date fair value for the Earnouts that were fully expensed at the closing date, December 27, 2021:
Year Ended 12/27/2021
Valuation date share price	$9.95
Risk-free interest rate	0.98% – 1.12%
Expected volatility	57.92% – 58.88%
Expected dividends	0%
Expected forfeiture rate	0%
Expected term	3 – 4 years
A 10% change in CompoSecure Holdings’ equity-based compensation expense for the years ended December 31, 2022 and 2023 would have affected net income by approximately $1.0 million. CompoSecure Holdings includes equity-based compensation expense in selling, general and administrative expenses in its consolidated statement of operations.
CompoSecure Holdings classifies the Earnouts as liabilities at their fair value on the consolidated balance sheet and adjusts the fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in revaluation of Earnout consideration liability in CompoSecure Holdings’ consolidated statements of operations. See Note 10 to the CompoSecure Holdings Audited Financial Statements for a detailed discussion.
On December 17, 2024, CompoSecure issued an aggregate of 3.6 million shares of CompoSecure common stock in Earnout consideration, in connection with the achievement of a $15.00 volume-weighted average price per share over the required time period on or prior to the third anniversary of the completion of the Business Combination.
Derivative Liability — Redemption Make-Whole Provision Feature
A derivative liability was initially recorded as a result of the issuance by CompoSecure Holdings of the 7.00% Exchangeable Notes due December 2026 (the “Exchangeable Notes”) (see Note 7 to the CompoSecure Holdings Audited Financial Statements). The fair value measurement of the derivative liability is classified as Level 3 under the fair value hierarchy as it has been valued using certain unobservable inputs using a Lattice model. These inputs primarily include: (1) share price as of the valuation date; (2) assumed timing of redemption of the notes based on redemption threshold using a Monte Carlo simulation; (3) historical volatility of the share price; and (4) the risk-free rate. Significant increases or decreases in any of those inputs in isolation could result in a significantly lower or higher fair value measurement. The fair value of the derivative liability was determined using a Lattice model by calculating the fair value of the notes with the redemption make-whole feature as compared to the fair value of the notes without the redemption make-whole feature, with the difference representing the value of the redemption make-whole feature, or the derivative liability. The conversion feature was measured at fair value on a quarterly basis, and the change in the fair value of the conversion feature for the period was recorded in the consolidated statements of operations. As of November 29, 2024, no Exchangeable Notes remained outstanding.
Market and Credit Risk
Financial instruments that potentially subject CompoSecure to credit risk consist principally of investments in cash, cash equivalents, short-term investments and accounts receivable. CompoSecure’s primary exposure is credit risk on receivables as CompoSecure does not require any collateral for its accounts receivable. Credit risk is the loss that may result from a trade customer’s or counterparty’s nonperformance. CompoSecure uses credit policies to control credit risk, including utilizing an established credit approval process, monitoring customer and counterparty limits, employing credit mitigation measures such as analyzing customers’ financial statements, and accepting personal guarantees and various forms of collateral. CompoSecure believes that its customers and counterparties will be able to satisfy their obligations under their contracts.

CompoSecure maintains cash, cash equivalents with approved federally insured financial institutions. Such deposit accounts at times may exceed federally insured limits. CompoSecure is exposed to credit risks and liquidity in the event of default by the financial institutions or issuers of investments in excess of FDIC insured limits. CompoSecure performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution if required. CompoSecure has not experienced any losses on such accounts.
Recently Adopted Accounting Policies
In March 2020, the FASB issued ASU No. 2020-4, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” (ASU 2020-4), and in December 2022, the FASB issued ASU No. 2022-6, “Reference Rate Reform (Topic 848): Deferral of the Sunset Date for Topic 848” (ASU 2022-6). ASU 2020-4 provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. This guidance is elective and applies to all entities that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. ASU 2022-6 defers the sunset date of Topic 848 from December 31, 2022 to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. During the first quarter of fiscal 2023, CompoSecure adopted the expedient in accounting for the amendments to the agreement governing CompoSecure’s 2021 Credit Facility which were made as a result of the replacement of LIBOR as a reference rate. On February 28, 2023, CompoSecure amended the 2021 Credit Facility to, among other things, transition from bearing interest based on LIBOR to Secured Overnight Financing Rate (“SOFR”) or the Alternate Base Rate (as defined in the 2021 Credit Facility), at the election of CompoSecure, plus an applicable margin. See Note 7, Debt to the CompoSecure Holdings Audited Financial Statements, for further details regarding the interest rate effected by these amendments, which will be applied prospectively. The adoption of these ASUs did not have a material impact on CompoSecure Holdings’ consolidated financial statements.
In March 2022, the FASB issued ASU 2022-02, which eliminates the accounting guidance on troubled debt restructurings (TDRs) for creditors in ASC 310-402 and amends the guidance on “vintage disclosures” to require disclosure of current-period gross write-offs by year of origination. The ASU also updates the requirements related to accounting for credit losses under ASC 326 and adds enhanced disclosures for creditors with respect to loan refinancing and restructurings for borrowers experiencing financial difficulty. The amendments in ASU 2020-04 are effective for years beginning after December 15, 2022 for entities that have adopted current expected credit loss (“CECL”) model under ASC 326.
See Note 2 to the CompoSecure Holdings Interim Financial Statements and Note 2 to the CompoSecure Holdings Audited Financial Statements for additional information concerning recent accounting pronouncements.
Liquidity and Capital Resources
Resolute Holdings
As indicated in the accompanying financial statements of Resolute Holdings, at September 27, 2024, we had only immaterial amounts of cash. We expect to incur significant costs following the completion of the Spin-Off as we make the initial resource investments required to build the capabilities required for us to perform our duties required by the CompoSecure Management Agreement.
We expect that our liquidity needs will be satisfied prior to the completion of the Spin-Off by the receipt of approximately $10.0 million from CompoSecure Holdings, which funds we intend to use to hire and compensate personnel and establish the legal, financial reporting, accounting and auditing compliance infrastructure we anticipate will be necessary following the completion of the Spin-Off. In order to fund working capital deficiencies or finance additional costs prior to completion of the Spin-Off, CompoSecure or its subsidiaries or affiliates may, but are not obligated to, loan us funds on a non-interest basis as may be required. If we complete the Spin-Off, we would repay such loaned amounts. We do not expect to seek loans from parties other than CompoSecure or its subsidiaries. Following the Spin-Off, we expect to begin receiving management fees pursuant to the CompoSecure Management Agreement, commencing in the second quarter of 2025 (pro rata for the first quarter of 2025), subject to our ability under the CompoSecure Management Agreement to waive the payment of management fees. See “Certain Relationships and Related Party Transactions — CompoSecure Management Agreement.”
We expect our primary liquidity requirements during the period prior to our initial receipt of management fees pursuant to the CompoSecure Management Agreement to include approximately $1.6 million for personnel and related costs; $0.3 million for legal, accounting and other expenses in connection with regulatory reporting requirements; $0.1 million for office space, utilities and secretarial and administrative support; $0.1 million for Nasdaq listing fees; and approximately $0.3 million for other miscellaneous expenses. These amounts are estimates and may differ materially from our actual expenses.
We do not believe we will need to raise additional funds following the Spin-Off to meet the expenditures required for operating our business. However, if our estimates of the costs of personnel compensation and establishing the infrastructure necessary to build the capabilities required for us to perform our duties required by the CompoSecure Management Agreement are lower than the actual amount necessary to do so, we may have insufficient funds available to operate our business. Moreover, we may need to obtain additional financing, in which case, we may issue additional securities or incur debt. See “Risk Factors.”
On February 8, 2025, our Board authorized a stock repurchase program under which we may repurchase shares of our common stock. Repurchases may be made on the open market, in privately negotiated transactions, in tender offers, or by other methods at our discretion. The timing and amount of share repurchases may be based on market conditions, the availability of alternative opportunities, available liquidity, and other factors we deem appropriate from time to time. The repurchase program does not obligate us to repurchase any dollar amount or number of shares and may be extended, modified, suspended or discontinued at any time.
CompoSecure
CompoSecure Holdings’ primary sources of liquidity are its existing cash and cash equivalents balances, cash flows from operations and borrowings on its term loan, revolving credit facility and, historically, the issuance of the Exchangeable Notes. CompoSecure Holdings’ primary cash requirements include operating expenses, debt service payments (principal and interest) and capital expenditures (including property and equipment).
As of September 30, 2024, CompoSecure Holdings had cash and cash equivalents of $44.8 million and debt principal outstanding of $330.0 million. As of December 31, 2023, CompoSecure Holdings had cash and cash equivalents of $38.2 million and total debt principal outstanding of $340.3 million.
CompoSecure Holdings believes that cash flows from its operations and available cash and cash equivalents, as well as the availability of a revolving credit facility of $130.0 million (as described below), are sufficient to meet its liquidity needs, including the repayment of its outstanding debt, for at least the next 12 months from the date of this Information Statement. CompoSecure Holdings anticipates that to the extent that it requires additional liquidity, it will be funded through borrowings on its revolving credit facility, the incurrence of other indebtedness, or a combination thereof and offering of its shares in capital markets. CompoSecure Holdings cannot be assured that it will be able to obtain this additional liquidity on reasonable terms, or at all. Additionally, CompoSecure Holdings’ liquidity and its ability to meet its obligations and fund its capital requirements are also dependent on its future financial performance, which is subject to general economic, financial and other factors that are beyond its control. Accordingly, CompoSecure Holdings cannot be assured that its business will generate sufficient cash flows from operations or that future borrowings will be available from additional indebtedness or otherwise to meet its liquidity needs. If CompoSecure Holdings decides to pursue one or more significant acquisitions, CompoSecure Holdings may incur additional debt to finance such acquisitions.
On July 26, 2016, CompoSecure entered into a $120 million credit facility (the “2016 Credit Facility”) with J.P. Morgan Chase (“JPMC”) as the lending agent that provided CompoSecure with a revolving credit facility with a maximum borrowing capacity of $40 million (the “2016 Revolver”) and a term loan of $80 million (the “2016 Term Loan”) that was scheduled to mature in July 2021. The 2016 Credit Facility was subsequently amended in July 2019, November 2020 and December 2021 (the “2021 Credit Facility”) to

increase the borrowing capacity of the 2016 Revolver and the 2016 Term Loan and to extend the maturity date of the 2016 Credit Facility. The 2021 Credit Facility increased the overall borrowing capacity of the 2016 Credit Facility to $310 million that comprised a revolving credit facility with a maximum borrowing capacity of $60 million (the “2021 Revolver”) and a term loan of $250 million (the “2021 Term Loan”). The 2021 Credit Facility was set to mature on December 16, 2025. The 2021 Credit Facility was also amended in February 2023, May 2023 and March 2024 to (i) transition the 2021 Credit Facility from bearing interest based on LIBOR to SOFR, (ii) remove certain lenders who no longer wanted to participate in the 2021 Credit Facility, and (iii) allow CompoSecure to repurchase outstanding shares of CompoSecure common stock, common stock warrants issued in connection with the Business Combination (the “warrants”) and Exchangeable Notes in an aggregate amount not to exceed $40 million. The 2021 Credit Facility was accounted for as a modification and approximately $1.8 million of additional costs incurred in connection with the modification were capitalized as debt issuance costs.
On August 7, 2024, CompoSecure entered into a Fourth Amended and Restated Credit Agreement with JPMC (the “2024 Credit Facility,” and together with the 2021 Credit Facility, the “Credit Facilities”) to refinance the 2021 Credit Facility. In conjunction with the 2024 Credit Facility, the maximum borrowing capacity of the overall Credit Facilities was increased to $330 million comprising a term loan of $200 million (the “2024 Term Loan”) and a revolving credit facility of $130 million (the “2024 Revolver”). At September 30, 2024, there was $200 million of total debt outstanding under the Credit Facilities. No amounts were drawn on the 2024 Revolver as of September 30, 2024. Additional amounts may be available for borrowing during the term of the 2024 Revolver, up to the full $130 million, as long as CompoSecure maintains a net leverage ratio as stipulated in the agreement governing the Credit Facilities. As of September 30, 2024, CompoSecure’s net leverage ratio met the requirement for the available borrowing as defined in the terms of the agreement governing the Credit Facilities.
Two lenders who participated in the 2021 Credit Facility did not participate in the 2024 Credit Facility and transferred their debt to other lenders. The 2024 Credit Facility is set to mature on August 7, 2029. The 2024 Credit Facility was accounted for as an extinguishment for the two lenders who transferred their debt and as a modification for all other remaining lenders. As a result, CompoSecure Holdings wrote off approximately $0.1 million in unamortized debt issuance costs related to the lenders who did not participate in the 2024 Credit Facility which is included in Loss on Extinguishment of Debt in Other Expense in the accompanying consolidated statements of operations.
In conjunction with the 2024 Credit Facility, CompoSecure Holdings incurred approximately $0.7 million in lender fees and $0.1 million in other third-party fees related to the 2024 Revolver and approximately $1.1 million in lender fees and $0.2 in other third-party fees related to the 2024 Term Loan. The $1.1 million of lender fees related to the 2024 Term Loan have been capitalized and these fees, along with $0.8 million of unamortized debt issuance costs related to the 2021 Credit Facility, will be amortized into interest expense through the maturity date of the 2024 Term Loan using the effective interest method. Similarly $0.7 million of lender fees and $0.1 million of other third-party fees related to the 2024 Revolver have been capitalized as an other long-term asset and will be amortized into interest expense through the maturity date of the 2024 Revolver using the straight-line method. The $0.2 million other third-party fees related to the 2024 Term Loan were expensed as incurred.
CompoSecure’s Credit Facilities, including the 2024 Credit Facility, require CompoSecure to make quarterly principal payments until maturity, at which point a balloon principal payment is due for the outstanding principal. The Credit Facilities also require CompoSecure to make monthly interest payments as well as pay a quarterly unused commitment fee of 0.35% for any unused portion of the 2021 Revolver and the 2024 Revolver. The 2024 Credit Facility provides for CompoSecure to prepay the term loans without penalty or premium. The Credit Facilities are secured by substantially all of the assets of CompoSecure.
Interest on the Credit Facilities is based on the outstanding principal amount during the interest period multiplied by the quoted SOFR rate plus the applicable margin which can range from 1.75% to 2.75% based on CompoSecure’s leverage ratio. The Credit Facilities also require CompoSecure to make monthly interest payments as well as pay a quarterly unused commitment fee of 0.35% for any unused portion of the 2021 Revolver and the 2024 Revolver.

The 2024 Credit Facility contains customary covenants, including, among other things, certain restrictions or limitations on indebtedness, issuance of liens, investments, asset sales, certain mergers or consolidations, sales, transfers, leases or dispositions of substantially all of CompoSecure’s assets, and affiliate transactions. CompoSecure may also be required to make repayments on the 2021 Credit Facility in advance of the maturity date based on a calculation of excess cash flows, as defined in the agreement, with any required payments to be made after the issuance of CompoSecure’s annual financial statements. CompoSecure made a prepayment of $4.1 million and an excess cash flow payment of $13.8 million in the year ended December 31, 2023 and December 31, 2022, respectively, per the terms of the 2021 Credit Facility. CompoSecure was in compliance with all covenants as of September 30, 2024. See Note 5 to the CompoSecure Holdings Interim Financial Statements.
On April 19, 2021, concurrently with the execution of the Merger Agreement, CompoSecure Holdings entered into subscription agreements with certain investors (“Notes Investors”) pursuant to which such Notes Investors, severally and not jointly, purchased on the Closing Date of the Business Combination, the Exchangeable Notes, which were issued by CompoSecure Holdings and guaranteed by its operating subsidiaries, CompoSecure, L.L.C. and Arculus Holdings, L.L.C., in an aggregate principal amount of up to $130.0 million that were exchangeable into shares of CompoSecure common stock at an initial conversion price of $10.98 per share (and, from September 19, 2024 to November 27, 2024, at a conversion price of $9.57 per share, which was temporarily decreased following the completion of the Resolute Transaction pursuant to an automatic adjustment mechanism set forth in the indenture governing the Exchangeable Notes), subject to the terms and conditions of an indenture entered into with the trustee under the indenture. As of November 29, 2024, all $130.0 million aggregate principal amount of the Exchangeable Notes had been exchanged for shares of CompoSecure common stock, no Exchangeable Notes remained outstanding and CompoSecure’s long-term debt was reduced from $330.0 million to $200.0 million.
Net Cash Provided by Operations
Cash provided by CompoSecure Holdings’ operating activities for the nine months ended September 30, 2024 was $98.4 million compared to cash provided by operating activities of $89.4 million during the nine months ended September 30, 2023. The increase in cash provided by operating activities of $9.0 million was primarily attributable to equity compensation expense of $14.6 million, depreciation and amortization expense of $6.9 million, amortization of deferred financing costs of $0.9 million and changes in working capital resulting in a reduction of $5.9 million. These were augmented by net income of $82.1 million.
Cash provided by CompoSecure Holdings’ operating activities for the year ended December 31, 2023 was $117.0 million compared to cash provided by its operating activities of $95.6 million during the year ended December 31, 2022. The increase in cash provided by operating activities of $21.4 million was primarily attributable to net income of $101.2 million, equity compensation expense of $16.6 million, depreciation and amortization expense of $8.4 million and amortization of deferred financing costs of $1.6 million. These increases were partially offset by an inventory reserve of $1.2 million and changes in working capital accounts of $9.7 million.
Net Cash Used in Investing Activities
Cash used in CompoSecure Holdings’ investing activities for the nine months ended September 30, 2024 was $5.5 million primarily relating to capital expenditures of $4.8 million and capitalized software expenditures of $0.7 million, compared to cash used in investing activities for the nine months ended September 30, 2023 of $6.7 million.
Cash used in CompoSecure Holdings’ investing activities for the year ended December 31, 2023 was $10.9 million, primarily relating to capital expenditures, compared to cash used in investing activities of $9.1 million for the year ended December 31, 2022.
Net Cash Used in Financing Activities
Cash used in CompoSecure Holdings’ financing activities for the nine months ended September 30, 2024 was $86.3 million compared to cash used in CompoSecure Holdings’ financing activities for the nine months ended September 30, 2023 of $71.5 million. Cash used in financing activities for the nine months ended September 30, 2024 primarily related to tax distributions to partners of $50.1 million, a special distribution to members of $15.6 million, repayment of scheduled principal payments of the term loan of $10.3 million, payments for taxes related to net share settlement of equity awards of $8.4 million and deferred costs related to debt modification of $1.9 million.
Cash used in CompoSecure Holdings’ financing activities for the year ended December 31, 2023 was $76.1 million, compared to cash used in CompoSecure Holdings’ financing activities for the year ended December 31, 2022 of $100.1 million. Cash used in financing activities for the year ended December 31, 2023 was primarily attributable to tax distributions to members of $49.9 million, repayment of scheduled term loan principal payments of $22.8 million, payments for taxes related to net share settlement of equity awards of $3.1 million and payment of $0.3 million for costs related to the 2021 Term Loan debt modification.
Cash used for the year ended December 31, 2022 primarily related to payment of issuance costs related to the Business Combination, repayment of scheduled term loan principal payments, repayment of cash withdrawn under the line of credit under the 2021 Credit Facility and distributions to non-controlling interest.
Contractual Obligations
CompoSecure Holdings’ long-term contractual obligations include commitments and estimated purchase obligations entered into in the normal course of business, in addition to CompoSecure Holdings’ long-term debt and operating leases (see Notes 7, 8 and 14 to the CompoSecure Holdings Audited Financial Statements, and Notes 5 and 11 to the CompoSecure Holdings Interim Financial Statements). As of September 30, 2024, CompoSecure Holdings had inventory-related purchase commitments totaling approximately $32.3 million. As of December 31, 2023, CompoSecure Holdings had inventory-related purchase commitments totaling approximately $36.0 million.
Financing
CompoSecure is a party to the 2024 Credit Facility with various banks and previously issued Exchangeable Notes to certain holders, which Exchangeable Notes are no longer outstanding. For a more complete description of CompoSecure Holdings’ debt obligations as of September 30, 2024 and December 31, 2023, see Note 5 to the CompoSecure Holdings Interim Financial Statements and Note 7 to the CompoSecure Holdings Audited Financial Statements, respectively.
Quantitative and Qualitative Disclosures About Market Risk
Resolute Holdings
We expect that any cash held by us prior to our initial receipt of management fees will be invested, if at all, in U.S. government treasury bills, certain money-market funds or other short-term investments, and we believe there will be no associated material exposure to interest rate risk.
CompoSecure
Interest Rate Risk
In addition to existing cash balances and cash provided by operating activities, CompoSecure uses variable rate debt to finance its operations. CompoSecure is exposed to interest rate risk on these debt obligations and a related interest rate swap agreement. As of September 30, 2024, CompoSecure had $200.0 million in debt outstanding under the 2024 Credit Facility, all of which was variable rate debt, and $130.0 million in long-term debt principal outstanding from the issuance of Exchangeable Notes.
CompoSecure Holdings performed a sensitivity analysis based on the principal amount of debt outstanding as of September 30, 2024, as well as the effect of its interest rate swap agreement. In this sensitivity analysis, the change in interest rates is assumed to be applicable for an entire year. An increase or decrease of 100 basis points in the applicable interest rate would cause an increase or decrease in interest expense of approximately $4.0 million on an annual basis.

On January 11, 2022, CompoSecure entered into an interest rate swap agreement to hedge forecasted interest rate payments on its variable rate debt. As of September 30, 2024, CompoSecure had the following interest rate swap agreements (in thousands):
Effective Dates	Notional Amount	Fixed Rate
December 5, 2023 through December 22, 2025	$125,000	1.90%
Under the terms of the interest rate swap agreement, CompoSecure Holdings receives payments based on the greater of one-month SOFR rate, as amended in February 2023, or a minimum of 1.00%. On February 28, 2023, CompoSecure amended the 2021 Credit Facility to, among other things, transition from bearing interest based on LIBOR to SOFR or the Alternate Base Rate (as defined in the 2021 Credit Facility), at the election of CompoSecure, plus an applicable margin. The existing swap converted to SOFR from LIBOR at the same time as the 2021 Credit Facility.
CompoSecure has designated the interest rate swap as a cash flow hedge for accounting purposes that was determined to be effective. CompoSecure determined the fair value of the interest rate swap to be zero at the inception of the agreement and $2.8 million at September 30, 2024. CompoSecure Holdings reflects the realized gains and losses of the actual monthly settlement activity of the interest rate swap in its consolidated statements of operations. CompoSecure Holdings reflects the unrealized changes in fair value of the interest rate swap at each reporting period in other comprehensive income, and a derivative asset or liability is recognized at each reporting period in CompoSecure Holdings’ financial statements.

MANAGEMENT
The following table presents information concerning our executive officers and directors following the Spin-Off, including a five-year employment history.
Name	Age	Position
David M. Cote	72	Executive Chairman
Thomas R. Knott	38	Chief Executive Officer and Director
Kurt Schoen	43	Chief Financial Officer
John Cote	43	Director
Joseph J. DeAngelo	63	Director
Roger B. Fradin	71	Director
Paul Galant	57	Director
Brian F. Hughes	66	Director
Mark James	63	Director
Dr. Krishna Mikkilineni	65	Director
Jane J. Thompson	73	Director
Executive Officers
The following are brief biographies describing the backgrounds of our executive officers following the Spin-Off.
David M. Cote.   Mr. Cote will be appointed as the Executive Chairman of our Board of Directors in connection with the Spin-Off. He has served as the Executive Chairman of the CompoSecure Board since the completion of the Resolute Transaction on September 17, 2024, and as Co-Chief Investment Officer of CompoSecure since September 25, 2024. In addition, he has served as the Executive Chairman of the board of directors of Vertiv, a digital infrastructure and continuity provider, since February 2020 and as Chief Executive Officer, President and Secretary and Chairman of the board of directors of its predecessor, GSAH I, from April 2018 until February 2020. Mr. Cote previously served as Chairman and Chief Executive Officer of multinational conglomerate Honeywell from July 2002 to March 2017 and subsequently as Executive Chairman of the board of directors of Honeywell until April 2018. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW, a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. From February 2001 to July 2001, he served as TRW’s President and Chief Executive Officer and from November 1999 to January 2001 he served as its President and Chief Operating Officer. Mr. Cote was Senior Vice President of multinational conglomerate General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 to November 1999. Mr. Cote was a director of the Federal Reserve Bank of New York from March 2014 to March 2018, as well as a director of Juniper Industrial Holdings, Inc., a special purpose acquisition company, from March 2020 until its merger with Janus International Group Inc. in June 2021. Mr. Cote is the father of Mr. John Cote.
Thomas R. Knott.   Mr. Knott will be appointed as the Chief Executive Officer of the Company in connection with the Spin-Off. He has served as a member of the CompoSecure Board since the completion of the Resolute Transaction on September 17, 2024, and as Co-Chief Investment Officer of CompoSecure since September 25, 2024. Mr. Knott previously served as the Head of the Permanent Capital Strategies Group in the Consumer and Investment Management Division of Goldman Sachs, a global investment bank and securities firm, starting in March 2018. He was also the CEO, CFO, Secretary and Director of special purpose acquisition companies GSAH I and GSAH II, respectively. Mr. Knott led all aspects of Goldman Sachs’ co-sponsorship of GSAH II from its initial public offering in June 2020 to its merger with Mirion Technologies, a provider of nuclear measurement and detection systems, in October 2021. He also led GSAH I from its initial public offering in June 2018 to its merger with Vertiv in February 2020.
Kurt Schoen.   Mr. Schoen will be appointed as the Chief Financial Officer of the Company in connection with the Spin-Off. He currently serves as a Principal — Investment Analyst at CompoSecure, a role he has held since the Resolute Transaction on September 17, 2024. He previously served from March 2022 to September 2024 as a Principal at I 130 Partners, a private investment firm, taking on operational roles as Interim CEO of Euro-Wall Systems, a manufacturer of premium impact door systems, and Head of M&A at Paschal Air, Plumbing & Electric, an HVAC, plumbing and electrical services company. From March 2016 to July 2021, he was a Senior Equity Analyst at Hightower Advisors, a wealth management firm, after serving as a Senior Equity Analyst at GCI Partners and in equity research at CLSA Americas. Mr. Schoen was previously a Controller at MHR Fund Management, after starting his career at KPMG, and is a CFA Charterholder and CPA.
Board of Directors
Prior to completion of the Spin-Off, we intend to appoint the following director nominees to our Board.
David M. Cote.   Mr. Cote’s biographical information is set forth above. As our Executive Chairman, and with many years of experience leading global organizations, Mr. Cote has extensive knowledge of the global business environment and is uniquely qualified to understand the opportunities and challenges facing our business.
John Cote.   Mr. John Cote will be appointed to our Board in connection with the Spin-Off. He has served as a member of the CompoSecure Board since the completion of the Resolute Transaction on September 17, 2024 and serves as a member of the Nominating and Corporate Governance Committee of the CompoSecure Board. He has served as a Managing Partner and founder of SRM Equity Partners, LLC, a private equity firm, since October 2013. Among his previous roles, Mr. Cote served as the Chief Executive Officer of Industrial Inspection & Analysis, Inc., an inspection, testing and analytical business, from September 2015 to September 2019, and has served as Chairman since September 2015. Mr. Cote brings a background in investment banking from his years at J.P. Morgan Chase & Co, a global investment bank and financial services firm, from 2005 to 2011 where he worked on equity, debt, and M&A transactions in the Natural Resources Coverage group, and where he was a member of the Corporate Client Banking strategy team. Mr. Cote is the son of Mr. David Cote. Mr. Cote was selected to be appointed to serve on our Board due to his deep leadership and investing experience, including in the industrial sector.
Joseph J. DeAngelo.   Mr. DeAngelo will be appointed to our Board in connection with the Spin-Off. He has served as a member of the CompoSecure Board since the completion of the Resolute Transaction on September 17, 2024 and serves as the chairperson of the Audit Committee and a member of the Nominating and Corporate Governance Committee of the CompoSecure Board. He has served as a director of Vertiv since October 2022 and as Chairman of the Board, President and Chief Executive Officer of HD Supply Holdings, Inc. (“HDS”), one of the largest industrial distributors in North America, beginning in March 2015. Mr. DeAngelo previously served as President and Chief Executive Officer of HDS beginning January 2005, and was a member of HDS’s board beginning August 2007, serving in each position until the closing of the acquisition of HDS by The Home Depot, a home improvement retail corporation, during 2020. Mr. DeAngelo also served as Executive Vice President and Chief Operating Officer of The Home Depot during 2007, and from 2005 to 2006, he served as Executive Vice President of HDS. Mr. DeAngelo was selected to be appointed to serve on our Board due to his extensive leadership, management experience, and industry knowledge.
Roger B. Fradin.   Mr. Fradin will be appointed to our Board in connection with the Spin-Off. He has served as a member of the CompoSecure Board since the completion of the Resolute Transaction on September 17, 2024 and serves as the chairperson of the Compensation Committee and a member of the Audit Committee of the CompoSecure Board. He has served as a director of Vertiv since February 2020, and previously as a director of its predecessor GSAH from June 2018. Mr. Fradin previously served in roles of increasing seniority at Honeywell from 2000 until his retirement in 2017, including as President and Chief Executive Officer of Honeywell’s Automation and Control Solutions business from January 2004 to April 2014 and as Vice Chairman of Honeywell from April 2014 until February 2017. Mr. Fradin also serves as a consultant for The Carlyle Group, a global investment firm, and an advisor to Seal Rock Partners, a private equity investment firm. Mr. Fradin was selected to be appointed to serve on our Board due to his deep leadership and investing experience, industrial expertise, as well as for his experience overseeing acquisitions.

Paul Galant.   Mr. Galant will be appointed to our Board in connection with the Spin-Off. He has served as a member of the CompoSecure Board since September 21, 2022 and serves as a member of the Nominating and Corporate Governance Committee of the CompoSecure Board. Mr. Galant previously served as an Operating Partner of Churchill Capital, a real estate investment banking and investment firm, from January 2020 to January 2024, and served as a member of the board of directors of Vivint Smart Home, Inc., a smart home and security provider, from October 2015 to March 2023. Prior to that, Mr. Galant served as Chief Executive Officer of Brightstar Corp. (“Brightstar”), a leading mobile services company for managing devices and accessories and subsidiary of SoftBank Group Corp., a multinational investment holding company (“SoftBank”), and he has served as an Operating Partner of SoftBank. Prior to joining Brightstar, Mr. Galant was the Chief Executive Officer of VeriFone Systems, Inc., an electronic payment transactions company (“VeriFone”), and was a member of VeriFone’s board of directors, since October 2013. Prior to joining VeriFone, Mr. Galant served as the CEO of the Enterprise Payments business of Citigroup Inc., a multinational financial services corporation (“Citigroup”), since 2010. In this role, Mr. Galant oversaw the design, marketing and implementation of global B2C and C2B digital payments solutions. From 2009 to 2010, Mr. Galant served as CEO of Citi Cards, heading Citigroup’s North American and International Credit Card and Merchant Acquiring businesses. From 2007 to 2009, Mr. Galant served as CEO of Citi Transaction Services, a division of Citigroup’s Institutional Clients Group. From 2002 to 2007, Mr. Galant was the Global Head of the Cash Management business, one of the largest processors of payments globally. Mr. Galant joined Citigroup in 2000. Prior to joining Citigroup, Mr. Galant held positions at Donaldson, Lufkin & Jenrette, Smith Barney, and Credit Suisse. Mr. Galant holds a B.S. in Economics from Cornell University where he graduated a Phillip Merrill Scholar. Mr. Galant was selected to be appointed to serve on our Board due to his valuable experience in the financial services industry and in operations matters.
Brian F. Hughes.   Mr. Hughes will be appointed to our Board in connection with the Spin-Off. He has served as a member of the CompoSecure Board since December 27, 2021 and serves as a member of the Audit Committee of the CompoSecure Board. Mr. Hughes currently serves as a director and audit committee chair of both Bentley Systems, an infrastructure engineering software company, and Innovid Corp., an advertising and analytics technology company. Mr. Hughes was previously an audit partner, the national private markets group leader, and venture capital co-leader at KPMG LLP, a multinational audit, tax and advisory services firm, where he worked from 2002 to 2019 and an audit partner at Arthur Andersen where he worked from 1981 to 2002. Mr. Hughes received a Master’s in Business Administration and a Bachelor of Science in Economics and Accounting from the Wharton School of the University of Pennsylvania. Mr. Hughes was selected to be appointed to serve on our Board due to his financial expertise, extensive accounting, auditing and venture capital experience as well as his experience as a director and advisor of other companies. Mr. Hughes also has experience in cybersecurity matters, as evidenced by his CERT Certificate in Cybersecurity Oversight from Carnegie Mellon University’s Software Engineering Institute.
Mark James.   Mr. James will be appointed to our Board in connection with the Spin-Off. He has served as a member of the CompoSecure Board since the completion of the Resolute Transaction on September 17, 2024 and serves as the chairperson of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of the CompoSecure Board. He is the President of Mark James Enterprises, his own executive consulting business. Previously, Mr. James served in roles of increasing seniority at Honeywell for over 20 years before his retirement in July 2020, including nearly 13 years as Chief Human Resources Officer (“CHRO”). Prior to becoming CHRO, Mr. James’ prior roles at Honeywell included serving as Vice President of Human Resources and Communications for Honeywell Aerospace, Vice President of Human Resources and Communications for Honeywell Aerospace Electronic Systems, and HR Director of Federal Manufacturing and Technologies. Mr. James was selected to be appointed to serve on our Board due to his deep leadership and management experience, including in the industrial sector.
Thomas R. Knott.   Mr. Knott’s biographical information is set forth above. As our Chief Executive Officer, and with many years of finance and investment experience, Mr. Knott has extensive knowledge of the public markets and is uniquely qualified to understand and help us achieve our potential future growth opportunities.
Dr. Krishna Mikkilineni.   Dr. Mikkilineni will be appointed to our Board in connection with the Spin-Off. He has served as a member of the CompoSecure Board since October 18, 2024, and serves as a member of the Compensation Committee of the CompoSecure Board. Dr. Mikkilineni currently serves as General

Partner of StartupXseed, a deep-tech venture fund, and as Co-Founder of The GAIN, a startup accelerator, roles he has held since 2019 and in which he has been instrumental in funding and growing 30 technology-driven startup companies. Prior to May 2019, Dr. Mikkilineni served in various roles of increasing seniority at Honeywell International, Inc. for over 33 years, including as global Chief Technology Officer, a role he held for nine years, and as global Chief Information Officer, a role he held for six years. Dr. Mikkilineni has been a member of the board of directors of Kone Corporation, a global elevator and escalator company, since 2022. Dr. Mikkilineni received his Ph.D. in electrical and computer engineering from the University of Florida. Dr. Mikkilineni was selected to be appointed to serve on our Board due to his extensive leadership and investing experience, technological expertise, as well as for his experience growing and expanding new businesses.
Jane J. Thompson.   Ms. Thompson will be appointed to our Board in connection with the Spin-Off. She has served as a member of the CompoSecure Board since December 27, 2021 and serves as a member of the Nominating and Corporate Governance of the CompoSecure Board. Ms. Thompson is the founder and Chief Executive Officer of Jane J. Thompson Financial Services LLC, a management consulting firm she founded in 2011. From May 2002 to June 2011, Ms. Thompson served as President of Walmart Financial Services, a division of Walmart Stores, Inc. that provides money services, products and solutions to Walmart customers. Previously, she led the Sears Credit, Sears Home Services, and Sears Online groups within Sears, Roebuck & Company, a department store chain, and was a partner with the global consultancy firm McKinsey & Company, Inc. advising consumer companies. Since 2012, Ms. Thompson has served on numerous public and private boards in fintech, financial services and payments. She currently serves as a director for Navient Corporation, an education financing company, and Katapult Holdings, Inc., a financial technology company. Ms. Thompson received a Master’s in Business Administration from Harvard Business School and a Bachelor’s in Business Administration in Marketing from the University of Cincinnati. Ms. Thompson was selected to be appointed to serve on our Board due to her extensive experience in the fields of fintech, financial services and payments, and management consulting, as well as her experience as a member of various boards of directors.
Our Board Following the Spin-Off and Director Independence
Immediately following the Spin-Off, we expect that our Board will comprise 10 directors. A majority of our directors will meet the independence requirements set forth in the listing standards of the Exchange at the time of the Spin-Off.
Upon completion of the Spin-Off, our Board is expected to consist of such number of directors as shall be determined from time to time solely by resolution of the Board. Our certificate of incorporation, which will be in effect upon the completion of the Spin-Off, provides for a Board comprising three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. We have not yet set the date of the first annual meeting of stockholders to be held following the Spin-Off.
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Our class I directors will be Mr. John Cote, Mr. Fradin and Ms. Thompson, and their term will expire at the annual meeting of stockholders to be held in 2025.

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Our class II directors will be Mr. DeAngelo, Mr. Hughes, Mr. James and Mr. Knott, and their term will expire at the annual meeting of stockholders to be held in 2026.

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Our class III directors will be Mr. David Cote, Mr. Galant and Dr. Mikkilineni, and their term will expire at the annual meeting of stockholders to be held in 2027.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.
We expect that Mr. DeAngelo, Mr. Fradin, Mr. Galant, Mr. Hughes, Mr. James, Dr. Mikkilineni and Ms. Thompson will meet the independence requirements set forth in the listing standards of the Exchange at the time of the Spin-Off.

Committees of the Board
Effective upon the completion of the Spin-Off, our Board will have the following committees, each of which will operate under a written charter that will be posted on our website prior to the Spin-Off.
Audit Committee
The Audit Committee will be responsible for overseeing reports of our financial results, audit reporting, internal controls and adherence to our code of conduct in compliance with applicable laws and regulations. Concurrent with that responsibility, as set out more fully in the Audit Committee charter, the Audit Committee will perform other functions, including:
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selecting the independent registered public accounting firm, approving all related fees and compensation, overseeing the work of the independent accountant and reviewing its selection with the Board;

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annually preapproving the proposed services to be provided by the accounting firm during the year;

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reviewing the procedures of the independent registered public accounting firm for ensuring its independence and other qualifications with respect to the services performed for us;

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assessing transactions with related persons under our related party transactions policy;

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reviewing any significant changes in accounting principles or developments in accounting practices and the effects of those changes upon our financial reporting;

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assessing the effectiveness of our internal audit function, which is overseen by the Audit Committee, and overseeing the adequacy of internal controls and risk management processes;

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assessing our cybersecurity and enterprise risk management practices at least annually and overseeing associated compliance monitoring; and

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meeting with management prior to each quarterly earnings release and periodically to discuss the appropriate approach to earnings press releases and the type of financial information and earnings guidance to be provided to analysts and rating agencies.

The Audit Committee will have at least three members and will consist entirely of independent directors, each of whom will meet the independence requirements set forth in the listing standards of the Exchange, Rule 10A-3 under the Exchange Act and our Audit Committee charter, subject to permitted “phase-in” periods, pursuant to which all members of the Audit Committee must be independent within one year of the effectiveness of the Registration Statement of which this Information Statement forms a part. Each member of the Audit Committee will be financially literate, and at least one member of the Audit Committee will have accounting and related financial management expertise and satisfy the criteria to be an “audit committee financial expert” under the rules and regulations of the SEC, as those qualifications are interpreted by our Board in its business judgment. Upon completion of the Spin-Off, we expect our Audit Committee will consist of Mr. DeAngelo, Mr. Fradin and Mr. Hughes, with Mr. DeAngelo serving as chair.
Compensation Committee
The Compensation Committee will have responsibility for defining and articulating our overall executive compensation philosophy and key compensation policies, and administering and approving all elements of compensation for corporate officers. Concurrent with that responsibility, as set out more fully in the Compensation Committee charter, the Compensation Committee will perform other functions, including:
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reviewing and approving the corporate goals and objectives relevant to the Chief Executive Officer’s compensation and evaluating performance in light of those goals and objectives;

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determining and approving, and recommending to the Board for approval, the compensation of the Chief Executive Officer;

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determining and approving, or together with the other independent directors (as directed by the Board) determining and approving, the compensation of all of our other executive officers;

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reviewing our management resources programs (including our human capital management and diversity and inclusion practices), succession planning, and recommending qualified candidates for election as officers;

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approving, by direct action or through delegation, participation in and all awards, grants, and related actions under our various equity plans;

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reviewing our non-management director compensation practices;

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reviewing the compensation structure for our officers and providing oversight of management’s decisions regarding the performance and compensation of other employees; and

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monitoring compliance with stock ownership and clawback guidelines.

Upon completion of the Spin-Off, we expect our Compensation Committee will consist of Mr. Fradin, Dr. Mikkilineni, Mr. James and Mr. Knott, with Mr. Fradin serving as chair. Accordingly, upon the completion of the Spin-Off, a majority of the members of our Compensation Committee will satisfy the applicable independence requirements of the Exchange. We are permitted to phase in our compliance with the independent Compensation Committee requirements of the Exchange, which require all members to be independent within one year of listing. We will comply with the phase-in requirements of the Nasdaq listing rules, and within one year of the listing of our common stock on the Exchange, all members of our Compensation Committee will be independent under the Nasdaq listing rules.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee will be devoted primarily to the continuing review, definition, and articulation of our governance structure and practices. Concurrent with that responsibility, as set out more fully in the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee will perform other functions, including:
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identifying and screening individuals qualified to become members of the Board;

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overseeing the policies and procedures with respect to the consideration of director candidates recommended by stockholders;

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overseeing the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and

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developing and recommending to the Board a set of corporate governance guidelines and principles.

Upon completion of the Spin-Off, we expect our Nominating and Corporate Governance Committee will consist of Mr. James, Mr. John Cote, Mr. DeAngelo, Mr. Galant and Ms. Thompson, with Mr. James serving as chair. Accordingly, upon the completion of the Spin-Off, a majority of the members of our Nominating and Corporate Governance Committee will satisfy the applicable independence requirements of the Exchange. We are permitted to phase in our compliance with the independent Nominating and Corporate Governance Committee requirements of the Exchange, which require all members to be independent within one year of listing. We will comply with the phase-in requirements of the Nasdaq listing rules, and within one year of the listing of our common stock on the Exchange, all members of our Nominating and Corporate Governance Committee will be independent under the Nasdaq listing rules.
Code of Conduct
Prior to the completion of the Spin-Off, we will adopt a written code of conduct for directors, executive officers, employees and subsidiaries or controlled affiliates where we own more than 50% of the voting rights in similar form and substance to that which CompoSecure has in place. The code of conduct will be designed to deter wrongdoing and to promote, among other things:
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protection of the health and safety of our workforce;

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honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships and working with suppliers based on lawful and fair practices;

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protection of client and third-party information in compliance with applicable privacy and data security requirements;

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compliance with applicable laws, rules, regulations and recordkeeping requirements;

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full, fair, accurate, timely and understandable disclosure in reports filed with regulators and in other public communications; and

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accountability for adherence to the code of conduct and prompt internal reporting of any possible violation of the code of conduct.

Director Nomination Process
Our initial Board is being selected through a process involving both CompoSecure and us. The initial directors who will serve after the Spin-Off will begin their terms at the time of the Spin-Off, with the exception of one independent director, who will begin his or her term prior to the date on which “when-issued” trading of our common stock commences and who will serve on our Audit Committee.
Corporate Governance Guidelines
The Board will adopt a set of corporate governance guidelines in connection with the Spin-Off to assist it in guiding our governance practices, which will be regularly reviewed by the Nominating and Corporate Governance Committee. These guidelines will cover a number of areas, including Board independence, leadership, composition, responsibilities and operations; director compensation; Chief Executive Officer evaluation and succession planning; Board committees; director orientation and continuing education; director access to management and independent advisors; annual Board and committee evaluations; the Board’s communication policy; and other matters. A copy of our corporate governance guidelines will be posted on our website.
Communications with Non-Management Members of the Board
After the Spin-Off, stockholders and other interested parties may communicate with the Board, individual directors, the non-management directors as a group, or with the Chairman, by sending an email to board@resoluteholdings.com.
Compensation Committee Interlocks and Insider Participation
None of our executive officers has served as a member of a compensation committee (or, if no committee performs that function, a board) of any other entity that has an executive officer serving as a member of our Board.

DIRECTOR COMPENSATION
We expect that our Board will approve an initial director compensation program (the “Director Compensation Policy”), to become effective in connection with the consummation of the Spin-Off, pursuant to which each of our non-employee directors will receive an initial equity award in connection with the Spin-Off and an annual equity award in connection with their services. In addition, each director will be reimbursed for out-of-pocket travel expenses incurred in connection with attending Board or committee meetings.
Compensation of Non-Employee Directors
The Director Compensation Policy provides that each non-employee director will receive an initial equity award of Options with a value of $50,000, granted on the date such non-employee director commences service on the Board (the “Initial Equity Award”). Additionally, the Director Compensation Policy provides that non-employee directors will be granted, on an annual basis, Options with a value of $100,000 effective on the date of each annual meeting (or, in the case of a non-employee director who joins the Board after the occurrence of the annual meeting for the year of their appointment to the Board, a pro-rata amount based on their appointment date) (the “Annual Equity Award”). The Initial Equity Award and the Annual Equity Award each vest in equal annual installments over four years commencing on the first anniversary of the date on which the award is granted.
Our non-employee directors will continue to dedicate most of their time to their service on the CompoSecure Board. While they will receive compensation for service on each board, their total compensation is weighted toward performance of CompoSecure.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
As discussed above, we are currently part of CompoSecure and not an independent company. Decisions about the compensation and benefits payable to the individuals who will become our executive officers have been made by the CompoSecure Board. Following the Spin-Off, we expect that our Board and Compensation Committee will review our executive compensation and benefit programs and determine the appropriate compensation and benefits for our executives.
For purposes of this Compensation Discussion and Analysis and the disclosure that follows, we do not have any “Named Executive Officers” for 2024. All of our executive officers will have joined the Company after year-end 2023 and, therefore, they will not have been named executive officers of the Company in 2024. None of the tabular compensation disclosure requirements of the SEC’s compensation disclosure rules are applicable in our situation. Information on the compensation arrangements of our Named Executive Officers for 2024 will be provided in our first proxy statement following the Spin-Off.
As disclosed elsewhere in this Information Statement, we are currently in the process of identifying the individuals who will serve as our executive officers following completion of the Spin-Off. As of the date of this filing, we have identified the following individuals who are expected to serve in executive officer positions:
David Cote will serve as our Executive Chairman.
Tom Knott will serve as our Chief Executive Officer.
Kurt Schoen will serve as our Chief Financial Officer.
While Mr. Cote, Mr. Knott and Mr. Schoen commenced employment with CompoSecure in 2024, only Mr. Cote was an executive officer of CompoSecure. In addition, since all of the individuals listed above were not employed by CompoSecure or the Company in 2023, they are not Named Executive Officers of the Company for 2024.
The terms of Mr. Cote’s, Mr. Knott’s and Mr. Schoen’s offer letters are summarized below in the section entitled “Offer Letters of Our Executive Officers.”
Offer Letters of Our Executive Officers
CompoSecure has entered into an offer letter with each of the identified Company executive officers (the “Offer Letters”). In connection with the Spin-Off, the Offer Letters will be amended and restated to reflect the transfer of Mr. Cote’s, Mr. Knott’s and Mr. Schoen’s employment to the Company and their new executive officer positions and shall be referred to herein as the “A&R Offer Letters.”
A&R Offer Letter with David Cote.   In connection with or following the Spin-Off, Mr. Cote will continue to serve on the CompoSecure Board as the Executive Chairman and serve as Co-Chief Investment Officer of CompoSecure and will also serve as the Executive Chairman of the Company. Pursuant to his A&R Offer Letter, Mr. Cote is eligible to: (i) receive an annual salary of $750,000, which will be paid by the Company; (ii) receive an annual cash bonus with a target bonus amount equal to 125% of base salary, which will be paid by the Company; (iii) receive annual discretionary equity incentive awards from CompoSecure (in addition to the October 1, 2024 sign-on stock option award to purchase CompoSecure shares with a grant date value of $6 million, vesting 1/4 annually over four years, with full acceleration upon a termination by the Company without Cause (as defined in the A&R Offer Letter), by Mr. Cote for Good Reason (as defined in the A&R Offer Letter) or due to death or disability that Mr. Cote received upon the commencement of his employment with CompoSecure); and (iv) participate in general Company employee benefit programs. The A&R Offer Letter subjects Mr. Cote to a perpetual confidentiality covenant and does not provide for any severance in the event of his involuntary termination.
A&R Offer Letter with Tom Knott.   In connection with or following the Spin-Off, Mr. Knott will continue to serve on the CompoSecure Board and serve as the Chief Investment Officer of CompoSecure and will also serve as the Chief Executive Officer of the Company. Pursuant to his A&R Offer Letter, Mr. Knott is eligible to: (i) receive an annual salary of $750,000, which will be paid by the Company;

(ii) receive an annual cash bonus with a target bonus amount equal to 100% of base salary, which will be paid by the Company; (iii) receive annual discretionary equity incentive awards from CompoSecure (in addition to the October 1, 2024 sign-on stock option award to purchase CompoSecure shares with a grant date value of $6 million, vesting 1/4 annually over four years, with full acceleration upon a termination by the Company without Cause (as defined in the A&R Offer Letter), by Mr. Knott for Good Reason (as defined in the A&R Offer Letter) or due to death or disability that Mr. Knott received upon the commencement of his employment with CompoSecure); and (iv) participate in general Company employee benefit programs. The A&R Offer Letter subjects Mr. Knott to a 12-month post-termination non-competition covenant (unless he is terminated without Cause or resigns for Good Reason, in which case the non-competition provision shall not apply), a 12-month post-termination non-solicitation of employees or investors covenant and customary non-disparagement, confidentiality and IP assignment obligations. The A&R Offer Letter does not provide for any severance in the event of an involuntary termination.
A&R Offer Letter with Kurt Schoen.   In connection with the Spin-Off, Mr. Schoen’s employment will be transferred to the Company where he will serve as the Chief Financial Officer of the Company. Pursuant to his A&R Offer Letter, Mr. Schoen is eligible to: (i) receive an annual salary of $500,000, which will be paid by the Company; (ii) receive an annual cash bonus with a target bonus amount equal to 100% of base salary, which will be paid by the Company; (iii) receive annual discretionary equity incentive awards from CompoSecure (in addition to the October 1, 2024 sign-on restricted stock unit award with a grant date value of $5.5 million, vesting in substantially equal installments on each of the third, fifth and seventh anniversaries of the grant date, with full acceleration upon a termination due to death or disability and pro rata acceleration upon a termination by the Company without Cause (as defined in the A&R Offer Letter), that Mr. Schoen received upon the commencement of his employment with CompoSecure); and (iv) participate in general Company employee benefit programs. The A&R Offer Letter subjects Mr. Schoen to a 24-month post-termination non-competition covenant, a 24-month post-termination non-solicitation of employees or investors covenant and customary non-disparagement, confidentiality and IP assignment obligations. In the event of a termination by the Company without Cause, Mr. Schoen is entitled to a lump-sum payment equal to three months’ base salary and pro-rata vesting of Mr. Schoen’s sign-on restricted stock unit award.
Post-Spin-Off Omnibus Incentive Plan
2025 Omnibus Incentive Plan
In connection with the Spin-Off, our Board expects to adopt, and we expect CompoSecure to approve, our 2025 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) to become effective in connection with the consummation of the Spin-Off for the benefit of certain of our current and future employees and other service providers. The following summary describes what we anticipate will be the material terms of the Omnibus Incentive Plan, and is qualified in its entirety by reference to the Omnibus Incentive Plan, the form of which is filed as an exhibit to the Registration Statement of which this Information Statement forms a part.
Administration.   Our Board or, if the Board has delegated power to act on its behalf to any other person(s) or body, such person(s) or body will administer the Omnibus Incentive Plan. The Board or such person(s) or body to which it has delegated its authority will be referred to as the “administrator.” The administrator will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the Omnibus Incentive Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Omnibus Incentive Plan. The administrator will have full discretion to administer and interpret the Omnibus Incentive Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be settled or exercised and whether and under what circumstances an award may be settled or exercised.
Eligibility.   Any current or prospective employees, directors, officers, consultants or advisors of the Company or its affiliates who are selected by the administrator will be eligible for awards under the Omnibus Incentive Plan. The administrator will have the sole and complete authority to determine who will be granted an award under the Omnibus Incentive Plan.

Number of Shares Authorized.   Pursuant to the Omnibus Incentive Plan, we have reserved an aggregate of 1,272,962 shares of our common stock for issuance of awards to be granted thereunder. The Omnibus Incentive Plan provides for an annual increase in the number of shares of our common stock available for issuance on the first day of each fiscal year during the period beginning in fiscal year 2026 and ending in fiscal year 2035 or another date selected by the administrator during such fiscal year. The annual increase in the number of shares will be equal to the lesser of (i) 5% of the number of shares of our common stock outstanding on the last day of the immediately preceding fiscal year and (ii) such number of shares determined by the administrator. No more than 1,272,962 shares of our common stock may be issued with respect to incentive stock options under the Omnibus Incentive Plan. The maximum grant date fair value of cash and equity awards that may be awarded to a non-employee director under the Omnibus Incentive Plan during any one fiscal year, taken together with any cash fees paid to such non-employee director during such fiscal year, will be $750,000, provided that the foregoing limitation shall be increased to $1,000,000 in the year in which the non-employee director is appointed to the Board. If any award granted under the Omnibus Incentive Plan expires, terminates, is cash settled, or is canceled or forfeited without being settled, vested or exercised, shares of our common stock subject to such award will again be made available for future grants. Shares of our common stock withheld by, or otherwise remitted to, the Company to satisfy a participant’s tax withholding obligations, as full or partial payment upon the exercise of stock options, upon the lapse of restrictions on, or settlement of, an award or shares reserved for issuance upon the grant of stock appreciation rights (“SARs”), to the extent that the number of reserved shares exceeds the number of shares actually issued upon the exercise of the SARs, will again be available for awards under the share pool.
Change in Capitalization.   If there is a change in our capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of our common stock or other relevant change in capitalization or applicable law or circumstances, such that the administrator determines that an adjustment to the terms of the Omnibus Incentive Plan (or awards thereunder) is necessary or appropriate, then the administrator shall make adjustments in a manner that it deems equitable. Such adjustments may be to the number of shares reserved for issuance under the Omnibus Incentive Plan, the number of shares covered by awards then outstanding under the Omnibus Incentive Plan, the limitations on awards under the Omnibus Incentive Plan, the exercise price of outstanding options, or any applicable performance measures (including, without limitation, performance conditions and performance periods), or such other equitable substitution or adjustments as the administrator may determine appropriate.
Awards Available for Grant.   The administrator may grant awards of non-qualified stock options, incentive (qualified) stock options, SARs, restricted stock awards, restricted stock units, other stock-based awards, other cash-based awards or any combination of the foregoing. Awards may be granted under the Omnibus Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines, which are referred to herein as “Substitute Awards.” All awards granted under the Omnibus Incentive Plan will vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the administrator. All awards granted under the Omnibus Incentive Plan will vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the administrator.
Stock Options.   The administrator will be authorized to grant options to purchase shares of our common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the Omnibus Incentive Plan shall be non-qualified unless the applicable award agreement expressly states that the option is intended to be an incentive stock option. Options granted under the Omnibus Incentive Plan will be subject to the terms and conditions established by the administrator. Under the terms of the Omnibus Incentive Plan, the exercise price of the options will not be less than the fair market value (or 110% of the fair market value in the case of a qualified option granted to a 10% stockholder) of our common stock at the time of grant (except with respect to Substitute Awards). Options granted under the Omnibus Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the administrator and specified in the applicable award agreement. The maximum term of an option granted under the Omnibus Incentive Plan will be 10 years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder), provided that if the term of a non-qualified option would expire at a time when trading in the shares of our common stock is prohibited by the Company’s insider trading policy, the option’s term shall be extended automatically until the 30th day following the expiration of such prohibition (as long as such extension shall not violate Section 409A of the Code). Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent and/or by delivery of shares of our common stock valued at the fair market value at the time the option is exercised, or any combination of the foregoing, provided that such shares are not subject to any pledge or other security interest, or by such other method as the administrator may permit in its sole discretion, including: (i) by delivery of other property having a fair market value equal to the exercise price and net of all applicable required withholding taxes; (ii) if there is a public market for the shares of our common stock at such time, by means of a broker-assisted cashless exercise mechanism; or (iii) by means of a “net exercise” procedure effected by withholding the minimum number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes. In all events of cashless or net exercise, any fractional shares of common stock will be settled in cash.
Stock Appreciation Rights.   The administrator will be authorized to award SARs under the Omnibus Incentive Plan. SARs will be subject to the terms and conditions established by the administrator. A SAR is a contractual right that allows a participant to receive, in the form of either cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the Omnibus Incentive Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs, including with respect to vesting and expiration. Except as otherwise provided by the administrator (in the case of Substitute Awards or SARs granted in tandem with previously granted options), the exercise price per share of our common stock underlying each SAR shall not be less than 100% of the fair market value of such share, determined as of the date of grant, and the maximum term of a SAR granted under the Omnibus Incentive Plan will be 10 years from the date of grant.
Restricted Stock.   The administrator will be authorized to grant restricted stock under the Omnibus Incentive Plan, which will be subject to the terms and conditions established by the administrator. Restricted stock is common stock that is generally non-transferable and is subject to other restrictions determined by the administrator for a specified period. Any accumulated dividends will be payable at the same time that the underlying restricted stock vests.
Restricted Stock Unit Awards.   The administrator will be authorized to grant restricted stock unit awards, which will be subject to the terms and conditions established by the administrator. A restricted stock unit award, once vested, may be settled in a number of shares of our common stock equal to the number of units earned, in cash equal to the fair market value of the number of shares of our common stock earned in respect of such restricted stock unit award or in a combination of the foregoing, at the election of the administrator. Restricted stock units may be settled at the expiration of the period over which the units are to be earned or at a later date selected by the administrator. To the extent provided in an award agreement, the holder of outstanding restricted stock units shall be entitled to be credited with dividend equivalent payments upon the payment by us of dividends on shares of our common stock, either in cash or, at the sole discretion of the administrator, in shares of our common stock having a fair market value equal to the amount of such dividends (or a combination of cash and shares), and interest may, at the sole discretion of the administrator, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the administrator, which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time that the underlying restricted stock units are settled.
Deferred Awards.   The administrator will be authorized to grant deferred awards, which may be a right to receive shares or cash (either independently or as an element of or supplement to any other award), including, as may be required by any applicable law or regulations or determined by the administrator, in lieu of any annual bonus, commission or retainer plan or arrangement under such terms and conditions as the administrator may determine and as set forth in the applicable award agreement.
Other Stock-Based Awards.   The administrator will be authorized to grant awards of unrestricted shares of our common stock, rights to receive grants of awards at a future date, other awards denominated in shares of our common stock, or awards that provide for cash payments based in whole or in part on the value of our common stock under such terms and conditions as the administrator may determine and as set forth in the applicable award agreement.
Effect of a Change in Control.   In the event of a change in control (as defined in the Omnibus Incentive Plan), the administrator may provide for, with respect to any outstanding awards, any of the following treatments: (i) continuation or assumption of such outstanding awards under the Omnibus Incentive Plan by the Company (if it is the surviving corporation) or by the surviving corporation or its parent; (ii) substitution by the surviving corporation or its parent of awards with substantially the same terms and value for such outstanding awards (in the case of an option or SAR, the intrinsic value at grant of such Substitute Award shall equal the intrinsic value of the award); (iii) acceleration of the vesting (including the lapse of any restrictions, with any performance criteria or other performance conditions, deemed met at such level of achievement as determined by the administrator) or right to exercise such outstanding awards immediately prior to or as of the date of the change in control, and the expiration of such outstanding awards to the extent not timely exercised by the date of the change in Control or other date thereafter designated by the administrator; or (iv) cancellation of any outstanding award and payment to the participant who holds such award in an amount equal to the intrinsic value of such award (which may be equal to but not less than zero), which, if in excess of zero, shall be payable upon the effective date of such change in control including, for the avoidance of doubt, the termination of any option or SAR for which the exercise or hurdle price is equal to or exceeds the per share value of the consideration to be paid in the change in control transaction, without payment or consideration therefor. Notwithstanding the above, the administrator shall exercise such discretion over the timing of settlement of any award subject to Section 409A of the Code at the time such award is granted.
Non-Transferability.   Each award may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution unless the administrator permits the award to be transferred to a permitted transferee (as defined in the Omnibus Incentive Plan).
Amendment.   The Omnibus Incentive Plan will have a term of 10 years. The administrator may amend, suspend or terminate the Omnibus Incentive Plan at any time, subject to stockholder approval if necessary to comply with any tax, exchange rules, or other applicable regulatory requirement. No amendment, suspension or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of the participant or recipient unless the administrator determines that such amendment, suspension or termination is either required or advisable in order for the Company, the Plan or an award to satisfy any applicable law, regulation, the Nasdaq listing rules or the rules of any other securities exchange or inter-dealer quotation service on which our common stock is listed or quoted.
The administrator may, to the extent consistent with the terms of the Omnibus Incentive Plan, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively, except that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to any award granted will not to that extent be effective without the consent of the affected participant; and provided, further, that, without stockholder approval: (i) no amendment or modification may reduce the exercise price of any option or the exercise price of any SAR; (ii) the administrator may not cancel any outstanding option and replace it with a new option (with a lower exercise price) or cancel any SAR and replace it with a new SAR (with a lower exercise price) or, in each case, with another award or cash in a manner that would be treated as a repricing (for compensation disclosure or accounting purposes); (iii) the administrator may not take any other action considered a repricing for purposes of the stockholder approval rules of the applicable securities exchange on which our common shares are listed; and (iv) the administrator may not cancel any outstanding option or SAR that has a per-share exercise price or exercise price (as applicable) at or above the fair market value of a share of our common stock on the date of cancellation and pay any consideration to the holder thereof. However, stockholder approval is not required with respect to clauses (i), (ii), (iii) and (iv) above with respect to certain adjustments on changes in capitalization.

Clawback/Forfeiture.   The administrator will have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. The administrator may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any awards granted to the participant or any shares issued or cash received upon vesting, exercise or settlement of any such awards or sale of shares underlying such awards. By accepting an award, the participant agrees that the participant is subject to any clawback policies of the Company in effect from time to time.
Whistleblower Acknowledgments.   Nothing in the Omnibus Incentive Plan or award agreement will (i) prohibit a participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act, or of any other whistleblower protection provisions of federal law or regulation, or (ii) require prior approval by the Company or any of its affiliates of any reporting described in clause (i).
U.S. Federal Income Tax Consequences
The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the Omnibus Incentive Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code.
Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.
Stock Options.   Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.
No income will be realized by a participant upon grant or vesting of an option that does not qualify as an incentive stock option (“a non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same excess amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs.   No income will be realized by a participant upon grant or vesting of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.
Restricted Stock.   A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date), the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to us. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act.) We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.
Restricted Stock Units.   A participant will not be subject to tax upon the grant or vesting of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of the date of this Information Statement, CompoSecure beneficially owns all of the outstanding shares of our common stock. The following table provides information regarding the anticipated beneficial ownership of our common stock at the time of the Spin-Off by:
•
each of our directors;

•
each of our named executive officers;

•
all of our directors and executive officers as a group; and

•
each of our stockholders whom we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding common stock.

Except as otherwise noted below, we based the share amounts on each person’s beneficial ownership of CompoSecure common stock on February 5, 2025, giving effect to a Spin-Off ratio of one share of our common stock for every twelve shares of CompoSecure common stock.
Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities beneficially owned.
Immediately following the Spin-Off, we estimate that approximately 8,486,415 shares of our common stock will be issued and outstanding, based on the approximately 101,836,981 shares of CompoSecure common stock outstanding on February 5, 2025. The actual number of shares of our common stock that will be outstanding following the completion of the Spin-Off will be determined on February 28, 2025.
	Amount and Nature of Beneficial Ownership	Percentage of Class
Directors and Named Executive Officers(1)
David M. Cote(2)	1,866	*
Kurt Schoen	—	—
Thomas R. Knott(3)	4,107,534	48.4%
John Cote(3)	4,232,534	49.9%
Joseph J. DeAngelo	—	—
Roger B. Fradin	—	—
Paul Galant	7,690	*
Brian F. Hughes	7,858	*
Mark James	3,584	*
Dr. Krishna Mikkilineni	—	—
Jane J. Thompson	8,123	*
Directors and Executive Officers as a Group (11 persons)	4,261,655	50.2%

Principal Stockholders
Resolute Compo Holdings(3)	4,107,534	48.4%
LMR Partners(4)	538,811	6.3%

*
Less than 1%.

(1)
Unless otherwise specified, the address for all persons is c/o Resolute Holdings Management, Inc., 445 Park Avenue, Suite 5B, New York, NY 10022.

(2)
Includes shares of CompoSecure common stock owned by Mr. Cote’s spouse.

(3)
Based on a Schedule 13D/A filed with the SEC by Resolute Compo Holdings, Tungsten 2024 LLC (“Tungsten”), John Cote and Thomas Knott on November 29, 2024 with respect to CompoSecure common stock. Resolute Compo Holdings is the record holder of 49,290,409 shares of CompoSecure common stock. Tungsten is the managing member of Resolute Compo Holdings, Mr. John Cote is the manager of Tungsten and Mr. Knott is a member of Resolute Compo Holdings. Tungsten, as managing member, has the right to vote and dispose of the shares of CompoSecure common stock reported herein, subject to certain consultation rights held by Mr. Knott. Accordingly, Tungsten, Mr. John Cote and Mr. Knott may each be deemed to share beneficial ownership of the shares of CompoSecure common stock held of record by Resolute Compo Holdings. Ridge Valley LLC, of which Mr. John Cote serves as manager, is the record holder of 1,500,000 shares of CompoSecure common stock. Mr. John Cote may be deemed to share beneficial ownership of the shares of CompoSecure common stock held of record by Ridge Valley LLC. The address of each of Resolute Compo Holdings, Tungsten, Mr. Cote and Mr. Knott is 445 Park Avenue, Suite 5B, New York, NY 10022.

(4)
Based on a Schedule 13G/A filed with the SEC by LMR Partners LLP, LMR Partners Limited, LMR Partners LLC, LMR Partners AG, LMR Partners (DIFC) Limited, LMR Partners (Ireland) Limited, Ben Levine and Stefan Renold (collectively, the “LMR Partners Stockholders”) on November 14, 2024 with respect to CompoSecure common stock. The LMR Partners Stockholders reported that they had shared voting power over 6,465,733 shares of CompoSecure common stock and shared dispositive power over 6,465,733 shares of CompoSecure common stock. The address of each of the LMR Partners Stockholders is LMR Partners, LLP, 9th Floor, Devonshire House, 1 Mayfair Place, London, W1J8AJ, United Kingdom.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
CompoSecure Management Agreement
Prior to our separation from CompoSecure, we intend to enter into the CompoSecure Management Agreement with CompoSecure Holdings, pursuant to which we will become responsible for managing the day-to-day business and operations, and overseeing the strategy, of CompoSecure Holdings and its subsidiaries, effective as of the completion of the Spin-Off.
The following is a summary of the material provisions of the CompoSecure Management Agreement. This summary is qualified in its entirety by the CompoSecure Management Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Information Statement forms a part. You are urged to read the CompoSecure Management Agreement in its entirety. This summary of the CompoSecure Management Agreement has been included to provide CompoSecure’s stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms of the CompoSecure Management Agreement and not by this summary or any other information included in this Information Statement. This summary is not intended to provide any other factual information about Resolute Holdings or CompoSecure and its subsidiaries, including CompoSecure Holdings. Information about Resolute Holdings and CompoSecure and its subsidiaries, including CompoSecure Holdings, can be found elsewhere in this Information Statement and in the documents incorporated by reference into the Registration Statement of which this Information Statement forms a part.
Our Responsibilities under the CompoSecure Management Agreement
Solely for purposes of this section entitled “Our Responsibilities under the CompoSecure Management Agreement,” “CompoSecure Holdings” means CompoSecure Holdings and its controlled affiliates. Under the CompoSecure Management Agreement, in connection with our managing the day-to-day business and operations and overseeing the strategy of CompoSecure Holdings, we will be responsible for, among other things, the following services and activities to the fullest extent permitted by Delaware law, the Exchange Act, the Securities Act, the Nasdaq listing rules and any other applicable rule or regulation:
•
establishing and monitoring CompoSecure Holdings’ objectives, financing activities and operating performance;

•
selecting and overseeing CompoSecure Holdings’ management team and their operating performance;

•
reviewing and approving CompoSecure Holdings’ compensation and benefit plans, programs, policies and agreements, including with respect to any grants of equity awards to persons providing services to CompoSecure Holdings;

•
devising capital allocation strategies, plans and policies of CompoSecure Holdings;

•
setting the budget parameters and expense guidelines of CompoSecure Holdings and monitoring compliance therewith;

•
identifying, analyzing and overseeing the consummation of business opportunities and potential acquisitions, dispositions and other business combinations;

•
originating and recommending opportunities to form or acquire, and structuring and managing, any joint ventures;

•
leading or overseeing negotiations with potential participants in any business opportunity under CompoSecure Holdings’ consideration and determining (or delegating to any officer of CompoSecure Holdings the decision to determine) if and when to proceed;

•
engaging and supervising, on CompoSecure Holdings’ behalf, independent contractors and third-party service providers;

•
reviewing and approving CompoSecure Holdings’ compensation and benefit plans, programs, policies and agreements;

•
setting the budget parameters and expense guidelines of CompoSecure Holdings;

•
communicating on behalf of CompoSecure Holdings with the holders of any securities of CompoSecure Holdings (i) as required to satisfy any reporting and other requirements of any governmental authority having jurisdiction over CompoSecure Holdings and (ii) to maintain effective relations with such holders;

•
overseeing all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which CompoSecure Holdings may be involved or to which CompoSecure Holdings may be subject arising out of CompoSecure Holdings’ day-to-day activities (other than with us or our affiliates);

•
counselling CompoSecure Holdings in connection with decisions required by Delaware law to be made by the CompoSecure Board; and

•
performing such other services from time to time in connection with the management of the business and affairs of CompoSecure Holdings and its activities as the CompoSecure Board shall reasonably request and/or we shall deem appropriate under the particular circumstances.

Management Fee
CompoSecure Holdings will pay us a quarterly management fee (the “Management Fee”), payable in arrears, in a cash amount equal to 2.5% of CompoSecure Holdings’ last 12 months’ Adjusted EBITDA, measured for the period ending on the fiscal quarter then ended, as defined in the CompoSecure Management Agreement. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.” In the case that CompoSecure Holdings’ Adjusted EBITDA for any period is equal to or lower than zero, no Management Fee will be payable to us in respect of such period. We may elect not to receive, or to discount, the Management Fee for a given quarterly period, but any such election will, for the avoidance of doubt, be ignored in calculating the Termination Fee (as defined below) and will not constitute a waiver or discount of the Management Fee in any future periods.
Reimbursement of Costs and Expenses
CompoSecure Holdings will be responsible for all of its costs and expenses and will reimburse us or our affiliates for our or our affiliates’ documented costs and expenses incurred on behalf of CompoSecure Holdings other than expenses related to our or our affiliates’ personnel who provide services to CompoSecure Holdings under the CompoSecure Management Agreement. We will determine, in our sole and absolute discretion, whether a cost or expense will be borne by us or CompoSecure Holdings. We may elect not to seek reimbursement for certain expenses during a given quarterly period but any such determination will not constitute a waiver of reimbursement for such expenses, or similar expenses, in future periods.
Term
The CompoSecure Management Agreement will have an initial term of ten years and the term will automatically renew for successive and additional ten-year terms, unless the CompoSecure Management Agreement is terminated in accordance with its terms, as described below.
Termination and Termination Fee
We will have the right to terminate the CompoSecure Management Agreement:
•
upon 180 days’ written notice before the last day of the initial term or a renewal term to CompoSecure Holdings for any reason;

•
upon 60 days’ written notice before the last day of the initial term or a renewal term to CompoSecure Holdings in the event of:

•
a default by CompoSecure Holdings in the performance or observance of any material term, condition or covenant contained in the CompoSecure Management Agreement that continues for a period of 30 days after delivery by us of a written notice to CompoSecure Holdings specifying the default and requesting that it be remedied in the same 30-day period (and the Termination Fee (as defined below) will be payable in accordance with the terms of the CompoSecure Management Agreement); or

•
a termination of the Letter Agreement (and the Termination Fee will be payable in accordance with the terms of the CompoSecure Management Agreement);

•
at any time upon CompoSecure Holdings becoming required to register as an investment company under the Investment Company Act of 1940.

CompoSecure Holdings will have the right to terminate the CompoSecure Management Agreement:
•
upon 180 days’ written notice before the last day of the initial term or a renewal term and payment of the Termination Fee, if two-thirds of the independent directors of CompoSecure (who have not recused themselves with respect to such vote) determine the Management Fee is not fair and the parties fail to reach an understanding on the fee following consultation and mediation procedures set forth in the CompoSecure Management Agreement;

•
upon 30 days’ prior written notice at any time during the initial term or a renewal term, without payment of the Termination Fee, if any of the following events occur (each, a “Kick-Out Event”):

•
final judgment (which is not stayed or vacated within 30 days) that Resolute Holdings has committed a felony or material violation of securities laws that has a material adverse effect on CompoSecure Holdings’ business or ability of Resolute Holdings to perform its duties under the CompoSecure Management Agreement;

•
final judgment (subject to a 30-day cure period) that Resolute Holdings has committed fraud against CompoSecure Holdings, misappropriated or embezzled funds of CompoSecure Holdings, acted or failed to act in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties; or

•
the bankruptcy or dissolution of Resolute Holdings.

As used in this summary, the term “Termination Fee” means an amount equal to the greatest of:
•
as of the effective termination date, the fair market value of the aggregate Management Fee then payable or that would become payable if the CompoSecure Management Agreement were automatically renewed and remained in effect in perpetuity;

•
as of the effective termination date, the net present value of the aggregate Management Fee then payable or that would become payable if the CompoSecure Management Agreement were automatically renewed and remained in effect in perpetuity, calculated in accordance with the CompoSecure Management Agreement; and

•
four times the aggregate Management Fee that became payable during the 24-month period prior to termination.

The Termination Fee shall be payable in cash or, at the option of CompoSecure Holdings, by action of a two-thirds vote of the independent directors of the CompoSecure Board (who have not recused themselves with respect to such vote) and upon written notice thereof, shares of CompoSecure common stock or a combination of shares of CompoSecure common stock and cash, provided that the issuance of any shares of CompoSecure common stock in connection with the payment of the Termination Fee shall be in accordance with applicable laws and stock exchange regulations.
Indemnification
CompoSecure Holdings will, to the fullest extent permitted by Delaware law, reimburse, indemnify and hold harmless us, our affiliates and the respective directors, officers, employees and stockholders, including the directors, officers, employees, managers, trustees, control persons, partners, stockholders and equityholders (“Manager Indemnified Parties”) of and from:
•
any and all expenses, losses, damages, liabilities, demands, penalties, costs, charges and claims of any nature whatsoever (excluding the costs described in below bullet) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith in accordance with, pursuant to, or in furtherance of, the CompoSecure Management Agreement and not constituting bad faith, fraud, willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under the CompoSecure Management Agreement; and

•
any and all documented and reasonable out-of-pocket expenses (including fees and out-of-pocket disbursements of counsel) incurred in connection with investigating, preparing or defending any acts or omissions by us or our officers, employees or affiliates performed in accordance with, pursuant to or in furtherance of, the CompoSecure Management Agreement, whether by or through attempted piercing of the corporate veil, by or through a claim, by the enforcement of any judgment or assessment or by any legal or equitable proceeding (including any threatened or ongoing investigative, administrative, judicial or regulatory action or proceeding), or by virtue of any statute, regulation or other applicable law, or otherwise as such expenses are incurred or paid (provided that if it is ultimately finally judicially determined in a court of competent jurisdiction that the aforementioned Manager Indemnified Parties are not entitled to indemnification thereunder, such Manager Indemnified Parties shall reimburse CompoSecure Holdings for any and all documented and reasonable out-of-pocket expenses (including fees and out-of-pocket disbursements of counsel) already paid or reimbursed by CompoSecure Holdings in respect of which such final judicial determination was made).

Representation and Warranties
The CompoSecure Management Agreement will contain mutual representation and warranties of CompoSecure Holdings and us with respect to: due organization and good standing; corporate power and authority; and non-contravention of laws, regulations and contracts by the execution, delivery and performance of the CompoSecure Management Agreement.
Additional Activities of Resolute Holdings
The CompoSecure Management Agreement will not create an exclusive relationship between CompoSecure Holdings and its controlled affiliates, on the one hand, and us, on the other hand. Under the CompoSecure Management Agreement, we and our affiliates may, in our sole and absolute discretion, allocate opportunities among CompoSecure Holdings and any other person to which we render services of any kind, or for which we otherwise act as an external manager, in any manner that we deem appropriate. The doctrine of corporate opportunity or any analogous doctrine will not apply to us or our affiliates and nothing in the CompoSecure Management Agreement will be construed to impose on us an express or implied fiduciary duty to CompoSecure Holdings, any of its controlled affiliates or any holders of equity or voting interests in CompoSecure Holdings or such controlled affiliates. See “Risk Factors — Risks Related to Our Business — We may change our strategies from time to time” and “— Conflicts of interest with our directors, executive officers or other employees could damage our reputation and negatively impact our business.”
Additional Covenants
If the CompoSecure Management Agreement is terminated by CompoSecure Holdings in accordance with its terms without a Kick-Out Event, then, for a period of two years following such termination, CompoSecure Holdings will be prohibited, unless we provide consent, from employing or otherwise retaining any of our or our affiliates’ employees or any person who has been employed by us or any of our affiliates at any time within such two-year period.
Separation and Distribution Agreement
Additionally, we and CompoSecure intend to enter into a Separation and Distribution Agreement with CompoSecure before the Spin-Off. The Separation and Distribution Agreement will set forth our agreements with CompoSecure regarding the principal actions to be taken in connection with the Spin-Off. The following summarizes the terms of the Separation and Distribution Agreement we expect to enter into with CompoSecure. This summary is qualified in its entirety by the Separation and Distribution Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Information Statement forms a part.
Separation Transaction
The Separation and Distribution Agreement will describe certain actions related to our separation from CompoSecure that will occur prior to the Spin-Off, or in limited instances, following the Spin-Off, including the transfer by CompoSecure to us of certain assets and employees in exchange for the assumption by us of liabilities associated with those assets and employees, the issuance by us to CompoSecure Holdings of shares of our common stock and, following such issuance of shares of our common stock, the distribution by CompoSecure Holdings to CompoSecure of all shares of our common stock then held by CompoSecure Holdings.
Employee Matters
The Separation and Distribution Agreement will set forth the timing and general responsibilities related to the split of assets and liabilities of certain employee benefit and compensation plans. Except as specifically provided in the Separation and Distribution Agreement, we will generally be responsible for all employment, employee compensation and employee benefits-related liabilities relating to employees and other individuals allocated to us. The Separation and Distribution Agreement will also provide for the adjustment of CompoSecure equity-based compensation awards that are outstanding immediately prior to the Spin-Off to preserve the underlying intrinsic value of such awards and reflect the impact of the Spin-Off. Such adjustments are summarized below. However, if the price of CompoSecure common stock after the Spin-Off is equal to or greater than the price of CompoSecure common stock immediately prior to the Spin-Off, no adjustments shall be made to outstanding CompoSecure equity awards.
Restricted Stock Units.   As of the effective time of the Spin-Off, each outstanding CompoSecure restricted stock unit award will continue to relate to CompoSecure common stock, with the number of shares subject to the award to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original CompoSecure award immediately after the Spin-Off when compared to the aggregate intrinsic value immediately prior to the Spin-Off (in each case, as calculated based on the applicable stock price measurements specified in the Separation and Distribution Agreement), subject to rounding. Each adjusted CompoSecure restricted stock unit award will generally be subject to the same terms and vesting conditions that applied to the original CompoSecure award immediately before the effective time of the Spin-Off.
Performance-Based Restricted Stock Units.   As of the effective time of the Spin-Off, each outstanding CompoSecure performance-based restricted stock unit award will continue to relate to CompoSecure common stock, with the number of shares subject to the award to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original CompoSecure award immediately after the Spin-Off when compared to the aggregate intrinsic value immediately prior to the Spin-Off (in each case, as calculated based on the applicable stock price measurements specified in the Separation and Distribution Agreement), subject to rounding. Each adjusted CompoSecure performance-based restricted stock unit award will generally be subject to the same terms and vesting conditions that applied to the original CompoSecure award immediately before the Spin-Off.
Stock Option Awards.   As of the effective time of the Spin-Off, each outstanding CompoSecure stock option award will continue to relate to CompoSecure common stock, with the number of shares and the exercise price subject to the award to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original CompoSecure award immediately after the Spin-Off when compared to the aggregate intrinsic value immediately prior to the Spin-Off (in each case, as calculated based on the applicable stock price measurements specified in the Separation and Distribution Agreement), subject to rounding. Each adjusted CompoSecure stock option award will generally be subject to the same terms and vesting conditions that applied to the original CompoSecure award immediately before the Spin-Off.
Tax Matters
The Separation and Distribution Agreement will govern CompoSecure’s and our respective rights, responsibilities and obligations after the Spin-Off with respect to tax liabilities and benefits, tax returns, and tax contests. We and CompoSecure will agree to use commercially reasonable efforts to cooperate with respect to tax matters following the Spin-Off.
Representations and Warranties
In general, neither we nor CompoSecure will make any representations or warranties regarding any assets, employees or liabilities transferred or assumed (including with respect to the sufficiency of assets for the conduct of our business), any notices, consents, or governmental approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets or liabilities transferred, the absence of any defenses relating to any claim of either party, or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis.
Further Assurances
The parties will use reasonable best efforts to effect any transfers contemplated by the Separation and Distribution Agreement that have not been consummated prior to the Spin-Off. In addition, the parties will use reasonable best efforts to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained.
The Spin-Off
The Separation and Distribution Agreement will govern CompoSecure’s and our respective rights and obligations regarding the proposed Spin-Off. On or prior to the Distribution Date, CompoSecure will deliver 100% of the issued and outstanding shares of our common stock to the distribution agent. On or as soon as practicable following the Distribution Date, the distribution agent will electronically deliver the shares of our common stock to CompoSecure stockholders by means of a pro rata dividend. The CompoSecure Board may, in its sole and absolute discretion, determine the Record Date, the Distribution Date, and the terms of the Spin-Off. In addition, CompoSecure may, at any time until the Spin-Off, decide to abandon the Spin-Off or modify or change the terms of the Spin-Off.
Conditions
The Separation and Distribution Agreement will also provide that several conditions must be satisfied or, to the extent permitted by law, waived by CompoSecure, in its sole and absolute discretion, before the Spin-Off can occur. For further information about these conditions, see “The Spin-Off — Conditions to the Spin-Off.”
Exchange of Information
We and CompoSecure will agree to provide each other with information reasonably needed to comply with reporting, disclosure, filing, or other requirements of any national securities exchange or governmental authority, and requested by the other party for use in judicial, regulatory, administrative, and other proceedings or in order to satisfy audit, accounting, litigation, and other similar requirements. We and CompoSecure will also agree to use reasonable best efforts to retain such information in accordance with specified record retention policies. Each party will also agree to use its reasonable best efforts to assist the other with its financial reporting and audit obligations.
Termination
The CompoSecure Board, in its sole and absolute discretion, may terminate the Separation and Distribution Agreement at any time prior to the Spin-Off.
Release of Claims
We and CompoSecure will each agree to release the other and its affiliates, successors, and assigns, and all persons that prior to the Spin-Off have been the other’s stockholders, fiduciaries, directors, trustees, counsel, officers, members, managers, employees, agents, and certain other parties, and their respective heirs, executors, administrators, successors and assigns, from any and all liabilities, whether at law or in equity (including any right of contribution), whether arising under any contract, by operation of law, or otherwise, existing or arising from any acts or events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, or any conditions existing or alleged to have existed on or before the Spin-Off, including in connection with the Spin-Off and all other activities to implement the Spin-Off. The releases will not extend to obligations or liabilities under the Separation and Distribution Agreement or the CompoSecure

Management Agreement, to any other agreements between us and CompoSecure that remain in effect following the separation pursuant to the Separation and Distribution Agreement or any ancillary agreement, or to certain other obligations or liabilities specified in the Separation and Distribution Agreement.
Indemnification
We and CompoSecure will each agree to indemnify the other and each of the other’s current and former directors, officers, and employees, and each of the heirs, executors, administrators, successors, and assigns of any of them, against certain liabilities incurred in connection with the Spin-Off and our and CompoSecure’s respective businesses. The amount of either CompoSecure’s or our indemnification obligations will be reduced by any net insurance proceeds the party being indemnified receives. The Separation and Distribution Agreement will also specify procedures regarding claims subject to indemnification.
Letter Agreement
We intend to enter into a Letter Agreement with CompoSecure, pursuant to which CompoSecure will (i) delegate by resolution of the CompoSecure Board authority to us to approve issuances of CompoSecure equity for M&A and equity awards, (ii) issue CompoSecure equity pursuant to those delegations, (iii) make customary representations, warranties and covenants in connection with any acquisition, business combination transaction or other transaction that is intended to qualify in whole or in part as a tax-free for U.S. federal income tax purposes, and is entered into, in each case, in accordance with the CompoSecure Management Agreement and (iv) make filings and deliver notices in connection with the performance of our duties and obligations under the CompoSecure Management Agreement. The Letter Agreement will be coterminous with the CompoSecure Management Agreement. This summary of the Letter Agreement is qualified in its entirety by the Letter Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Information Statement forms a part.
Registration Rights Agreement
We intend to enter into a Registration Rights Agreement with Resolute Compo Holdings pursuant to which we will agree that, upon the request of Resolute Compo Holdings, subject to certain limitations, we will use our reasonable best efforts to effect the registration under applicable federal or state securities laws of any shares of our common stock held by Resolute Compo Holdings. If we intend to file on our behalf or on behalf of any of our other security holders a registration statement in connection with a public offering of any of our securities in a manner that would permit the registration for offer and sale of our common stock held by Resolute Compo Holdings, Resolute Compo Holdings will have the right to include its shares of our common stock in that offering.
We will be generally responsible for all registration expenses in connection with the performance of our obligations under the registration rights provisions in the agreement, and Resolute Compo Holdings will be responsible for its own internal fees and expenses, any applicable underwriting discounts or commissions and any stock transfer taxes. The agreement will also contain customary indemnification and contribution provisions by us for the benefit of Resolute Compo Holdings and, in limited situations, by Resolute Compo Holdings for the benefit of us with respect to the information provided by Resolute Compo Holdings included in any registration statement, prospectus or related document.
If Resolute Compo Holdings transfers shares covered by the agreement, it will be able to transfer the benefits of the Registration Rights Agreement to transferees, provided that each transferee agrees to be bound by the terms of the Registration Rights Agreement.
This summary is qualified in its entirety by the Registration Rights Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Information Statement forms a part.
U.S. State and Local Tax Sharing Agreement
We intend to enter into a U.S. State and Local Tax Sharing Agreement with CompoSecure that will govern the respective rights, responsibilities, and obligations of CompoSecure and us after the Spin-Off with respect to certain state and local tax matters in jurisdictions and for taxable periods in which we are required to file tax returns on a consolidated, combined, unitary or other group basis with CompoSecure (“Combined Returns”).
The U.S. State and Local Tax Sharing Agreement will, among other things, (i) allocate responsibility for the preparation and filing of Combined Returns and the payment of taxes due in connection therewith, (ii) determine the appropriate allocation of any such tax liability between us and CompoSecure, (iii) require compensation to be paid by us to CompoSecure to the extent we use any tax attributes properly allocable to CompoSecure to offset taxes otherwise allocable to us, and vice versa, (iv) allocate responsibility for the conduct of tax contests arising with respect to Combined Returns, and (v) ensure that the parties are aligned on cooperating and coordinating with respect to Combined Returns.
This summary is qualified in its entirety by the U.S. State and Local Tax Sharing Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Information Statement forms a part.
Policy and Procedures Governing Related Party Transactions
Prior to the completion of the Spin-Off, our Board will adopt a written policy regarding the review of transactions with related persons. We anticipate that this policy will provide that our independent directors as a group or a committee comprising solely independent directors (such as our Audit Committee) review each of our transactions involving an amount exceeding $120,000 and in which any “related person” had, has or will have a direct or indirect material interest, subject to certain specified exceptions. In general, “related persons” are our directors, director nominees, executive officers and stockholders beneficially owning more than 5% of our outstanding common stock and immediate family members or certain other designated persons.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF
This section describes the material U.S. federal income tax consequences of the Spin-Off to U.S. holders (as defined below) and Non-U.S. holders (as defined below) of shares of CompoSecure common stock. This section applies solely to persons that hold shares of CompoSecure common stock and/or shares of our common stock as capital assets for tax purposes. This section addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to a holder in light of such holder’s individual circumstances, including non-U.S., state or local tax consequences, estate and gift tax consequences and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to holders subject to special rules, including:
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a dealer or broker in stocks and securities, commodities or foreign currencies;

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a regulated investment company or real estate investment trust;

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a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

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a tax-exempt organization;

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a bank, financial institution, mutual fund or insurance company;

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a person that directly, indirectly or constructively owns 5% or more of the combined voting power of CompoSecure or of us, or of the total value of the shares of CompoSecure common stock or of us;

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a person that holds shares of CompoSecure common stock or shares of our common stock as part of a straddle or a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

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a person that acquires or sells shares of CompoSecure common stock as a part of a wash sale for U.S. federal income tax purposes;

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partnerships, S corporations or other passthrough entities (or investors in partnerships, S corporations or other pass-through entities);

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a person that acquired shares of CompoSecure common stock or shares of our common stock pursuant to the exercise of employee share options, through a tax-qualified retirement plan or otherwise as compensation; or

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a person whose functional currency is not the U.S. dollar.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of CompoSecure common stock or shares of our common stock that is, for U.S. federal income tax purposes:
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an individual that is a citizen or resident of the United States;

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a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States;

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an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of CompoSecure common stock or shares of our common stock that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.
This section is based on the Code, its legislative history, existing and proposed regulations, published rulings and court decisions, as well as on applicable tax treaties, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.
This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the Spin-Off to holders of shares of CompoSecure common stock and the ownership of shares of our common stock acquired pursuant to the Spin-Off. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Spin-Off. The U.S. federal income tax laws are complex and subject to varying interpretations. Accordingly, the IRS may not agree with the tax consequences described in this information statement.
We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of CompoSecure common stock or shares of our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes holding shares should consult its tax advisors with regard to the U.S. federal income tax treatment of the Spin-Off and ownership of shares of our common stock.
U.S. Federal Income Tax Consequences of the Spin-Off and of the Ownership and Disposition of Our Common Stock to U.S. Holders
Consequences of the Spin-Off to U.S. Holders
The distribution of our common stock in the Spin-Off (including fractional shares for which U.S. holders receive cash) will be treated as a taxable distribution to U.S. holders for U.S. federal income tax purposes, which will generally result in: (i) a taxable dividend to the U.S. holder to the extent of that U.S. holder’s pro rata share of CompoSecure’s current or accumulated earnings and profits; (ii) a reduction in the U.S. holder’s tax basis (but not below zero) in CompoSecure common stock to the extent the amount received exceeds the stockholder’s share of CompoSecure’s earnings and profits; and (iii) taxable gain from the exchange of CompoSecure common stock to the extent the amount received exceeds the sum of the U.S. holder’s share of CompoSecure’s earnings and profits and the U.S. holder’s basis in its CompoSecure common stock.
Dividends will be taxed as ordinary income to the extent that they are paid out of CompoSecure’s current or accumulated earnings and profits. Based on current projections of its current or accumulated earnings and profits, CompoSecure expects that the full amount of the distribution will be treated as a dividend for U.S. federal income tax purposes. Accordingly, U.S. holders should expect to treat the distribution in its entirety as a taxable dividend for U.S. federal income tax purposes. Dividends paid to a non-corporate U.S. holder that constitute qualified dividend income are taxable to the stockholder at the preferential rates applicable to long-term capital gains, provided that the stockholder holds the shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. CompoSecure expects that any amount treated as a dividend paid by CompoSecure pursuant to the Spin-Off will constitute qualified dividend income, assuming the U.S. holder’s holding period requirements are met.
A U.S. holder’s tax basis in its shares of CompoSecure common stock held on the Distribution Date will be reduced (but not below zero) to the extent that the fair market value on the Distribution Date of the shares of our common stock received by such U.S. holder from CompoSecure in the Spin-Off exceeds such U.S. holder’s ratable share of CompoSecure’s current and accumulated earnings and profits (that is, the amount treated as a taxable dividend).
To the extent that the fair market value on the Distribution Date of the shares of our common stock received by a U.S. holder from CompoSecure in the Spin-Off exceeds such U.S. holder’s ratable share of CompoSecure’s current and accumulated earnings and profits and adjusted tax basis in its shares of CompoSecure common stock, the U.S. holder generally must include such excess in income as long-term capital gain if the U.S. holder’s shares of CompoSecure common stock have been held for more than year or as short-term capital gain if the U.S. holder’s shares of CompoSecure common stock have been held for one year or less. A U.S. holder’s holding period for its CompoSecure shares will not be affected by the Spin-Off.

A U.S. holder’s tax basis in the shares of our common stock received in the Spin-Off generally will equal the fair market value of those shares on the Distribution Date, and a U.S. holder’s holding period for those shares will begin the day after the Distribution Date.
Although CompoSecure will ascribe a value to the shares of our common stock it distributes in the Spin-Off for tax purposes, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to those shares, particularly if shares of our common stock trade at prices significantly above the value ascribed to those shares by CompoSecure in the period following the Spin-Off. Such higher valuation may cause a U.S. holder to recognize additional dividend income, reduction in basis or capital gain, as the case may be.
A U.S. holder receiving cash in lieu of a fractional share of our common stock will recognize gain or loss equal to the difference between its adjusted tax basis in such share (as described above) and the amount of cash received in respect of such fractional share, as if such fractional share had actually been received and subsequently sold. Such gain or loss will be capital gain or loss and generally will be treated as short-term capital gain or loss, as discussed under “Sale or Other Taxable Disposition of Our Common Stock” below.
Distributions on Our Common Stock
As described in the section entitled “Dividend Policy,” once the Spin-Off is effective, we will determine the optimal allocation of capital to achieve our strategy and deliver competitive returns to our stockholders, including whether to pay cash dividends to our stockholders. If we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends received by certain non-corporate U.S. holders (including individuals) may be taxed at preferential rates applicable to qualified dividend income, provided certain holding period requirements are met. Corporate U.S. holders that meet certain holding period and other requirements may be eligible for a dividends-received deduction for a portion of the dividend received. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any excess will be treated as capital gain. Such gain generally will be taxable as long-term capital gain if the shares have been held for more than one year.
Sale or Other Taxable Disposition of Our Common Stock
Upon a subsequent sale or other taxable disposition of a share of our common stock (including with respect to any cash received in lieu of a fractional share of our common stock), a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the disposition of the share and the U.S. holder’s tax basis in the share. The gain or loss will be capital gain or loss. A non-corporate U.S. holder, including an individual, who has held the share for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.
U.S. Federal Income Tax Consequences of the Spin-Off and of the Ownership and Disposition of Our Common Stock to Non-U.S. Holders
Consequences of the Spin-Off to Non-U.S. Holders
In the Spin-Off, Non-U.S. holders will be treated as receiving a distribution from CompoSecure, which will be treated as a dividend to the extent the Spin-Off is paid out of CompoSecure’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits generally will be treated as a return of capital that will be applied against and reduce a Non-U.S. holder’s adjusted tax basis in such Non-U.S. holder’s shares of CompoSecure common stock (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “— Sale or Other Taxable Disposition” below.

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. holder in the Spin-Off will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable documentation), certifying qualification for the lower treaty rate). A Non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
CompoSecure or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the distribution of our common stock payable to a Non-U.S. holder, and any such withholding would be satisfied by CompoSecure or such agent by withholding and selling a portion of the shares of our common stock that otherwise would be distributable to such holder or by withholding from other property held in such holder’s account with the withholding agent.
If the distribution of our common stock to a Non-U.S. holder in the Spin-Off is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such distribution is attributable), the Non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the distribution of our common stock in the Spin-Off is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.
Any such effectively connected distribution will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected distribution, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
A Non-U.S. holder receiving cash in lieu of a fractional share of our common stock will recognize gain or loss equal to the difference between its adjusted tax basis in such share (as described above) and the amount of cash received in respect of such fractional share, as if such fractional share had actually been received and subsequently sold. See “Sale or Other Taxable Disposition” below.
Distributions on Our Common Stock
As described in the section entitled “Dividend Policy,” once the Spin-Off is effective, we will determine the optimal allocation of capital to achieve our strategy and deliver competitive returns to our stockholders, including whether to pay cash dividends to our stockholders. If we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. holder’s adjusted tax basis in its shares of our common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable documentation), certifying qualification for the lower treaty rate). A Non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock (including with respect to any cash received in lieu of a fractional share of our common stock) unless:
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the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

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the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

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our common stock constitutes a U.S. real property interest (“USRPI”) by reason of SpinCo’s status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and its other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. holder of our common stock will not be subject to U.S. federal income tax if such stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. holder owned, actually and constructively, 5% or less of such stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. holder’s holding period, or if another exception from these rules under the Code applies.
Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting, Backup Withholding and FATCA Withholding
U.S. Holders
A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on shares of our common stock or proceeds from the sale or other taxable disposition of such shares. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:
•
the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•
the holder furnishes an incorrect taxpayer identification number;

•
the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•
the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Non-U.S. Holders
The payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. holder, regardless of whether such distributions constitute dividends or any tax was actually withheld. In addition, proceeds from the sale or other taxable disposition of our common stock (including with respect to any cash received in lieu of a fractional share of our common stock) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds from a sale or other taxable disposition of our common stock (including with respect to any cash received in lieu of a fractional share of our common stock) conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
FATCA
Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such taxes.

EACH COMPOSECURE STOCKHOLDER SHOULD CONSULT ITS TAX ADVISOR ABOUT THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE CHANGES IN TAX LAW THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

DESCRIPTION OF OUR CAPITAL STOCK
General
Prior to the Spin-Off, CompoSecure Holdings, as our sole stockholder, will approve and adopt our certificate of incorporation, and our Board will approve and adopt our bylaws. The following summarizes information concerning our capital stock, including material provisions of our certificate of incorporation, our bylaws and certain provisions of Delaware law. You are encouraged to read the forms of our certificate of incorporation and our bylaws, which are filed as exhibits to our Registration Statement on Form 10, of which this Information Statement is a part, for greater detail with respect to these provisions.
Authorized Capital Stock
Immediately following the Spin-Off, our authorized capital stock will consist of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 100,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
Shares Outstanding
Immediately following the Spin-Off, we estimate that approximately 8,486,415 shares of our common stock will be issued and outstanding, based on 101,836,981 shares of CompoSecure common stock outstanding as of February 5, 2025. The actual number of shares of our common stock outstanding immediately following the Spin-Off will depend on the actual number of shares of CompoSecure common stock outstanding on the Record Date and will reflect any issuance of new shares, vesting of equity awards or exercise of outstanding options pursuant to CompoSecure’s equity plans and any repurchases of CompoSecure shares by CompoSecure pursuant to its common stock repurchase program, in each case on or prior to the Record Date.
Dividends
Holders of shares of our common stock will be entitled to receive dividends when, as and if declared by our Board at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of future dividends will depend on our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. Our Board will make all decisions regarding our payment of dividends from time to time in accordance with applicable law. See “Dividend Policy.”
Voting Rights
The holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. There is no cumulative voting, which means that a holder or group of holders of a majority of the shares of our common stock can elect all of our directors.
Other Rights
Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock and any participating preferred stock outstanding will be entitled to share ratably in our assets legally available for distribution to our stockholders.
Our common stock is not entitled to preemptive rights. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that our Board may designate and issue in the future.

Fully Paid
The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable. The holders of our common stock will not have preemptive rights or preferential rights to subscribe for shares of our capital stock.
Preferred Stock
Our certificate of incorporation will authorize our Board to designate and issue from time to time one or more series of preferred stock without stockholder approval. Our Board may fix and determine the designations, powers, preferences and relative, participating, optional or other rights of each series of preferred stock. There are no present plans to issue any shares of preferred stock.
Anti-Takeover Provisions
Below are brief summaries of various anti-takeover provisions contained primarily in our organizational documents. We believe the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.
Anti-Takeover Statute
Our certificate of incorporation provides that we are not governed by Section 203 of the DGCL which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.
However, our certificate of incorporation, which will become effective on the completion of the Spin-Off, will include a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder. These restrictions will not apply to any business combination involving any of the persons described below that are excluded from the definition of “interested stock,” on the one hand, and us, on the other.
Additionally, we would be able to enter into a business combination with an interested stockholder if:
•
before that person became an interested stockholder, our Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•
upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•
following the transaction in which that person became an interested stockholder, the business combination is approved by our Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2∕3% of our outstanding voting stock not owned by the interested stockholder.

In general, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” is any person who, together with affiliates and associates, is the owner of 15% or more of our outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination. Under our certificate of incorporation, an “interested stockholder” generally does not include Investor, any direct or indirect transferee of Investor, any of their respective affiliates, any person managed by any member of Investor pursuant to a management agreement or similar agreement, any successor of any of the foregoing persons or any “group,” or any member of any such “group,” to which such persons are a party under Rule 13d-5 of the Exchange Act.
This provision of our certificate of incorporation could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.
Anti-takeover effects of certain provisions of our certificate of incorporation and bylaws to be in effect upon the completion of the Spin-Off
Undesignated preferred stock
As discussed above, our Board will have the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management.
Action by written consent; special meetings of stockholders
Our certificate of incorporation will provide that, from and after the Trigger Date, our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, following the Trigger Date, a holder controlling a majority of our common stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. In addition, our certificate of incorporation will provide that, from and after the Trigger Date, special meetings of the stockholders may be called only by the Executive Chairman of our Board, our Chief Executive Officer or our Board. Following the Trigger Date, stockholders may not call a special meeting of stockholders, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our common stock to take any action, including the removal of directors.
Advance notice procedures
Our bylaws will establish advance notice procedures with respect to stockholder proposals and stockholder nomination of candidates for election as directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.
Board classification
Our certificate of incorporation, which will be in effect upon the completion of the Spin-Off, provides for a Board comprising three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors without cause could make it more difficult for a third party to acquire or discourage a third party from seeking to acquire, control of us.
Removal of directors; vacancies
Directors may only be removed for cause by the affirmative vote of at least two-thirds of the voting power of our outstanding common stock. Our Board has the sole power to fill any vacancy on our Board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise.
No cumulative voting
Because our stockholders will not have cumulative voting rights, stockholders holding a majority of the voting power of the common stock outstanding will be able to elect all of our directors. The absence of cumulative voting makes it more difficult for a minority stockholder to nominate and elect a director to our Board in order to influence our Board’s decision regarding a takeover or otherwise.
Amendment of Certificate of Incorporation and Bylaws
Following the Trigger Date, the amendment of certain of the provisions of our certificate of incorporation will require approval by holders of at least two-thirds of the voting power of our outstanding common stock. Our certificate of incorporation will provide that our Board may from time to time adopt, amend, alter or repeal our bylaws without stockholder approval. Our stockholders may adopt, amend, alter or repeal our bylaws by the affirmative vote of a majority of the voting power of our outstanding common stock (other than certain specified bylaws which, following the Trigger Date, will require the affirmative vote of two-thirds of our outstanding common stock).
The combination of the provisions described in this section will make it more difficult for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for another party to effect a change in management.
These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids.
These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management.
Corporate Opportunity
Our certificate of incorporation will provide that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” will not apply against Investor, any of our non-employee directors or any of their respective affiliates in a manner that would prohibit them from investing in competing businesses.
Choice of Forum
Our certificate of incorporation to be in effect upon the completion of the Spin-Off will provide that unless we consent to the selection of an alternative forum and subject to applicable jurisdictional requirements, the sole and exclusive forum for any: (i) derivative action or proceeding brought on behalf of us; (ii) action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees or stockholders to us or our stockholders; (iii) action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws (as either may be amended and/or restated from time to time); or (iv) action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware, unless we consent in writing to the selection of an alternative forum. Additionally, our certificate of incorporation will state that the foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
The exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions. See “Risk Factors — Risks Related to Ownership of Our Common Stock — Our certificate of incorporation will provide that certain courts in the State of Delaware or the federal district courts of the United States will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.”
Limitations of Liability, Indemnification and Advancement
Upon the completion of the Spin-Off, our certificate of incorporation and bylaws will provide that we will indemnify and advance expenses to our directors and officers and may indemnify and advance expenses to our employees and other agents, to the fullest extent permitted by Delaware law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:
•
any breach of the director’s duty of loyalty to us or to our stockholders;

•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•
any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation will not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our certificate of incorporation and bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.
In addition to the indemnification and advancement of expenses required in our certificate of incorporation and bylaws, we intend to enter into indemnification agreements with each of our current directors and executive officers. These agreements will provide for the indemnification of, and the advancement of expenses to, such persons for all reasonable expenses and liabilities, including attorneys’ fees, judgments, fines and settlement amounts, incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We will also maintain directors’ and officers’ liability insurance.
The limitation of liability, indemnification and advancement provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification or advancement by any director or officer.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock will be Continental Stock Transfer & Trust Company.
Listing
We have applied to list our common stock on The Nasdaq Stock Market LLC under the ticker symbol “RHLD.”

Sale of Unregistered Securities
On September 27, 2024, the Company issued 1,000 shares of its common stock to CompoSecure Holdings pursuant to Section 4(a)(2) of the Securities Act. The Company did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a Registration Statement on Form 10 with the SEC with respect to the shares of our common stock that CompoSecure’s stockholders will receive in the Spin-Off as contemplated by this Information Statement. This Information Statement is a part of, and does not contain all the information set forth in, the Registration Statement and the other exhibits and schedules to the Registration Statement. For further information with respect to us and our common stock, please refer to the Registration Statement, including its other exhibits and schedules. Statements we make in this Information Statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including its exhibits and schedules, on the website maintained by the SEC at www.sec.gov. Information contained on any website we refer to in this Information Statement does not and will not constitute a part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part.
As a result of the Spin-Off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.
You may request a copy of any of our filings with the SEC at no cost by writing us at the following address:
Resolute Holdings Management, Inc.
445 Park Avenue, Suite 5B
New York, NY 10022
Email: info@resoluteholdings.com
We intend to furnish holders of our common stock with annual reports containing financial statements prepared in accordance with U.S. GAAP and audited and reported on by an independent registered public accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Resolute Holdings Management, Inc.
Opinion on the financial statements
We have audited the accompanying balance sheet of Resolute Holdings Management, Inc. (a Delaware corporation) (the “Company”) as of September 30, 2024 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024 in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2024.
New York, New York
February 7, 2025

RESOLUTE HOLDINGS MANAGEMENT, INC.
Balance Sheet
($ except share amounts)
As of September 30, 2024
ASSETS
CURRENT ASSETS
Cash	$100
Total current assets	100
Total assets	100
LIABILITIES AND STOCKHOLDER’S EQUITY
Total liabilities	—
Common stock, $0.0001 par value; 1,000 shares authorized, issued and outstanding	—
Additional paid-in-capital	100
Total shareholder’s equity	100
Total liabilities and shareholder’s equity	$100
The accompanying notes are an integral part of these audited financial statements.

1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Resolute Holdings Management, Inc. (“Resolute Holdings” or the “Company”) is a Delaware corporation formed on September 27, 2024. It is organized to provide operating management services to CompoSecure Holdings, L.L.C. (“CompoSecure Holdings”), a direct, wholly owned subsidiary of CompoSecure, Inc. (“CompoSecure”) and other companies it may manage in the future, both in the United States and internationally. The Company intends to earn management fees from CompoSecure Holdings, pursuant to a long-term management contract with CompoSecure Holdings which will be executed in connection with the spin-off of the Company from CompoSecure. The Company has no activity as of September 30, 2024 other than matters relating to its formation on such date. Accordingly, the Company has not presented a statement of operations, changes in stockholders’ equity and cash flows in these financial statements. The Company’s fiscal year will end on December 31.
The Company intends to provide management services to generate recurring, long-duration management fees. The Company will apply a differentiated approach of value creation through the systematic deployment of a management system called the Resolute Operating System to drive performance at businesses it manages with the intention of creating value at both the underlying managed businesses, including the business of CompoSecure Holdings, and at Resolute Holdings. The Company will apply its operating system in conjunction with its M&A and capital markets expertise as part of its management services.
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. No estimates were used in the preparation of the accompanying financial statements.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2024.
3.   RELATED PARTY TRANSACTIONS
The Company is an indirect subsidiary of CompoSecure and currently has no revenue generating activities. Prior to the Company entering into management agreements, it will be reliant on CompoSecure Holdings and/or its subsidiaries for the payment of its expenses.
4.   EQUITY TRANSACTIONS
On September 27, 2024, the Company authorized for issuance 1,000 shares of common stock with par value of $0.0001 per share. On the same date, the Company received $100 in cash in exchange for its issuance of 1,000 shares of common stock to CompoSecure Holdings.
5.   SUBSEQUENT EVENTS
Subsequent events were evaluated through October 3, 2024, the date of issuance of the financial statements. There have been no subsequent events that occurred through such date that would require recognition or disclosure in the financial statements as of September 30, 2024.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Members
CompoSecure Holdings, L.L.C.
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of CompoSecure Holdings, L.L.C. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive income, members’ deficit, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2023.
New York, New York
December 30, 2024

COMPOSECURE HOLDINGS, L.L.C.
Consolidated Balance Sheets
($ in thousands)
	December 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$38,191	$8,264
Accounts receivable, net	40,488	37,272
Inventories	52,540	42,374
Prepaid expenses and other current assets	5,041	2,394
Total current assets	136,260	90,304
Property and equipment, net	25,212	22,655
Right of use asset, net	7,473	8,932
Derivative asset- interest rate swap	5,258	8,651
Deposits and other assets	24	24
Due from Parent	39,780	44,635
Total assets	$214,007	$175,201
LIABILITIES AND MEMBERS’ DEFICIT
CURRENT LIABILITIES
Current portion of long-term debt	$10,313	$14,372
Current portion of lease liabilities	1,948	1,846
Accounts payable	5,170	7,124
Accrued expenses	12,527	8,870
Commission payable	4,429	3,317
Bonus payable	5,616	8,177
Total current liabilities	40,003	43,706
Long-term debt, net of deferred finance costs	198,331	216,276
Convertible notes, net of debt discount	127,832	127,348
Derivative liability – convertible notes redemption make-whole provision	425	285
Lease liabilities, operating	6,220	7,766
Total liabilities	372,811	395,381
Commitments and contingencies (Note 14)
MEMBERS’ DEFICIT
Members’ capital	82,162	68,640
Accumulated other comprehensive income	5,258	8,651
Accumulated deficit	(246,224)	(297,471)
Total members’ deficit	(158,804)	(220,180)
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$214,007	$175,201
The accompanying notes are an integral part of these financial statements.

COMPOSECURE HOLDINGS, L.L.C
Consolidated Statements of Operations
($ in thousands)
	Years Ended December 31,
	2023	2022
Net sales	$390,629	$378,476
Cost of sales	181,547	158,832
Gross profit	209,082	219,644
Operating expenses:
Selling, general and administrative expenses	83,547	95,963
Income from operations	125,535	123,681
Other income (expense):
Change in fair value of derivative liability – convertible notes redemption make-whole provision	(139)	266
Interest expense, net	(22,586)	(20,129)
Amortization of deferred financing costs	(1,608)	(2,415)
Other income	—	1,291
Total other expense, net	(24,333)	(20,987)
Net income	$101,202	$102,694
The accompanying notes are an integral part of these financial statements.

COMPOSECURE HOLDINGS, L.L.C
Consolidated Statements of Comprehensive Income
($ in thousands)
	Years Ended December 31,
	2023	2022
Net income	$101,202	$102,694
Other comprehensive income, net:
Unrealized (loss) gain on derivative – interest rate swap (net of tax)	(3,393)	8,651
Total other comprehensive (loss) income, net	(3,393)	8,651
Comprehensive income	$97,809	$111,345
The accompanying notes are an integral part of these financial statements.

COMPOSECURE HOLDINGS, L.L.C.
CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT
($ in thousands)
	Members’ Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Members’ Deficit
Balance as of December 31, 2021	$58,853	$—	$(355,731)	$(296,878)
Tax distributions	—	—	(44,434)	(44,434)
Equity-based compensation	10,513	—	—	10,513
Recapitalization equity	(726)	—	—	(726)
Net income	—	—	102,694	102,694
Unrealized gain on derivative – interest rate swap	—	8,651	—	8,651
Balance as of December 31, 2022	$68,640	$8,651	$(297,471)	$(220,180)
Tax distributions	—	—	(49,955)	(49,955)
Equity-based compensation	16,648	—	—	16,648
Net income	—	—	101,202	101,202
Payments for taxes related to net settlement of equity awards	(3,126)	—	—	(3,126)
Unrealized loss on derivative – interest rate swap	—	(3,393)	—	(3,393)
Balance as of December 31, 2023	$82,162	$5,258	$(246,224)	$(158,804)
The accompanying notes are an integral part of these financial statements.

COMPOSECURE HOLDINGS, L.L.C.
Consolidated Statements of Cash Flows
($ in thousands)
	Years Ended December 31,
	2023	2022
Cash flows from operating activities
Net income	$101,202	$102,694
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	8,387	8,575
Equity-based compensation expense	16,648	10,513
Inventory reserve	(1,182)	1,668
Amortization of deferred finance costs	1,546	2,345
Change in fair value of derivative liability – convertible notes redemption make-whole provision	139	(266)
Changes in assets and liabilities
Accounts receivable	(3,216)	(9,347)
Inventories	(8,984)	(18,237)
Intercompany payable/receivable	4,857	(6,510)
Prepaid expenses and other assets	(2,647)	202
Accounts payable	(1,956)	66
Accrued expenses	3,657	(1,066)
Deposits and other assets	—	(14)
Other liabilities	(1,433)	4,990
Net cash provided by operating activities	117,018	95,613
Cash flows from investing activities
Acquisition of property and equipment	(10,944)	(9,053)
Net cash used in investing activities	(10,944)	(9,053)
Cash flows from financing activities
Business Combination and PIPE financing	—	—
Proceeds from convertible notes	—	—
Payment of line of credit	—	(15,000)
Proceeds from term loan	—	—
Payment of term loan	(22,810)	(16,878)
Payments for taxes related to net settlement of equity awards	(3,126)	—
Deferred finance costs related to debt modification	(256)	—
Distributions pursuant to Business Combination	—	—
Tax distributions	(49,955)	(44,434)
Issuance costs related to Business Combination	—	(23,833)
Net cash used in financing activities	(76,147)	(100,145)
Net increase (decrease) in cash and cash equivalents	29,927	(13,585)
Cash and cash equivalents, beginning of period	8,264	21,849
Cash and cash equivalents, end of period	$38,191	$8,264
Supplementary disclosure of cash flow information:
Cash paid for interest expense	$27,247	$21,379
Supplementary disclosure of non-cash financing activities:
Derivative asset – interest rate swap	$(3,393)	$8,651
Issuance costs payable	$—	$—
The accompanying notes are an integral part of these financial statements.

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
1.
DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

CompoSecure Holdings, L.L.C. (“CompoSecure”, “Holdings” or the “Company”) is a manufacturer and designer of complex metal, composite and proprietary financial transaction cards. The Company’s operations commenced in 2000. The Company provides products and services primarily to global financial institutions, plastic card manufacturers, system integrators, and security specialists. The Company is located in Somerset, New Jersey. Since its inception, the Company has established itself as a technology partner to market leaders, fintechs and consumers enabling trust for millions of people around the globe. The Company combines elegance, simplicity and security to deliver exceptional experiences and peace of mind in the physical and digital world. The Company’s innovative payment card technology and metal cards with Arculus secure authentication and digital asset storage capabilities, deliver unique, premium branded experiences, enable people to access and use their financial and digital assets, and ensure trust at the point of a transaction.
The Company creates newly innovated, highly differentiated and customized quality financial payment products for banks and other payment card issuers to support and increase its customer acquisition, customer retention and organic customer spend. The Company’s customers consist primarily of leading international and domestic banks and other payment card issuers primarily within the United States (“U.S.”), Europe, Asia, Latin America, Canada, and the Middle East. The Company is a platform for next generation payment technology, security, and authentication solutions. The Company maintains trusted, highly-embedded and long-term customer relationships with an expanding set of global issuers. The Company has established a niche position in the financial payment card market through over 20 years of innovation and experience and is focused primarily on this attractive subsector of the financial technology market. The Company serves a diverse set of direct customers and indirect customers, including some of the largest issuers of credit cards in the U.S.
On June 11, 2020, the Company implemented a holding company reorganization, and as a result, CompoSecure Holdings, L.L.C. became successor to CompoSecure L.L.C. Pursuant to the reorganization, CompoSecure Holdings, L.L.C. became a holding company with no business operations of its own. CompoSecure Holdings, L.L.C. has recognized the assets and liabilities of CompoSecure L.L.C. at the carryover basis. The consolidated financial statements of CompoSecure Holdings, L.L.C. present comparative information for prior periods on a consolidated basis, as if both CompoSecure Holdings, L.L.C. and CompoSecure, L.L.C. were under common control for all periods presented.
On December 27, 2021 (the “Closing Date”), Roman DBDR Tech Acquisition Corp (“Roman DBDR”) consummated the merger pursuant to the Merger Agreement, dated April 19, 2021 (the “Merger Agreement”), by and among Roman DBDR, Roman Parent Merger Sub, LLC, a wholly-owned subsidiary of Roman DBDR incorporated in the State of Delaware (“Merger Sub”), and CompoSecure Holdings, L.L.C., a Delaware limited liability company. Pursuant to the terms of the Merger Agreement, a business combination between Roman DBDR and Holdings was affected through the merger of Merger Sub with and into Holdings, with Holdings surviving as the surviving company and as a wholly-owned subsidiary of Roman DBDR (the “Business Combination”). Pursuant to the Business Combination, the merger was accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). On the Closing Date, and in connection with the closing of the Business Combination, Roman DBDR changed its name to CompoSecure, Inc. Holdings was deemed the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805. This determination was primarily based on Holdings’ operations comprising the ongoing operations of the combined company, Holdings’ members and officers comprising a majority of the board of directors of the combined company, and Holdings’ senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Holdings issuing stock for the net assets of Roman DBDR, accompanied by a recapitalization. The net assets of Roman DBDR were stated at historical cost, with no goodwill or other intangible assets recorded. While Roman DBDR was the legal acquirer in the Business Combination, because Holdings was deemed the accounting acquirer, the historical financial statements of Holdings became the

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
historical financial statements of the combined company, upon the consummation of the Business Combination. Following the Closing, CompoSecure, Inc. (“Parent”) became parent of Holdings in accordance with the terms of the Holdings’ Second Amended and Restated LLC Agreement.
The Company is a wholly-owned subsidiary of CompoSecure, Inc. (“Parent”), which is operated as an umbrella partnership C corporation (“Up-C”) meaning that the sole asset of Parent is its interest in the Company. The Company was a partnership for U.S. federal income tax purposes and was owned by both the historical owners and Parent. Holdings is now a disregarded entity for U.S. federal income tax purposes as a wholly-owned subsidiary of Parent, but was through September 17, 2024 treated as a partnership for U.S. federal income tax purposes as it was previously owned in part by Parent and in part by other owners (including historical founders and other investors).
In the past, ownership in the Company was represented by Class A units held by Parent and Class B units held by other owners. Each Class A and Class B unit outstanding was also reflected in a corresponding number of shares of Class A and Class B common stock of Parent. In the Resolute Transaction defined below, all Class B units and corresponding shares of Class B common stock were exchanged for shares of Class A common stock and corresponding Class A units. See Note 16 for a discussion of the Resolute Transaction.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying consolidated financial statements are presented in conformity with U.S. GAAP and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the ASC and Accounting Standards Updates (“ASU”) promulgated by the Financial Accounting Standards Board (“FASB”). The accompanying consolidated financial statements include the results of operations of the Company and its majority owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation. All dollar amounts are in thousands, unless otherwise noted. Share or unit and per share or per unit amounts are presented on a post-conversion basis for periods presented prior to the Business Combination, unless otherwise noted.
Use of Estimates
The preparation of the consolidated financial statements requires management to make a number of estimates and assumptions relating to the reported amount of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. The Company bases its estimates on historical experience, current business factors and various other assumptions believed to be reasonable under the circumstances, all of which are necessary in order to form a basis for determining the carrying values of assets and liabilities. Actual results may differ from those estimates and assumptions. The Company evaluates the adequacy of its reserves and the estimates used in calculations on an on-going basis. Significant areas requiring management to make estimates include the valuation of equity instruments and estimates of derivative liability associated with the Exchangeable Notes due December 2026, which are marked to market each quarter based on a Lattice model approach, and the derivative asset for the interest rate swap. See Note 7, 9 and 11 for further discussion of the nature of these assumptions and conditions.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash and short-term investments with original maturities from the purchase date of three months or less that can be readily convertible into known amounts of cash. Cash and cash equivalents are held at recognized U.S. financial institutions. Interest earned on the short-term

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
investments is reported in the consolidated statements of operations. The carrying amount of cash and cash equivalents approximates its fair value due to its short and liquid nature.
Accounts Receivable
Accounts receivable are recognized net of allowances for credit losses. Allowance for credit losses are established based on an evaluation of accounts receivable aging, and, where applicable, specific reserves on a customer-by-customer basis, creditworthiness of the Company’s customers and prior collection experience to estimate the ultimate collectability of these receivables. At the time the Company determines that a receivable balance, or any portion thereof, is deemed to be permanently uncollectible, the balance is then written off. The Company did not recognize any accounts receivable allowance for doubtful accounts at December 31, 2023 and 2022.
Inventories
Inventories are stated at the lower of cost or net realizable value, a basis that approximates the first-in, first out method. Inventories consist of raw material, work in process and finished goods. The Company establishes reserves as necessary for obsolescence and excess inventory. The Company records a reserve for excess and obsolete inventory based upon a calculation using the historical experience, expected future sales volumes, the projected expiration of inventory and specifically identified obsolete inventory.
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which ranges from one to ten years. Leasehold improvements are recorded at cost, less accumulated amortization, which is computed on straight-line basis over the shorter of the useful lives of the assets or the remaining lease term. Expenditures for maintenance and repairs are charged to expense as incurred. The Company evaluates the depreciation periods of property and equipment to determine whether events or circumstances indicate that the asset’s carrying value is not recoverable or warrant revised estimates of useful lives.
Revenue Recognition
The Company recognizes revenue in accordance with ASC 606 when the performance obligations under the terms of the Company’s contracts with its customers have been satisfied. This occurs at the point in time when control of the specific goods or services as specified by each purchase order are transferred to customers. Specific goods refers to the products offered by the Company, including metal cards, high security documents, and pre-laminated materials. Transfer of control passes to customers upon shipment or upon receipt, depending on the agreement with the specific customers. ASC 606 requires entities to record a contract asset when a performance obligation has been satisfied or partially satisfied, but the amount of consideration has not yet been received because the receipt of the consideration is conditioned on something other than the passage of time. ASC 606 also requires an entity to present a revenue contract as a contract liability in instances when a customer pays consideration, or an entity has a right to an amount of consideration that is unconditional (e.g. receivable), before the entity transfers a good or service to the customer. The Company did not have any contract assets or liabilities as of December 31, 2023 and 2022.
The Company invoices its customers at the time at which control is transferred, with payment terms ranging between 15 and 60 days depending on each individual contract. As the payment is due within 90 days of the invoice, a significant financing component is not included within the contracts.
The majority of the Company’s contracts with its customers have the same performance obligation of manufacturing and transferring the specified number of cards to the customer. Each individual card included within an order constitutes a separate performance obligation, which is satisfied upon the transfer of goods to the customer. The contract term as defined by ASC 606 is the length of time it takes to deliver the

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
goods or services promised under the purchase order or statement of work. As such, the Company’s contracts are generally short term in nature.
Revenue is measured in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Revenue is recognized net of variable consideration such as discounts, rebates, and returns.
The Company’s products do not include an unmitigated right of return unless the product is non-conforming or defective. If the goods are non-conforming or defective, the defective goods are replaced or reworked or, in certain instances, a credit is issued for the portion of the order that was non-conforming or defective. A provision for sales returns and allowances is recorded based on experience with goods being returned. Most returned goods are re-worked and subsequently re-shipped to the customer and recognized as revenue. Historically, returns have not been material to the Company.
Additionally, the Company has a rebate program with certain customers allowing for a rebate based on achieving a certain level of shipped sales during the calendar year. This rebate is estimated and updated throughout the year and recorded against revenues and the related accounts receivable.
Significant Judgments in Application of the Guidance
The Company uses the following methods, inputs, and assumptions in determining amounts of revenue to recognize:
Determination of Transaction Price
The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring products to the customer. The Company includes any fixed charges within its contracts as part of the total transaction price. In addition, several contracts include variable consideration such as specific sales prices based on certain volume thresholds, discounts, penalties, rebates, refunds, and the customer’s right to return. The Company has concluded that its estimation of variable consideration results in an adjustment to the transaction price such that it is probable that a significant reversal of cumulative revenue would not occur in the future. The accrual for variable consideration is netted against the sale price in determining the transaction price.
Assessment of Estimates of Variable Consideration
Many of the Company’s contracts with customers contain some component of variable consideration. The Company estimates variable consideration, such as discounts, rebates such as volume based rebate and credits, using the expected value method, and adjusts transaction price for its estimate of variable consideration. Throughout the year, we record an accrual that nets down our revenue based on our best estimate of the impact of variable consideration based on cards shipped in each month of the year. We regularly revisit this accrual throughout the year to ensure we are tracking to the correct offset. This effectively factors the volume based rebate into the transaction price. Therefore, management applies the constraint in its estimation of variable consideration for inclusion in the transaction price such that it is probable that a significant reversal of cumulative revenue would not occur in the future.
Allocation of Transaction Price
The transaction price (including any discounts) is allocated between goods in a multi-element arrangement based on their relative standalone selling prices. The standalone selling prices are determined based on the prices at which the Company separately sells each good. For items that are not sold separately, the Company estimates the standalone selling prices using available information such as market conditions and internally approved pricing guidelines. Significant judgment may be required to determine standalone

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
selling prices for each performance obligation and whether it depicts the amount the Company expects to receive in exchange for the related goods.
Practical Expedients and Exemptions
As permitted by ASC 606, the Company uses certain practical expedients in connection with the application of ASC 606. The Company treats shipping and handling activities as fulfillment activities. The Company treats costs associated with obtaining new contracts as expenses when incurred if the amortization period of the asset we would recognize is one year or less. The Company does not adjust the transaction price for significant financing components, as the Company’s contracts typically do not contain provisions for significant advance or deferred payments, nor do they span more than a one year period. The Company applies the optional exemption to not disclose information regarding the allocation of transaction price to remaining performance obligations with an original expected duration of less than one year.
Shipping and Handling Costs
Costs incurred in shipping and handling are recognized in Cost of goods sold in the consolidated statements of operations. Total Shipping and handling costs were approximately $2,286 and $2,755 for the years ended December 31, 2023 and 2022, respectively. Research and development costs are expensed as incurred and were $6,780 and $6,723 for the years ended December 31, 2023 and 2022 respectively.
Advertising
The Company expenses the cost of advertising as incurred. Advertising expense of approximately $5,020 and $11,808 for the years ended December 31, 2023 and 2022, respectively, was included in selling, general and administrative expenses in the consolidated statements of operations.
Income Taxes
Holdings is not subject to income taxes due to its equity structure and is, instead, subject to pass through income taxes. Holdings was a partnership for tax purposes until the Resolute Transaction (see Note 16), at which time it became a disregarded entity for tax purposes. Pursuant to Holdings’ limited liability company agreement, Holdings makes pro rata tax distributions during each year to the members of Holdings. These distributions are based on the Company’s estimate of taxable income for each year, and are updated throughout the year. Tax distributions from Holdings are intended to provide each member of Holdings sufficient funds to meet tax obligations with respect to the taxable income of Holdings that is allocated to each member. The Holdings limited liability company agreement requires distributions to be calculated based on a tax rate equal to the highest combined marginal federal and applicable state or local statutory income tax rate applicable to an individual resident in New York City, New York, including the Medicare contribution tax on unearned income, taking into account all jurisdictions in which the Company is required to file income tax returns together with the relevant apportionment information subject to various adjustments. The Company was under audit by federal tax authorities for fiscal 2020. The examination was finalized and there were no proposed adjustments.
For the year ended December 31, 2023, Holdings distributed a total of $49,955 of tax distributions to its members, of which $11,593 was paid to Parent, resulting in a net tax distribution to all other members of $38,362. For the year ended December 31, 2022, Holdings distributed a total of $44,434 of tax distributions to its members, of which $8,141 was paid to Parent, resulting in a net tax distribution to all other members of $36,293.
Equity-Based Compensation
Parent has equity-based compensation plans and a profits interest which provide compensation to employees of the Company and its subsidiaries and are described in more detail in Note 10. Compensation

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
cost relating to equity-based awards as provided by the arrangements are recognized in the consolidated statements of operations over the requisite service period based on the grant date fair value of such awards. The Company determines the fair value of each option on the date of grant using the Black-Scholes option pricing model, which is impacted by the fair value of Parent common stock, expected price volatility of Parent common stock, expected term, risk-free interest rates, forfeiture rate and expected dividend yield. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates, in order to derive the Company’s best estimate of awards ultimately expected to vest.
Selling, General and Administrative
Selling, general and administrative (“SG&A”) expenses primarily include expenses related to salaries and commissions, transaction costs, and professional fees. Included in SG&A during the years ended December 31, 2023 and 2022 were salaries and commissions of $30,108 and $35,650, and professional fees of $10,404 and $12,172 respectively.
Market and Credit Risk
Financial instruments that potentially subject the Company to credit risk consist principally of investments in cash, cash equivalents, short-term investments and accounts receivable. The Company’s primary exposure is credit risk on receivables as the Company does not require any collateral for its accounts receivable. Credit risk is the loss that may result from a trade customer’s or counterparty’s nonperformance. The Company uses credit policies to control credit risk, including utilizing an established credit approval process, monitoring customer and counterparty limits, monitoring changes in a customer’s credit rating, employing credit mitigation measures such as analyzing customers’ financial statements, and accepting personal guarantees and various forms of collateral. The Company believes that its customers and counterparties will be able to satisfy their obligations under their contracts.
The Company maintains cash and cash equivalents with approved federally insured financial institutions. Such deposit accounts at times may exceed federally insured limits. The Company is exposed to credit risks and liquidity in the event of default by the financial institutions or issuers of investments in excess of FDIC insured limits. The Company performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution if required. The Company has not experienced any losses on such accounts.
Fair Value Measurements
The Company determines fair value in accordance with ASC 820 which established a hierarchy for the inputs used to measure the fair value of financial assets and liabilities based on the source of the input, which generally range from quoted prices for identical instruments in a principal trading market i.e. Level 1 to estimates determined using significant unobservable inputs i.e. Level 3. The fair value hierarchy prioritizes the inputs, which refer to assumptions that market participants would use in pricing an asset or liability, based upon the highest and best use, into three levels as follows:
The standard describes three levels of inputs that may be used to measure fair value:
•
Level 1:   Unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

•
Level 2:   Observable inputs other than unadjusted quoted prices in active markets for identical assets or liabilities such as:

•
Quoted prices for similar assets or liabilities in active markets

•
Quoted prices for identical or similar assets or liabilities in inactive markets

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
•
Inputs other than quoted prices that are observable for the asset or liability

•
Inputs that are derived principally from or corroborated by observable market data by correlation or other mean

•
Level 3:   Unobservable inputs in which there is little or no market data available, which are significant to the fair value measurement and require the Company to develop its own assumptions.

The Company’s financial assets and liabilities measured at fair value consisted of cash and cash equivalents, accounts receivable, accounts payable, debt and interest rate swap. Cash and cash equivalents consisted of bank deposits and short-term investments, such as money market funds, the fair value of which is based on quoted market prices, a Level 1 fair value measure. As of December 31, 2023 and December 31, 2022, the carrying values of cash, accounts receivable and accounts payable approximate fair value because of the short-term maturity of these instruments. The fair value of the Company’s Exchangeable Notes without the make-whole feature, was approximately $118,000 and $100,000, as of December 31, 2023 and 2022 respectively. The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period. See Note 12.
Segment Information
The Company is managed and operated as one business, as the entire business is managed by a single management team that reports to the Chief Executive Officer and President. The Company’s chief operating decision-maker (“CODM”) is its Chief Executive Officer and President, who makes resource allocation decisions and assesses performance based on financial information presented on an aggregate basis. The Company does not operate separate lines of business with respect to any of its products and does not review discrete financial information to allocate resources to separate products or by location. Accordingly, the Company views its business as one reportable operating segment.
Characteristics of the organization which were relied upon in making the determination that the Company operates in one reportable segment include the similar nature of all of the products that the Company sells, the functional alignment of the Company’s organizational structure, and the reports that are regularly reviewed by the CODM for the purpose of assessing performance and allocating resources.
Recent Accounting Pronouncements — Adopted in current fiscal year
In March 2020, the FASB issued ASU No. 2020-4, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” (ASU 2020-4), and in December 2022, the FASB issued ASU No. 2022-6, “Reference Rate Reform (Topic 848): Deferral of the Sunset Date for Topic 848” (ASU 2022-6). ASU 2020-4 provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. This guidance is elective and applies to all entities that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. ASU 2022-6 defers the sunset date of Topic 848 from December 31, 2022, to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. During the first quarter of fiscal 2023, the Company adopted the expedient in accounting for the amendments to the Company’s 2021 Credit Facility agreement which were made as a result of the replacement of LIBOR as a reference rate. On February 28, 2023, the Company amended the 2021 Credit Facility to, among other things, transition from bearing interest based on LIBOR to Secured Overnight Financing Rate (“SOFR”) or the Alternate Base Rate (as defined in the 2021 Credit Facility), at the election of the Company, plus an applicable margin. See Note 7, Debt, for further details regarding the interest rate effected by these amendments, which will be applied prospectively. The adoption of these ASUs did not have a material impact to the Company’s consolidated financial statements.
In March 2022, the FASB issued ASU 2022-02, which eliminates the accounting guidance on troubled debt restructurings (TDRs) for creditors in ASC 310-402 and amends the guidance on “vintage disclosures”

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
to require disclosure of current-period gross write-offs by year of origination. The ASU also updates the requirements related to accounting for credit losses under ASC 326 and adds enhanced disclosures for creditors with respect to loan refinancing and restructurings for borrowers experiencing financial difficulty. The amendments in ASU 2020-04 are effective for years beginning after December 15, 2022 for entities that have adopted current expected credit loss (“CECL”) model under ASC 326. The Company adopted the CECL model effective January 1, 2022. The adoption of this ASU did not have any impact on the Company’s financial statements.
Recent Accounting Pronouncements — Not Yet Adopted
On November 27, 2023, the FASB issued ASU 2023-07, Improvements to Reportable Segments Disclosures, which applies to all public entities that are required to report segment information in accordance with Topic 280, Segment Reporting. The guidance will be applied retrospectively and is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The guidance improves financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analysis. The Company is in the process of evaluating the impact of this ASU on its year end 2024 financial reporting as required by the standard.
3.
BUSINESS COMBINATION

Certain liabilities resulted from a Business Combination discussed in Note 1 and are discussed below.
Warrant and Earnout Consideration Liability
As a result of the Business Combination, Parent had assumed the warrant liability related to previously issued warrants in connection with Roman DBDR’s initial public offering. The warrants issued in connection with the Business Combination consist of 11,578,000 Public Warrants and 10,837,400 Resale Warrants that were originally included in the units issued in Parent’s IPO. Each warrant entitles its holder to purchase one share of warrants originally included in the units issued in Parent’s IPO. Each warrant entitles its holder to purchase one share of Parent’s Class A common stock at an exercise price of $11.50 per share and will expire on December 27, 2026 or earlier upon redemption of Parent’s Class A common stock or liquidation. Parent accounts for the warrants in accordance with the guidance contained in ASC 815 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, Parent classifies the warrants as liabilities at their fair value within warrant liability on the consolidated balance sheet and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in revaluation of warrant liability in Parent’s consolidated statements of operations. Parent recorded $8,294 and $16,341 for the year ended December 31, 2023 and 2022, respectively, for the warrant liability.
As a result of the Business Combination, certain of Holdings’ equity holders have the right to receive an aggregate of up to 7,500,000 additional (i) shares of Parent’s Class A common stock or (ii) Holdings’ units (and a corresponding number of shares of Parent’s Class B common stock), as applicable, in earnout consideration based on the achievement of certain stock price thresholds (collectively, the “Earnouts”). The valuation of the Earnouts was determined using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award. Parent classifies the Earnouts as liabilities at their fair value on the consolidated balance sheet and adjusts the fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in revaluation of Earnout consideration liability in Parent’s consolidated statements of operations. A portion of the liability was considered compensation and fully expensed at December 27, 2021 and is included in Parent’s financial statements. See Note 10. Parent recorded $852 and $15,090 for the year ended December 31, 2023 and 2022, respectively for the Earnout Consideration liability.

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
In accordance with ASU 2014-17 on pushdown accounting, obligations incurred on behalf of an entity (e.g. an acquiree) should not be recognized by that entity unless there is a U.S. GAAP requirement (e.g. a joint and several obligation). It was concluded that an acquired entity would recognize a liability incurred by the acquirer only if that obligation is the acquired entity’s liability. Accordingly warrant liability and earnout consideration liability is not reported on Holdings’ financials even though Holdings is a guarantor as CompoSecure, L.L.C. is the sole operating company.
4.
REVENUE RECOGNITION

The Company recognizes revenue in accordance with accounting standard ASC 606 when the performance obligations under the terms of the Company’s contracts with its customers have been satisfied. See Note 2.
Disaggregation of Revenue
The percentages present the Company’s revenue disaggregated by customer. The majority of the Company’s revenue is earned within these major contracts, with aggregate revenue from the two top customers comprising approximately 70.5% and 67.3% of total revenue in 2023 and 2022, respectively.
5.
INVENTORIES

The major classes of inventories were as follows:
	December 31,
	2023	2022
Raw materials	$50,867	$43,313
Work in process	4,110	2,892
Finished goods	662	450
Inventory reserve	(3,099)	(4,281)
	$52,540	$42,374
The Company reviews inventory for slow moving or obsolete amounts based on expected product sales volume and provides reserves against the carrying amount of inventory as appropriate.
6.
PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:
		December 31,
	Useful Life	2023	2022
Machinery and equipment	5 – 10 years	$72,538	$64,626
Furniture and fixtures	3 – 5 years	987	987
Computer equipment	3 – 5 years	927	927
Leasehold improvements	Shorter of lease term or estimated useful life	14,981	11,993
Vehicles	5 years	264	264
Software	1 – 3 years	2,924	2,924
Construction in progress		4,189	4,145
Total		96,810	85,866
Less: Accumulated depreciation and amortization		(71,598)	(63,211)
Property and equipment, net		$25,212	$22,655

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
Depreciation and amortization expense for the years ended December 31, 2023 and 2022, was $8,387 and $8,575, respectively.
7.
DEBT

Exchangeable Senior Notes
On April 19, 2021, concurrent with the execution of the Merger Agreement (see Note 1), Parent and the Company entered into subscription agreements (the “Note Subscription Agreements”) with certain investors (“Notes Investors”) pursuant to which such Notes Investors, severally and not jointly, purchased on the closing date of the Business Combination, senior notes (the “Exchangeable Notes”) issued by the Company and guaranteed by its operating subsidiaries in an aggregate principal amount of up to $130,000 that were exchangeable into shares of Class A common stock of Parent at a conversion price of $11.50 per share, subject to adjustment pursuant to the terms and conditions of an indenture (the “Indenture”) entered into by Parent and its subsidiary, the Company, and the trustee under the Indenture.
The Exchangeable Notes bear interest at a rate of 7% per year, payable semiannually in arrears on each June 15 and December 15, commencing on June 15, 2022, to holders of record at the close of business on the preceding June 1 and December 1 (whether or not such day is a Business Day), respectively. The Exchangeable Notes mature on December 27, 2026. Parent will settle any exchange of the Exchangeable Notes in shares of Class A common stock, with cash payable in lieu of any fractional shares. In connection with the issuance of the Exchangeable Notes, Parent entered into a Registration Rights Agreement, pursuant to which the Notes Investors received certain registration rights with respect to the Class A common stock.
After the three-year anniversary of the Closing Date, which will occur on December 27, 2024, the Exchangeable Notes will be redeemable at any time and from time to time by Parent, in whole or in part, (i) if the Last Reported Sale Price of the Class A common stock exceeds 130% of the exchange price as defined in the Indenture then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Parent provides notice of redemption and (ii) so long as a registration statement registering the resale of all Exchange Shares is effective and available for use by holders of Exchangeable Notes during the entirety of the period from and including the date notice of redemption is given to and including the date of redemption. The notice period for any redemption will be no less than 30 scheduled trading days. The redemption price in any such redemption shall be equal to (a) 100% of the principal amount of the Exchangeable Notes to be redeemed, plus (b) accrued and unpaid interest to, but excluding, the redemption date. The redemption price is payable in cash.
Per the terms of the Indenture, holders of Exchangeable Notes in connection with any such redemption will receive a make-whole payment equal to the aggregate dollar value of all interest payable from the date Parent delivers notice of such redemption through the maturity of the Exchangeable Notes. The redemption Make-Whole Amount is payable, at Parent’s option, in cash or through an increase in the exchange rate then applicable to the Exchangeable Notes by an amount equal to (i) the redemption Make-Whole Amount divided by (ii) the five day Volume Weighted Average Price (“VWAP”) with regard to the Class A common stock during the five trading period beginning on the trading day immediately following the notice of redemption.
Holders of Exchangeable Notes may exchange their notes in whole or in part, at any time or from time to time, for shares of Parent’s Class A common stock, par value $0.0001 per share, up to a maximum exchange rate of 99.9999 shares per $1,000 principal amount after adjustments as defined in the Indenture.
The Exchangeable Notes contain customary anti-dilution adjustments, taking into account the agreed terms in the Indenture. To avoid doubt, among other customary adjustments, this includes anti-dilution protections for dividends and distributions of Parent’s capital stock, assets and indebtedness. Per the terms of the Indenture, the following are the anti-dilution adjustments of the exchange rate:

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
a.
If Parent exclusively issues shares of common stock as a dividend or distribution on shares of the common stock, or if Parent effects a share split or share combination;

b.
If Parent issues to all or substantially all holders of the common stock any rights, options or warrants (other than pursuant to a stockholders’ rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the common stock at a price per share that is less than the average of the last reported sale prices of the common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance;

c.
If Parent distributes shares of its capital stock, evidences of its indebtedness, other assets or property of Parent or rights, options or warrants to acquire its capital stock or other securities of Parent, to all or substantially all holders of the common stock;

d.
If any cash dividend or distribution is made to all or substantially all holders of the common stock;

e.
If Parent or any of its subsidiaries make a payment in respect of a tender or exchange offer for the common stock, to the extent that the cash and value of any other consideration included in the payment per share of the common stock exceeds the average of the last reported sale prices of the common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

The exchange rate will in no event be adjusted down pursuant to the provisions described above, except to the extent a tender or exchange offer is announced but not consummated.
If Parent undergoes a “fundamental change” (as defined in the Indenture), subject to certain conditions, the exchange rate will be adjusted per the adjustment table included in the Indenture. If a fundamental change occurs at any time prior to the maturity date, each holder shall have the right, at such holder’s option, to require Parent to repurchase for cash all of such holder’s Exchangeable Notes at a repurchase price equal to 100% of the principal amount of the Exchangeable Notes to be repurchased, plus accrued and unpaid interest thereon. There is no make-whole payment associated with a fundamental change redemption.
Holders of Exchangeable Notes will be entitled to the resale registration rights under the resale Registration Rights Agreement. If a Registration default occurs, additional interest will accrue, equal to 0.25% in the first 90 days and 0.50% after the 91st day after the Registration Default (which includes that the Registration Statement has not been filed, or deemed effective or ceases to be effective).
The Indenture contains customary terms and covenants and events of default. Upon an event of default as defined in the Indenture, the trustee or the holders of at least 25% in aggregate principal amount of the Exchangeable Notes may declare 100% of the principal of, and accrued and unpaid interest on, all the Exchangeable Notes to be due and payable immediately, and upon any such declaration, the same shall become and shall automatically be immediately due and payable. Upon an event of default in the payment of interest, Parent may elect the sole remedy to be the payment of additional interest of 0.25% for the first 90 days after the occurrence of such an event of default and 0.50% for days 91-180 after the occurrence of such an event of default.
The Company assessed all of the terms and features of the Exchangeable Notes in order to identify any potential embedded features that would require bifurcation. As part of this analysis, the Company assessed the economic characteristics and risks of the Exchangeable Notes, including the conversion, put and call features. In consideration of these provisions, the Company determined that the optional redemption with a make-whole provision feature required bifurcation as it is a derivative. The fair value of this derivative was determined based on the difference between the fair value of the Exchangeable Notes with the redemption

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
with a make-whole provision feature and the fair value of the Exchangeable Notes without the redemption with a make-whole provision feature. The Company employed a Lattice model to determine the fair value of the derivative. Upon issuance of the Exchangeable Notes, the fair value of the derivative was $552 and was recognized as a derivative liability with an offsetting amount recorded as a debt discount reducing the carrying value of the Exchangeable Notes on the Closing Date, or December 27, 2021. The optional redemption with a make-whole provision feature is measured at fair value on a quarterly basis and the change in the fair value for the period is recorded on the consolidated statements of operations. The Company performed a valuation of the derivative liability and determined that the fair value of the derivative liability was $425 at December 31, 2023 and $285 at December 31, 2022. The Company recorded an unfavorable change in fair value of $139 for the year ended December 31, 2023 and a favorable change in fair value of $266 for the year ended December 31, 2022.
The expected term of the Exchangeable Notes was equal to the period through December 27, 2026 as this represents the point at which the Exchangeable Notes will mature unless earlier exchanged in accordance with their terms prior to such date. For the years ended December 31, 2023 and 2022, the Company recognized $9,585 and $9,536, respectively, of interest expense related to the Exchangeable Notes at the effective interest rate of 7.4%. The fair value of the Company’s Exchangeable Notes without the make-whole feature, was approximately $118,000 and $100,000, as of December 31, 2023 and 2022 respectively.
In connection with the issuance of the Exchangeable Notes, the Company incurred approximately $2,600 of debt issuance costs, which primarily consisted of underwriting fees, and allocated these costs to the liability component and recorded as a reduction in the carrying amount of the debt liability on the balance sheet. The portion allocated to the Exchangeable Notes is amortized to interest expense over the expected term of the Exchangeable Notes using the effective interest method.
Term Loan
In November of 2020, the Company entered into a new agreement with JPMC to refinance its then existing July 2019 credit facility, increasing the maximum aggregate amount available under the term loan to $240,000 bringing total credit facility to $300,000. In addition, the maturity date of both the revolver and term loan was amended to November 5, 2023. This amendment was accounted for as a modification and approximately $3,200 of additional costs incurred in connection with the modification capitalized as debt issuance costs.
In December of 2021, the Company entered into a new agreement with JPMC (“2021 Credit Facility”) to refinance its then existing November 2020 credit facility, increasing the maximum aggregate amount available under the term loan to $250,000 bringing total credit facility to $310,000. In addition, the maturity date of both the revolver and term loan was amended to December 16, 2025. This amendment was accounted for as a modification and approximately $1,800 of additional costs incurred in connection with the modification capitalized as debt issuance costs.
In February 2023, the Company amended the 2021 Credit Facility to, among other things, transition from bearing interest based on LIBOR to SOFR or the Alternate Base Rate (as defined in the 2021 Credit Facility), at the election of the Company, plus an applicable margin, and to reflect the waiver of a technical default under the 2021 Credit Facility, related to the delayed delivery of a pledge of its interests in Holdings by Parent. Holdings had already pledged all of its assets in favor of the lenders as per the terms of the debt agreement. After the amendment on February 28, 2023, the interest rate spreads and fees under the 2021 Credit Facility are based on a quoted SOFR plus a SOFR adjustment of 0.10% and an applicable margin ranging from 1.75% to 2.75% as determined by the Company’s prevailing Leverage Ratio for the revolving and term loan Term Benchmark and RFR Spread debt (as each term is defined in the 2021 Credit Facility).
In May 2023, certain lenders under the Company’s 2021 Credit Facility transferred their debt to certain other lenders. Approximately $257 of additional costs incurred by the Company in connection with the transfers were capitalized as debt issuance costs. In addition, approximately $589 deferred finance fees

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
incurred by the Company at the inception of the 2021 Credit Facility and relating to the transferring lenders were written off by the Company.
Interest on the Revolver and Term Loan were based the outstanding principal amount during the interest period multiplied by the fluctuating bank prime rate plus the applicable margin of 1.75% or for portions of the debt converted to Euro Loans, the quoted SOFR rate plus the applicable margin of 2.75%. At December 31, 2023 and 2022, the effective interest rate on the Revolver and Term Loan was 7.80% and 5.15% per annum, respectively. Interest is payable monthly in arrears or upon maturity of the Euro loans that can run 30, 90, 120, or 180 day time periods. The Company must pay quarterly an annual commitment fee of 0.35% on the unused portion of the $60 million Revolver commitment.
The amended 2021 Credit Facility is secured by substantially all of the assets of the Company. The terms of the credit facility imposes financial covenants including a minimum interest coverage ratio, a maximum total debt to EBITDA ratio and a minimum fixed charge coverage ratio. At December 31, 2023, the Company was in compliance with all financial covenants.
The terms of the credit facilities contain certain financial covenants including a minimum interest coverage ratio, a maximum total debt to EBITDA ratio and a minimum fixed charge coverage ratio. The Company made a prepayment of $4,060 and $13,753 related to the credit facilities in the years ended December 31, 2023 and 2022, respectively, per the terms of the facilities. At December 31, 2023 and December 31, 2022, the Company was in compliance with all financial covenants.
As of December 31, 2023 and December 31, 2022, there were no balances outstanding on the Revolver. At December 31, 2023, there was $60,000 of availability for borrowing under the Revolver.
The Company recognized $19,513 and $14,188 of interest expense related to the Revolver and Term Loan for the years ended December 31, 2023 and 2022, respectively.
The balances payable under all borrowing facilities are as follows:
	December 31, 2023			December 31, 2022
	Term Loan	Exchangeable Notes	Total debt	Term Loan	Exchangeable Notes	Total debt
Loan Balance	$210,313	$130,000	$340,313	$233,122	$130,000	$363,122
Less: current portion of term loan (scheduled payments)	(10,313)	—	(10,313)	(14,372)	—	(14,372)
Less: net deferred financing and discount costs	(1,669)	(2,168)	(3,837)	(2,474)	(2,652)	(5,126)
Total Long Term debt	$198,331	$127,832	$326,163	$216,276	$127,348	$343,624
Derivative liability – redemption with make-whole provision		$425			$285
The maturity of the all the borrowings facilities is as follows:
Years
2024	$10,313
2025	200,000
2026	130,000
Total debt	$340,313
The Company is exposed to interest rate risk on variable interest rate debt obligations. To manage interest rate risk, the Company had entered into an interest rate swap agreement on November 5, 2020 to

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
hedge forecasted interest rate payments on its variable rate debt. In January 2022, the Company cancelled the November 2020 swap agreement and entered into a new interest rate swap agreement . The Company recognized a $400 gain upon the settlement of the November 2020 interest rate swap agreement in interest income reflected in statements of operations. At December 31, 2023, the Company’s interest rate swap contract outstanding had a notional amount of $125,000 maturing in December 2025. The Company has designated the interest rate swap as a cash flow hedge for accounting purposes utilizing the hypothetical derivative method. The Company has determined the fair value of the interest rate swap to be zero at the inception of the agreement and $5,258 and $8,651 at December 31, 2023 and December 31, 2022, respectively. The Company reflects the realized gains and losses of the actual monthly settlement activity of the interest rate swap through interest income or expense in its consolidated statements of operations. The Company reflects the unrealized changes in fair value of the interest rate swap at each reporting period in other comprehensive income and a derivative asset or liability is recognized at each reporting period in the Company’s financial statements. The interest rate swap converted to SOFR from LIBOR at the same time as the amendment of 2021 Credit Facility in February 2023.
8.
Leases

Operating Leases
The Company leases certain office space and manufacturing space under arrangements currently classified as leases under ASC 842. The Company recognizes lease expense for these leases on a straight-line basis over the lease term. Most leases include one or more options to renew, with renewal options ranging from 1 to 5 years. The exercise of lease renewal options is at the Company’s sole discretion.
Effective April 1, 2012, the Company entered into a 10-year lease for its office and manufacturing facilities in Somerset, New Jersey terminating in 2022. The lease contains escalating rental payments, exclusive of required payments for increases in real estate taxes and operating costs over base period amounts. The agreement provides for a 5 year renewal option. The lease provides for monthly payments of rent during the lease term. These payments consist of base rent, and additional rent covering customary items such as charges for utilities, taxes, operating expenses, and other facility fees and charges. The base rent is currently approximately $338 per year, which reflects an annual 3% escalation factor. The Company exercised its renewal option in December 2020.
Effective August 1, 2014, the Company entered into a 4-year lease for additional office and manufacturing space in Somerset, New Jersey terminating on July 31, 2018. The lease contains escalating rental payments. The Company has the option to extend the term for two periods of two years each. The Company had exercised both renewal options with last one exercised in 2020 for additional three years expiring on August 31, 2023. The base rent is currently approximately $106 per year, which reflects an annual 3% escalation factor. Effective November 1, 2023, the Company further extended the lease for additional 3-years. There is no renewal option available under the lease. The base rent is currently approximately $108 per year, which reflects an annual 4% escalation factor.
Effective June 16, 2016, the Company entered into a 10-year lease for a new facility. The lease contains escalating rental payments and terminates on September 30, 2026. The agreement also provides for a renewal option at a fixed rate. The base rent is currently approximately $850 per year, which reflects an annual 3% escalation factor.
Effective May 1, 2022, the Company entered into a 7-year lease for a new facility primarily for warehouse operations in Somerset, New Jersey terminating in 2029. The lease contains escalating rental payments, exclusive of required payments for increases in real estate taxes and operating costs over base period amounts. The agreement provides for two five year renewal options. The lease provides for monthly payments of rent during the lease term. These payments consist of base rent, management fee and additional

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
rent covering customary items such as charges for utilities, taxes, operating expenses, and other facility fees and charges. The base rent is currently approximately $686 per year, which reflects an annual 3.8% escalation factor.
Effective July 1, 2022, the Company entered into a 3-year lease for a new office facility in Somerset, New Jersey terminating in 2025. The lease contains escalating rental payments, exclusive of required payments for increases in real estate taxes and operating costs over base period amounts. The agreement provides for one five year renewal option. The lease provides for monthly payments of rent during the lease term. These payments consist of base rent and additional rent covering customary items such as charges for utilities, taxes, operating expenses, and other facility fees and charges. The base rent is currently approximately $147 per year, which reflects an annual 3% escalation factor.
The Company’s leases have remaining lease terms of 1 to 7 years. The Company does not include any renewal options in lease terms when calculating lease liabilities as the Company is not reasonably certain that it will exercise these options. Two of our leases include the early termination option in the lease term, however, it was not included in the lease terms when calculating the lease liability since the Company determined that it is reasonably certain it will not terminate the leases prior to the termination date.
The weighted-average remaining lease term for our operating leases was 4.0 years at December 31, 2023. The weighted-average discount rate was 3.82% at December 31, 2023.
ROU assets and lease liabilities related to our operating leases are as follows:
	Balance Sheet Classification	December 31, 2023	December 31, 2022
Right-of-use assets	Right of use assets	$7,473	$8,932
Current lease liabilities	Current portion of lease liabilities	1,948	1,846
Non-current lease liabilities	Non-current portion of lease liabilities	6,220	7,766
The Company has lease agreements that contain both lease and non-lease components. The Company accounts for lease components together with non-lease components (e.g., common-area maintenance). Variable lease costs are based on day to day common-area maintenance costs related to the lease agreements and are recognized as incurred.
The components of lease costs were as follows:
	Year Ended December 31, 2023	Year Ended December 31, 2022
Operating lease cost	$1,829	$1,854
Variable lease cost	897	653
Total lease cost	$2,726	$2,507

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
Future minimum commitments under all non-cancelable operating leases are as follows:
2024	$2,421
2025	2,502
2026	2,240
2027	912
2028	846
Later years	359
Total lease payments	9,280
Less: Imputed interest	(1,112)
Present value of lease liabilities	$8,168
Supplemental cash flow information and non-cash activity related to our operating leases are as follows:
	Year Ended December 31, 2023	Year Ended December 31, 2022
Operating cash flow information:
Cash paid for amounts included in the measurement of lease liabilities	$2,303	$1,700
Non-cash activity:
Right-of-use assets obtained in exchange for lease obligations	$491	$5,104

9.
EQUITY STRUCTURE

Prior to the Resolute Transaction (see Note 16), ownership in the Company was represented by Class A units held by Parent and Class B units held by other owners. Pursuant to an exchange agreement between the Company and Parent, each of the Company’s Class B units had the same economic rights as each of the Company’s Class A units, the number of the Company’s Class A units outstanding equals the number of shares of Parent’s Class A common stock outstanding, and one of the Company’s Class B units was exchangeable for one share of Parent’s Class A common stock and the surrender of one share of Parent’s Class B common stock for cancellation. Upon the issuance by Parent of any shares of Class A common stock, other than pursuant to an exchange, the proceeds are contributed to the Company in exchange for the issuance of an equal number of Class A units. If the Company issued a Class B unit, Parent would issue a share of its Class B common stock to the recipient of the Company’s Class B unit.
As of December 31, 2023, Parent had authorized a total of 250,000,000 shares for issuance designated as Class A common stock, 75,000,000 designated as Class B common stock and 10,000,000 shares designated as preferred stock. As of December 31, 2023, there were 19,415,123 shares of Parent’s Class A common stock issued and outstanding, 59,958,422 shares of Parent’s Class B common stock issued and outstanding and no shares of Parent’s Preferred Stock issued and outstanding. As of December 31, 2022, there were 16,446,748 shares of Parent’s Class A common stock issued and outstanding, 60,325,057 shares of Parent’s Class B common stock issued and outstanding and no shares of Parent’s Preferred Stock issued and outstanding.
For each Class A and Class B share of common stock outstanding at Parent, a corresponding unit outstanding was also reflected at Holdings.
10. STOCK-BASED COMPENSATION
The following table summarizes Parent’s equity plan, which provides compensation to employees of the Company and its subsidiaries. Equity-based compensation expense is included in selling, general and administrative expenses within the consolidated statements of operations:

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
	Year Ended December 31,
	2023	2022
Stock option expense	$305	$1,228
Earnout consideration	—	—
Restricted stock unit expense	13,839	9,221
Performance stock unit expense	2,369	—
Employee stock purchase plan	135	25
Incentive units	—	39
Total stock-based compensation expense	$16,648	$10,513
Equity Incentive Plan
In connection with the Business Combination consummated on December 27, 2021, Parent established the 2021 Incentive Equity Plan (the “2021 Plan”) effective as of December 27, 2021. The purpose of the 2021 Plan is to provide eligible employees of Parent and its subsidiaries, certain consultants and advisors who perform services for Parent or its subsidiaries, and non-employee members of the Board of directors of Parent, with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units, and other stock-based awards. The aggregate authorized number of shares of Parent’s Class A common stock that may be issued or transferred as of December 31, 2022 under the Plan is 12,030,280 shares of Class A common stock plus the number of shares of Class A stock underlying grants issued under the Company’s existing amended and restated equity compensation Plan that expire, terminate or are otherwise forfeited without being exercised. Commencing with the first business day of each calendar year beginning in 2022, the aggregate number of shares of Class A common stock that may be issued or transferred under the 2021 Plan shall be increased by an amount of shares of Class A common stock equal to 4% of the aggregate number of shares of Class A common stock and Class B common stock outstanding as of the last day of the immediately preceding calendar year, or such lesser number of shares of Class A common stock as may be determined by the Board.
In the year ended December 31, 2022, under the 2021 plan, Parent granted Restricted stock units (“RSUs”) to employees generally vesting over a period of two years and four years. RSUs granted to board of directors generally vest over a period of one year. The restricted stock will generally be forfeited upon termination of an employee prior to vesting. The fair value of each RSU is based on the market value of Parent’s stock on the date of grant. Parent also awarded 449,380 Performance stock units (“PSUs”) to one officer in the year ended December 31, 2022, for which vesting was based on the achievement of certain market performance targets. Parent also awarded 658,156 PSUs to officers in the year ended December 31, 2023, for which vesting was based on the achievement of certain performance targets. For the market based award, fair value is determined at the grant date. The performance based awards are adjusted each reporting date based on probability. At the grant date, the Company performed a valuation which took into consideration all the key terms and conditions of the award under Topic 718. The valuation of the PSUs was determined using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award.
A summary of RSU and PSU activity under the 2021 Plan during the year ended December 31, 2023 is presented below:

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
Restricted Stock Unit Activity
Number of Shares
Outstanding at January 1, 2023	5,289,861
Granted	1,746,756
Vested	(1,395,770)
Forfeited	(151,375)
Nonvested at December 31, 2023	5,489,472
Unrecognized compensation expense for the RSUs was $26,441 as of December 31,2023.
Performance and Market based Stock Units Activity
Number of Shares
Outstanding at January 1, 2023	449,380
Granted	658,156
Vested	—
Forfeited	—
Nonvested at December 31, 2023	1,107,536
Unrecognized compensation expense for the PSUs was $3,402 as of December 31,2023.
Earnouts
Number of Shares
Outstanding at January 1, 2023	657,160
Granted	—
Vested	—
Nonvested at December 31, 2023	657,160
Employee Stock Purchase Plan
Effective December 27, 2021, the Board of Directors of Parent approved the Employee Stock Purchase Plan (the “ESPP”). Parent had authorized 2,411,452 aggregate number of shares of its Class A common stock reserved for sale pursuant to the ESPP as of December 31, 2022. The ESPP permits participating eligible employees to purchase Parent’s Class A common stock, with after-tax payroll deductions, on a quarterly basis at a 15% discount at the lower of the closing price of the common stock on the Nasdaq on the first day of the offering period or the last trading day of each purchase period. The Board of Directors may suspend or terminate the ESPP at any time to become effective immediately following the close of any offering period. As of December 31, 2023 and December 31, 2022 , there were 2,312,747 and 2,393,193 shares of Class A common stock remaining authorized for issuance under the ESPP. The Company will recognize the discount on the common stock issued under the ESPP as equity-based compensation expense in the period in which the employees will begin participating in the ESPP. For the year ended December 31, 2022, the Company issued 18,259 units and recognized compensation expense of $25. For the year ended December 31, 2023, the Company issued 80,446 units and recognized compensation expense of $135.
Holdings’ 2015 Incentive Plan
Holdings’ May 2015 equity incentive Plan (the “2015 Plan”) provided for the grant of options, Class C unit appreciation rights, restricted Class C units, unrestricted Class C unit awards and other equity awards

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
to certain employees and officers. The exercise price of unit options granted under the 2015 Plan was equal to the fair market value of the Holdings’ members’ equity at the date of grant. Options vest and become exercisable incrementally over a 5-year and 4-year period, depending on the grant. The options also provided for accelerating vesting if there is a change in control as described in the Plan agreement. The options expire on the 10th anniversary of the grant date. Outstanding awards under the 2017 Plan continue to be subject to the terms and conditions of the 2017 Plan.
Upon consummation of the Business Combination on December 27, 2021 (see Note 3), Holdings amended and restated its 2015 Plan and the holders of issued and outstanding equity under the 2015 Plan received a combination of cash consideration, certain newly-issued membership units of Holdings and shares of newly-issued Class B common stock of Parent, which have no economic value, but entitle the holder to one vote per issued share and were issued on a one-for-one basis for each Holdings unit retained by the holder following the Merger. All incentive units available for grants under the 2015 Plan at the time of the consummation will be made available for new award grants under the 2021 Plan and no further awards will be granted under the 2015 Plan. As a result, all of the options, whether vested or unvested, outstanding immediately prior to the merger that were not settled as part of the transaction were assumed by the Company and converted into an option to purchase shares of Parent’s Class A common stock. Each converted options continue to have and be subject to substantially the same material terms and conditions as were applicable to such options under the 2015 Plan except that each converted option shall be exercisable for, and represent the right to acquire, that number of shares of Class A common stock equal to the product (rounded down to the nearest whole number) of (A) the number of Units subject to the converted option immediately before the merger effective time multiplied by (B) the Equity Award Exchange Ratio at an exercise price per share equal to the quotient of (i) the exercise price per unit of such converted option immediately before the consummation of the Business Combination divided by (ii) the Equity Award Exchange Ratio (rounding the resulting exercise price up to the nearest whole cent). Except as specifically provided in the Business Combination Agreement, following the Business Combination, each exchanged option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Holdings 2015 Plan immediately prior to the consummation of the Business Combination. As a result of the modification, all of 9,778 options outstanding right before the Business Combination were recapitalized into 6,823,006 options of which 1,413,235 were settled and 5,409,771 remained outstanding at December 31, 2021. A total of 644,226 options were exercised in the year ended December 31, 2022 and 4,765,545 options remained outstanding at December 31, 2022. A total of 1,487,082 options were exercised in the year ended December 31, 2023 and 3,278,463 options remained outstanding at December 31, 2023. There was no incremental expense recognized since the options were recapitalized with terms consistent with prior awards and there were no incremental changes to fair value. There were a total of twelve grantees affected by the recapitalization.
Earnout Consideration
As a result of the Business Combination, certain of Holdings’ equity holders have the right to receive an aggregate of up to 7,500,000 additional (i) shares of Parent’s class A common stock or (ii) Holdings’ Units (and a corresponding number of shares of Parent’s class B common stock), as applicable, in earnout consideration based on the achievement of certain stock price thresholds (collectively, the “Earnouts”). There were a total of 657,160 shares subject to ASC 718, or 328,580 shares for each Phase since they were issued to the Company’s employees.
Upon the transaction date, a valuation was performed which took into consideration all the key terms and conditions of the award, including the fact that, under Topic 718, there is no requisite service period due to the fact that there is no service condition prospectively, and as of the grant date there is no service inception date preceding the grant date on which to base historical valuation or expense amortization. As such, the award is considered to be immediately vested from a service perspective, and is solely contingent on meeting the hurdles required for the award to be settled. Since there is no future substantive risk of forfeiture, all expenses associated with the awards were accelerated and recognized on December 27, 2021. There

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
were a total of 657,160 shares subject to Topic 718 or 328,580 shares per Phase with an intrinsic value of $5,395 as of December 31, 2021. Parent recognized a total expense of $4,610 related to Earnouts in its consolidated statements of operations for the year ended December 31, 2021.
Holdings’ Options Valuation
Prior to the completion of the Business Combination the fair value of Holdings’ options was determined by using the Black-Scholes option valuation model based upon information available at the time of grant. The calculated value of each option award was estimated at the date of grant using the Black-Scholes option valuation model. The expected term assumption reflected the period for which Holdings believed the option will remain outstanding. This assumption was based upon the historical and expected behavior of Holdings’ employees. Holdings had elected to use the calculated value method to account for the options it had issued. A nonpublic entity that is unable to estimate the expected volatility of the price of its underlying share may measure awards based on a “calculated value,” which substitutes the volatility of an appropriate index for the volatility of the entity’s own share price. To determine volatility, Holdings had used the historical closing values of comparable publicly held entities to estimate volatility. The risk-free rate reflected the U.S. Treasury yield curve for a similar expected life instrument in effect at the time of the grant.
The assumptions utilized to calculate the value of the options granted for the year ended December 31, 2020 were as below:
December 31, 2020
Expected term	1 year
Volatility	44.00%
Risk-free rate	1.07%
Expected dividends	0%
Expected forfeiture rate	0%
Stock Options Activity
Upon consummation of the Business Combination, Holdings’ options were assumed by Parent and recapitalized. Because of the nature of the recapitalization in a Business Combination, the Company recalculated new fair values for the affected stock options and profits interest to preserve the total grant date fair value originally issued. All stock option activity was retroactively restated to reflect the exchanged options.
The following table sets forth the options activity under the Holdings’ equity plan which was assumed by Parent and recapitalized for the year ended December 31, 2023:
	Number of Shares	Weighted Average Exercise Price Per Shares	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2023	4,765,545	$1.44	4.8	$16,939
Granted	—	—	—	—
Exercised	1,487,082	$0.41	1.5	$9,465
Outstanding at December 31, 2023	3,278,463	$1.88	2.9	$11,780
Vested and expected to vest at December 31, 2023	3,278,463	$1.88	2.9	$11,780
Exercisable at December 31, 2023	3,274,954	$1.88	2.9	$11,780

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
The weighted average calculated grant date fair value per time-vested option granted during the year ended December 31, 2020 was $6.36. The Company recognized approximately $305 and $1,228 of compensation expense for the options in selling, general and administrative expenses in the accompanying consolidated statements of operations in 2023 and 2022, respectively.
The number of options exercisable and vested as of December 31, 2023 and 2022 were 3,274,954 and 4,616,197, respectively. The weighted average exercise price of options exercisable and vested is $1.88 and $1.29 for the years ended December 31, 2023 and 2022, respectively. The weighted average remaining contractual years term (years) per options exercisable as of December 31, 2023 and 2022 is 2.9 and 3.1, respectively. Unrecognized compensation expense for the options of approximately $3 is expected to be recognized during the next one year.
Profits Interest (Incentive Units)
On May 11, 2017, the members of Holdings executed a limited liability company agreement for an entity formed in 2016 titled CompoSecure Employee LLC. The purpose of the entity was to hold Operating Incentive units. In May 2017, the Company granted 1,320,765 incentive units with a profits interest hurdle of $232,232. No interests were granted during the years ended December 31, 2023 and December 31, 2022. Upon consummation of the Business Combination on December 27, 2021, all of the incentive units, whether vested or unvested, outstanding immediately prior to the merger that were not settled as part of the transaction, were assumed by Parent and converted into Class B common stock. The total Class B common stock related to the conversion outstanding was 1,236,027 as of December 31, 2023.
The Company recognized approximately $0 and $39 of compensation expense for the incentive units in selling, general and administrative expenses in the accompanying consolidated statements of operations in 2023 and 2022, respectively. No unrecognized compensation expense remained for the incentive units as of December 31, 2023.
11.
RETIREMENT PLAN

Defined Contribution Plan
The Company’s subsidiary maintains a 401(k) profit sharing plan available to all full-time employees who have attained the age of 21 and completed 90 days of service. The Company matches 100% of the first 1% and then 50% of the next 5% of employee contributions. Retirement plan expense for the years ended December 31, 2023 and 2022 was approximately $1,813 and $1,614, respectively.
Deferred Compensation Plan
The Company has a self-administered deferred compensation plan that accrues a liability for the benefit of certain employees equal to 0.25% year-over-year change in Earnings Before Interest Depreciation “EBITDA” that began in 2014. The total liability was $0 and $242 at December 31, 2023 and 2022 and is recorded in other liabilities on the balance sheet. The Plan vests over a seven year period according to the following vesting schedule: Year 1 – 0.0%, Year 2 – 5.0%, Year 3 – 15.0%, Year 4 – 20.0%, Year 5 – 30.0%, Year 6 – 50.0%, Year 7 – 100%. The plan was terminated in the year ended December 31, 2021 and the remaining liability was paid in the year ended December 31, 2023.
12.
FAIR VALUE MEASUREMENTS

In accordance with ASC 820-10, the Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them for each reporting period. This determination requires significant judgments to be made by the Company.
The Company’s financial assets and liabilities measured at fair value on a recurring basis, consisted of the following types of instruments as of the following dates:

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
	Level 1	Level 2	Level 3	Total
December 31, 2023
Assets Carried at Fair Value:
Derivative asset – interest rate swap	$—	$5,258	$—	$5,258
Liabilities Carried at Fair Value:
Derivative liability – redemption with make-whole provision	—	—	425	425
December 31, 2022
Assets Carried at Fair Value:
Derivative asset – interest rate swap	$—	$8,651	$—	$8,651
Liabilities Carried at Fair Value:
Derivative liability – redemption with make-whole provision	—	—	285	285

13.
GEOGRAPHIC INFORMATION AND CONCENTRATIONS

The Company headquarters and substantially all of its operations, including its long-lived assets, are located in the U.S. Geographical revenue information based on the location of the customer follows:
	Year Ended December 31,
	2023	2022
Net sales by country
Domestic	$321,470	$295,423
International	69,159	83,053
Total	$390,629	$378,476
The Company’s principal direct customers as of December 31, 2023 consist primarily of leading international and domestic banks and other credit card issuers primarily within the U.S., Europe, Asia, Latin America, Canada, and the Middle East. The Company periodically assesses the financial strength of these customers and establishes allowances for anticipated losses, if necessary.
Two customers individually accounted for more than 10% of the Company’s revenue or 70.5% of total revenue for the year ended December 31, 2023. Two customers individually accounted for more than 10% of the Company’s revenue or 67.3% of total revenue for the year ended December 31, 2022. Two customers individually accounted for more than 10% of the Company’s accounts receivable or approximately 73% as of December 31, 2023 and two customers individually accounted for 10% of total accounts receivable or 63% as of December 31, 2022.
The Company primarily relied on three vendors that individually accounted for more than 10% of purchases of supplies for the year ended December 31, 2023. The Company primarily relied on two vendors that individually accounted for more than 10% of purchases of supplies for the year ended December 31, 2022.
14.
COMMITMENTS AND CONTINGENCIES

Operating Leases
The Company leases certain office space and manufacturing space under arrangements currently classified as leases under ASC 842. See Note 8 for future minimum commitments under all non-cancelable operating leases.

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
Litigation
The Company may be, from time to time, party to various disputes and claims arising from normal business activities. The Company accrues for amounts related to legal matters if it is probable that a liability has been incurred and the amount is reasonably estimable. while the outcome of existing disputes and claims is uncertain, the Company does not expect that the resolution of existing disputes and claims would have a material adverse effect on its consolidated financial position or liquidity or the Company’s consolidated results of operations. Litigation expenses are expensed as incurred. In February 2021, the Company had received from a third party a notice of dispute with respect to whether commissions were due and owing on product sales to certain of the Company’s customers which could have required payments ranging from $4,000 to $14,000, plus costs and expenses. In October 2022, this dispute was resolved through binding arbitration, resulting in commission payments to the third party within the anticipated range, together with additional commission payments on future sales, if any, to one customer. The Company made a payment of $10,259 related to these commission payments in the year ended December 31, 2022.
15.
RELATED PARTY TRANSACTIONS

In November 2015, the Company entered into a sales representation agreement with a third party, partially owned by an individual who was then a member of Holdings’ Board of Managers. The individual was a Class B unitholder of the Company at December 31, 2022 and during the nine month period ended September 30, 2023, however, was no longer a unitholder at September 30, 2023. In 2016, the Company commenced litigation against such third party seeking a judicial determination that the sales representation agreement was void and unenforceable, among other claims. In February 2018, the trial court ruled against the Company in the litigation, concluding that the sales representation agreement was valid and enforceable. The Company appealed the ruling, however, the ruling was upheld. As a result of the ruling, the Company was instructed to pay the commissions in accordance with the terms of the sales representation agreement, interest related to the commissions, and legal fees on behalf of the third party. Expenses relating to this agreement for the years ended December 31, 2023 and 2022 amounted to $13,869 and $21,959, respectively, and were recorded as a component of selling, general and administrative expenses. In October 2019, the Company terminated the sales representation agreement. Customers in place prior to the termination of the agreement are subject to the arrangement and are eligible for future commissions, which are payable and are being accrued and paid in accordance with the terms of the sales representation agreement. Amounts accrued as a component of accrued expenses as of December 31, 2023 and December 31, 2022 related to this agreement amounted to $4,429 and $3,317, respectively. In February 2021, the Company had received from such third party a notice of dispute with respect to whether commissions were due and owing on product sales to certain of the Company’s customers. In October 2022, the Company resolved this dispute through binding arbitration. See Note 14.
Pursuant to Holdings’ limited liability company agreement, the Company makes pro rata tax distributions to the holders of Holdings’ units, in an amount sufficient to fund all or part of their tax obligations with respect to the taxable income of Holdings that is allocated to them. For the year ended December 31, 2023, Holdings distributed a total of $49,955 of tax distributions to its members, of which $11,593 was paid to Parent, resulting in a net tax distribution to all other members of $38,362. For the year ended December 31, 2022, Holdings distributed a total of $44,434 of tax distributions to its members, of which $8,141 was paid to Parent, resulting in a net tax distribution to all other members of $36,293.
Activity between Parent and the Company was primarily due to deal related transactions pursuant to the Business Combination (see Note 1). Balances due from Parent are not expected to be repaid within the next 12 months.
16.
SUBSEQUENT EVENTS

The Company evaluated all events or transactions that occurred after the consolidated balance sheet date of December 31, 2023 through December 30, 2024, the date these consolidated financial statements were available to be issued.

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
Equity transactions
During May 2024, certain holders of the shares of Class B common stock exchanged an aggregate of 8,050,000 Class B units in Holdings (together with the corresponding number of shares of the Company’s Class B common stock) in exchange for 8,050,000 shares of Class A common stock (the “Exchange”). Upon the Exchange, the exchanged shares of Class B common stock and the corresponding number of shares of Class B units were canceled. Immediately following the Exchange, pursuant to the Underwriting Agreement, dated as of May 8, 2024, (the “Underwriting Agreement”), by and among Parent, the Company, the Representatives, the Underwriters and the Selling Stockholders named therein, the Selling Stockholders sold 8,050,000 shares of the Company’s Class A common stock to the Underwriters (the “Secondary Offering”). The Parent did not receive any proceeds from the sale of the shares of Class A common stock by the selling stockholders. As a result of these transactions, the number of outstanding shares of the Company’s Class B units decreased by 8,050,000 and the number of outstanding shares of the Company’s Class A units stock increased by 8,050,000.
On June 11, 2024, the Company disbursed a special dividend to the Company’s Class B unitholders of $15,573.
On August 7, 2024, all of the Class B stockholders of Parent and affiliates of Resolute Compo Holdings, L.L.C., including Tungsten 2024 LLC (“Resolute”) entered into stock purchase agreements, pursuant to which the selling shareholders would exchange their 51,908,422 Class B units (and corresponding shares of Class B common stock) for shares of Parent’s Class A common stock, eliminating Parent’s existing dual-share class structure. On September 17, 2024, the transactions (the “Resolute Transaction”) closed and Resolute became the majority owner of Parent by acquiring 49,290,409 of the outstanding shares of Class A common stock of Parent for an aggregate purchase price of approximately $372.1 million, or $7.55 per share, representing an approximately 60% voting interest. Parent was not party to the stock purchase transactions. Subsequent to the Resolute Transaction, Parent owned 100% of the outstanding Class A units of the Company, and the Class B units were eliminated. As a wholly-owned subsidiary of Parent, Holdings is now a disregarded entity for U.S. federal income tax purposes.
In connection with the Resolute Transaction, on September 17, 2024, the Parent and Resolute entered into the Governance Agreement, pursuant to which the Company and Resolute and certain of its affiliates (collectively, the “Stockholder”) shall take all reasonable actions within their respective control to (i) fix and maintain the number of directors that will constitute the whole Board at eleven (11) directors, (ii) maintain on the Board at all times no less than six (6) directors who each qualify as an “independent director” under the Exchange Act and the Nasdaq listing rules (collectively, the “Independent Directors”), as such individuals may be designated by the Nominating Committee of the Board (the “Nominating Committee”), (iii) maintain on the Board at all times the then serving Chief Executive Officer of the Company (the “Executive Director”), (iv) maintain at all times a Nominating Committee that is comprised of a majority of Independent Directors, (v) maintain on the Board, for so long as the Stockholder owns or holds (whether beneficially, of record or otherwise) at least 35% of the outstanding shares of common stock, no less than six (6) designees of the Stockholder (collectively, the “Stockholder Directors”), of whom two (2) shall qualify as Independent Directors and be subject to approval of the Nominating Committee, which approval shall not be unreasonably withheld (collectively, the “Stockholder-Designated Independent Directors”), and (vi) cause to be elected or appointed to the Board each such designated Independent Director (including the Stockholder-Designated Independent Directors, as applicable), each other Stockholder Director (as applicable) and the Executive Director. In addition, the Governance Agreement provides for a twelve (12) month lock-up period, during which time the Stockholder and its affiliates may not, subject to the terms of the Governance Agreement, sell, dispose of or otherwise Transfer (as defined in the Governance Agreement) any Voting Shares (as defined in the Governance Agreement), except for certain Permitted Transfers (as defined in the Governance Agreement). Additionally, the Governance Agreement provides for a twelve (12) month standstill period, during which time the Stockholder and its affiliates, subsidiaries, or associates may not, amongst other matters and subject to the terms of the Governance Agreement, acquire, offer or propose to acquire,

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to acquire additional securities of the Company if such acquisition or participation in a group would result in the Stockholder and its controlled affiliates owning securities of the Company representing more than that percentage of the total issued and outstanding shares of Class A common stock owned by the Stockholder as of the effective date of the Governance Agreement. The Governance Agreement further prohibits, for a period of twenty-four (24) months following the effective date of the Governance Agreement and subject to the terms contained therein, (i) the Company and the Stockholder from entering into any Rule 13e-3 Transaction (as defined in the Governance Agreement), and (ii) the Stockholder or its affiliates from effecting any short-form merger with the Company pursuant to Section 253 of the General Corporation Law of the State of Delaware. The Governance Agreement also provides that, unless and until the Governance Agreement is terminated, none of the Company, the Board or the Stockholder will authorize, approve or ratify a voluntary delisting of the shares of Class A common stock from the Nasdaq stock exchange or voluntary deregistration of shares of Class A common stock under the Exchange Act, in either case, without the prior approval of a majority of the Independent Directors. The foregoing summary of the Governance Agreement is not complete and is qualified in its entirety by reference to the full text of such document, attached as Exhibit 10.4, to Parent’s 2024 third quarter Form 10-Q.
Term loan
On August 7, 2024, the Company entered into a Fourth Amended and Restated Credit Agreement with JPMC to refinance its existing credit facility to $330,000 which is comprised of a term loan of $200,000 and revolving credit facility of $130,000. The amended facility will mature in August 2029.
Convertible debt
On June 11, 2024, Parent paid a special cash dividend to its Class A shareholders, and the Company made a corresponding distribution to its Class B unitholders. As a result of the special cash dividend and distribution, the conversion price of the Exchangeable Notes was adjusted to $10.98 per share, which resulted in an adjustment to the exchange rate to 91.0972 shares of Parent’s Class A common stock per $1,000 principal amount of Exchangeable Notes exchanged.
Effective September 19, 2024, Resolute’s acquisition of a majority of Parent’s common stock caused a Fundamental Change, as defined in the Indenture pursuant to which $130 million of 7% Exchangeable Notes discussed in Note 7 were subject. This Fundamental Change provides holders of the Exchangeable Notes a choice to: (1) exchange the Exchangeable Notes for shares of Parent’s Class A common stock at a temporarily increased exchange rate of 104.5199 shares per $1,000 principal amount of Exchangeable Notes until November 27, 2024 (with the exchange rate then reverting to the existing 91.0972 shares per $1,000 principal amount of Notes); (2) have Parent repurchase for cash of all of such holder’s Exchangeable Notes on November 29, 2024 at a repurchase price equal to 100% of the principal amount of the Exchangeable Notes to be repurchased plus accrued and unpaid interest; or (3) continue to hold the Exchangeable Notes. Through November 27, 2024, an aggregate of $130 million of the Exchangeable Notes have been surrendered, representing the entire balance of our convertible notes outstanding. The Exchangeable Notes were exchanged for an aggregate of 13,587,565 million newly-issued shares of Parent’s Class A common stock. Corresponding Class A units were issued by Holdings.
The Parent entered into a Business Combination which occurred on December 27, 2021. Pursuant to the merger agreement certain parties have the right to receive additional consideration (the “earn-out consideration”) upon achievement of specified stock price thresholds for the Parent’s Class A common stock on or prior to the third and fourth anniversaries of the completion of the Business Combination. On December 17, 2024, the Parent issued an aggregate of 3.6 million shares of its Class A common stock in connection with the achievement of a $15.00 volume-weighted average price per share over the required time period on or prior to the third anniversary of the completion of the Business Combination. Corresponding Class A units were issued by Holdings.

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements
($ in thousands — except unit data)
On February 28, 2025, Holdings will enter into a management agreement which in which Resolute Management, Inc. will provide management and other related services to Holdings in exchange for payment of quarterly management fees based on 2.5% of trailing twelve-month adjusted EBITDA calculated in accordance with the management agreement.

COMPOSECURE HOLDINGS, L.L.C.
Consolidated Balance Sheets
($ in thousands)
	September 30, 2024	December 31, 2023
	Unaudited
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$44,815	$38,191
Accounts receivable, net	43,799	40,488
Inventories, net	55,090	52,540
Prepaid expenses and other current assets	3,606	5,041
Total current assets	147,310	136,260
Property and equipment, net	23,062	25,212
Right of use assets, net	5,929	7,473
Derivative asset – interest rate swap	2,775	5,258
Due from Parent	49,374	39,780
Deposits and other assets	1,762	24
Total assets	$230,212	$214,007
LIABILITIES AND MEMBERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$8,018	$5,170
Accrued expenses	17,216	12,527
Commission payable	2,967	4,429
Bonus payable	7,732	5,616
Current portion of long-term debt	10,000	10,313
Current portion of lease liabilities	2,070	1,948
Total current liabilities	48,003	40,003
Long-term debt, net of deferred finance costs	188,149	198,331
Convertible notes	128,220	127,832
Derivative liability – convertible notes redemption make-whole provision	—	425
Lease liabilities, operating	4,490	6,220
Total liabilities	368,862	372,811
Commitments and contingencies (Note 11)
MEMBERS’ DEFICIT
Members’ capital	88,328	82,162
Accumulated other comprehensive income	2,775	5,258
Accumulated deficit	(229,753)	(246,224)
Total members’ deficit	(138,650)	(158,804)
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$230,212	$214,007
The accompanying notes are an integral part of these unaudited consolidated financial statements.

COMPOSECURE HOLDINGS, L.L.C.
Consolidated Statements of Operations (Unaudited)
($ in thousands)
	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net sales	$107,135	$96,886	$319,712	$290,729
Cost of sales	51,727	47,990	153,019	134,542
Gross profit	55,408	48,896	166,693	156,187
Operating expenses:
Selling, general and administrative expenses	22,561	18,657	68,012	62,976
Income from operations	32,847	30,239	98,681	93,211
Other income (expense):
Change in fair value of derivative liability – convertible notes redemption make-whole provision	544	149	425	(364)
Interest expense, net	(5,156)	(5,720)	(15,924)	(17,091)
Loss on extinguishment of debt	(148)	—	(148)	—
Amortization of deferred financing costs	(249)	(314)	(908)	(1,288)
Total other expense, net	(5,009)	(5,885)	(16,555)	(18,743)
Net income	$27,838	$24,354	$82,126	$74,468
The accompanying notes are an integral part of these unaudited consolidated financial statements.

COMPOSECURE HOLDINGS, L.L.C.
Consolidated Statements of Comprehensive Income (Unaudited)
($ in thousands)
	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net income	$27,838	$24,354	$82,126	$74,468
Other comprehensive loss, net:
Unrealized loss on derivative – interest rate swap	(2,406)	(274)	(2,483)	(596)
Total other comprehensive loss, net	(2,406)	(274)	(2,483)	(596)
Comprehensive income	$25,432	$24,080	$79,643	$73,872
The accompanying notes are an integral part of these unaudited consolidated financial statements.

COMPOSECURE HOLDINGS, L.L.C.
Consolidated Statements of Members’ Deficit (Unaudited)
($ in thousands)
	Members’ Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Members’ Deficit
Balance as of December 31, 2023	$82,162	$5,258	$(246,224)	$(158,804)
Tax distributions	—	—	(13,422)	(13,422)
Equity-based compensation	4,166	—	—	4,166
Net income	—	—	26,386	26,386
Payments for taxes related to net settlement of equity awards	(3,426)			(3,426)
Unrealized gain on derivative – interest rate swap	—	487	—	487
Balance as of March 31, 2024	$82,902	$5,745	$(233,260)	$(144,613)
Tax distributions	—	—	(22,961)	(22,961)
Special distribution	—	—	(15,573)	(15,573)
Equity-based compensation	5,044	—	—	5,044
Net income	—	—	27,902	27,902
Payments for taxes related to net settlement of equity awards	(5,006)	—	—	(5,006)
Unrealized loss on derivative – interest rate swap	—	(564)	—	(564)
Balance as of June 30, 2024	$82,940	$5,181	$(243,892)	$(155,771)
Tax distributions	—	—	(13,699)	(13,699)
Equity-based compensation	5,388	—	—	5,388
Net income	—	—	27,838	27,838
Unrealized loss on derivative – interest rate swap	—	(2,406)	—	(2,406)
Balance as of September 30, 2024	$88,328	$2,775	$(229,753)	$(138,650)
	Members’ Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Members’ Deficit
Balance as of December 31, 2022	$68,640	$8,651	$(297,471)	$(220,180)
Tax distributions	—	—	(12,359)	(12,359)
Equity-based compensation	4,022	—	—	4,022
Net income	—	—	23,564	23,564
Payments for taxes related to net settlement of equity awards	(2,409)	—	—	(2,409)
Unrealized loss on derivative – interest rate swap	—	(1,694)	—	(1,694)
Balance as of March 31, 2023	$70,253	$6,957	$(286,266)	$(209,056)
Tax distributions	—	—	(25,241)	(25,241)
Stock-based compensation	3,966	—	—	3,966
Net income	—	—	26,550	26,550
Payments for taxes related to net settlement of equity awards	(74)	—	—	(74)
Unrealized gain on derivative – interest rate swap	—	1,372	—	1,372
Balance as of June 30, 2023	$74,145	$8,329	$(284,957)	$(202,483)
Tax distributions	—	—	(12,354)	(12,354)
Equity-based compensation	4,378	—	—	4,378
Net income	—	—	24,354	24,354
Payments for taxes related to net settlement of equity awards	(643)	—	—	(643)
Unrealized loss on derivative – interest rate swap	—	(274)	—	(274)
Balance as of September 30, 2023	$77,880	$8,055	$(272,957)	$(187,022)
The accompanying notes are an integral part of these unaudited consolidated financial statements.

COMPOSECURE HOLDINGS, L.L.C.
Consolidated Statements of Cash Flows (Unaudited)
($ in thousands)
	Nine months ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$82,126	$74,468
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	6,932	6,249
Stock-based compensation expense	14,598	12,366
Amortization of deferred finance costs	958	1,262
Loss on extinguishment of debt	148	—
Change in fair value of derivative liability – convertible notes redemption make-whole provision	(425)	364
Changes in assets and liabilities
Accounts receivable	(3,311)	(11,261)
Inventories	(2,550)	(9,614)
Prepaid expenses and other assets	1,435	(1,159)
Intercompany payables/receivables	(9,594)	5,580
Accounts payable	2,848	6,770
Accrued expenses	4,689	5,196
Other liabilities	590	(789)
Net cash provided by operating activities	98,444	89,432
Cash flows from investing activities:
Purchase of property and equipment	(4,782)	(6,669)
Capitalized software expenditures	(729)	—
Net cash used in investing activities	(5,511)	(6,669)
Cash flows from financing activities:
Payments for taxes related to net settlement of equity awards	(8,432)	(3,126)
Payment of term loan	(10,333)	(18,122)
Deferred finance costs related to debt modification	(1,889)	(256)
Tax distributions	(50,082)	(49,954)
Special distribution	(15,573)	—
Net cash used in financing activities	(86,309)	(71,458)
Net increase in cash and cash equivalents	6,624	11,305
Cash and cash equivalents, beginning of period	38,191	8,263
Cash and cash equivalents, end of period	$44,815	$19,568
Supplementary disclosure of cash flow information:
Cash paid for interest expense	$16,987	$18,296
Supplementary disclosure of non-cash financing activities:
Derivative asset – interest rate swap	$(2,483)	$(596)
The accompanying notes are an integral part of these unaudited consolidated financial statements.

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements (Unaudited)
($ in thousands — except unit data)
1.
DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

CompoSecure Holdings, L.L.C. (“CompoSecure”, “Holdings” or the “Company”) is a manufacturer and designer of complex proprietary metal and composite financial transaction cards. The Company’s operations commenced in 2000. The Company provides products and services primarily to global financial institutions, plastic card manufacturers, system integrators, and security specialists. The Company is located in Somerset, New Jersey. Since its inception, the Company has established itself as a technology partner to market leaders, fintechs and consumers enabling trust for millions of people around the globe. The Company combines elegance, simplicity and security to deliver exceptional experiences and peace of mind in the physical and digital world. The Company’s innovative payment card technology and metal cards with Arculus secure authentication and digital asset storage capabilities, deliver unique, premium branded experiences, enable people to access and use their financial and digital assets, and ensure trust at the point of a transaction.
The Company creates newly innovated, highly differentiated and customized quality financial payment products for banks and other payment card issuers to support and increase their customer acquisition, customer retention and organic customer spend. The Company’s customers consist primarily of leading international and domestic banks and other payment card issuers primarily within the United States (“U.S.”), with additional direct and indirect customers in Europe, Asia, Latin America, Canada, and the Middle East. The Company is a platform for next generation payment technology, security, and authentication solutions. The Company maintains trusted, highly-embedded and long-term customer relationships with an expanding set of global issuers. The Company has established a niche position in the financial payment card market with over 20 years of innovation and experience and is focused primarily on this attractive subsector of the financial technology market. The Company serves a diverse set of direct customers and indirect customers, including some of the largest issuers of credit cards in the U.S.
The Company is a wholly-owned subsidiary of CompoSecure, Inc. (“Parent”), which is operated as an umbrella partnership C corporation (“Up-C”) meaning that the sole asset of Parent is its interest in the Company. The Company was a partnership for U.S. federal income tax purposes and was owned by both the historical owners and the Parent. Holdings is now a disregarded entity for U.S. federal income tax purposes as a wholly-owned subsidiary of Parent, but was through September 17, 2024 treated as a partnership for U.S. federal income tax purposes as it was previously owned in part by Parent and in part by other owners (including historical founders and other investors).
In the past, ownership in the Company was represented by Class A units held by Parent and Class B units held by other owners. Each Class A and Class B unit outstanding was also reflected in a corresponding number of shares of Class A and Class B common stock of Parent. In the Resolute Transaction defined below, all Class B units and corresponding shares of Class B common stock were exchanged for shares of Class A common stock and corresponding Class A units. As a result, there were no Class B units or shares of Class B common stock outstanding, and the Company has an aggregate of 82,677,354 Class A units outstanding at September 30, 2024.
On August 7, 2024, all of the Class B stockholders of Parent and affiliates of Resolute Compo Holdings, L.L.C., including Tungsten 2024 LLC (“Resolute”) entered into stock purchase agreements, pursuant to which the selling shareholders would exchange their 51,908,422 Class B units (and corresponding shares of Class B common stock) for shares of Parent’s Class A common stock, eliminating Parent’s existing dual-share class structure. On September 17, 2024, the transactions (the “Resolute Transaction”) closed and Resolute became the majority owner of Parent by acquiring 49,290,409 of the outstanding shares of Class A common stock of Parent for an aggregate purchase price of approximately $372.1 million, or $7.55 per share, representing an approximately 60% voting interest. Parent was not party to the stock purchase transactions. Subsequent to the Resolute Transaction, Parent owned 100% of the outstanding Class A units of the Company, and the Class B units were eliminated.

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements (Unaudited)
($ in thousands — except unit data)
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying consolidated financial statements are presented in conformity with U.S. GAAP and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), certain information and footnote disclosure normally included in annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, these unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2023. Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) promulgated by the Financial Accounting Standards Board (“FASB”). The accompanying consolidated financial statements include the results of operations of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. All dollar amounts are in thousands, unless otherwise noted.
Interim Financial Statements
The accompanying consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principals (“US GAAP”) for interim financial information and should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2023. The financial statements presented herein are unaudited; however, in the opinion of management, the financial statements represent all adjustments, consisting solely of normal, recurring adjustments, necessary for the fair presentation of the financial statements for the periods presented. The results disclosed in the Consolidated Statements of Operations for the three and nine month periods ended September 30, 2024 are not necessarily indicative of the results to be expected for the full year.
Use of Estimates
The preparation of the consolidated financial statements requires management to make a number of estimates and assumptions relating to the reported amount of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. The Company bases its estimates on historical experience, current business factors and various other assumptions believed to be reasonable under the circumstances, all of which are necessary in order to form a basis for determining the carrying values of assets and liabilities. Actual results may differ from those estimates and assumptions. The Company evaluates the adequacy of its reserves and the estimates used in calculations on an on-going basis. Significant areas requiring management to make estimates include the valuation of equity instruments and estimates of derivative liability associated with the Exchangeable Notes (discussed in Note 5), which are marked to market each quarter based on a Lattice model approach, and the derivative asset for the interest rate swap.
Revenue Recognition
The Company recognizes revenue in accordance with ASC 606 when the performance obligations under the terms of the Company’s contracts with its customers have been satisfied. This occurs at the point in time when control of the specific goods or services as specified by each purchase order are transferred to customers. Specific goods refers to the products offered by the Company, including metal cards, high security documents, and pre-laminated materials. Transfer of control passes to customers upon shipment or upon receipt, depending on the agreement with the specific customers. ASC 606 requires entities to record a contract asset when a performance obligation has been satisfied or partially satisfied, but the amount of consideration has not yet been received because the receipt of the consideration is conditioned on something other than the passage of time. ASC 606 also requires an entity to present a revenue contract as a contract liability in instances when a customer pays consideration, or an entity has a right to an amount of

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements (Unaudited)
($ in thousands — except unit data)
consideration that is unconditional (e.g. receivable), before the entity transfers a good or service to the customer. The Company did not have any contract assets or liabilities as of September 30, 2024 or December 31, 2023.
The Company invoices its customers at the time at which control is transferred, with payment terms ranging between 15 and 60 days depending on each individual contract. As the payment is due within 60 days of the invoice, a significant financing component is not included within the contracts.
The majority of the Company’s contracts with its customers have the same performance obligation of manufacturing and transferring the specified number of cards to the customer. Each individual card included within an order constitutes a separate performance obligation, which is satisfied upon the transfer of goods to the customer. The contract term as defined by ASC 606 is the length of time it takes to deliver the goods or services promised under the purchase order or statement of work. As such, the Company’s contracts are generally short-term in nature.
Revenue is measured in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Revenue is recognized net of variable consideration such as discounts, rebates, and returns.
The Company’s products do not include an unmitigated right of return unless the product is non-conforming or defective. If the goods are non-conforming or defective, the defective goods are replaced or reworked or, in certain instances, a credit is issued for the portion of the order that was non-conforming or defective. A provision for sales returns and allowances is recorded based on experience with goods being returned. Most returned goods are re-worked and subsequently re-shipped to the customer and recognized as revenue. Historically, returns have not been material to the Company.
Additionally, the Company has a rebate program with certain customers allowing for a rebate based on achieving a certain level of shipped sales during the calendar year. This rebate is estimated and updated throughout the year and recorded against revenues and the related accounts receivable.
Segment Information
The Company is managed and operated as one business, as the entire business is managed by a single management team that reports to the Chief Executive Officer and President. The Company’s chief operating decision-maker (“CODM”) is its Chief Executive Officer and President, who makes resource allocation decisions and assesses performance based on financial information presented on an aggregate basis. The Company does not operate separate lines of business with respect to any of its products and does not review discrete financial information to allocate resources to separate products or by location. Accordingly, the Company views its business as one reportable operating segment.
Characteristics of the organization which were relied upon in making the determination that the Company operates in one reportable segment include the similar nature of all of the products that the Company sells, the functional alignment of the Company’s organizational structure, and the reports that are regularly reviewed by the CODM for the purpose of assessing performance and allocating resources.
Software Development Costs
The Company applies the principals of FASB ASC 350-40, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (“ASC 350-40”). ASC 350-40 requires that software development costs incurred before the preliminary project stage be expensed as incurred. The Company capitalizes development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the functions intended. The Company capitalized $331 for the three months ended September 30, 2024 of software

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements (Unaudited)
($ in thousands — except unit data)
development costs. For the nine months ended September 30, 2024, the Company capitalized $729 of software development costs. No software development costs were capitalized during the three and nine months ended September 30, 2023.
Recent Accounting Pronouncements
On November 27, 2023, the FASB issued ASU 2023-07, Improvements to Reportable Segments Disclosures, which applies to all public entities that are required to report segment information in accordance with Topic 280, Segment Reporting. The guidance will be applied retrospectively and is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The guidance improves financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analysis. The Company is in the process of evaluating the impact of this ASU on its year end financial reporting as required by the standard.
3.
INVENTORIES

The major classes of inventories were as follows:
	September 30, 2024	December 31, 2023
Raw materials	$54,855	$50,867
Work in process	3,227	4,110
Finished goods	358	662
Inventory reserve	(3,350)	(3,099)
	$55,090	$52,540
The Company monitors inventory costs relative to selling prices and performs physical cycle count procedures on inventories throughout the year to determine if a lower cost or net realizable value reserve is necessary. The Company reviews inventory for slow-moving or obsolete amounts based on expected product sales volume and provides reserves against the carrying amount of inventory as appropriate. This reserve may fluctuate as the Company’s assumptions change due to new information, discrete events, or changes in the business, such as entering new markets or discontinuing a specific product.
4.
PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:
	Useful Life	September 30, 2024	December 31, 2023
Machinery and equipment	5 – 10 years	$36,739	$30,311
Furniture and fixtures	3 – 5 years	33	33
Computer equipment	3 – 5 years	2	2
Leasehold improvements	Shorter of lease term or estimated useful life	11,533	10,609
Software	1 – 3 years	1,718	1,718
Construction in progress		1,619	4,189
Total		51,644	46,862
Less: Accumulated depreciation and amortization		(28,582)	(21,650)
Property and equipment, net		$23,062	$25,212

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements (Unaudited)
($ in thousands — except unit data)
Depreciation and amortization expense on property and equipment was $2,331 and $2,078 for the three months ended September 30, 2024 and 2023, respectively. Depreciation and amortization expense on property and equipment was $6,932 and $6,249 for the nine months ended September 30, 2024 and 2023, respectively.
5.
DEBT

Exchangeable Senior Notes
On December 27, 2021, the Company merged with Roman DBDR Tech Acquisition Corp (“Roman DBDR”) pursuant to a merger agreement dated April 19, 2021 (the “Merger Agreement”), by and among Roman DBDR, Roman Parent Merger Sub, LLC, a wholly-owned subsidiary of Roman DBDR incorporated in the State of Delaware (“Merger Sub”), and the Company. Pursuant to the terms of the Merger Agreement, a business combination between Roman DBDR and the Company was effected through the merger of Merger Sub with and into the Company, with the Company as the surviving company and as a wholly-owned subsidiary of Roman DBDR, now named CompoSecure, Inc. (the “Business Combination”). On April 19, 2021, concurrent with the execution of the Merger Agreement, Parent and the Company entered into subscription agreements (the “Note Subscription Agreements”) with certain investors (“Notes Investors”) pursuant to which such Notes Investors, severally and not jointly, purchased on December 27, 2021, the closing date of the Business Combination (the “Closing Date”), senior notes (the “Exchangeable Notes”) issued by the Company and guaranteed by its operating subsidiaries in an aggregate principal amount of up to $130,000 that were exchangeable into shares of Class A common stock of Parent at a conversion price of $11.50 per share, subject to adjustment pursuant to the terms and conditions of an indenture (the “Indenture”) entered into by Parent and its subsidiary, the Company, and the trustee under the Indenture.
The Exchangeable Notes bear interest at a rate of 7% per year, payable semiannually in arrears on each June 15 and December 15, commencing on June 15, 2022, to holders of record at the close of business on the preceding June 1 and December 1 (whether or not such day is a Business Day), respectively. The Exchangeable Notes mature on December 27, 2026. Parent will settle any exchange of the Exchangeable Notes in shares of Class A common stock, with cash payable in lieu of any fractional shares. In connection with the issuance of the Exchangeable Notes, Parent entered into a Registration Rights Agreement, pursuant to which the Notes Investors received certain registration rights with respect to the Class A common stock.
After the three-year anniversary of the Closing Date, which will occur on December 27, 2024, the Exchangeable Notes will be redeemable at any time and from time to time by Parent, in whole or in part, (i) if the Last Reported Sale Price of the Class A common stock exceeds 130% of the exchange price as defined in the Indenture then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Parent provides notice of redemption and (ii) so long as a registration statement registering the resale of all Exchange Shares is effective and available for use by holders of Exchangeable Notes during the entirety of the period from and including the date notice of redemption is given to and including the date of redemption. The notice period for any redemption will be no less than 30 scheduled trading days. The redemption price in any such redemption shall be equal to (a) 100% of the principal amount of the Exchangeable Notes to be redeemed, plus (b) accrued and unpaid interest to, but excluding, the redemption date. The redemption price is payable in cash.
Per the terms of the Indenture, holders of Exchangeable Notes in connection with any such redemption will receive a make-whole payment equal to the aggregate dollar value of all interest payable from the date Parent delivers notice of such redemption through the maturity of the Exchangeable Notes. The redemption Make-Whole Amount is payable, at Parent’s option, in cash or through an increase in the exchange rate then applicable to the Exchangeable Notes by an amount equal to (i) the redemption Make-Whole Amount divided by (ii) the five day Volume Weighed Average Price (“VWAP”) with regard to the Class A common stock during the five trading period beginning on the trading day immediately following the notice of redemption.

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements (Unaudited)
($ in thousands — except unit data)
Holders of Exchangeable Notes may exchange their notes in whole or in part, at any time or from time to time, for shares of Parent’s Class A common stock, par value $0.0001 per share up, to a maximum exchange rate of 99.9999 shares per $1,000 principal amount after adjustments as defined in the Indenture.
The Exchangeable Notes contain customary anti-dilution adjustments, taking into account the agreed terms in the Indenture. To avoid doubt, among other customary adjustments, this includes anti-dilution protections for dividends and distributions of Parent’s capital stock, assets and indebtedness. Per the terms of the Indenture, the following are the anti-dilution adjustments of the exchange rate:
a.
If Parent exclusively issues shares of common stock as a dividend or distribution on shares of the common stock, or if Parent effects a share split or share combination;

b.
If Parent issues to all or substantially all holders of the common stock any rights, options or warrants (other than pursuant to a stockholders’ rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the common stock at a price per share that is less than the average of the last reported sale prices of the common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance;

c.
If Parent distributes shares of its capital stock, evidences of its indebtedness, other assets or property of Parent or rights, options or warrants to acquire its capital stock or other securities of Parent, to all or substantially all holders of the common stock;

d.
If any cash dividend or distribution is made to all or substantially all holders of the common stock;

e.
If Parent or any of its subsidiaries make a payment in respect of a tender or exchange offer for the common stock, to the extent that the cash and value of any other consideration included in the payment per share of the common stock exceeds the average of the last reported sale prices of the common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

The exchange rate will in no event be adjusted down pursuant to the provisions described above, except to the extent a tender or exchange offer is announced but not consummated.
If Parent undergoes a “fundamental change” (as defined in the Indenture), subject to certain conditions, the exchange rate will be adjusted per the adjustment table included in the Indenture. If a fundamental change occurs at any time prior to the maturity date, each holder shall have the right, at such holder’s option, to require Parent to repurchase for cash all of such holder’s Exchangeable Notes at a repurchase price equal to 100% of the principal amount of the Exchangeable Notes to be repurchased, plus accrued and unpaid interest thereon. There is no make-whole payment associated with a fundamental change redemption.
Holders of Exchangeable Notes will be entitled to the resale registration rights under the resale Registration Rights Agreement. If a Registration default occurs, additional interest will accrue, equal to 0.25% in the first 90 days and 0.50% after the 91st day after the Registration Default (which includes that the Registration Statement has not been filed, or deemed effective or ceases to be effective).
The Indenture contains customary terms and covenants and events of default. Upon an event of default as defined in the Indenture, the trustee or the holders of at least 25% in aggregate principal amount of the Exchangeable Notes may declare 100% of the principal of, and accrued and unpaid interest on, all the Exchangeable Notes to be due and payable immediately, and upon any such declaration, the same shall become and shall automatically be immediately due and payable. Upon an event of default in the payment of interest, Parent may elect the sole remedy to be the payment of additional interest of 0.25% for the first

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements (Unaudited)
($ in thousands — except unit data)
90 days after the occurrence of such an event of default and 0.50% for days 91-180 after the occurrence of such an event of default.
On June 11, 2024, Parent paid a special cash dividend to its Class A shareholders, and the Company made a corresponding distribution to its Class B unitholders. As a result of the special cash dividend and distribution, the conversion price of the Exchangeable Notes was adjusted to $10.98 per share, which resulted in an adjustment to the exchange rate to 91.0972 shares of Parent’s Class A common stock per $1,000 principal amount of Exchangeable Notes exchanged. On September 17, 2024, the Resolute Transaction closed, in which a majority interest of Parent was acquired through privately negotiated sales. The sale of the majority interest and subsequent filing of a Schedule 13D report with the SEC by Resolute on September 19, 2024 triggered the occurrence of a “Make-Whole Fundamental Change” (as defined in the Indenture), pursuant to which the Company, on September 20, 2024, issued a Notice of Make-Whole Fundamental Change to the holders of the Exchangeable Notes to notify the holders that the exchange rate for the Exchangeable Notes had been temporarily increased from 91.0972 shares of Class A common stock per $1,000 principal amount of Exchangeable Notes to 104.5199 shares of Class A common stock per $1,000 principal amount of notes. This temporary increase in the exchange rate resulted in an adjustment of the conversion price to $9.57 per share from September 19, 2024 to November 29, 2024. Following that date, the conversion price will revert back to $10.98 per share and the exchange rate will revert back to 91.0972 shares of Parent’s Class A common stock per $1,000 principal amount of Exchangeable Notes. A notice was sent to all holders of Exchangeable Notes on October 9, 2024 providing details of these choices.
The Company assessed all of the terms and features of the Exchangeable Notes in order to identify any potential embedded features that would require bifurcation. As part of this analysis, the Company assessed the economic characteristics and risks of the Exchangeable Notes, including the conversion, put and call features. In consideration of these provisions, the Company determined that the optional redemption with a make-whole provision feature required bifurcation as it is a derivative. The fair value of this derivative was determined based on the difference between the fair value of the Exchangeable Notes with the redemption with a make-whole provision feature and the fair value of the Exchangeable Notes without the redemption with a make-whole provision feature. The Company employed a Lattice model to determine the fair value of the derivative. Upon issuance of the Exchangeable Notes, the fair value of the derivative was $552 and was recognized as a derivative liability with an offsetting amount recorded as a debt discount reducing the carrying value of the Exchangeable Notes on the Closing Date, or December 27, 2021. The optional redemption with a make-whole provision feature is measured at fair value on a quarterly basis and the change in the fair value for the period is recorded on the consolidated statements of operations. The Company performed a valuation of the derivative liability and determined that the fair value of the derivative liability was $0 at September 30, 2024 and $425 at December 31, 2023. The Company recorded a favorable change in fair value of $544 and $149 for the three months ended September 30, 2024 and September 30, 2023, respectively. The Company recorded a favorable change in fair value of $425 for the nine months ended September 30, 2024 and an unfavorable change in fair value of $364 for the nine months ended September 30, 2023.
The expected term of the Exchangeable Notes was equal to the period through December 27, 2026 as this represents the point at which the Exchangeable Notes will mature unless earlier exchanged in accordance with their terms prior to such date. For three months ended September 30, 2024 and September 30, 2023, the Company recognized $2,425 and $2,416 of interest expense, respectively, related to the Exchangeable Notes at the effective interest rate of 7.4%. For the nine months ended September 30, 2024 and September 30, 2023, the Company recognized $7,219 and $7,167 of interest expense, respectively, related to the Exchangeable Notes at the effective interest rate of 7.4%. The fair value of the Company’s Exchangeable Notes without the make-whole feature, was approximately $190,000 and $118,000, as of September 30, 2024 and December 31, 2023 respectively.
In connection with the issuance of the Exchangeable Notes, the Company incurred approximately $2,600 of debt issuance costs, which primarily consisted of underwriting fees, and allocated these costs to

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements (Unaudited)
($ in thousands — except unit data)
the liability component and recorded as a reduction in the carrying amount of the debt liability on the balance sheet. The portion allocated to the Exchangeable Notes is amortized to interest expense over the expected term of the Exchangeable Notes using the effective interest method.
Credit Facility
On July 26, 2016, the Company, together with Parent and its operating subsidiary, entered into a $120,000 credit facility (the “2016 Credit Facility”) with J.P. Morgan Chase (“JPMC”) as the lending agent that provided the Company with a revolving credit facility with a maximum borrowing capacity of $40,000 (the “2016 Revolver”) and a term loan of $80,000 (the “2016 Term Loan”) that was scheduled to mature in July 2021. The 2016 Credit Facility was subsequently amended in July 2019, November 2020 and December 2021 (the “2021 Credit Facility”) to increase the borrowing capacity of the 2016 Revolver and the 2016 Term Loan and to extend the maturity date of the 2016 Credit Facility. The 2021 Credit Facility increased the overall borrowing capacity of the credit facility to $310,000 comprised of a revolving credit facility with a maximum borrowing capacity of $60,000 (the “2021 Revolver”) and a term loan of $250,000 (the “2021 Term Loan”). The 2021 Credit Facility was set to mature on December 16, 2025. The 2021 Credit Facility was also amended in February 2023, May 2023 and March 2024 to (i) transition the 2021 Credit Facility from bearing interest based on LIBOR to SOFR, (ii) to remove certain lenders who no longer wanted to participate in the 2021 Credit Facility, and (iii) to allow Parent to repurchase outstanding shares of its common stock, common stock warrants and Exchangeable Notes in an aggregate amount not to exceed $40,000. The 2021 Credit Facility was accounted for as a modification and approximately $1,800 of additional costs incurred in connection with the modification were capitalized as debt issuance costs.
On August 7, 2024, the Company, together with Parent and its operating subsidiary, entered into a Fourth Amended and Restated Credit Agreement with JPMC (the “2024 Credit Facility” and collectively with the 2021 Credit Facility, the “Credit Facilities”) and the lenders party thereto to refinance the 2021 Credit Facility. The 2024 Credit Facility amended and restated the 2021 Credit Facility in its entirety. In conjunction with the 2024 Credit Facility, the maximum borrowing capacity of the overall credit facility was increased to $330,000 comprised of a term loan of $200,000 (the “2024 Term Loan”) and a revolving credit facility of $130,000 (the “2024 Revolver”). Two lenders who participated in the 2021 Credit Facility did not participate in the 2024 Credit Facility and transferred their debt to other lenders. The 2024 Credit Facility is set to mature on August 7, 2029. The 2024 Credit Facility was accounted for as an extinguishment for the two lenders who transferred their debt and as a modification for all other remaining lenders. As a result, the Company wrote-off approximately $148 in unamortized debt issuance costs related to the lenders who did not participate in the 2024 Credit Facility which is included in Loss on Extinguishment of Debt in Other Expense in the accompanying consolidated statements of operations.
In conjunction with the 2024 Credit Facility, the Company incurred approximately $686 in lender fees and $147 in other third-party fees related to the 2024 Revolver and approximately $1,056 in lender fees and $225 in other third-party fees related to the 2024 Term Loan. The $1,056 of lender fees related to the 2024 Term Loan have been capitalized and these fees, along with $832 of unamortized debt issuance costs related to the 2021 Credit Facility, will be amortized into interest expense through the maturity date of the 2024 Term Loan using the effective interest method. Similarly, $686 of lender fees and $147 of other third-party fees related to the 2024 Revolver have been capitalized as an other long-term asset and will be amortized into interest expense through the maturity date of the 2024 Revolver using the straight-line method. The $225 other third-party fees related to the 2024 Term Loan were expensed as incurred.
The 2024 Credit Facility requires the Company to make quarterly principal payments until maturity, at which point a balloon principal payment is due for the outstanding principal. The Credit Facilities also require the Company to make monthly interest payments as well as pay a quarterly unused commitment fee of 0.35% for any unused portion of the revolving credit facilities. The 2024 Credit Facility provide for the Company to prepay the term loans without penalty or premium. The Credit Facilities are secured by substantially all of the assets of the Company.

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements (Unaudited)
($ in thousands — except unit data)
Interest on the revolving credit facilities and the term loans are based on the outstanding principal amount during the interest period multiplied by the quoted SOFR rate plus the which can range from 1.75% to 2.75% based on the Company’s leverage ratio. As of September 30, 2024, the effective interest rate on the 2024 Revolver and 2024 Term Loan was 7.30% per year. As of September 30, 2023, the effective interest rate on the 2021 Revolver and 2021 Term Loan was 7.99% per year.
The Company recognized $4,257 and $4,997 of interest expense related to the Revolver and the Term Loan for the quarter ended September 30, 2024 and September 30, 2023, respectively. The Company recognized $13,077 and $14,870 of interest expense related to the Revolver and the Term Loan for the nine months ended September 30, 2024 and September 30, 2023, respectively.
The Credit Facilities contain certain financial covenants including a minimum interest coverage ratio, a maximum total debt to EBITDA ratio and a minimum fixed charge coverage ratio. As of September 30, 2024 and December 31, 2023, the Company was in compliance with all financial covenants. The fair value of the Company’s credit facilities approximate the carrying value for all periods presented.
As of September 30, 2024 and December 31, 2023, there were no balances outstanding on the Revolver. As of September 30, 2024, there was $130,000 available for borrowing under the 2024 Revolver.
The balances payable under all borrowing facilities are as follows:
	September 30, 2024			December 31, 2023
	Term Loan	Exchangeable Notes	Total debt	Term Loan	Exchangeable Notes	Total debt
Loan Balance	$199,980	$130,000	$329,980	$210,313	$130,000	$340,313
Less: current portion of term loan (scheduled payments)	(10,000)	—	(10,000)	(10,313)	—	(10,313)
Less: net deferred financing costs	(1,831)	(1,780)	(3,611)	(1,669)	(2,168)	(3,837)
Total Long Term debt	$188,149	$128,220	$316,369	$198,331	$127,832	$326,163
Derivative liability – redemption with make-whole provision		$—			$425
The maturity of all the borrowings facilities is as follows:
Remainder of 2024	$2,480
2025	11,250
2026	145,000
2027	16,250
2028	20,000
2029	135,000
Total	$329,980
In order to hedge the Company’s exposure to variable interest rate fluctuations related to the $310,000 of borrowings under its 2021 Credit Facility, the Company entered into two interest rate swap agreements with Bank of America on January 11, 2022, the first of which had an effective date of January 5, 2022 (the “January 2022 Swap”), and the second of which had an effective date of December 5, 2023 (the “December 2023 Swap” and, collectively with the January 2022 Swap, the “Interest Rate Swap Agreements”). The January 2022 Swap expired on December 5, 2023 while the December 2023 Swap is set to expire on December 2025. Both the January 2022 Swap and the December 2023 Swap are settled at the end of the month between the parties. The December 2023 Swap has a notional amount of $125,000 and was designated as a cash flow hedge for accounting purposes.

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements (Unaudited)
($ in thousands — except unit data)
The Company determined the fair value of the Interest Rate Swap Agreements to be zero at the inception of the agreements and $2,775 and $5,258 at September 30, 2024 and December 31, 2023 respectively. The Company reflects the realized gains and losses of the actual monthly settlement activity of the Interest Rate Swap Agreements through interest income or expense in its consolidated statements of operations. The Company reflects the unrealized changes in fair value of the Interest Rate Swap Agreements at each reporting period in other comprehensive income. A derivative asset or liability is recognized at each reporting period in the Company’s consolidated balance sheets for the Interest Rate Swap Agreements. Interest related to the Interest Rate Swap Agreements converted from LIBOR to SOFR at the same time as the amendment of 2021 Credit Facility in February 2023.
6.
EQUITY STRUCTURE

Prior to the Resolute Transaction (see Note 1), ownership in the Company was represented by Class A units held by Parent and Class B units held by other owners. Pursuant to an exchange agreement between the Company and Parent, each of the Company’s Class B units had the same economic rights as each of the Company’s Class A units, the number of the Company’s Class A units outstanding equals the number of shares of Parent’s Class A common stock outstanding, and one of the Company’s Class B units was exchangeable for one share of Parent’s Class A common stock and the surrender of one share of Parent’s Class B common stock for cancellation. Upon the issuance by Parent of any shares of Class A common stock, other than pursuant to an exchange, the proceeds are contributed to the Company in exchange for the issuance of an equal number of Class A units. If the Company issued a Class B unit, Parent would issue a share of its Class B common stock to the recipient of the Company’s Class B unit.
As of September 30, 2024, Parent had authorized a total of 250,000,000 shares for issuance designated as Class A common stock, 75,000,000 designated as Class B common stock and 10,000,000 shares designated as preferred stock. As of September 30, 2024, there were 82,677,354 shares of Parent’s Class A common stock issued and outstanding, no shares of Parent’s Class B common stock issued and outstanding and no shares of Parent’s Preferred Stock issued and outstanding. As of December 31, 2023, there were 19,415,123 shares of Parent’s Class A common stock issued and outstanding, 59,958,422 shares of Parent’s Class B common stock issued and outstanding and no shares of Parent’s Preferred Stock issued and outstanding.
For each Class A and Class B share of common stock outstanding at Parent, a corresponding unit outstanding was also reflected at Holdings.
7.
STOCK-BASED COMPENSATION

The following table summarizes Parent’s equity plan, which provides compensation to employees of the Company and its subsidiaries, equity-based compensation expense included in Selling, general and administrative expenses within the consolidated statements of operations:
	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Stock option expense	$—	$33	$3	$269
Restricted stock unit expense	4,538	3,616	12,655	10,194
Performance stock unit expense	817	698	1,843	1,796
Employee stock purchase plan	33	31	97	107
Total stock-based compensation expense	$5,388	$4,378	$14,598	$12,366
The following table sets forth the options activity under the Parent’s equity plan for the nine month period ended September 30, 2024:

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements (Unaudited)
($ in thousands — except unit data)
Stock Option Activity
	Number of Shares	Weighted Average Exercise Price Per Shares	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at January 1, 2024	3,278,463	$1.88	2.9	$11,780
Granted	—	—
Exercised	(2,493,194)	$1.03	1.7	$19,241
Outstanding at September 30, 2024	785,269	$4.62	4.5	$7,379
Vested and expected to vest at September 30, 2024	785,269	$4.62	4.5	$7,379
Exercisable at September 30, 2024	785,269	$4.62	4.5	$7,379
Restricted Stock Unit Activity
Number of Shares
Outstanding at January 1, 2024	5,309,593
Granted	1,982,414
Dividend Equivalent Units on Deferred RSU’s	—
Vested	(2,072,460)
Forfeited	(51,850)
Nonvested at September 30, 2024	5,167,697
Performance and Market based Stock Unit Activity
Number of Shares
Outstanding at January 1, 2024	1,107,536
Granted	872,685
Vested	—
Nonvested at September 30, 2024	1,980,221
Unrecognized compensation cost for restricted stock awards and performance and market based stock units as of September 30, 2024 totaled $32,465, and is expected to be recognized over a weighted average period of approximately 1.8 years. No unrecognized compensation expense remained for the incentive units as of September 30, 2024.
8.
RETIREMENT PLANS

Defined Contribution Plan
The Company’s subsidiary maintains a 401(k) profit sharing plan available to all full-time employees who have attained the age of 21 and completed 90 days of service. The Company matches 100% of the first 1% and then 50% of the next 5% of employee contributions. Retirement plan expense for the three months ended September 30, 2024 and 2023 was approximately $431 and $405, respectively. Retirement plan expense for the nine months ended September 30, 2024 and 2023 was approximately $1,483 and $1,326, respectively.

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements (Unaudited)
($ in thousands — except unit data)
9.
FAIR VALUE MEASUREMENTS

In accordance with ASC 820-10, the Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them for each reporting period. This determination requires significant judgments to be made by the Company.
The Company’s financial assets and liabilities measured at fair value on a recurring basis, consisted of the following types of instruments as of the following dates:
	Level 1	Level 2	Level 3	Total
September 30, 2024
Assets Carried at Fair Value:
Derivative asset – interest rate swap	$—	$2,775	$—	$2,775
Liabilities Carried at Fair Value:
Derivative liability – redemption with make-whole provision	$—	$—	$—	$—
December 31, 2023
Assets Carried at Fair Value:
Derivative asset – interest rate swap	$—	$5,258	$—	$5,258
Liabilities Carried at Fair Value:
Derivative liability – redemption with make-whole provision	$—	$—	$425	$425
Additional information is provided below about assets and liabilities remeasured at fair value on a recurring basis and for which the Company utilizes Level 3 inputs to determine fair value.
Derivative asset — interest rate swap
The Company is exposed to interest rate risk on variable interest rate debt obligations. To manage interest rate risk, the Company entered into an interest rate swap agreement on January 5, 2022. See Note 5.
10.
GEOGRAPHIC INFORMATION AND CONCENTRATIONS

The Company’s headquarters and substantially all of its operations, including its long-lived assets, are located in the U.S.. Geographical sales information based on the location of the customer was as follows:
	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net sales by region:
Domestic	$80,033	$84,277	258,007	235,933
International	27,102	12,609	61,705	54,796
Total	$107,135	$96,886	$319,712	$290,729
The Company’s principal direct customers as of September 30, 2024 consist primarily of leading international and domestic banks and other payment card issuers primarily within the U.S., with additional direct and indirect customers in Europe, Asia, Latin America, Canada, and the Middle East. The Company periodically assesses the financial strength of these customers and establishes allowances for anticipated losses, if necessary.
Two customers individually accounted for more than 10% of the Company’s revenue, or 58.5% combined, of total revenue for the three months ended September 30, 2024. Three customers individually accounted for more than 10% of the Company’s revenue, or 84.6%, combined, of total revenue for the

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements (Unaudited)
($ in thousands — except unit data)
three months ended September 30, 2023. Two customers individually accounted for more than 10% of the Company’s revenue or 66.1% combined, of total revenue for the nine months ended September 30, 2024. Three customers individually accounted for more than 10% of the Company’s revenue or 79.1%, combined, of total revenue for the nine months ended September 30, 2023. Four customers individually accounted for more than 10% of the Company’s accounts receivable or approximately 70% and two customers individually accounted for more than 10% or approximately 73% of total accounts receivable as of September 30, 2024 and December 31, 2023, respectively.
One individual vendor accounted for more than 10% of purchases of supplies, or approximately 10% of total purchases, for the nine months ended September 30, 2024. One individual vendor accounted for more than 10% of purchases of supplies, or approximately 15% of total purchases, for the nine months ended September 30, 2023.
11.
COMMITMENTS AND CONTINGENCIES

Operating Leases
Future minimum commitments under all non-cancelable operating leases are as follows:
2024	$615
2025	2,502
2026	2,240
2027	912
2028	846
Later years	359
Total undiscounted lease payments	7,474
Less: Imputed interest	(914)
Present value of lease liabilities	$6,560
Litigation
The Company may be, from time to time, party to various disputes and claims arising from normal business activities. The Company accrues for amounts related to legal matters if it is probable that a liability has been incurred and the amount is reasonably estimable. Litigation costs are expensed as incurred.
12.
RELATED PARTY TRANSACTIONS

Pursuant to the Company’s Second Amended and Restated LLC Agreement, the Company made pro rata tax distributions to the unitholders of the Company in an amount sufficient to fund all or part of their tax obligations with respect to the allocable taxable income of the Company. For the three months ended September 30, 2024, the Company distributed a total of $13,699 of tax distributions to its members, of which $5,003 was paid to Parent, resulting in a net tax distribution to all other members of $8,696. For the nine months ended September 30, 2024, the Company distributed a total of $50,082 of tax distributions to its members, of which $15,219 was paid to Parent, resulting in a net tax distribution to all other members of $34,863.
On June 11, 2024, the Company disbursed a special dividend to the Company’s Class B unitholders of $15,573.
Activity between Parent and the Company was primarily due to historical deal related transactions. Balances due from Parent are not expected to be repaid within the next 12 months.

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements (Unaudited)
($ in thousands — except unit data)
In connection with the Resolute transaction, on September 17, 2024, the Parent and Resolute entered into the Governance Agreement, pursuant to which the Company and Resolute and certain of its affiliates (collectively, the “Stockholder”) shall take all reasonable actions within their respective control to (i) fix and maintain the number of directors that will constitute the whole Board at eleven (11) directors, (ii) maintain on the Board at all times no less than six (6) directors who each qualify as an “independent director” under the Exchange Act and the Nasdaq listing rules (collectively, the “Independent Directors”), as such individuals may be designated by the Nominating Committee of the Board (the “Nominating Committee”), (iii) maintain on the Board at all times the then serving Chief Executive Officer of the Company (the “Executive Director”), (iv) maintain at all times a Nominating Committee that is comprised of a majority of Independent Directors, (v) maintain on the Board, for so long as the Stockholder owns or holds (whether beneficially, of record or otherwise) at least 35% of the outstanding shares of common stock, no less than six (6) designees of the Stockholder (collectively, the “Stockholder Directors”), of whom two (2) shall qualify as Independent Directors and be subject to approval of the Nominating Committee, which approval shall not be unreasonably withheld (collectively, the “Stockholder-Designated Independent Directors”), and (vi) cause to be elected or appointed to the Board each such designated Independent Director (including the Stockholder-Designated Independent Directors, as applicable), each other Stockholder Director (as applicable) and the Executive Director. In addition, the Governance Agreement provides for a twelve (12) month lock-up period, during which time the Stockholder and its affiliates may not, subject to the terms of the Governance Agreement, sell, dispose of or otherwise Transfer (as defined in the Governance Agreement) any Voting Shares (as defined in the Governance Agreement), except for certain Permitted Transfers (as defined in the Governance Agreement). Additionally, the Governance Agreement provides for a twelve (12) month standstill period, during which time the Stockholder and its affiliates, subsidiaries, or associates may not, amongst other matters and subject to the terms of the Governance Agreement, acquire, offer or propose to acquire, or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to acquire additional securities of the Company if such acquisition or participation in a group would result in the Stockholder and its controlled affiliates owning securities of the Company representing more than that percentage of the total issued and outstanding shares of Class A common stock owned by the Stockholder as of the effective date of the Governance Agreement. The Governance Agreement further prohibits, for a period of twenty-four (24) months following the effective date of the Governance Agreement and subject to the terms contained therein, (i) the Company and the Stockholder from entering into any Rule 13e-3 Transaction (as defined in the Governance Agreement), and (ii) the Stockholder or its affiliates from effecting any short-form merger with the Company pursuant to Section 253 of the General Corporation Law of the State of Delaware. The Governance Agreement also provides that, unless and until the Governance Agreement is terminated, none of the Company, the Board or the Stockholder will authorize, approve or ratify a voluntary delisting of the shares of Class A common stock from the Nasdaq stock exchange or voluntary deregistration of shares of Class A common stock under the Exchange Act, in either case, without the prior approval of a majority of the Independent Directors. The foregoing summary of the Governance Agreement is not complete and is qualified in its entirety by reference to the full text of such document, attached as Exhibit 10.4, to Parent’s 2024 third quarter Form 10-Q.
13.
SUBSEQUENT EVENT

Effective September 19, 2024, Resolute’s acquisition of a majority of Parent’s common stock caused a Fundamental Change, as defined in the Indenture pursuant to which $130 million of 7% Exchangeable Notes discussed in Note 5 were subject. This Fundamental Change provides holders of the Exchangeable Notes a choice to: (1) exchange the Exchangeable Notes for shares of Parent’s Class A common stock at a temporarily increased exchange rate of 104.5199 shares per $1,000 principal amount of Exchangeable Notes until November 27, 2024 (with the exchange rate then reverting to the existing 91.0972 shares per $1,000 principal amount of Notes); (2) have Parent repurchase for cash of all of such holder’s Exchangeable Notes on November 29, 2024 at a repurchase price equal to 100% of the principal amount of the Exchangeable Notes to be repurchased plus accrued and unpaid interest; or (3) continue to hold the Exchangeable Notes. Through November 27, 2024, an aggregate of $130 million of the Exchangeable Notes have been surrendered,

COMPOSECURE HOLDINGS, L.L.C.
Notes to Consolidated Financial Statements (Unaudited)
($ in thousands — except unit data)
representing the entire balance of our convertible notes outstanding. The Exchangeable Notes were exchanged for an aggregate of 13,587,565 million newly-issued shares of Parent’s Class A common stock. Corresponding Class A units were issued by Holdings.
The Parent entered into a business combination which occurred on December 27, 2021. Pursuant to the merger agreement certain parties have the right to receive additional consideration (the “earn-out consideration”) upon achievement of specified stock price thresholds for the Parent’s Class A common stock on or prior to the third and fourth anniversaries of the completion of the business combination. On December 17, 2024, the Parent issued an aggregate of 3.6 million shares of its Class A common stock in connection with the achievement of a $15.00 volume-weighted average price per share over the required time period on or prior to the third anniversary of the completion of the business combination. Corresponding Class A units were issued by Holdings.
On February 28, 2025, Holdings will enter into a management agreement which in which Resolute Management, Inc will provide management and other related services to Holdings in exchange for payment of quarterly management fees based on 2.5% of trailing twelve-month adjusted EBITDA calculated in accordance with the management agreement.